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                                                                    EXHIBIT 99.1

                         UNITED STATES BANKRUPTCY COURT
                          NORTHERN DISTRICT OF ILLINOIS
                                EASTERN DIVISION

In re:                                )            Chapter 11
                                      )
VENTURE LIGHTING                      )            Case No.  03-05255
INTERNATIONAL, INC., et al.,          )            (Jointly Administered)
                                      )
                          Debtors.    )            Honorable A. Benjamin Goldgar

                             -----------------------

                              DISCLOSURE STATEMENT

                                 WITH RESPECT TO

                        THIRD AMENDED CHAPTER 11 PLAN OF
                      REORGANIZATION DATED OCTOBER 3, 2003

                              --------------------

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                               SUMMARY TERM SHEET

         This Summary Term Sheet provides an overview of the Recapitalization which the Debtors and Saratoga are attempting to accomplish through the Plan as described in this Disclosure Statement. The Debtors and Saratoga are seeking your consent to the Plan. The Plan reflects the terms under which the Debtors and Saratoga believe the Debtors can reorganize for the benefit of all creditors and equity security holders.

         For a complete description of the Plan and the Recapitalization, please see the Sections entitled "COMPANY BACKGROUND AND PURPOSE OF THE
RECAPITALIZATION" and "THE PLAN" contained in this Disclosure Statement. In addition, you should carefully read the Section entitled "RISK FACTORS." Capitalized terms not defined herein have the meanings ascribed to such terms in the Plan attached hereto as ANNEX A.

         THE DEBTORS, SARATOGA, THE CREDITORS COMMITTEE AND THE EQUITY COMMITTEE HAVE MADE RECOMMENDATIONS AS TO WHETHER YOU SHOULD VOTE TO ACCEPT OR REJECT THE PLAN, WHICH ARE ANNEXED TO THIS DISCLOSURE STATEMENT AS ANNEXES D-1 THROUGH D-4, RESPECTIVELY.

         The Plan for which the Debtors and Saratoga are seeking your consent involves the Recapitalization described below:

- CLASS 1(a) CLAIMS: MISCELLANEOUS SECURED CLAIMS. The Debtors estimate that there are approximately 2 Miscellaneous Secured Claims in the approximate aggregate amount of $508,000. Class 1(a) Miscellaneous Secured Claims are Unimpaired. Each Holder of an Allowed Class 1(a) Miscellaneous Secured Claim shall receive, in the sole discretion of the Debtors or the Reorganized Debtors, as the case may be, in full satisfaction, settlement, release, extinguishment and discharge of such
         Claim: (A) Cash equal to the amount of such Allowed Miscellaneous Secured Claim on or as soon as practicable after the later of (i) the Effective Date, (ii) the date that such Miscellaneous Secured Claim becomes Allowed and (iii) a date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Claim;
         (B) treatment such that such Miscellaneous Secured Claim is Reinstated; or (C) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtors or the Reorganized Debtors, as the case may be, or as the Bankruptcy Court may order.

- CLASS 1(b) CLAIMS: GE SECURED CLAIMS. The Debtors estimate that there are approximately 3 GE Secured Claims in the approximate aggregate amount of $2,390,000. In particular, GE and/or its affiliates have filed three proofs of claim against the Estates in the amounts of $55,469.60, $1,422,247.38 and $1,578,906.07, respectively. GE contends that these Claims are Secured by rights of setoff pursuant to section 553 of the Bankruptcy Code arising on account of prepetition obligations owed by the Debtors and/or their nondebtor affiliates to GE and/or its affiliates. The extent and amount of the GE Secured Claims shall be Allowed, if at all, by operation of section 502(a) of the Bankruptcy Code. The

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         Debtors and GE are currently working together in an effort to reach agreement on the Allowed amount and extent of the GE Secured Claims, but no agreement has yet been reached. Class 1(b) GE Secured Claims are Impaired. The Class 1(b) GE Secured Claims shall receive nothing on the Effective Date, provided, however, on the Effective Date, or as soon thereafter as the GE Secured Claims are Allowed, GE may offset from the amounts owing by GE to the Debtors, including the Debtors' nondebtor affiliates, and indefeasibly retain for GE's own account, an amount up to, but not in excess of, the Allowed Amount of the GE Secured Claims. If, after giving effect to the offset provided in Section 3.06(b) of the Plan, GE has any remaining Claims against the Debtors, such Claims of GE shall be treated as Class 5 Subsidiary Debtor General Unsecured Claims. Except to the extent of the offset permitted under Section 3.06(b) of the Plan, nothing in Section 3.06(b) of the Plan shall be or be deemed to be a waiver or release of any claim belonging to the Debtors or their nondebtor affiliates against GE.

- CLASS 2 CLAIMS: CLASSIFIED PRIORITY CLAIMS. The Debtors estimate that there are approximately 5 Classified Priority Claims in the approximate aggregate amount of $23,500. Class 2 Classified Priority Claims are Unimpaired. To the extent that these Claims have not already been paid pursuant to prior order of the Bankruptcy Court, each Holder of an Allowed Class 2 Classified Priority Claim shall receive in full satisfaction, settlement, release, extinguishment and discharge of such
         Claim: (A) the amount of such unpaid Allowed Claim in Cash on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date on which such Class 2 Claim becomes Allowed and
         (iii) a date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Class 2 Claim; or (B) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtors or the Reorganized Debtors, as the case may be, or as the Bankruptcy Court may order.

- CLASS 3 CLAIMS: OLD NOTE CLAIMS. The Debtors estimate that there are approximately 70 Old Note Claims; the Old Indenture Trustee has filed a proof of claim on behalf of all Holders of Old Notes in the aggregate amount of $107,238,350.35. The Old Note Claims are Allowed as follows:

                           (A) if Class 3 accepts the Plan pursuant to Section
                  1129(a)(8)(A) of the Bankruptcy Code, such Old Note Claims shall be Allowed in an aggregate amount equal to the sum of
                  (i) $107,145,205 (being the sum of $100,000,000 plus interest at 8% from March 16, 2002 to the Petition Date) plus (ii) interest on the amount mentioned in (A)(i) of section 3.08 of the Plan from the Petition Date to the Effective Date at the rate of 8% per annum, or

                           (B) if Class 3 does not so accept the Plan, then such
                  Old Note Claims shall be Allowed in an aggregate amount equal to (i) $107,145,205 (being the sum of $100,000,000 plus interest at 8% from March 16, 2002 to the Petition Date) plus
                  (ii) interest on the amount

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                  mentioned in (B)(i) of section 3.08 of the Plan from the
                  Petition Date to the Effective Date at that rate per annum which is the greater of:

                                    (1) 1.32% (such rate being (a) the weekly
                           average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the week ending Friday January 31, 2003, the end of the calendar week preceding the Petition Date, and (b) specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. Section 1961 and reported on the following site on the internet: http://www.federalreserve.gov/releases/H15/ data/wf/tcm1y.txt),

                                    (2) such other rate per annum as the
                           Bankruptcy Court determines is legally required by the applicable provisions of the Bankruptcy Code for accruals of post-petition interest on unsecured debt.

                  Class 3 Old Note Claims are Impaired. On or as soon as practicable after the Effective Date, each Holder of an Allowed Old Note Claim as of the Distribution Record Date shall receive from the Disbursing Agent, in full satisfaction, settlement, release, extinguishment and discharge of such Claim, a New Note in a principal amount equal to:

                           (A) the unpaid principal amount of such Old Note held
                  by such Holder plus

                           (B) the amount of interest accrued but unpaid on such
                  Old Note from March 16, 2002 to the Petition Date plus

                           (C) interest on an amount equal to the sum of (A) and
                  (B) in this sentence from the Petition Date to the Effective Date at the applicable rate as provided above in section 3.08
                  (A) or (B) of the Plan.

                  Acceptance of the Plan by Class 3 shall, subject to consummation of the Plan, constitute a waiver by all Holders of Class 3 Old Note Claims of any and all defaults under the Old Indenture that may exist as of the Effective Date, and an agreement to instruct the Old Indenture Trustee to take all actions to effectuate the Plan. See "Summary of Other Provisions of or Relating to the Plan--Conditions to Effectiveness" (describing cap on the interest rate payable on the New Notes of 10.5% as a condition precedent to Confirmation of the Plan) and "Description of the Old Notes--Material Terms" below.

- CLASS 4 CLAIMS: ADLT GENERAL UNSECURED CLAIMS. The Debtors estimate that there are approximately 43 ADLT General Unsecured Claims in the approximate aggregate amount of $2,076,000 (certain ADLT General Unsecured Claims that have already been paid pursuant to prior order of the Bankruptcy Court are not included in this amount). The Class 4 ADLT General Unsecured Claims are

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         Impaired. Each Holder of Class 4 ADLT General Unsecured Claims shall be entitled to receive interest on the Allowed Amount of such Holder's claim from the Petition Date to the Effective Date at that rate per annum which is the greater of:

                           (1) 1.32% (such rate being (a) the weekly average
                  1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the week ending Friday January 31, 2003, the end of the calendar week preceding the Petition Date, and (b) specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. Section 1961 and reported on the following site on the internet:
                  http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt),
                  or

                           (2) such other rate per annum as the Bankruptcy Court
                  determines is legally required by the applicable provisions of the Bankruptcy Code for accruals of post-petition interest on unsecured debt.

                  The Holder of each Class 4 ADLT General Unsecured Claim shall have an election to accept either "85% Now Treatment" or "100% Stretch Treatment," as described in ensuing sentences in Section 3.09 of the Plan. Such election shall be exercised by each such Holder (including Holders of Disputed Class 4 Claims, whether or not the proceedings to determine the Allowed Amount of such Holder's Disputed Class 4 ADLT General Unsecured Claim shall have been concluded at the Effective
         Date), pursuant to election forms which will be mailed to each such Holder by Reorganized ADLT within five Cleveland, Ohio Business Days after the Effective Date; PROVIDED, HOWEVER, THAT EACH HOLDER WHO FAILS TO HAVE MADE ITS ELECTION AND TO HAVE CAUSED ITS FULLY COMPLETED ELECTION FORM TO HAVE BEEN ACTUALLY RECEIVED BY THE REORGANIZED DEBTORS BY 5:00 P.M. CLEVELAND TIME ON THE 20TH CLEVELAND, OHIO BUSINESS DAY AFTER THE EFFECTIVE DATE SHALL BE CONCLUSIVELY DEEMED TO HAVE ELECTED 85% NOW TREATMENT.

                  Each Holder who shall have elected 85% Now Treatment (or who shall have been automatically deemed to have made such election) shall be entitled to receive on the later of:

                  (1) 45 days after the Effective Date,

                  (2) the date on which such Holder's Class 4 ADLT General Unsecured Claim shall have become Allowed,

                  (3) the date on which such Class 4 ADLT General Unsecured Claim, or any portion thereof, shall be paid pursuant to the established ordinary course of business or dealings between ADLT and the Holder of such Claim, and

                  (4) such other date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Class 4 ADLT General Unsecured Claim,

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         an amount in Cash equal to 85% of the Allowed Amount of such Holder's
         Class 4 ADLT General Unsecured Claim.

                  Holders who shall have elected 100% Stretch Treatment shall be entitled to receive, starting on the later of:

                           (1) the first Calendar-Quarter-End Date after the
                  Effective Date, and

                           (2) the Calendar-Quarter-End Date next following the
                  date on which each such Class 4 ADLT General Unsecured Claim shall have become Allowed, and on each of the next succeeding Calendar-Quarter-End Dates thereafter, until such Allowed Class 4 ADLT General Unsecured Claim is paid in full, an amount in Cash equal to 25% of the Allowed Amount of such Holder's Class 4 ADLT General Unsecured Claim, plus interest accrued on such portion of such Allowed Claim from the Effective Date through the date of such payment calculated at a rate (a) equal to the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the end of the calendar week in which the Effective Date occurs, and (b) as specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. Section 1961 and reported on the following site on the internet: http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt), with the further understanding that on the 364th day after the Effective Date of the Plan, each Holder who shall have elected 100% Stretch Treatment shall receive the entire then-unpaid balance of its Class 4 ADLT General Unsecured Claim, except that Holders of Claims that shall have elected 100% Stretch Treatment remain Disputed Class 4 ADLT General Unsecured Claims on such 364th day shall be entitled to receive 100% of their Allowed Claim on the date of Allowance thereof.

                  All payments to Holders of Class 4 ADLT General Unsecured Claims shall be made in Cash, unless otherwise agreed between Reorganized ADLT and the Holder of such Claim.

- CLASS 5 CLAIMS: SUBSIDIARY DEBTOR GENERAL UNSECURED CLAIMS. The Debtors estimate that there are approximately 700 Subsidiary Debtor General Unsecured Claims in the approximate aggregate amount of $2,412,000 (certain Subsidiary Debtor General Unsecured Claims that have already been paid pursuant to prior order of the Bankruptcy Court are not included in this amount). The Class 5 Subsidiary Debtor General Unsecured Claims are Impaired. Each Holder of Class 5 Subsidiary Debtor General Unsecured Claims shall be entitled to receive interest on the Allowed Amount of such Holder's claim from the Petition Date to the Effective Date at that rate per annum which is the greater of:

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                           (1) 1.32% (such rate being (a) the weekly average
                  1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the week ending Friday January 31, 2003, the end of the calendar week preceding the Petition Date, and (b) specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. Section 1961 and reported on the following site on the internet:
                  http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt),
                  or

                           (2) such other rate per annum as the Bankruptcy Court
                  determines is legally required by the applicable provisions of the Bankruptcy Code for accruals of post-petition interest on unsecured debt.

                  The Holder of each Class 5 Subsidiary Debtor General Unsecured Claim shall have an election to accept either "85% Now Treatment" or "100% Stretch Treatment," as described in ensuing sentences in section
         3.10 of the Plan. Such election shall be exercised by each such Holder (including Holders of Disputed Claims, whether or not the proceedings to determine the Allowed Amount of such Holder's Disputed Class 5 Subsidiary Debtor General Unsecured Claim shall have been concluded at the Effective Date), pursuant to election forms which will be mailed to each such Holder by Reorganized ADLT within five Cleveland, Ohio Business Days after the Effective Date; PROVIDED, HOWEVER, THAT EACH HOLDER WHO FAILS TO HAVE MADE ITS ELECTION AND TO HAVE CAUSED ITS FULLY COMPLETED ELECTION FORM TO HAVE BEEN ACTUALLY RECEIVED BY THE REORGANIZED DEBTORS BY 5:00 P.M. CLEVELAND TIME ON THE 20TH CLEVELAND, OHIO BUSINESS DAY AFTER THE EFFECTIVE DATE SHALL BE CONCLUSIVELY DEEMED TO HAVE ELECTED 85% NOW TREATMENT.

                  Each Holder who shall have elected 85% Now Treatment (or who shall have been automatically deemed to have made such election) shall be entitled to receive on the later of:

                           (1) 45 days after the Effective Date,

                           (2) the date on which such Holder's Class 5
                  Subsidiary Debtor General Unsecured Claim shall have become Allowed,

                           (3) the date on which such Class 5 Subsidiary Debtor
                  General Unsecured Claim, or any portion thereof, shall be paid pursuant to the established ordinary course of business or dealings between ADLT and the Holder of such Claim, and

                           (4) such other date agreed to by the Debtors or the
                  Reorganized Debtors, as the case may be, and the Holder of such Class 5 Subsidiary Debtor General Unsecured Claim,

         an amount in Cash equal to 85% of the Allowed Amount of such Holder's Class 5 Subsidiary Debtor General Unsecured Claim.

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                  Holders who shall have elected 100% Stretch Treatment shall be entitled to receive, starting on the later of:

                           (1) the first Calendar-Quarter-End Date after the
                  Effective Date, and

                           (2) the Calendar-Quarter-End Date next following the
                  date on which each such Class 5 Subsidiary Debtor General Unsecured Claim shall have become Allowed, and on each of the next succeeding Calendar-Quarter-End Dates thereafter, until such Allowed Class 5 Subsidiary Debtor General Unsecured Claim is paid in full, an amount in Cash equal to 25% of the Allowed Amount of such Holder's Class 5 Subsidiary Debtor General Unsecured Claim, plus interest accrued on such portion of such Allowed Claim from the Effective Date through the date of such payment calculated at a rate (a) equal to the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the end of the calendar week in which the Effective Date occurs, and
                  (b) as specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. Section 1961 and reported on the following site on the internet: http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt), with the further understanding that on the 364th day after the Effective Date of the Plan, each Holder who shall have elected 100% Stretch Treatment shall receive the entire then-unpaid balance of its Class 5 Subsidiary Debtor General Unsecured Claim, except that Holders of Claims that shall have elected 100% Stretch Treatment remain Disputed Class 5 Subsidiary Debtor General Unsecured Claims on such 364th day shall be entitled to receive 100% of their Allowed Claim on the date of Allowance thereof.

                  All payments to Holders of Class 5 Subsidiary Debtor General Unsecured Claims shall be made in Cash, unless otherwise agreed between Reorganized ADLT and the Holder of such Claim.

- CLASS 6 INTERESTS: OLD PREFERRED STOCK INTERESTS. Class 6 Preferred Interests are Impaired. There is 1 Holder of the Class 6 Preferred
         Interests: Saratoga holds Class 6 Interests in 761,250 shares of Old Preferred Stock; such Interests of Saratoga are Allowed under the Plan. On or as soon as practicable after the Effective Date, Saratoga, the Holder of the Allowed Class 6 Preferred Interests as of the Distribution Record Date shall receive, in full satisfaction, settlement, release, extinguishment and discharge of such Preferred Interests, and upon payment in Cash to ADLT by wire transfer of immediately available funds, $18,000,000, 29,000 shares of New Preferred Stock and 1,000 shares of New Common Stock, such that the Holders of the Allowed Class 6 Preferred Interests shall have received 100% of the authorized shares of New Preferred Stock, all of which are to be outstanding on the Effective Date and held by Saratoga, 100% of the shares of New Common Stock issued and outstanding on the Effective Date and 90.8% of the Fully Diluted New Common Stock. Acceptance of the Plan by

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         Class 6 shall, subject to consummation of the Plan, constitute an approval, as recipient of New Common Stock, of the Management Incentive Plan and the Senior Management Contracts.

- CLASS 7 INTERESTS: OLD COMMON STOCK INTERESTS. The Debtors estimate that there are approximately 6,000 Holders of Old Common Stock (23,807,347 shares issued and outstanding). Class 7 Common Interests are Impaired. If Class 7 accepts the Plan pursuant to section 1129(a)(8) of the Bankruptcy Code, then on or as soon as practicable after the Effective Date, each Holder of an Allowed Class 7 Interest as of the Distribution Record Date (other than Saratoga and Hellman) (and any Holders in Class 8 electing to exercise their rights as set forth in Section 3.13 of the Plan) shall receive from the Disbursing Agent, in full satisfaction, settlement, release, extinguishment, cancellation and discharge of such Interest, such Holder's Class 7 Pro Rata Share of the Fiberstars Interests, the Hexagram Net Proceeds Interests and the Contingent Equity Recovery (as those terms are defined in Section 1.01 of the Plan) (net of taxes accruable to the Reorganized Company on account of such distributions, if any). The Debtors estimate that these distributions to be made to Class 7 Interest Holders will have a value as of the Effective Date of approximately $8 million (as recorded in the Debtors' books and records) (the ability to realize this value will depend on the price and timing of the sales of Fiberstars and Hexagram securities and the future performance of the Debtors, both of which are subject to risks and uncertainties). If Class 7 rejects the Plan pursuant to section 1129(a)(8) of the Bankruptcy Code, then on or as soon as practicable after the Effective Date, each Holder of an Allowed Class 7 Interest as of the Distribution Record Date (including Saratoga and Hellman) (and any Holders in Class 8 electing to exercise their rights as set forth in Section 3.13 of the Plan) shall receive from the Disbursing Agent, in full satisfaction, settlement, release, extinguishment, cancellation and discharge of such Interest, such Holder's Class 7 Pro Rata Share of $2.5 million of the Fiberstars Interests, based on the trading price of one share of the Fiberstars stock on the Distribution Record Date (net of taxes accruable to the Reorganized Company on account of such distribution, if any). The Fiberstars Interests shall not be distributed directly to the Holders of Old Common Stock Interests (Class 7), but rather will be distributed in escrow or to a trust or other entity to be established for the benefit of such Holders, the structure of which shall be in form and substance reasonably acceptable to ADLT, the Equity Committee and Fiberstars. If the distribution to any Holder of Old Common Stock Interests would otherwise call for distribution of a fractional share of Fiberstars stock, the actual distribution of Fiberstars stock to such Holder shall be rounded down to the nearest whole share. No additional consideration shall be provided to such Holder in lieu of such fractional share that is rounded down.

- CLASS 8 INTERESTS: OLD OTHER INTERESTS. The Debtors estimate that there are approximately 830 Holders of Old Other Interests. Substantially all of these Holders consist of current or former employees, officers, directors or consultants of the Company that were granted options to purchase Old Common Stock in connection with their employment with or services on behalf of the Company.

         The various exercise prices of these options are substantially higher than the current trading price of the Old Common Stock; thus, the Debtors do not anticipate that any such Holders will exercise these options as provided below. Additionally, GE previously held certain contingent warrants to purchase additional shares of Old Common Stock, the rights to which GE has sold to Saratoga. Saratoga has advised the Debtors that it does not intend to seek to exercise these warrants. Class 8 Interests are Impaired. Each Holder of an Old Other Interest shall have the right to exercise its options, warrants, conversion privileges or other legal or contractual rights to obtain Old Common Stock representing such Interest, which shall become fully vested as of the date of exercise of such right notwithstanding any provision to the contrary in the contract or instrument giving rise to such Interest. To exercise such right, such Holder shall (i) mark or check off the applicable box on the Ballot cast by such Holder indicating such Holder's exercise of such right and (ii) on or before the Effective Date, pay all required consideration and otherwise satisfy all other applicable conditions in order to exercise such right. If such Holder timely exercises its right to obtain such Old Common Stock, such Holder shall be entitled to the treatment provided to Class 7 set forth in
         Section 3.12 of the Plan with respect to such Old Common Stock. If such Holder fails to timely exercise its right to obtain such Old Common Stock, such Holder's Old Other Interest shall be canceled and extinguished and such Holder shall not receive or retain any property under the Plan on account of such Interest.

- CLASS 9 INTERESTS: SUBSIDIARY INTERESTS. There are 6 Holders of Subsidiary Interests. In particular, ADLT is the Holder of the Subsidiary Interests in and to VLI, ADLT Services, Ballastronix and Microsun. VLI is the Holder of the Subsidiary Interests in and to LRI and APL (ADLT is the indirect Holder of such Interests). Class 9 Interests are Unimpaired. Each Holder of an Interest in Class 9 shall retain such Interest and its respective share or shares of common stock of the Subsidiary Debtors representing such Interest, but such Holder shall receive no distribution under the Plan on account of such Interest; provided, however, that as soon as practicable after the Effective Date, the Reorganized Debtors shall cause Microsun, LRI and ADLT Services to be dissolved or merged into one of the other Debtors.

- A vote in favor of the Plan will be deemed to constitute, among other things, (i) your consent to the releases set forth in the Plan (provided that you so indicate your consent on your Ballot), (ii) if you are a Holder of an Old Note, your waiver of any and all defaults under the Old Indenture governing the Old Notes that may exist as of the Effective Date of the Plan, (iii) if you are a Holder of an Old Note, your agreement to instruct the Old Indenture Trustee to take all necessary actions to effectuate the Plan and (iv) your approval of the Management Incentive Plan and the Senior Management Contracts.

- With respect to each Impaired Class of Claims entitled to vote on the Plan, we must receive approval of the Plan from (i) the Holders of such Claims holding at least two-thirds (2/3) in amount of such Claims actually voting in such Class

         (other than Claims held by any Holder designated pursuant to section 1126(e) of the Bankruptcy Code) and (ii) more than one-half (1/2) in number of the Holders of such Claims actually voting in such Class (other than Claims held by any Holder designated pursuant to section 1126(e) of the Bankruptcy Code). With respect to each Impaired Class of Interests entitled to vote on the Plan, we must receive approval from the Holders of such Interests holding at least two-thirds (2/3) in amount of such Interests actually voting in such Class (other than Interests held by any Holder designated pursuant to section 1126(e) of the Bankruptcy Code). See "THE PLAN--Voting on the Plan."

- If you wish to vote on the Plan, you must return your properly completed Ballot in accordance with the instructions set forth therein so that it is received by the Voting Agent prior to 5:00 p.m., Pacific time, on November 24, 2003 (the "Voting Termination Date").

- After you have cast your vote to accept or reject the Plan, you will need the approval of the Bankruptcy Court to withdraw or change your vote on the Plan.

         THE CONFIRMATION AND EFFECTIVENESS OF THE PLAN ARE SUBJECT TO APPROVAL OF THE BANKRUPTCY COURT. SEE "RISK FACTORS--RISKS RELATED TO THE PLAN--RISK OF NON-CONFIRMATION OF THE PLAN." WE CANNOT ASSURE YOU THAT THE BANKRUPTCY COURT WILL APPROVE THE PLAN OR THAT IT WILL BE CONSUMMATED.

                                TABLE OF CONTENTS

                                         SECTION                                          PAGE
                                         -------                                          ----
    Solicitation of Plan Acceptances .................................................       i

    The Plan Solicitation ............................................................      ii

    Treatment of Classified Claims and Interests .....................................      ii

    Significant Disputed Claims ......................................................      ix

    Recommendation Regarding the Plan ................................................       x

    Source of Payments Under the Plan ................................................       x

IMPORTANT INFORMATION REGARDING THE PLAN .............................................      xi

    Where You Can Find More Information ..............................................     xii

    Incorporation By Reference .......................................................     xii

    Projections ......................................................................    xiii

SUMMARY OF THE RECAPITALIZATION ......................................................       1

    The Company ......................................................................       1

    Background of the Restructuring ..................................................       1

    The Recapitalization .............................................................       3

    Board of Directors ...............................................................      10

    Procedure for Approving the Plan .................................................      11

    Expiration, Termination and Withdrawal ...........................................      11

    Interpretation and Effect of Ballots .............................................      11

    Objections to the Plan and this Disclosure Statement .............................      12

    Solicitation of Acceptances ......................................................      12

    Voting Procedures ................................................................      13

    Unimpaired Classes ...............................................................      13

    Voting Impaired Classes ..........................................................      14

    Summary of Distributions Under the Plan ..........................................      14

    Certain Consequences of the Plan .................................................      15

        Consequences of Failure to Confirm the Plan ..................................      15

        Consequences of the Recapitalization .........................................      15

    Federal Income Tax Considerations ................................................      15

    Description of Capital Stock .....................................................      16

    Listing and Trading of Old Notes, New Notes, Old Common Stock and New
        Common Stock .................................................................      16

    Voting Agent .....................................................................      16

    Board Recommendation .............................................................      16

    Selected Financial Data ..........................................................      17

RISK FACTORS .........................................................................      20

    Risks if the Recapitalization is Not Successfully Completed ......................      20

    Risks Related to the Plan ........................................................      20

        Risk of Non-Confirmation of the Plan .........................................      20

    Risks Related to Ownership of New Common Stock ...................................      21

        Other Risks Relating to the Debtors and Their Businesses .....................      21

CAPITALIZATION .......................................................................      21

BANKRUPTCY SCHEDULES OF ASSETS AND LIABILITIES .......................................      22

COMPANY BACKGROUND AND PURPOSE FOR THE RECAPITALIZATION ..............................      23

    The Company ......................................................................      23

    Background of the Restructuring ..................................................      23

    Our Management Team ..............................................................      25

    Purpose of the Recapitalization ..................................................      27

VALUATION AND PROJECTED FINANCIAL INFORMATION ........................................      27

    Valuation Analysis ...............................................................      27

    Projected Financial Information ..................................................      28

THE PLAN .............................................................................      29

    Brief Explanation of Chapter 11 Reorganization ...................................      30

    Solicitation of Acceptances of the Plan ..........................................      31

    Voting on the Plan ...............................................................      32

    Classifications of Claims and Interests ..........................................      34

        Unimpaired Classes ...........................................................      34

        Voting Impaired Classes ......................................................      34

    Summary of Distributions Under the Plan ..........................................      35

        Administrative Claims ........................................................      36

        Priority Tax Claims ..........................................................      37

        DIP Facility Claim ...........................................................      37

        Class 1(a)--Miscellaneous Secured Claims .....................................      38

        Class 1(b)--GE Secured Claims ................................................      38

        Class 2--Classified Priority Claims ..........................................      38

        Class 3--Old Note Claims .....................................................      39

        Class 4--ADLT General Unsecured Claims .......................................      40

        Class 5--Subsidiary Debtor General Unsecured Claims ..........................      41

        Class 6--Preferred Interests .................................................      43

        Class 7--Common Interests ....................................................      43

        Class 8--Old Other Interests .................................................      44

        Class 9--Subsidiary Interests ................................................      45

    Summary of Other Provisions of or Relating to the Plan ...........................      45

        Preservation of Rights .......................................................      45

        Adoption of Senior Management Contracts ......................................      46

        Adoption of Management Incentive Plan ........................................      46

        Saratoga Management Services Agreement .......................................      46

        Saratoga/GE Stock Purchase Agreement .........................................      47

        Treatment of Hellman Loan ....................................................      49

        Treatment of Executory Contracts and Unexpired Leases ........................      51

        Conditions to Effectiveness ..................................................      52

    Board of Directors ...............................................................      54

    ADLT Articles of Incorporation ...................................................      54

    Means for Implementation of the Plan .............................................      54

    Expenses and Sources of Cash to be Used in Connection with the Plan ..............      54

    Modification of the Plan .........................................................      55

    Withdrawal of the Plan ...........................................................      56

    Withdrawal of Votes on the Plan ..................................................      56

    Confirmation of the Plan .........................................................      56

    Acceptance of the Plan ...........................................................      57

    Feasibility Test .................................................................      58

    Best Interests of Creditors Test; Liquidation Value ..............................      58

    Effects of Plan Confirmation .....................................................      59

        Discharge ....................................................................      59

    Injunction .......................................................................      59

        Discharged Claims and Terminated Interests ...................................      59

        Released Claims and Interests ................................................      60

        Exculpation ..................................................................      60

    Releases .........................................................................      61

        Releases by Debtors ..........................................................      61

        Releases by Holders of Claims and Interests ..................................      61

        Indemnification ..............................................................      62

        Revesting of the Debtors .....................................................      63

    Retention of Jurisdiction ........................................................      63

        Exclusive Jurisdiction of Bankruptcy Court ...................................      63

        Non-Exclusive Jurisdiction of Bankruptcy Court ...............................      65

    Alternatives to Confirmation and Consummation of the Plan ........................      66

        Sale of Some or All of Debtors' Business Operations ..........................      66

        Alternative Plan of Reorganization ...........................................      66

        Liquidation Under Chapter 7 ..................................................      66

ACTIONS TAKEN DURING THE CHAPTER 11 CASES ............................................      66

    Operations Since Commencement of the Chapter 11 Cases ............................      66

    Relief Requested from the Bankruptcy Court .......................................      67

        Provisions for Prior Lenders .................................................      67

        Treatment of Employees .......................................................      68

        Applications for Retention of the Debtors' Professionals .....................      68

        Motion to Continue Using Existing Cash Management System .....................      68

        Motion to Pay Critical Vendors ...............................................      68

        Motion to Honor Customer Programs and Practices ..............................      68

    Committees .......................................................................      69

    Motions for Appointment of a Trustee and to Terminate Exclusivity ................      69

MANAGEMENT, BOARD OF DIRECTORS AND INSIDER RELATIONSHIPS .............................      69

    Management .......................................................................      69

    Board of Directors ...............................................................      70

    Management Incentive Plan ........................................................      71

    Senior Management Contracts ......................................................      72

    Certain Transactions and Relationships with Insiders or Otherwise Related
        Parties ......................................................................      74

ACCOUNTING TREATMENT OF THE RECAPITALIZATION .........................................      76

FEDERAL INCOME TAX CONSIDERATIONS ....................................................      77

    Tax Consequences to the Company ..................................................      83

SECURITIES LAW MATTERS ...............................................................      84

    Solicitation of Acceptances of Plan ..............................................      84

    Issuance and Resale of the New Notes and Distribution and Resale of the Fiberstars
        Interests Under a Bankruptcy Plan ............................................      85

DESCRIPTION OF THE OLD NOTES .........................................................      86

    Material Terms ...................................................................      86

DESCRIPTION OF CAPITAL STOCK .........................................................      88

    Old Common Stock and New Common Stock ............................................      88

    Old Preferred Stock and New Preferred Stock ......................................      91

PRICE RANGE OF OLD COMMON STOCK AND DELISTING ........................................      92

    Price Range of Old Common Stock ..................................................      92

    Limited Trading Market ...........................................................      93

IMPORTANT CONTACT INFORMATION ........................................................      93

    The Voting Agent .................................................................      93

CONCLUSION AND RECOMMENDATION ........................................................      93

                      DISCLOSURE STATEMENT WITH RESPECT TO
                 THIRD AMENDED CHAPTER 11 PLAN OF REORGANIZATION
                              DATED OCTOBER 3, 2003

                        SOLICITATION OF PLAN ACCEPTANCES

         Advanced Lighting Technologies, Inc. ("ADLT") and certain of its subsidiaries (the "Subsidiary Debtors" and, together with ADLT, the "Debtors") and Saratoga Lighting Holdings LLC ("Saratoga") propose a recapitalization plan (the "Recapitalization") as described in this Disclosure Statement (the "Disclosure Statement"). The Recapitalization will be accomplished through the third amended plan of reorganization (the "Plan") under Chapter 11 ("Chapter 11") of title 11 of the United States Code (the "Bankruptcy Code"). The Recapitalization involves (A) the exchange of ADLT's $100,000,000 Senior Notes due March 15, 2008 (the "Old Notes") for approximately $114,356,000 Senior Notes due March 15, 2011 (the "New Notes"); (B) the exchange of ADLT's outstanding preferred stock (the "Old Preferred Stock") currently held by Saratoga and an $18 million Cash infusion into the Debtors by Saratoga for 100% of the shares of new preferred stock (the "New Preferred Stock") and 100% of the shares of new common stock issued as of the Effective Date (the "New Common Stock") (representing 90.8% of the Fully Diluted New Common Stock) to be issued to Saratoga; and (C) the exchange of ADLT's outstanding common stock (23,807,347 shares issued and outstanding) (the "Old Common Stock") for distributions of the Fiberstars Interests, the Hexagram Net Proceeds Interests and the Contingent Equity Recovery (net of taxes accruable to the Reorganized Company on account of such distributions, if any). Certain members of the Debtors' Senior Management shall receive the right under the Management Incentive Program to purchase in the aggregate 9.2% of the Fully Diluted New Common Stock.

         Holders of Miscellaneous Secured Claims shall receive, at the Debtors' option, Cash equal to the amount of each such Allowed Claim or treatment such that such Claim shall be Reinstated. The Holder of the GE Secured Claims shall be entitled to off set from the amounts owing by such Holder to the Debtors, including the Debtors' nondebtor affiliates, an amount up to, but not in excess of, the Allowed Amount of the GE Secured Claims; if, after giving effect to this offset, such Holder has any remaining Claims against the Debtors, such Claims shall be treated as Class 5 Subsidiary Debtor General Unsecured Claims. Holders of Class 4 ADLT General Unsecured Claims and Class 5 Subsidiary Debtor General Unsecured Claims shall receive, at their option, either certain quarterly installments of Cash to be paid over one (1) year such that the full amount of each such Claim shall be paid in full, plus interest accruing after the Effective Date, or a single Cash distribution equal to eighty five percent (85%) of the Allowed amount of each such Claim.

         Prior to the Effective Date, Holders of Old Other Interests shall have the right to exercise their options, warrants, conversion privileges or other legal or contractual rights to obtain Old Common Stock representing such Interests, in which event such Holders shall be entitled to the treatment provided to Class 7 under the Plan with respect to such

Old Common Stock. Finally, each Holder of a Subsidiary Interest in Class 9 shall retain such Interest and its respective share or shares of common stock of the Subsidiary Debtors representing such Interest, but such Holder shall receive no distribution under the Plan on account of such Interest; provided, however, that as soon as practicable after the Effective Date, the Reorganized Debtors shall cause Microsun, LRI and ADLT Services to be dissolved or merged into one of the other Debtors.

         References in this Disclosure Statement to the "Company," "we," "us," "our Company" and "ourselves" refer to Advanced Lighting Technologies, Inc. and its subsidiaries unless the context clearly requires otherwise.

                              THE PLAN SOLICITATION

         Upon the terms and subject to the conditions set forth in this Disclosure Statement and in the accompanying form of ballot (the "Ballot"), the Debtors and Saratoga hereby solicit (the "Plan Solicitation") acceptances of the Plan from the Holders of Impaired Claims and Impaired Interests in the following
Classes: (a) Class 1(b) GE Secured Claims; (b) Class 3 Old Note Claims; (c) Class 4 ADLT General Unsecured Claims; (d) Class 5 Subsidiary Debtor General Unsecured Claims; (e) Class 6 Preferred Interests; (f) Class 7 Common Interests; and (g) Class 8 Old Other Interests.

TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS

         The proposed treatment of Classified Claims and Interests is as follows:

         CLASS 1(a) CLAIMS: MISCELLANEOUS SECURED CLAIMS. Class 1(a) Miscellaneous Secured Claims are Unimpaired. Each Holder of an Allowed Class 1(a) Miscellaneous Secured Claim shall receive, in the sole discretion of the Debtors or the Reorganized Debtors, as the case may be, in full satisfaction, settlement, release, extinguishment and discharge of such Claim: (A) Cash equal to the amount of such Allowed Miscellaneous Secured Claim on or as soon as practicable after the later of (i) the Effective Date, (ii) the date that such Miscellaneous Secured Claim becomes Allowed and (iii) a date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Claim; (B) treatment such that such Miscellaneous Secured Claim is Reinstated; or (C) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtors or the Reorganized Debtors, as the case may be, or as the Bankruptcy Court may order.

         CLASS 1(b) CLAIMS: SECURED CLAIMS OF GE. Class 1(b) GE Secured Claims are Impaired. The Class 1(b) GE Secured Claims shall receive nothing on the Effective Date, provided, however, on the Effective Date, or as soon thereafter as the GE Secured Claims are Allowed, GE may offset from the amounts owing by GE to the Debtors, including the Debtors' nondebtor affiliates, and indefeasibly retain for GE's own account, an amount up to, but not in excess of, the Allowed Amount of the GE Secured Claims. If, after giving effect to the offset provided in Section 3.06(b) of the Plan, GE has any remaining Claims against the Debtors, such Claims of GE shall be treated as Class 5 Subsidiary Debtor General Unsecured Claims. Except to the extent of the offset permitted under

Section 3.06(b) of the Plan, nothing in Section 3.06(b) of the Plan shall be or be deemed to be a waiver or release of any claim belonging to the Debtors or their nondebtor affiliates against GE.

         CLASS 2 CLAIMS: CLASSIFIED PRIORITY CLAIMS. Class 2 Classified Priority Claims are Unimpaired. To the extent that these Claims have not already been paid pursuant to prior order of the Bankruptcy Court, each Holder of an Allowed Class 2 Classified Priority Claim shall receive in full satisfaction, settlement, release, extinguishment and discharge of such Claim: (A) the amount of such unpaid Allowed Claim in Cash on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date on which such Class 2 Claim becomes Allowed and (iii) a date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Class 2 Claim; or (B) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtors or the Reorganized Debtors, as the case may be, or as the Bankruptcy Court may order.

         CLASS 3 CLAIMS: OLD NOTE CLAIMS. The Old Note Claims are Allowed as follows:

                  (A) if Class 3 accepts the Plan pursuant to Section 1129(a)(8)(A) of the Bankruptcy Code, such Old Note Claims shall be Allowed in an aggregate amount equal to the sum of (i) $107,145,205 (being the sum of $100,000,000 plus interest at 8% from March 16, 2002 to the Petition Date) plus (ii) interest on the amount mentioned in
         (A)(i) of section 3.08 of the Plan from the Petition Date to the Effective Date at the rate of 8% per annum, or

                  (B) if Class 3 does not so accept the Plan, then such Old Note Claims shall be Allowed in an aggregate amount equal to (i) $107,145,205 (being the sum of $100,000,000 plus interest at 8% from March 16, 2002 to the Petition Date) plus (ii) interest on the amount mentioned in (B)(i) of section 3.08 of the Plan from the Petition Date to the Effective Date at that rate per annum which is the greater of:

                           (1) 1.32% (such rate being (a) the weekly average
                  1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the week ending Friday January 31, 2003, the end of the calendar week preceding the Petition Date, and (b) specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. Section 1961 and reported on the following site on the internet:
                  http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt),

                           (2) such other rate per annum as the Bankruptcy Court
                  determines is legally required by the applicable provisions of the Bankruptcy Code for accruals of post-petition interest on unsecured debt.

         Class 3 Old Note Claims are Impaired. On or as soon as practicable after the Effective Date, each Holder of an Allowed Old Note Claim as of the Distribution Record

Date shall receive from the Disbursing Agent, in full satisfaction, settlement, release, extinguishment and discharge of such Claim, a New Note in a principal amount equal to:

         (A) the unpaid principal amount of such Old Note held by such Holder plus

         (B) the amount of interest accrued but unpaid on such Old Note from March 16, 2002 to the Petition Date plus

         (C) interest on an amount equal to the sum of (A) and (B) in this sentence from the Petition Date to the Effective Date at the applicable rate as provided above in section 3.08 (A) or (B) of the Plan.

         Acceptance of the Plan by Class 3 shall, subject to consummation of the Plan, constitute a waiver by all Holders of Class 3 Old Note Claims of any and all defaults under the Old Indenture that may exist as of the Effective Date, and an agreement to instruct the Old Indenture Trustee to take all actions to effectuate the Plan. See "Summary of Other Provisions of or Relating to the Plan--Conditions to Effectiveness" (describing cap on the interest rate payable on the New Notes of 10.5% as a condition precedent to Confirmation of the Plan) and "Description of the Old Notes--Material Terms" below.

         CLASS 4 CLAIMS: ADLT GENERAL UNSECURED CLAIMS. The Class 4 ADLT General Unsecured Claims are Impaired. Each Holder of Class 4 ADLT General Unsecured Claims shall be entitled to receive interest on the Allowed Amount of such Holder's claim from the Petition Date to the Effective Date at that rate per annum which is the greater of:

                  (1) 1.32% (such rate being (a) the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the week ending Friday January 31, 2003, the end of the calendar week preceding the Petition Date, and (b) specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. Section 1961 and reported on the following site on the internet: http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt), or

                  (2) such other rate per annum as the Bankruptcy Court determines is legally required by the applicable provisions of the Bankruptcy Code for accruals of post-petition interest on unsecured debt.

         The Holder of each Class 4 ADLT General Unsecured Claim shall have an election to accept either "85% Now Treatment" or "100% Stretch Treatment," as described in ensuing sentences in Section 3.09 of the Plan. Such election shall be exercised by each such Holder (including Holders of Disputed Class 4 Claims, whether or not the proceedings to determine the Allowed Amount of such Holder's Disputed Class 4 ADLT General Unsecured Claim shall have been concluded at the Effective Date), pursuant to election forms which will be mailed to each such Holder by Reorganized ADLT within five Cleveland, Ohio Business Days after the Effective Date; PROVIDED, HOWEVER, THAT EACH HOLDER WHO FAILS TO HAVE MADE ITS ELECTION AND TO HAVE CAUSED ITS

FULLY COMPLETED ELECTION FORM TO HAVE BEEN ACTUALLY RECEIVED BY THE REORGANIZED DEBTORS BY 5:00 P.M. CLEVELAND TIME ON THE 20TH CLEVELAND, OHIO BUSINESS DAY AFTER THE EFFECTIVE DATE SHALL BE CONCLUSIVELY DEEMED TO HAVE ELECTED 85% NOW TREATMENT.

         Each Holder who shall have elected 85% Now Treatment (or who shall have been automatically deemed to have made such election) shall be entitled to receive on the later of:

                  (1) 45 days after the Effective Date,

                  (2) the date on which such Holder's Class 4 ADLT General Unsecured Claim shall have become Allowed,

                  (3) the date on which such Class 4 ADLT General Unsecured Claim, or any portion thereof, shall be paid pursuant to the established ordinary course of business or dealings between ADLT and the Holder of such Claim, and

                  (4) such other date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Class 4 ADLT General Unsecured Claim,

         an amount in Cash equal to 85% of the Allowed Amount of such Holder's Class 4 ADLT General Unsecured Claim.

         Holders who shall have elected 100% Stretch Treatment shall be entitled to receive, starting on the later of:

                  (1) the first Calendar-Quarter-End Date after the Effective Date, and

                  (2) the Calendar-Quarter-End Date next following the date on which each such Class 4 ADLT General Unsecured Claim shall have become Allowed, and on each of the next succeeding Calendar-Quarter-End Dates thereafter, until such Allowed Class 4 ADLT General Unsecured Claim is paid in full, an amount in Cash equal to 25% of the Allowed Amount of such Holder's Class 4 ADLT General Unsecured Claim, plus interest accrued on such portion of such Allowed Claim from the Effective Date through the date of such payment calculated at a rate (a) equal to the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the end of the calendar week in which the Effective Date occurs, and (b) as specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. Section 1961 and reported on the following site on the internet:
         http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt), with the further understanding that on the 364th day after the Effective Date of the Plan, each Holder who shall have elected 100% Stretch Treatment shall receive the entire then-unpaid balance of its Class 4 ADLT General Unsecured Claim, except that Holders of Claims that shall have elected 100% Stretch Treatment remain Disputed Class 4 ADLT General Unsecured Claims on such 364th day shall be entitled to receive 100% of their Allowed Claim on the date of Allowance thereof.

         All payments to Holders of Class 4 ADLT General Unsecured Claims shall be made in Cash, unless otherwise agreed between Reorganized ADLT and the Holder of such Claim.

         CLASS 5 CLAIMS: SUBSIDIARY DEBTOR GENERAL UNSECURED CLAIMS. The Class 5 Subsidiary Debtor General Unsecured Claims are Impaired. Each Holder of Class 5 Subsidiary Debtor General Unsecured Claims shall be entitled to receive interest on the Allowed Amount of such Holder's claim from the Petition Date to the Effective Date at that rate per annum which is the greater of:

                  (1) 1.32% (such rate being (a) the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the week ending Friday January 31, 2003, the end of the calendar week preceding the Petition Date, and (b) specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. Section 1961 and reported on the following site on the internet: http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt), or

                  (2) such other rate per annum as the Bankruptcy Court determines is legally required by the applicable provisions of the Bankruptcy Code for accruals of post-petition interest on unsecured debt.

         The Holder of each Class 5 Subsidiary Debtor General Unsecured Claim shall have an election to accept either "85% Now Treatment" or "100% Stretch Treatment," as described in ensuing sentences in section 3.10 of the Plan. Such election shall be exercised by each such Holder (including Holders of Disputed Claims, whether or not the proceedings to determine the Allowed Amount of such Holder's Disputed Class 5 Subsidiary Debtor General Unsecured Claim shall have been concluded at the Effective Date), pursuant to election forms which will be mailed to each such Holder by Reorganized ADLT within five Cleveland, Ohio Business Days after the Effective Date; PROVIDED, HOWEVER, THAT EACH HOLDER WHO FAILS TO HAVE MADE ITS ELECTION AND TO HAVE CAUSED ITS FULLY COMPLETED ELECTION FORM TO HAVE BEEN ACTUALLY RECEIVED BY THE REORGANIZED DEBTORS BY 5:00 P.M. CLEVELAND TIME ON THE 20TH CLEVELAND, OHIO BUSINESS DAY AFTER THE EFFECTIVE DATE SHALL BE CONCLUSIVELY DEEMED TO HAVE ELECTED 85% NOW TREATMENT.

         Each Holder who shall have elected 85% Now Treatment (or who shall have been automatically deemed to have made such election) shall be entitled to receive on the later of:

                  (1) 45 days after the Effective Date,

                  (2) the date on which such Holder's Class 5 Subsidiary Debtor General Unsecured Claim shall have become Allowed,

                  (3) the date on which such Class 5 Subsidiary Debtor General Unsecured Claim, or any portion thereof, shall be paid pursuant to the established ordinary course of business or dealings between ADLT and the Holder of such Claim, and

                  (4) such other date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Class 5 Subsidiary Debtor General Unsecured Claim, an amount in Cash equal to 85% of the Allowed Amount of such Holder's Class 5 Subsidiary Debtor General Unsecured Claim.

         Holders who shall have elected 100% Stretch Treatment shall be entitled to receive, starting on the later of:

                  (1) the first Calendar-Quarter-End Date after the Effective Date, and

                  (2) the Calendar-Quarter-End Date next following the date on which each such Class 5 Subsidiary Debtor General Unsecured Claim shall have become Allowed, and on each of the next succeeding Calendar-Quarter-End Dates thereafter, until such Allowed Class 5 Subsidiary Debtor General Unsecured Claim is paid in full, an amount in Cash equal to 25% of the Allowed Amount of such Holder's Class 5 Subsidiary Debtor General Unsecured Claim, plus interest accrued on such portion of such Allowed Claim from the Effective Date through the date of such payment calculated at a rate (a) equal to the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the end of the calendar week in which the Effective Date occurs, and (b) as specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. Section 1961 and reported on the following site on the internet:
         http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt), with the further understanding that on the 364th day after the Effective Date of the Plan, each Holder who shall have elected 100% Stretch Treatment shall receive the entire then-unpaid balance of its Class 5 Subsidiary Debtor General Unsecured Claim, except that Holders of Claims that shall have elected 100% Stretch Treatment remain Disputed Class 5 Subsidiary Debtor General Unsecured Claims on such 364th day shall be entitled to receive 100% of their Allowed Claim on the date of Allowance thereof.

         All payments to Holders of Class 5 Subsidiary Debtor General Unsecured Claims shall be made in Cash, unless otherwise agreed between Reorganized ADLT and the Holder of such Claim.

         CLASS 6 INTERESTS: OLD PREFERRED STOCK INTERESTS. Class 6 Preferred Interests are Impaired. Saratoga holds Class 6 Interests in 761,250 shares of Old Preferred Stock; such Interests of Saratoga are hereby Allowed. On or as soon as practicable after the Effective Date, Saratoga, the Holder of the Allowed Class 6 Preferred Interests as of the Distribution Record Date shall receive, in full satisfaction, settlement, release, extinguishment and discharge of such Preferred Interests, and upon payment in Cash to

ADLT by wire transfer of immediately available funds, $18,000,000, 29,000 shares of New Preferred Stock and 1,000 shares of New Common Stock, such that the Holders of the Allowed Class 6 Preferred Interests shall have received 100% of the authorized shares of New Preferred Stock, all of which are to be outstanding on the Effective Date and held by Saratoga, 100% of the shares of New Common Stock issued and outstanding on the Effective Date and 90.8% of the Fully Diluted New Common Stock. Acceptance of the Plan by Class 6 shall, subject to consummation of the Plan, constitute an approval, as recipient of New Common Stock, of the Management Incentive Plan and the Senior Management Contracts.

         CLASS 7 INTERESTS: OLD COMMON STOCK INTERESTS. Class 7 Common Interests are Impaired. If Class 7 accepts the Plan pursuant to section 1129(a)(8) of the Bankruptcy Code, then on or as soon as practicable after the Effective Date, each Holder of an Allowed Class 7 Interest as of the Distribution Record Date (other than Saratoga and Hellman) (and any Holders in Class 8 electing to exercise their rights as set forth in Section 3.13 of the Plan) shall receive from the Disbursing Agent, in full satisfaction, settlement, release, extinguishment, cancellation and discharge of such Interest, such Holder's Class 7 Pro Rata Share of the Fiberstars Interests, the Hexagram Net Proceeds Interests and the Contingent Equity Recovery (as those terms are defined in Section 1.01 of the Plan) (net of taxes accruable to the Reorganized Company on account of such distributions, if any). The Debtors estimate that these distributions to be made to Class 7 Interest Holders will have a value as of the Effective Date of approximately $8 million (as recorded in the Debtors' books and records) (the ability to realize this value will depend on the price and timing of the sales of Fiberstars and Hexagram securities and the future performance of the Debtors, both of which are subject to risks and uncertainties). If Class 7 rejects the Plan pursuant to section 1129(a)(8) of the Bankruptcy Code, then on or as soon as practicable after the Effective Date, each Holder of an Allowed Class 7 Interest as of the Distribution Record Date (including Saratoga and Hellman) (and any Holders in Class 8 electing to exercise their rights as set forth in Section 3.13 of the Plan) shall receive from the Disbursing Agent, in full satisfaction, settlement, release, extinguishment, cancellation and discharge of such Interest, such Holder's Class 7 Pro Rata Share of $2.5 million of the Fiberstars Interests, based on the trading price of one share of the Fiberstars stock on the Distribution Record Date (net of taxes accruable to the Reorganized Company on account of such distribution, if any). The Fiberstars Interests shall not be distributed directly to the Holders of Old Common Stock Interests (Class 7), but rather will be distributed in escrow or to a trust or other entity to be established for the benefit of such Holders, the structure of which shall be in form and substance reasonably acceptable to ADLT, the Equity Committee and Fiberstars. If the distribution to any Holder of Old Common Stock Interests would otherwise call for distribution of a fractional share of Fiberstars stock, the actual distribution of Fiberstars stock to such Holder shall be rounded down to the nearest whole share. No additional consideration shall be provided to such Holder in lieu of such fractional share that is rounded down.

         CLASS 8 INTERESTS: OLD OTHER INTERESTS. Class 8 Interests are Impaired. Each Holder of an Old Other Interest shall have the right to exercise its options, warrants, conversion privileges or other legal or contractual rights to obtain Old Common Stock representing such Interest, which shall become fully vested as of the date of exercise of such right notwithstanding any provision to the contrary in the contract or instrument giving rise to such Interest. To exercise such right, such Holder shall (i) mark or check off the applicable box on the Ballot cast by such Holder indicating such Holder's exercise of such right and (ii) on or before the Effective Date, pay all required consideration and otherwise satisfy all other applicable conditions in order to exercise such right. If such Holder timely exercises its right to obtain such Old Common Stock, such Holder shall be entitled to the treatment provided to Class 7 set forth in Section 3.12 of the Plan with respect to such Old Common Stock. If such Holder fails to timely exercise its right to obtain such Old Common Stock, such Holder's Old Other Interest shall be canceled and extinguished and such Holder shall not receive or retain any property under the Plan on account of such Interest.

         CLASS 9 INTERESTS: SUBSIDIARY INTERESTS. Class 9 Interests are Unimpaired. Each Holder of an Interest in Class 9 shall retain such Interest and its respective share or shares of common stock of the Subsidiary Debtors representing such Interest, but such Holder shall receive no distribution under the Plan on account of such Interest; provided, however, that as soon as practicable after the Effective Date, the Reorganized Debtors shall cause Microsun, LRI and ADLT Services to be dissolved or merged into one of the other Debtors.

SIGNIFICANT DISPUTED CLAIMS

         Ruud Lighting, Inc. ("RLI") and certain related individual shareholders (the "Ruud Shareholders" and, together with RLI, the "Ruud Entities") filed three proofs of claim against ADLT and VLI asserting various Claims, including, without limitation, a "Contingent Warranty Claim ... [p]erhaps in excess of $50 million." The Debtors thereafter filed an objection to these Claims. The Debtors and the Ruud Entities have reached an agreement to resolve their competing claims, for which the Debtors have filed a separate motion seeking Bankruptcy Court approval. The Debtors' motion is set for hearing on October 16, 2003. Under the proposed settlement, all of the Ruud Entities' Claims will be disallowed, with prejudice, in exchange for which certain promissory notes in the aggregate principal amount of $6 million owed by the Ruud Entities to ADLT due in December, 2006 will be exchanged for new promissory notes in the aggregate principal amount of $3 million owed by the Ruud Shareholders (but not RLI) to ADLT due in December, 2006. Additional terms of the settlement include the following: (a) ADLT and VLI shall assume a certain Component Purchase Agreement between ADLT, VLI, and RLI, dated December 3, 2001, as amended, pursuant to section 365 of the Bankruptcy Code; (b) ADLT will apply any rebates due to RLI under the Component Purchase Agreement to prepay amounts due on the new notes owed by the Ruud Shareholders; and (c) RLI shall turn over to ADLT 50% of all rent payments received pursuant to any sublease of the so-called Elkhorn Property.

         Additionally, the Debtors and GE are currently working together in an effort to reach agreement on the Allowed amount and extent of the GE Secured Claims. If these efforts ultimately prove unsuccessful, the Debtors will likely object to the amount and/or extent of the GE Secured Claims.

         Finally, the Debtors are in the process of investigating the merits of other Claims that have been asserted against the Estates. Once this investigation has been completed, the Debtors will know whether there are any additional significant Claims to which an objection should be filed.

RECOMMENDATIONS REGARDING THE PLAN

         Each of the Debtors, Saratoga, the Creditors Committee and the Equity Committee has issued a letter recommending whether you should accept or reject the Plan, copies of which are attached as ANNEXES D-1 THROUGH D-4, respectively, to this Disclosure Statement.

SOURCE OF PAYMENTS UNDER THE PLAN

         Payments and other distributions to be made pursuant to the Plan will be available from the proceeds of the New Credit Facility and other funds held by the Reorganized Debtors as of the Effective Date.

         THE DEADLINE TO ACCEPT OR REJECT THE PLAN IS 5:00 P.M., PACIFIC TIME, ON NOVEMBER 24, 2003 (THE "VOTING TERMINATION DATE"). IN ORDER TO BE COUNTED, BALLOTS MUST BE RECEIVED BY THE VOTING AGENT ON OR PRIOR TO THE VOTING TERMINATION DATE.

                    IMPORTANT INFORMATION REGARDING THE PLAN

         ADLT'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PLAN AND RECOMMENDS THAT ALL HOLDERS OF CLAIMS OR INTERESTS IN CLASSES 1(b), 3, 4, 5, 6, 7 AND 8 VOTE TO ACCEPT THE PLAN. THESE CLASSES WILL BE IMPAIRED BY THE PLAN AND WHOSE AFFIRMATIVE VOTES ARE BEING SOUGHT IN CONNECTION WITH CONFIRMATION OF THE PLAN.

         PLEASE READ THIS DISCLOSURE STATEMENT AND THE PLAN COMPLETELY AND CAREFULLY. THE DEBTORS AND SARATOGA BELIEVE THAT THE PLAN PROVIDES EQUAL OR GREATER VALUE TO YOU THAN OTHER AVAILABLE ALTERNATIVES AND, THEREFORE, BELIEVE THAT ACCEPTANCE OF THE PLAN IS IN YOUR BEST INTERESTS AND RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

         THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF (UNLESS OTHERWISE STATED) AND NEITHER THE DELIVERY OF THIS DISCLOSURE STATEMENT NOR ANY CANCELLATION OR OTHER TREATMENT OF THE OLD NOTES, THE OLD PREFERRED STOCK OR THE OLD COMMON STOCK, OR ISSUANCE OF THE NEW NOTES, THE NEW PREFERRED STOCK OR THE NEW COMMON STOCK, MADE PURSUANT TO THE PLAN WILL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF.

         THE CONTENTS OF THIS DISCLOSURE STATEMENT SHOULD NOT BE CONSTRUED AS LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. YOU SHOULD CONSULT WITH YOUR LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS AS TO ANY MATTERS CONCERNING THIS DISCLOSURE STATEMENT, THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

         WE BELIEVE THAT THIS DISCLOSURE STATEMENT CONTAINS INFORMATION OF A KIND, AND IN SUFFICIENT DETAIL, ADEQUATE TO ENABLE A HYPOTHETICAL REASONABLE CREDITOR OR INVESTOR TO MAKE AN INFORMED JUDGMENT TO VOTE WHETHER TO ACCEPT OR REJECT THE PLAN.

         OTHER THAN AS EXPLICITLY SET FORTH IN THIS DISCLOSURE STATEMENT (INCLUDING THE ANNEXES AND EXHIBITS ATTACHED HERETO AND INFORMATION INCORPORATED HEREIN BY REFERENCE), YOU SHOULD NOT RELY UPON ANY INFORMATION RELATING TO THE DEBTORS, THE VALUE OF THEIR ASSETS, THE NATURE OF THEIR LIABILITIES OR THEIR CREDITORS' CLAIMS.

         THIS DISCLOSURE STATEMENT IS NOT AN OFFER TO SELL THE NEW NOTES, THE NEW PREFERRED STOCK OR THE NEW COMMON STOCK NOR AN OFFER TO BUY THE OLD NOTES, THE OLD PREFERRED STOCK OR THE OLD COMMON STOCK IN ANY JURISDICTION WHERE SUCH OFFER OR SALE IS NOT PERMITTED. THIS DISCLOSURE STATEMENT SEEKS ONLY YOUR CONSENT TO THE PLAN. THE EXCHANGE OF THE OLD NOTES, THE OLD PREFERRED STOCK AND THE OLD COMMON STOCK AND THE ISSUANCE OF THE NEW NOTES, THE NEW PREFERRED STOCK AND THE NEW COMMON STOCK PURSUANT TO THE PLAN WILL OCCUR ONLY UPON CONFIRMATION OF THE PLAN BY THE BANKRUPTCY COURT.

         Holders of Claims or Interests who have questions concerning the procedure for voting, who did not receive a Ballot, received a damaged Ballot, need an additional Ballot or have lost their Ballot, should contact our Voting
Agent:

                                    Bankruptcy Management Corporation
                                    1330 East Franklin Avenue
                                    P.O. Box 937
                                    El Segundo, California 90245-0937
                                    Attn: VLI Voting Agent
                                    Telephone: (888) 909-0100
                                    Facsimile: (866) 223-6970

         We do not intend to solicit votes on the Plan from Holders of Unimpaired Claims or Unimpaired Interests in Classes 1(a), 2 and 9; therefore, Ballots are not being transmitted to such Holders.

WHERE YOU CAN FIND MORE INFORMATION

         We currently file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's regional office located at 175 West Jackson Boulevard, Suite 900, Chicago, Illinois 60604. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's Web site at http://www.sec.gov.

         We have issued press releases regarding various events and issues that have arisen during these Chapter 11 Cases, which are available to the public over the Internet at the Company's Web site at http://www.adlt.com ("Press Releases" section).

INCORPORATION BY REFERENCE

         We are incorporating by reference into this Disclosure Statement our:
(a) Annual Report on Form 10-K for the fiscal year ended June 30, 2002, (b) Quarterly Report on Form 10-Q for the first fiscal quarter ended September 30, 2002, (c) Quarterly Report on Form 10-Q for the second fiscal quarter ended December 31, 2002, (d) Quarterly Report on Form 10-Q for the third fiscal quarter ended March 31, 2003 and (e) all of our filings with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from the date of filing of the last aforementioned report until the completion of the Recapitalization. The information incorporated by reference is considered to be part of this Disclosure Statement and later information that we file with the SEC, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2003, will automatically update and supersede this information.

         You may obtain copies of our SEC filings, at no cost, by writing or telephoning us at:

                                    Advanced Lighting Technologies, Inc.
                                    32000 Aurora Road
                                    Solon, Ohio 44139
                                    Attn: Jennifer Kurowski
                                    Phone: (440) 519-0500

         Additionally, to enable Holders of Old Common Stock (Class 7) to assess the Fiberstars Interests to be distributed to such Holders under the Plan, we are incorporating by reference into this Disclosure Statement the following SEC filings made by Fiberstars: (a) Annual Report on Form 10-K for the fiscal year ended December 31, 2002, (b) Quarterly Report on Form 10-Q for the first fiscal quarter ended March 31, 2003, (c) Quarterly Report on Form 10-Q for the second fiscal quarter ended June 30, 2003 and (d) all other filings with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act since the date of filing of the Form 10-K. The information incorporated by reference is considered to be part of this Disclosure Statement and later information that Fiberstars may file with the SEC will automatically update and supersede this information. You may read and copy any document that Fiberstars files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Fiberstars' SEC filings are also available to the public over the Internet at the SEC's Web site at http://www.sec.gov.

         You may obtain copies of Fiberstars' filings, at no cost, by writing or telephoning us at:

                                    Peter J. Young, Esq.
                                    Jenner & Block, LLC
                                    One IBM Plaza
                                    Chicago, Illinois 60611
                                    Phone: (312) 222-9350
                                    pyoung@jenner.com

PROJECTIONS

         This Disclosure Statement and certain of the Annexes hereto contain projections of, among other things, future results of operations. We do not as a matter of course publicly disclose projections, but we have prepared such information in connection with the Plan solely for purposes of demonstrating that, as required by section 1129(a)(11) of the Bankruptcy Code, confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors and to assist in the preparation of a valuation analysis. This information was prepared by us and was not prepared with a view toward compliance with published guidelines of the SEC, the American Institute of Certified Public Accountants or any other regulatory or professional agency or body, generally accepted accounting principles or consistency with our audited financial statements. In addition, Grant Thornton LLP, our independent auditor, has neither compiled nor examined the estimates and projections and, accordingly, does not express any opinion or any other form of assurance with respect to, assumes no responsibility for, and disclaims any association with, these estimates and projections. These estimates and projections should be read together with the information contained under the heading "RISK FACTORS" in this Disclosure Statement and the information and financial statements and related notes thereto included in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the SEC, which are incorporated by reference into this Disclosure Statement.

         The projections are based upon a number of assumptions and estimates presented with numerical specificity and considered reasonable by us when taken as a whole. These assumptions and estimates, however, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions. Projections and estimates are necessarily speculative in nature and it can be expected that the assumptions of the estimates and projections will not prove to be valid. See the information contained under the heading "RISK FACTORS" in this Disclosure Statement. Actual results will vary from the estimates used in making the projections and the variations may be material. Consequently, this Disclosure Statement should not be regarded as a representation by us or any other person of results that will actually be achieved.

                         SUMMARY OF THE RECAPITALIZATION

         This summary highlights some of the information contained elsewhere or incorporated by reference in this document. It does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents to which it refers before deciding whether to vote in favor of the Plan.

THE COMPANY

         ADLT was formed on May 19, 1995, and acquired ownership, primarily by merger, of affiliated companies, including the Subsidiary Debtors (other than Ballastronix), that were previously under common ownership and management. ADLT is an innovation-driven designer, manufacturer and marketer of metal halide lighting products. ADLT believes that it is the only designer and manufacturer in the world focused primarily on metal halide lighting. As a result of this unique focus, ADLT has developed substantial expertise in all aspects of metal halide lighting. ADLT believes that this focus enhances its responsiveness to customer demand and has contributed to its technologically advanced product development and manufacturing capabilities. Further information regarding ADLT and its subsidiaries is set forth in our Annual Report on Form 10-K for the fiscal year ended June 30, 2002, Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2002, December 31, 2002 and March 31, 2003, and other filings with the SEC, which are incorporated by reference into this Disclosure Statement.

BACKGROUND OF THE RESTRUCTURING

         Prior to the Petition Date, ADLT had established certain revolving credit facilities with a bank group headed by PNC Bank, N.A. (the "Prior Lenders"). These prepetition credit facilities were secured by certain liens and security interests granted by ADLT and other borrowers and guarantors upon such parties' respective assets and property.

         On or about August 21, 2002, the Prior Lenders issued a notice of default under the governing credit agreement as a result of the borrowers' breach of certain financial covenants. Thereafter, on September 16, the borrowers and the Prior Lenders entered into a forbearance agreement pursuant to which the Prior Lenders agreed to forbear from exercising their rights and remedies under the credit agreement based on the borrowers' prior financial covenant defaults. The borrowers were allowed access to their credit facilities, but not in amounts sufficient to enable ADLT to make a required $4 million interest payment to Holders of the Old Notes on September 16, 2002. ADLT did not make the interest payment.

         On October 18, 2002, the borrowers and the Prior Lenders entered into an amended forbearance agreement under which the Prior Lenders agreed to continue making the prepetition credit facilities available to the borrowers, provided that, among other things, ADLT retain a financial consultant to assist in the refinance of the indebtedness owed to the Prior Lenders and an investment banker to explore a possible sale of all or a significant portion of the borrowers' assets in order to pay off the outstanding indebtedness to the Prior Lenders. Throughout the fall of 2002, the borrowers sought to refinance the obligations owing to the Prior Lenders.

         On or about January 7, 2003, the Prior Lenders declared the borrowers to be in default under the amended forbearance agreement. The Prior Lenders then advised the borrowers that

(a) no further financing would be available after February 5, 2003, outside of the Chapter 11 Cases, and (b) in no event prior to February 5, 2003, would advances under the prepetition credit facilities exceed the borrowing base thereunder. As a result, the borrowers determined that the commencement of the Chapter 11 Cases with the support of a DIP facility offered by the Prior Lenders was the surest way to preserve their businesses, assets and going concern values. Included in the DIP facility was a requirement that the Debtors sell their businesses by July 30, 2003, to facilitate the repayment of the indebtedness to the Prior Lenders. The DIP facility also permitted the Debtors to pursue a reorganization on a dual track with their sale efforts.

         In response to ADLT's failure to make the scheduled interest payment in September 2002, certain Holders of Old Notes formed an ad hoc committee to negotiate with ADLT to restructure its capital structure or otherwise resolve the situation. On January 22, 2003, the Old Indenture Trustee accelerated the Old Notes. As of the Petition Date, ADLT and the ad hoc committee were close to, but did not yet have, an agreement on the terms of a restructuring. After the Petition Date, ADLT continued negotiations with the Creditors Committee, which was and is dominated by Holders of Old Notes, and GE, ADLT's former preferred shareholder.

         After the Petition Date, the Debtors and their investment bankers also engaged in an intensive marketing and sale process to enable the Debtors, if necessary, to sell their businesses by the July 30, 2003 deadline under the Prior Lenders' DIP facility. As the sale process unfolded, however, the Debtors realized that a sale of their businesses would not maximize the return to their creditors and equity holders. In particular, offers in preliminary indications of interest received from prospective purchases were lower than expected. Consequently, the Debtors redoubled their efforts to pursue a reorganization. They also engaged in substantial efforts to obtain a replacement DIP facility in order to eliminate the sale covenants of the Prior Lenders' facility.

         On April 28, 2003, given that the Debtors, the Creditors Committee and GE had not yet reached an agreement on the terms of a restructuring and that the Debtors were still on a tight reorganization schedule given the sale covenants in Prior Lenders' DIP facility, the Debtors filed an initial plan of reorganization. The Debtors filed this original plan because they had concluded that the negotiating position being taken at the time by the Creditors Committee unfairly favored the Holders of the Old Notes and GE over common shareholders. This conclusion was reached largely on the basis of a valuation study conducted by the Debtors' investment bankers that suggested that their plan of reorganization should include a distribution to common shareholders. Because the Debtors' original plan did not have the support of the Debtors' major constituencies, however, the Debtors continued negotiations with the Creditors Committee and GE.

         Thereafter, on or about May 29, 2003, the Debtors reached an agreement in principle with the Creditors Committee and GE regarding the terms of a consensual restructuring and commenced working on a joint plan, disclosure statement and related plan documents. Additionally, the Debtors were successful in locating a replacement DIP facility, which did not include any sale covenants. On June 25, 2003, the Bankruptcy Court entered an order approving the replacement DIP facility.

         The Debtors worked with the Creditors Committee and GE on the joint plan and related documents in June, July and early August. However, as the Debtors were nearing completion of the joint plan, on August 11, 2003, GE announced to the Debtors that it preferred to sell its equity interests in ADLT to Saratoga rather than proceed with the joint plan. At the same time, GE requested that ADLT cooperate with GE and Saratoga in connection with such transaction. Such cooperation included negotiating a new plan of reorganization with Saratoga such that if Saratoga and GE indeed consummated the sale of the ADLT equity interests held by GE, Saratoga and the Debtors each would have the comfort of an agreement on class treatment in a new plan.

         On August 15, 2003, Saratoga consummated the purchase of the equity interests held by GE for $12 million in cash. GE then advised the Debtors that the joint plan was no longer something GE could or would support. Because Saratoga had no interest in pursuing the joint plan, and in fact negotiated a new plan of reorganization with the Debtors between August 12 and August 15, 2003, the Debtors ceased efforts with respect to the joint plan. The Debtors and Saratoga, as co-proponents, filed their new plan of reorganization on August 15, 2003, filed an amended version of that plan on September 16, 2003, and, after the Bankruptcy Court approved this Disclosure Statement, filed the Plan on October 3, 2003. The Plan reflects the agreement of the Debtors and Saratoga regarding the terms of the Recapitalization, including Saratoga's investment of $18 million of much needed capital into ADLT.

         The Debtors issued various press releases regarding certain of the foregoing events, copies of which may be obtained per the instructions in the section entitled "Important Information Regarding the Plan--Where You Can Find More Information" above.

THE RECAPITALIZATION

         We will complete the Recapitalization in the Chapter 11 Cases through the Plan as described below. In order for us to do so, we must receive approval of the Plan from (a) with respect to each Impaired Class of Claims entitled to vote on the Plan, (i) the Holders of Claims holding at least two-thirds (2/3) in amount of such Claims actually voting in such Class (other than Claims held by any Holder designated pursuant to section 1126(e) of the Bankruptcy Code) and
(ii) more than one-half (1/2) in number of the Holders of such Claims actually voting in such Class (other than Claims held by any Holder designated pursuant to section 1126(e) of the Bankruptcy Code); and (b) with respect to each Impaired Class of Interests entitled to vote on the Plan, we must receive approval from the Holders of such Interests holding at least two-thirds (2/3) in amount of such Interests actually voting in such Class (other than Interests held by any Holder designated pursuant to section 1126(e) of the Bankruptcy
Code). Additionally, we reserve the right to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code, notwithstanding the requirements of section 1129(a)(8) thereof, on the basis that the Plan is fair and equitable, and does not discriminate unfairly, with respect to each Class of Claims or Interests that is Impaired under, and has not accepted, the Plan. Further the Plan must be confirmed (approved) by the Bankruptcy Court. See "THE PLAN--Voting on the Plan." If the Plan is confirmed, even if you did not vote or voted against the Plan, the Plan's proposed treatment of your Claim or Interest will be binding on you.

         The Recapitalization will consist of the following:

- CLASS 1(a) CLAIMS: MISCELLANEOUS SECURED CLAIMS. Class 1(a) Miscellaneous Secured Claims are Unimpaired. Each Holder of an Allowed Class 1(a) Miscellaneous Secured Claim shall receive, in the sole discretion of the Debtors or the Reorganized Debtors, as the case may be, in full satisfaction, settlement, release, extinguishment and discharge of such Claim: (A) Cash equal to the amount of such Allowed Miscellaneous Secured Claim on or as soon as practicable after the later of (i) the Effective Date, (ii) the date that such Miscellaneous Secured Claim becomes Allowed and (iii) a date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Claim; (B) treatment such that such Miscellaneous Secured Claim is Reinstated; or (C) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtors or the Reorganized Debtors, as the case may be, or as the Bankruptcy Court may order.

- CLASS 1(b) CLAIMS: SECURED CLAIMS OF GE. Class 1(b) GE Secured Claims are Impaired. The Class 1(b) GE Secured Claims shall receive nothing on the Effective Date, provided, however, on the Effective Date, or as soon thereafter as the GE Secured Claims are Allowed, GE may offset from the amounts owing by GE to the Debtors, including the Debtors' nondebtor affiliates, and indefeasibly retain for GE's own account, an amount up to, but not in excess of, the Allowed Amount of the GE Secured Claims. If, after giving effect to the offset provided in
         Section 3.06(b) of the Plan, GE has any remaining Claims against the Debtors, such Claims of GE shall be treated as Class 5 Subsidiary Debtor General Unsecured Claims. Except to the extent of the offset permitted under Section 3.06(b) of the Plan, nothing in Section 3.06(b) of the Plan shall be or be deemed to be a waiver or release of any claim belonging to the Debtors or their nondebtor affiliates against GE.

- CLASS 2 CLAIMS: CLASSIFIED PRIORITY CLAIMS. Class 2 Classified Priority Claims are Unimpaired. To the extent that these Claims have not already been paid pursuant to prior order of the Bankruptcy Court, each Holder of an Allowed Class 2 Classified Priority Claim shall receive in full satisfaction, settlement, release, extinguishment and discharge of such
         Claim: (A) the amount of such unpaid Allowed Claim in Cash on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date on which such Class 2 Claim becomes Allowed and
         (iii) a date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Class 2 Claim; or (B) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtors or the Reorganized Debtors, as the case may be, or as the Bankruptcy Court may order.

- CLASS 3 CLAIMS: OLD NOTE CLAIMS. The Old Note Claims are Allowed as follows:

                           (A) if Class 3 accepts the Plan pursuant to Section
                  1129(a)(8)(A) of the Bankruptcy Code, such Old Note Claims shall be Allowed in an aggregate amount equal to the sum of
                  (i) $107,145,205 (being the sum of $100,000,000 plus interest at 8% from March 16, 2002 to the Petition Date) plus (ii) interest on the amount mentioned in (A)(i) of section 3.08 of the Plan from the Petition Date to the Effective Date at the rate of 8% per annum, or

                           (B) if Class 3 does not so accept the Plan, then such
                  Old Note Claims shall be Allowed in an aggregate amount equal to (i) $107,145,205 (being the sum of $100,000,000 plus interest at 8% from March 16, 2002 to the Petition Date) plus
                  (ii) interest on the amount mentioned in (B)(i) of section
                  3.08 of the

                  Plan from the Petition Date to the Effective Date at that rate per annum which is the greater of:

                                    (1) 1.32% (such rate being (a) the weekly
                           average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the week ending Friday January 31, 2003, the end of the calendar week preceding the Petition Date, and (b) specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. Section 1961 and reported on the following site on the internet: http://www.federalreserve.gov/releases/H15/data/wf/ tcm1y.txt),

                                    (2) such other rate per annum as the
                           Bankruptcy Court determines is legally required by the applicable provisions of the Bankruptcy Code for accruals of post-petition interest on unsecured debt.

                  Class 3 Old Note Claims are Impaired. On or as soon as practicable after the Effective Date, each Holder of an Allowed Old Note Claim as of the Distribution Record Date shall receive from the Disbursing Agent, in full satisfaction, settlement, release, extinguishment and discharge of such Claim, a New Note in a principal amount equal to:

                  (A) the unpaid principal amount of such Old Note held by such Holder plus

                  (B) the amount of interest accrued but unpaid on such Old Note from March 16, 2002 to the Petition Date plus

                  (C) interest on an amount equal to the sum of (A) and (B) in this sentence from the Petition Date to the Effective Date at the applicable rate as provided above in section 3.08 (A) or
                  (B) of the Plan.

                  Acceptance of the Plan by Class 3 shall, subject to consummation of the Plan, constitute a waiver by all Holders of Class 3 Old Note Claims of any and all defaults under the Old Indenture that may exist as of the Effective Date, and an agreement to instruct the Old Indenture Trustee to take all actions to effectuate the Plan. See "Summary of Other Provisions of or Relating to the Plan--Conditions to Effectiveness" (describing cap on the interest rate payable on the New Notes of 10.5% as a condition precedent to Confirmation of the Plan) and "Description of the Old Notes--Material Terms" below.

- CLASS 4 CLAIMS: ADLT GENERAL UNSECURED CLAIMS. The Class 4 ADLT General Unsecured Claims are Impaired. Each Holder of Class 4 ADLT General Unsecured Claims shall be entitled to receive interest on the Allowed Amount of such Holder's claim from the Petition Date to the Effective Date at that rate per annum which is the greater of:

                           (1) 1.32% (such rate being (a) the weekly average
                  1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the week ending Friday January 31, 2003, the end of the calendar week preceding the Petition Date, and (b) specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. Section 1961 and reported on the following site on the internet:
                  http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt),
                  or

                           (2) such other rate per annum as the Bankruptcy Court
                  determines is legally required by the applicable provisions of the Bankruptcy Code for accruals of post-petition interest on unsecured debt.

                  The Holder of each Class 4 ADLT General Unsecured Claim shall have an election to accept either "85% Now Treatment" or "100% Stretch Treatment," as described in ensuing sentences in Section 3.09 of the Plan. Such election shall be exercised by each such Holder (including Holders of Disputed Class 4 Claims, whether or not the proceedings to determine the Allowed Amount of such Holder's Disputed Class 4 ADLT General Unsecured Claim shall have been concluded at the Effective
         Date), pursuant to election forms which will be mailed to each such Holder by Reorganized ADLT within five Cleveland, Ohio Business Days after the Effective Date; PROVIDED, HOWEVER, THAT EACH HOLDER WHO FAILS TO HAVE MADE ITS ELECTION AND TO HAVE CAUSED ITS FULLY COMPLETED ELECTION FORM TO HAVE BEEN ACTUALLY RECEIVED BY THE REORGANIZED DEBTORS BY 5:00 P.M. CLEVELAND TIME ON THE 20th CLEVELAND, OHIO BUSINESS DAY AFTER THE EFFECTIVE DATE SHALL BE CONCLUSIVELY DEEMED TO HAVE ELECTED 85% NOW TREATMENT.

                  Each Holder who shall have elected 85% Now Treatment (or who shall have been automatically deemed to have made such election) shall be entitled to receive on the later of:

                           (1) 45 days after the Effective Date,

                           (2) the date on which such Holder's Class 4 ADLT
                  General Unsecured Claim shall have become Allowed,

                           (3) the date on which such Class 4 ADLT General
                  Unsecured Claim, or any portion thereof, shall be paid pursuant to the established ordinary course of business or dealings between ADLT and the Holder of such Claim, and

                           (4) such other date agreed to by the Debtors or the
                  Reorganized Debtors, as the case may be, and the Holder of such Class 4 ADLT General Unsecured Claim,

                  an amount in Cash equal to 85% of the Allowed Amount of such Holder's Class 4 ADLT General Unsecured Claim.

                  Holders who shall have elected 100% Stretch Treatment shall be entitled to receive, starting on the later of:

                           (1) the first Calendar-Quarter-End Date after the
                  Effective Date, and

                           (2) the Calendar-Quarter-End Date next following the
                  date on which each such Class 4 ADLT General Unsecured Claim shall have become Allowed, and on each of the next succeeding Calendar-Quarter-End Dates thereafter, until such Allowed Class 4 ADLT General Unsecured Claim is paid in full, an amount in Cash equal to 25% of the Allowed Amount of such Holder's Class 4 ADLT General Unsecured Claim, plus interest accrued on such portion of such Allowed Claim from the Effective Date through the date of such payment calculated at a rate (a) equal to the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the end of the calendar week in which the Effective Date occurs, and (b) as specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. Section 1961 and reported on the following site on the internet: http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt), with the further understanding that on the 364th day after the Effective Date of the Plan, each Holder who shall have elected 100% Stretch Treatment shall receive the entire then-unpaid balance of its Class 4 ADLT General Unsecured Claim, except that Holders of Claims that shall have elected 100% Stretch Treatment remain Disputed Class 4 ADLT General Unsecured Claims on such 364th day shall be entitled to receive 100% of their Allowed Claim on the date of Allowance thereof.

                  All payments to Holders of Class 4 ADLT General Unsecured Claims shall be made in Cash, unless otherwise agreed between Reorganized ADLT and the Holder of such Claim.

- CLASS 5 CLAIMS: SUBSIDIARY DEBTOR GENERAL UNSECURED CLAIMS. The Class 5 Subsidiary Debtor General Unsecured Claims are Impaired. Each Holder of Class 5 Subsidiary Debtor General Unsecured Claims shall be entitled to receive interest on the Allowed Amount of such Holder's claim from the Petition Date to the Effective Date at that rate per annum which is the greater of:

                           (1) 1.32% (such rate being (a) the weekly average
                  1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the week ending Friday January 31, 2003, the end of the calendar week preceding the Petition Date, and (b) specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. Section 1961 and reported on the following site on the internet:
                  http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt),
                  or

                           (2) such other rate per annum as the Bankruptcy Court
                  determines is legally required by the applicable provisions of the Bankruptcy Code for accruals of post-petition interest on unsecured debt.

                  The Holder of each Class 5 Subsidiary Debtor General Unsecured Claim shall have an election to accept either "85% Now Treatment" or "100% Stretch Treatment," as described in ensuing sentences in section
         3.10 of the Plan. Such election shall be exercised by each such Holder (including Holders of Disputed Claims, whether or not the proceedings to determine the Allowed Amount of such Holder's Disputed Class 5 Subsidiary Debtor General Unsecured Claim shall have been concluded at the Effective Date), pursuant to election forms which will be mailed to each such Holder by

         Reorganized ADLT within five Cleveland, Ohio Business Days after the Effective Date; PROVIDED, HOWEVER, THAT EACH HOLDER WHO FAILS TO HAVE MADE ITS ELECTION AND TO HAVE CAUSED ITS FULLY COMPLETED ELECTION FORM TO HAVE BEEN ACTUALLY RECEIVED BY THE REORGANIZED DEBTORS BY 5:00 P.M. CLEVELAND TIME ON THE 20TH CLEVELAND, OHIO BUSINESS DAY AFTER THE EFFECTIVE DATE SHALL BE CONCLUSIVELY DEEMED TO HAVE ELECTED 85% NOW TREATMENT.

                  Each Holder who shall have elected 85% Now Treatment (or who shall have been automatically deemed to have made such election) shall be entitled to receive on the later of:

                           (1) 45 days after the Effective Date,

                           (2) the date on which such Holder's Class 5
                  Subsidiary Debtor General Unsecured Claim shall have become Allowed,

                           (3) the date on which such Class 5 Subsidiary Debtor
                  General Unsecured Claim, or any portion thereof, shall be paid pursuant to the established ordinary course of business or dealings between ADLT and the Holder of such Claim, and

                           (4) such other date agreed to by the Debtors or the
                  Reorganized Debtors, as the case may be, and the Holder of such Class 5 Subsidiary Debtor General Unsecured Claim, an amount in Cash equal to 85% of the Allowed Amount of such Holder's Class 5 Subsidiary Debtor General Unsecured Claim.

                  Holders who shall have elected 100% Stretch Treatment shall be entitled to receive, starting on the later of:

                           (1) the first Calendar-Quarter-End Date after the
                  Effective Date, and

                           (2) the Calendar-Quarter-End Date next following the
                  date on which each such Class 5 Subsidiary Debtor General Unsecured Claim shall have become Allowed, and on each of the next succeeding Calendar-Quarter-End Dates thereafter, until such Allowed Class 5 Subsidiary Debtor General Unsecured Claim is paid in full, an amount in Cash equal to 25% of the Allowed Amount of such Holder's Class 5 Subsidiary Debtor General Unsecured Claim, plus interest accrued on such portion of such Allowed Claim from the Effective Date through the date of such payment calculated at a rate (a) equal to the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the end of the calendar week in which the Effective Date occurs, and
                  (b) as specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. Section 1961 and reported on the following site on the internet: http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt), with the further understanding that on the 364th day after the Effective Date of the Plan, each Holder who shall have elected 100% Stretch Treatment shall receive the entire then-unpaid balance of its Class 5 Subsidiary Debtor General Unsecured Claim, except that Holders of Claims that shall have elected 100% Stretch Treatment remain Disputed Class 5 Subsidiary Debtor General Unsecured Claims on such 364th day shall be entitled to receive 100% of their Allowed Claim on the date of Allowance thereof.

                  All payments to Holders of Class 5 Subsidiary Debtor General Unsecured Claims shall be made in Cash, unless otherwise agreed between Reorganized ADLT and the Holder of such Claim.

- CLASS 6 INTERESTS: OLD PREFERRED STOCK INTERESTS. Class 6 Preferred Interests are Impaired. Saratoga holds Class 6 Interests in 761,250 shares of Old Preferred Stock; such Interests of Saratoga are hereby Allowed. On or as soon as practicable after the Effective Date, Saratoga, the Holder of the Allowed Class 6 Preferred Interests as of the Distribution Record Date shall receive, in full satisfaction, settlement, release, extinguishment and discharge of such Preferred Interests, and upon payment in Cash to ADLT by wire transfer of immediately available funds, $18,000,000, 29,000 shares of New Preferred Stock and 1,000 shares of New Common Stock, such that the Holders of the Allowed Class 6 Preferred Interests shall have received 100% of the authorized shares of New Preferred Stock, all of which are to be outstanding on the Effective Date and held by Saratoga, 100% of the shares of New Common Stock issued and outstanding on the Effective Date and 90.8% of the Fully Diluted New Common Stock. Acceptance of the Plan by Class 6 shall, subject to consummation of the Plan, constitute an approval, as recipient of New Common Stock, of the Management Incentive Plan and the Senior Management Contracts.

- CLASS 7 INTERESTS: OLD COMMON STOCK INTERESTS. Class 7 Common Interests are Impaired. If Class 7 accepts the Plan pursuant to section 1129(a)(8) of the Bankruptcy Code, then on or as soon as practicable after the Effective Date, each Holder of an Allowed Class 7 Interest as of the Distribution Record Date (other than Saratoga and Hellman) (and any Holders in Class 8 electing to exercise their rights as set forth in Section 3.13 of the Plan) shall receive from the Disbursing Agent, in full satisfaction, settlement, release, extinguishment, cancellation and discharge of such Interest, such Holder's Class 7 Pro Rata Share of the Fiberstars Interests, the Hexagram Net Proceeds Interests and the Contingent Equity Recovery (as those terms are defined in Section 1.01 of the Plan) (net of taxes accruable to the Reorganized Company on account of such distributions, if any). The Debtors estimate that these distributions to be made to Class 7 Interest Holders will have a value as of the Effective Date of approximately $8 million (as recorded in the Debtors' books and records) (the ability to realize this value will depend on the price and timing of the sales of Fiberstars and Hexagram securities and the future performance of the Debtors, both of which are subject to risks and uncertainties). If Class 7 rejects the Plan pursuant to section 1129(a)(8) of the Bankruptcy Code, then on or as soon as practicable after the Effective Date, each Holder of an Allowed Class 7 Interest as of the Distribution Record Date (including Saratoga and Hellman) (and any Holders in Class 8 electing to exercise their rights as set forth in Section 3.13 of the Plan) shall receive from the Disbursing Agent, in full satisfaction, settlement, release, extinguishment, cancellation and discharge of such Interest, such Holder's Class 7 Pro Rata Share of $2.5 million of the Fiberstars Interests, based on the trading price of one share of the Fiberstars stock on the Distribution Record Date (net of taxes accruable to the Reorganized Company on account of such distribution, if any). The Fiberstars Interests shall not be distributed directly to the Holders of Old Common Stock Interests (Class 7), but rather will be distributed in escrow or to a trust or other entity to be established for the benefit of such Holders, the structure of which shall be in form and substance reasonably acceptable to ADLT, the Equity Committee and Fiberstars. If the distribution to any Holder of Old Common Stock Interests would otherwise call for distribution of a fractional share of Fiberstars stock, the actual distribution of Fiberstars stock to such Holder shall be rounded down to the nearest whole share. No additional consideration shall be provided to such Holder in lieu of such fractional share that is rounded down.

-        CLASS 8 INTERESTS: OLD OTHER INTERESTS. Class 8 Interests are Impaired.
         Each Holder of an Old Other Interest shall have the right to exercise its options, warrants, conversion privileges or other legal or contractual rights to obtain Old Common Stock representing such Interest, which shall become fully vested as of the date of exercise of such right notwithstanding any provision to the contrary in the contract or instrument giving rise to such Interest. To exercise such right, such Holder shall (i) mark or check off the applicable box on the Ballot cast by such Holder indicating such Holder's exercise of such right and (ii) on or before the Effective Date, pay all required consideration and otherwise satisfy all other applicable conditions in order to exercise such right. If such Holder timely exercises its right to obtain such Old Common Stock, such Holder shall be entitled to the treatment provided to Class 7 set forth in Section 3.12 of the Plan with respect to such Old Common Stock. If such Holder fails to timely exercise its right to obtain such Old Common Stock, such Holder's Old Other Interest shall be canceled and extinguished and such Holder shall not receive or retain any property under the Plan on account of such Interest.

- CLASS 9 INTERESTS: SUBSIDIARY INTERESTS. Class 9 Interests are Unimpaired. Each Holder of an Interest in Class 9 shall retain such Interest and its respective share or shares of common stock of the Subsidiary Debtors representing such Interest, but such Holder shall receive no distribution under the Plan on account of such Interest; provided, however, that as soon as practicable after the Effective Date, the Reorganized Debtors shall cause Microsun, LRI and ADLT Services to be dissolved or merged into one of the other Debtors.

BOARD OF DIRECTORS

         From and after the Effective Date, the Board of Directors of Reorganized ADLT will consist of the following: Wayne Hellman (ADLT's Chief Executive Officer), Sabu Krishnan (ADLT's Chief Operating Officer), Christian Oberbeck (a Saratoga representative), Damon Ball (a Saratoga representative) and Richard Petrocelli (a Saratoga representative). Saratoga is considering the possibility of adding two additional directors, however, at present, Saratoga has not formally asked anyone to serve in these two positions on the Board of Directors of Reorganized ADLT. The Board of Directors for each of the Subsidiary Debtors shall consist of one (1) or more members to be appointed by Reorganized ADLT's Board of Directors. See "MANAGEMENT, BOARD OF DIRECTORS AND INSIDER RELATIONSHIPS--BOARD OF DIRECTORS."

PROCEDURE FOR APPROVING THE PLAN

         Each Holder of an Impaired Claim or Impaired Interest entitled to vote on the Plan will receive an appropriate ballot (each a "Ballot") for the purpose of voting to accept or reject the Plan. Each such Holder that wishes to vote on the Plan must (i) complete and execute its Ballot, (ii) check the box indicating whether it votes in favor of or against the Plan, (iii) check the box indicating whether it consents to the releases in the Plan, (iv) with respect to Holders of Class 8 Old Other Interests, check the box indicating whether each such Holder intends to exercise its existing options, warrants, conversion privileges or other legal or contractual rights to obtain Old Common Stock representing such Interests, and (v) return such Ballot in accordance with the instructions contained therein so that it is received by the Voting Agent on or prior to the Voting Termination Date. The Distribution Record Date for determining the Holders of Claims or Interests entitled to (i) receive this Disclosure Statement, the Plan, a Ballot and other solicitation materials, (ii) vote on the Plan and (iii) receive distributions under the Plan is October 1, 2003. For a discussion on voting on the Plan, see "THE PLAN--Voting on the Plan."

EXPIRATION, TERMINATION AND WITHDRAWAL

         The solicitation of your consent to the Plan will expire at 5:00 p.m., Pacific time on November 24, 2003 (the "Voting Termination Date"). Your consent must be in writing on the Ballot and received by the Voting Agent no later than the Voting Termination Date. Pursuant to Rule 3018 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), once you have voted to accept or reject the Plan, you will need the approval of the Bankruptcy Court to withdraw or change such acceptance or rejection.

INTERPRETATION AND EFFECT OF BALLOTS

         Pursuant to the order entered by the Bankruptcy Court approving the Scheduling Motion, the Debtors and Saratoga will decide any and all questions affecting the validity of any Ballot submitted in connection with this Disclosure Statement whose decision will be final and binding; provided, however, that any formal objections to their decisions will be resolved by the Bankruptcy Court. The Debtors and Saratoga may reject any Ballots that are not in proper form or that their counsel believes would be unlawful or were submitted in bad faith. It is important that all eligible Holders of Impaired Claims or Impaired Interests vote because, under the Bankruptcy Code, for purposes of determining whether the requisite acceptances of a particular Class have been received, only Holders in such Class who actually vote will be counted. Accordingly, failure by a Holder to submit a duly completed and signed Ballot will be deemed to constitute an abstention by such Holder with respect to the vote on the Plan. Abstentions will not be counted as votes for or against the Plan. Any Ballot which is otherwise properly completed and executed except that it does not indicate an acceptance or rejection of the Plan will be deemed to be an acceptance of the Plan.

OBJECTIONS TO THE PLAN AND THIS DISCLOSURE STATEMENT

         If confirmed by the Bankruptcy Court, the Plan will be binding upon all Holders of Claims and Interests regardless of whether they have voted to accept the Plan. The Bankruptcy Court has set a deadline for the filing of objections to confirmation of the Plan (the "CONFIRMATION HEARING OBJECTION DEADLINE") for November 24, 2003. Any objection to confirmation of the Plan must be in writing, and

- state the name and address of the objecting party and the amount of its Claim or the nature of its Interest held or asserted by it against the Debtors,

-        state with particularity the basis and nature of each objection, and

- be filed with the Clerk of the Bankruptcy Court, together with proof of service thereof, and served upon the counsel for the Debtors and the other parties identified in the notice of the Confirmation Hearing accompanying this Disclosure Statement, so as to be received no later than the Confirmation Hearing Objection Deadline.

Only timely filed and served objections to confirmation of the Plan will be considered by the Bankruptcy Court. Such objections are governed by Bankruptcy Rule 9014.

         The Debtors will also seek an order from the Bankruptcy Court providing that:

- the failure of any person to file and serve timely objections to confirmation of the Plan shall preclude such person from objecting thereto; and

- the Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

SOLICITATION OF ACCEPTANCES

         The Plan designates ten (10) Classes of Claims against, and Interests in, the Debtors. We are soliciting acceptances of the Plan from the Holders of Class 1(b) GE Secured Claims, Class 3 Old Note Claims, Class 4 ADLT General Unsecured Claims, Class 5 Subsidiary Debtor General Unsecured Claims, Class 6 Preferred Interests, Class 7 Common Interests and Class 8 Old Other Interests. All remaining Classes are or will be Unimpaired and deemed under the Bankruptcy Code to have accepted the Plan (Classes 1(a), 2 and 9). If a Holder of a Class 8 Old Other Interest exercises its right to obtain Old Common Stock on account of its Old Other Interest as provided in Section 3.13 of the Plan, such Holder shall be entitled to the treatment provided to Class 7 in Section 3.12 of the Plan with respect to such Old Common Stock. If such Holder fails to timely exercise its right to obtain Old Common Stock, such Holder's Old Other Interest shall be canceled and extinguished and such Holder shall not receive or retain any property under the Plan on account of such Interest; in such event, pursuant to section 1126(g) of the Bankruptcy Code, such Holder shall be conclusively presumed to have rejected the Plan in respect of such Interest (even if such Holder cast a Ballot accepting the Plan) because the Plan does not entitle the Holders of such Interests to receive or retain any property under the Plan on account of such Interests.

         Subject to consummation of the Plan, a vote in favor of the Plan will also be deemed to constitute, among other things,

- your consent to the releases set forth in the Plan (provided that you so indicate your consent on your Ballot),

- if you are a Holder of an Old Note, your waiver of any and all defaults under the Old Indenture governing the Old Notes that may exist as of the Effective Date,

- if you are a Holder of an Old Note, your agreement to instruct the Old Indenture Trustee to take all necessary actions to effectuate the Plan, and

- if you are a Holder of Old Preferred Stock, your approval of the Management Incentive Plan and the Senior Management Contracts.

VOTING PROCEDURES

         For the Plan to be approved by the Bankruptcy Court, the Bankruptcy Code requires, among other things, that it be accepted by (a) with respect to each Impaired Class of Claims entitled to vote on the Plan, (i) the Holders of Claims holding at least two-thirds (2/3) in amount of such Claims actually voting in such Class (other than Claims held by any Holder designated pursuant to section 1126(e) of the Bankruptcy Code) and (ii) more than one-half (1/2) in number of the Holders of such Claims actually voting in such Class (other than Claims held by any Holder designated pursuant to section 1126(e) of the Bankruptcy Code); and (b) with respect to each Impaired Class of Interests entitled to vote on the Plan, we must receive approval from the Holders of such Interests holding at least two-thirds (2/3) in amount of such Interests actually voting in such Class (other than Interests held by any Holder designated pursuant to section 1126(e) of the Bankruptcy Code). Because only votes cast for or against the Plan are counted, a failure to vote will not be counted, and it is therefore possible that we may obtain the necessary acceptances of the Plan by the votes of (a) Holders of Claims in each Impaired Class holding substantially less than two-thirds (2/3) of the aggregate amount of such Claims and (b) substantially less than one-half (1/2) in number of all such Holders in such Class. See "THE PLAN--Voting on the Plan." We reserve the right to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code, notwithstanding the requirements of section 1129(a)(8) thereof, on the basis that the Plan is fair and equitable, and does not discriminate unfairly, with respect to each Class of Claims or Interests that is Impaired under, and has not accepted, the Plan.

UNIMPAIRED CLASSES

         The following Classes of Claims and Interests are Unimpaired under the Plan, and pursuant to section 1126(f) of the Bankruptcy Code, are conclusively deemed to have accepted the Plan without the necessity of a formal solicitation of the members of such Classes:

                                    Class 1(a)--Miscellaneous Secured Claims

                                    Class 2--Classified Priority Claims

                                    Class 9--Subsidiary Interests

VOTING IMPAIRED CLASSES

         The following Classes of Claims and Interests are Impaired under the Plan, are entitled to vote on the Plan and from whom the formal solicitation of acceptances is required:

                                    Class 1(b)--GE Secured Claims

                                    Class 3--Old Note Claims

                                    Class 4--ADLT General Unsecured Claims

                                    Class 5--Subsidiary Debtor General Unsecured
                                    Claims

                                    Class 6--Preferred Interests

                                    Class 7--Common Interests

                                    Class 8--Old Other Interests

         If a Holder of a Class 8 Old Other Interest exercises its right to obtain Old Common Stock on account of its Old Other Interest as provided in
Section 3.13 of the Plan, such Holder shall be entitled to the treatment provided to Class 7 in Section 3.12 of the Plan with respect to such Old Common Stock. If such Holder fails to timely exercise its right to obtain Old Common Stock, such Holder's Old Other Interest shall be canceled and extinguished and such Holder shall not receive or retain any property under the Plan on account of such Interest; in such event, pursuant to section 1126(g) of the Bankruptcy Code, such Holder shall be conclusively presumed to have rejected the Plan in respect of such Interest (even if such Holder cast a Ballot accepting the Plan) because the Plan does not entitle the Holders of such Interests to receive or retain any property under the Plan on account of such Interests.

         Section 1129(a)(10) of the Bankruptcy Code provides that if any classes of claims are impaired under a plan, the plan cannot be confirmed unless at least one of such impaired classes of claims has voted to accept the plan (without counting any acceptance of the plan by any insiders). Accordingly, the affirmative vote of Class 1(b), Class 3, Class 4 or Class 5 is necessary for confirmation of the Plan.

         Although the Interests of the Holders of Class 6 Preferred Interests, the Holders of Class 7 Common Interests and the Holders of Class 8 Old Other Interests are Impaired under the Plan and such Holders will receive a distribution under the Plan, the requirement of section 1129(a)(10) of the Bankruptcy Code cannot be met by the affirmative vote of a class of equity interests.

SUMMARY OF DISTRIBUTIONS UNDER THE PLAN

         All Holders of Allowed Claims will be paid in full (except that Holders of General Unsecured Claims in Classes 4 and 5 (including the Holder of the Class 1(b) GE Secured Claims, to the extent that after giving effect to the offset provided in Section 3.06(b) of the Plan, such Holder has any remaining Claims against the Debtors; such Claims shall be treated as Class 5 Subsidiary Debtor General Unsecured Claims) may elect to receive alternative treatment) in Cash either on the Effective Date or in installments over time, plus interest accruing after the Effective Date (or on such other terms as the Holders of these Claims and we may agree) or their contractual rights will be Reinstated and any defaults cured, in accordance with section 1124(2) of the Bankruptcy Code. The Holders of the Class 7 Common Interests will have their Old Common Stock canceled and will receive Cash distributions pursuant to
Section 3.12 of the Plan. If a Holder of a Class 8 Old Other Interest exercises its right to obtain Old Common Stock on account of its Old Other Interest as provided in Section 3.13 of the Plan, such Holder shall be entitled to the treatment provided to Class 7 in Section 3.12 of the Plan with respect to such Old Common Stock. If such Holder fails to timely exercise its right to obtain Old Common Stock, such Holder's Old Other Interest shall be canceled and extinguished and such Holder shall not receive or retain any property under the Plan on account of such Interest; in such event, pursuant to section 1126(g) of the Bankruptcy Code, such Holder shall be conclusively presumed to have rejected the Plan in respect of such Interest (even if such Holder cast a Ballot accepting the Plan) because the Plan does not entitle the Holders of such Interests to receive or retain any property under the Plan on account of such Interests.

         On the Effective Date, Saratoga shall receive 100% of the shares of the New Preferred Stock and 100% of the shares of the New Common Stock. Saratoga's ownership percentage of the New Common Stock shall be subject to dilution in respect of the issuance of New Common Stock to certain members of Senior Management pursuant to the Management Incentive Program. The issuance of such New Common Stock will result in percentage ownership of New Common Stock as follows:

                                                PRO FORMA ASSUMING
CLASS                                            RECAPITALIZATION
-----                                            ----------------
Saratoga ....................................          90.8%

Certain Members of Senior Management.........           9.2%

CERTAIN CONSEQUENCES OF THE PLAN

         Consequences of Failure to Confirm the Plan

         If we do not receive sufficient acceptances of the Plan to complete the Recapitalization, we believe that our ability to reorganize in the Chapter 11 Cases will be materially and adversely affected. In that event, we may be forced to sell some or all of our business operations, convert the Chapter 11 Cases to cases under Chapter 7 of the Bankruptcy Code or propose a different plan of reorganization, any of which could result in significantly less recovery for the Holders of Claims and Interests than proposed in the Plan.

         Consequences of the Recapitalization

         If the Plan is approved and the Recapitalization is completed, you will no longer have a debt claim against the Company, unless your Claim is Reinstated or you receive a New Note.

FEDERAL INCOME TAX CONSIDERATIONS

         The Plan will have tax effects on the Holders of Claims against, or Interests in, the Debtors. The Plan will also have important tax effects on the Debtors. For a discussion of these the tax consequences of the Plan, see "FEDERAL INCOME TAX CONSIDERATIONS" below.

DESCRIPTION OF CAPITAL STOCK

         The rights, privileges, preferences and voting of the New Common Stock will be substantially identical to the Old Common Stock. Each share of New Common Stock will have one vote on all matters on which stockholders are entitled or permitted to vote, including the election of directors, and will be entitled to share ratably in dividends declared by the Board of Directors out of funds legally available therefor. We do not expect to declare or pay Cash dividends to Holders of our Old Common Stock or New Common Stock in the foreseeable future. See "DESCRIPTION OF CAPITAL STOCK."

         If the Plan is approved and confirmed by the Bankruptcy Court, we will cancel all shares of Old Common Stock outstanding on the Effective Date and substitute therefor certain Cash distributions as provided in the Plan. We also shall issue shares of New Preferred Stock and New Common Stock to Saratoga as well as New Common Stock to certain members of Senior Management as provided in the Management Incentive Program to be adopted pursuant to the Plan.

LISTING AND TRADING OF OLD NOTES, NEW NOTES, OLD COMMON STOCK AND NEW COMMON
STOCK

         The Old Notes are not listed on any national or regional exchange or included in The Nasdaq Stock Market(R) ("Nasdaq"). The Old Notes trade on a limited basis in the over-the-counter market. Trading in the Old Notes is limited and, if applicable, you are encouraged to obtain current information on the market price of the Old Notes that you may hold.

         The Old Common Stock was delisted from Nasdaq on January 10, 2003 and is currently traded on the Over-the-Counter Bulletin Board under the symbol "ADLTQ.OB." See "RISK FACTORS--Risks Related to Ownership of New Common Stock." The reported closing price of the Old Common Stock on June 30, 2003 was $0.09 per share. On the Effective Date, Reorganized ADLT will deregister as a registered issuer of equity securities under Section 12(g) of the Exchange Act and will not list the New Common Stock in any public market. Periodic reporting to the Commission will be governed by the New Indenture for the New Notes and related regulations.

VOTING AGENT

         Bankruptcy Management Corporation will act as Voting Agent (the "Voting Agent") for the Recapitalization. All correspondence and all inquiries relating to the Recapitalization and Ballot should be sent to the Voting Agent at the address and telephone number set forth on the back cover page of this document.

BOARD RECOMMENDATION

         Our Board of Directors has unanimously approved the terms of the Plan and believes that it is in our best interests. The Board of Directors, as well as Saratoga, strongly urge you to vote in favor of the Plan. See ANNEXES D-1 AND D-2 to this Disclosure Statement. See also ANNEXES D-3 AND D-4 to this Disclosure Statement (setting forth the Committees' respective recommendations regarding the Plan). However, you must make your own decision as to whether to vote in favor of the Plan.

SELECTED FINANCIAL DATA

         The following table contains certain selected financial data derived from ADLT's Condensed Consolidated Financial Statements (Unaudited) for the indicated periods as reported in our Quarterly Report on Form 10-Q for the third fiscal quarter ended March 31, 2003. ADLT's Consolidated Financial Statements include results for the Subsidiary Debtors and other subsidiaries and equity investees. This information is qualified by the more detailed Consolidated Financial Statements and Notes thereto of the Company. The selected financial data should be read in conjunction with the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in such Quarterly Report. Later financial information that we may file with the SEC, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2003 to be filed in the near future, will automatically update and supersede this information.

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                 (In thousands, except per share dollar amounts)

                                                         Three Months Ended              Nine Months Ended
                                                             March 31,                       March 31,
                                                      -----------------------        ------------------------
                                                       2003            2002            2003            2002
                                                      -----------------------        ------------------------
Net sales                                             $37,469         $33,565        $109,624        $134,025
Costs and expenses
  Cost of sales                                        23,252          22,706          68,774          87,859
  Marketing and selling                                 5,457           5,592          16,808          24,812
  Research and development                              2,055           1,529           6,321           6,863
  General and administrative                            2,628           3,602           8,934          11,857
  Provisions for loan impairment                            -             900           2,700           5,500
  Refinancing and non-recurring items                      84               -           2,387               -
  Gain on settlement of lawsuit                             -               -               -            (554)
  Gain on sale of property                                  -               -             (62)              -
  Special charges and asset impairment                      -               -           6,714           9,009
  Amortization of intangible assets                        86              83             256             253
                                                      -------         -------        --------        --------
Income (loss) from operations                           3,907            (847)         (3,208)        (11,574)

Other income (expense):
  Interest expense                                     (2,722)         (2,559)         (8,732)         (8,616)
  Interest income                                         140              82             415             144
  Income (loss) from investments                         (104)         (2,121)           (756)         (2,332)
  Reorganization expenses                              (3,963)              -          (3,963)              -
  Gain from sale of fixture subsidiaries                    -               -               -             227
                                                      -------         -------        --------        --------
Income (loss) before income taxes, minority
  interest and cumulative effect of
  accounting change                                    (2,742)         (5,445)        (16,244)        (22,151)
Income tax expense                                        224             152             658             386
                                                      -------         -------        --------        --------

Income (loss) before minority interest and
  cumulative effect of accounting change               (2,966)         (5,597)        (16,902)        (22,537)
Minority interest in income of
  consolidated subsidiary                                (108)            (63)           (267)           (145)
                                                      -------         -------        --------        --------

Income (loss) before cumulative effect of
  accounting change                                    (3,074)         (5,660)        (17,169)        (22,682)
Cumulative effect of accounting change                      -               -               -         (71,171)
                                                      -------         -------        --------        --------

Net income (loss)                                     $(3,074)        $(5,660)       $(17,169)       $(98,853)
                                                      =======         =======        ========        ========

Earnings (loss) per share - basic and
  diluted:
  Income (loss) before cumulative effect
   of accounting change                               $  (.16)        $  (.27)       $   (.90)       $  (1.06)
  Cumulative effect of accounting change                    -               -               -           (3.04)
                                                      -------         -------        --------        --------

  Earnings (loss) per share - basic and               $  (.16)        $  (.27)       $   (.90)       $  (4.10)
                                                      =======         =======        ========        ========
   diluted:
Weighted average shares outstanding:
  Basic and diluted                                    23,807          23,462          23,733          23,383
                                                      =======         =======        ========        ========

                      ADVANCED LIGHTING TECHNOLOGIES, INC.
      CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (UNAUDITED)
                        NINE MONTHS ENDED MARCH 31, 2003
                                 (in thousands)

                                                                                   Loan and
                                                                    Accumulated    Interest                   Common
                                     Common Stock                      Other      Receivable  Retained     Shareholders'
                      Preferred   -------------------   Paid-In    Comprehensive     From     Earnings        Equity
                        Stock     Shares    Par Value   Capital    Income (Loss)   Officer    (Deficit)      (Deficit)      Total
                        -----     -------   ---------   -------    -------------   -------    ---------      ---------      -----
Balance at
  July 1, 2002         $22,290    $23,588    $     24   $214,804     $  (2,940)    $(7,044)   $(201,562)      $  3,282    $ 25,572
Net income
  (loss)                     -          -           -          -             -           -      (17,169)       (17,169)    (17,169)

Preferred shares
  accretion              2,185          -           -     (2,185)            -           -            -         (2,185)          -

Warrants to
  be issued
  to General
  Electric
  Company                    -          -           -          -             -           -            -              -           -

Reserve for
  loan impairment            -          -           -          -             -       2,700            -          2,700       2,700
Stock purchases
  by employees               -         61           -         20             -           -            -             20          20

Stock issued
  pursuant to
  employee benefit
  plan                       -        158           -         87             -           -            -             87          87

Foreign currency
 translation
 adjustment                  -          -           -          -           805                        -            805         805
                       -------    -------   ---------   --------     ---------     -------    ---------       --------    --------

BALANCE AT
MARCH 31, 2002         $24,475    $23,807   $      24   $212,726     $  (2,135)    $(4,344)   $(218,731)      $(12,460)   $ 12,015
                       =======    =======   =========   ========     =========     =======    =========       ========    ========

                                  RISK FACTORS

         Eligible Holders of Claims and Interests should consider the factors set forth below, as well as the other information set forth in this Disclosure Statement or incorporated herein by reference, prior to determining whether to vote to accept the Plan.

RISKS IF THE RECAPITALIZATION IS NOT SUCCESSFULLY COMPLETED

         If we do not complete the Recapitalization, we believe that our ability to reorganize in the Chapter 11 Cases will be materially and adversely affected. In that event, we may be forced to sell some or all of our business operations, convert the Chapter 11 Cases to cases under Chapter 7 of the Bankruptcy Code or propose a different plan of reorganization, any of which could result in significantly less recovery for the Holders of Claims and Interests than proposed in the Plan.

         We do not believe that we will be able to significantly improve our financial position without completing the Recapitalization. Thus, if we do not complete the Recapitalization through the Plan, we will have to consider other alternatives, the results of which may be significantly less favorable to Holders of Claims and Interests than the Recapitalization.

RISKS RELATED TO THE PLAN

         If we receive the requisite acceptances, we expect to complete the Recapitalization. Completion of the Recapitalization may entail certain risks for the Holders of Claims and Interests.

         Risk of Non-Confirmation of the Plan

         Section 1129 of the Bankruptcy Code, which sets forth the requirements for confirmation of a plan of reorganization, requires, among other things, a finding by a bankruptcy court that:

- the confirmation of a plan is not likely to be followed by the need for further reorganization;

- all claims and interests have been classified in compliance with the provisions of section 1122 of the Bankruptcy Code; and

- each holder of a claim or equity interest within each impaired class has voted to accept the plan or has received or retained under the plan, cash or property of a value, as of the date the plan becomes effective, that is not less than the value such holders would receive or retain if the debtor were liquidated under Chapter 7 of the Bankruptcy Code.

         There can be no assurance that the Bankruptcy Court will conclude that these tests and the other requirements of section 1129 of the Bankruptcy Code have been met with respect to the Plan. There also can be no assurance that modifications to the Plan would not be required for confirmation, or that such modifications would not require a resolicitation of the Plan.

         We believe that the Plan meets all of the requirements for confirmation thereof, including, in particular, that if the Plan is confirmed it will not be followed by the need for further financial reorganization of the Debtors and that the Holders of Impaired Claims and Impaired Interests will receive value under the Plan that is greater than the value they would receive if we were liquidated under Chapter 7 of the Bankruptcy Code. See "THE PLAN--Confirmation of the Plan." However, there can be no assurance that the Bankruptcy Court will reach the same conclusions.

         The confirmation and effectiveness of the Plan are also subject to certain conditions. No assurances can be given that these conditions will be satisfied or waived or that any necessary consent will be obtained. See "THE PLAN--Summary of Other Provisions of the Plan--Conditions to Effectiveness."

         Failure of confirmation of the Plan by the Bankruptcy Court would likely result in a sale of some or all of our business operations, a conversion of the Chapter 11 Cases to cases under Chapter 7 of the Bankruptcy Code or the proposal of a different plan of reorganization. If we are ultimately unable to complete the Recapitalization, there is a significant likelihood that Holders of Impaired Claims and Impaired Interests would ultimately receive far less than what they would receive under the terms of the Recapitalization.

RISKS RELATED TO OWNERSHIP OF NEW COMMON STOCK

         Although we believe that the Holders of the New Common Stock under the Plan would otherwise be able to resell the New Common Stock without registration under the Securities Act or other federal securities laws (except as set forth more fully below), such Holder's ability to sell may be diminished if it is deemed to be an "underwriter" with respect to such securities within the meaning of section 1145(b) of the Bankruptcy Code. Section 1145(b) of the Bankruptcy Code defines an "underwriter" for purposes of the Securities Act as including a person who is a control person of the issuer of the securities. We cannot assure that such Holders will not be deemed to be a statutory underwriter and they are advised to consult with their own counsel as to the availability of any exemptions under the Securities Act. See "SECURITIES LAW MATTERS--Issuance and Resale of the New Notes and Distribution and Resale of the Fiberstars Interests Under a Bankruptcy Plan" below.

         Other Risks Relating to the Debtors and Their Businesses.

         There may be other risks associated with the future operation of the Debtors' businesses and related matters. Some of these risk factors are identified in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference into this Disclosure Statement.

                                 CAPITALIZATION

         The following consolidated balance sheet of the Debtors is contained in the Notes to the Company's Condensed Consolidated Financial Statements (Unaudited) as reported in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003. Later financial information that we may file with the SEC will automatically update and supersede this information.

CONDENSED CONSOLIDATED BALANCE SHEET OF DEBTORS-IN-POSSESSION (UNAUDITED) (DOLLARS IN THOUSANDS)
March 31, 2003

Current assets:
  Cash and cash equivalents                                  $    316
  Trade receivables, net                                       12,331
  Receivables from subsidiaries not in bankruptcy              17,716
  Inventories                                                   9,866
  Other                                                           740
                                                             --------
    Total current assets                                       40,969
Property, plant and equipment, net                             44,573
Receivables from related parties                                7,747
Investments in affiliates                                       9,578
Investments in and loans to subsidiaries not in bankruptcy     72,151
Long-term receivables from subsidiaries not in bankruptcy      38,088
Other assets                                                    2,224
                                                             --------
   Total assets                                              $215,330
                                                             ========

Liabilities:
   Liabilities not subject to compromise
      Debt                                                   $ 19,789
      Payables to subsidiaries not in bankruptcy               13,804
      Other                                                    11,255
                                                             --------
          Total liabilities subject to compromise              44,848
Liabilities subject to compromise:
   Debt                                                        99,232
   Other                                                       15,325
                                                             --------
     Liabilities subject to compromise                        114,557
                                                             --------
   Total liabilities                                          159,406
Preferred stock                                                24,476
Shareholders' equity                                           31,449
                                                             --------
   Total liabilities and equity                              $215,330
                                                             ========

                 BANKRUPTCY SCHEDULES OF ASSETS AND LIABILITIES

         The Debtors filed their respective schedules of assets and liabilities and consolidated statement of financial affairs with the Bankruptcy Court on March 21, 2003. These schedules and statement of financial affairs are available for review at the Office of the Clerk of the Bankruptcy Court or by contacting the Debtors' counsel. A summary of the Debtors' respective assets and liabilities is set forth below. The information set forth below is supplemented and qualified by the Global Notes and Disclaimers Regarding Schedules of Assets and Liabilities filed with the schedules and statement of financial affairs. The information set forth below also will be superseded by any amended schedules or statement of financial affairs that we may file with the Bankruptcy Court in the future.

    DEBTOR           TOTAL ASSETS     TOTAL LIABILITIES
--------------------------------------------------------
ADLT              $   243,220,340.59  $   154,794,601.16

VLI               $    78,244,707.62  $   130,007,703.88

APL               $    56,834,756.53  $    28,655,669.10

Ballastronix      $       384,130.00  $    28,661,429.00

LRI               $       525,074.00  $    28,070,232.00

Microsun          $             0.00  $    44,236,894.00

ADLT Services     $             0.00  $    26,420,662.00

         To date in these Chapter 11 Cases, the Debtors have filed financial or operating reports with the United States Trustee for the months of February through August, 2003. These reports, along with all subsequent financial or operating reports filed with the United States Trustee, are incorporated herein by reference. Copies of these reports are available from the Clerk of the Bankruptcy Court.

             COMPANY BACKGROUND AND PURPOSE FOR THE RECAPITALIZATION

THE COMPANY

         ADLT was formed on May 19, 1995, and acquired ownership, primarily by merger, of affiliated companies, including the Subsidiary Debtors (other than Ballastronix), that were previously under common ownership and management. ADLT is an innovation-driven designer, manufacturer and marketer of metal halide lighting products. ADLT believes that it is the only designer and manufacturer in the world focused primarily on metal halide lighting. As a result of this unique focus, ADLT has developed substantial expertise in all aspects of metal halide lighting. ADLT believes that this focus enhances its responsiveness to customer demand and has contributed to its technologically advanced product development and manufacturing capabilities. Further information regarding ADLT and its subsidiaries is set forth in our Annual Report on Form 10-K for the fiscal year ended June 30, 2002, Quarterly Reports on Form 10-Q for fiscal quarters ended September 30, 2002, December 31, 2002 and March 31, 2003, and other filings with the SEC, which are incorporated by reference into this Disclosure Statement.

BACKGROUND OF THE RESTRUCTURING

         Prior to the Petition Date, ADLT had established certain revolving credit facilities with a bank group headed by PNC Bank, N.A. (the "Prior Lenders"). These prepetition credit facilities were secured by certain liens and security interests granted by ADLT and other borrowers and guarantors upon such parties' respective assets and property.

         On or about August 21, 2002, the Prior Lenders issued a notice of default under the governing credit agreement as a result of the borrowers' breach of certain financial covenants. Thereafter, on September 16, the borrowers and the Prior Lenders entered into a forbearance agreement pursuant to which the Prior Lenders agreed to forbear from exercising their rights and remedies under the credit agreement based on the borrowers' prior financial covenant defaults. The borrowers were allowed access to their credit facilities, but not in amounts sufficient to enable ADLT to make a required $4 million interest payment to the Holders of Old Notes on September 16, 2002. ADLT did not make the interest payment.

         On October 18, 2002, the borrowers and the Prior Lenders entered into an amended forbearance agreement under which the Prior Lenders agreed to continue making the prepetition credit facilities available to the borrowers, provided that, among other things, ADLT retain a financial consultant to assist in the refinance of the indebtedness owed to the Prior Lenders and an investment banker to explore a possible sale of all or a significant portion of the borrowers' assets in order to pay off the outstanding indebtedness to the Prior Lenders. Throughout the fall of 2002, the borrowers sought to refinance the obligations owing to the Prior Lenders.

         On or about January 7, 2003, the Prior Lenders declared the borrowers to be in default under the amended forbearance agreement. The Prior Lenders then advised the borrowers that (a) no further financing would be available after February 5, 2003, outside of the Chapter 11 Cases, and (b) in no event prior to February 5, 2003, would advances under the prepetition credit facilities exceed the borrowing base thereunder. As a result, the borrowers determined that the commencement of the Chapter 11 Cases with the support of a DIP facility offered by the Prior Lenders was the surest way to preserve their businesses, assets and going concern values. Included in the DIP facility was a requirement that the Debtors sell their businesses by July 30, 2003, to facilitate the repayment of the indebtedness to the Prior Lenders. The DIP facility also permitted the Debtors to pursue a reorganization on a dual track with their sale efforts.

         In response to ADLT's failure to make the scheduled interest payment in September 2002, certain Holders of Old Notes formed an ad hoc committee to negotiate with ADLT to restructure its capital structure or otherwise resolve the situation. On January 22, 2003, the Old Indenture Trustee accelerated the Old Notes. As of the Petition Date, ADLT and the ad hoc committee were close to, but did not yet have, an agreement on the terms of a restructuring. After the Petition Date, ADLT continued negotiations with the Creditors Committee, which was and is dominated by Holders of Old Notes, and GE, ADLT's former preferred shareholder.

         After the Petition Date, the Debtors and their investment bankers also engaged in an intensive marketing and sale process to enable the Debtors, if necessary, to sell their businesses by the July 30, 2003 deadline under the Prior Lenders' DIP facility. As the sale process unfolded, however, the Debtors realized that a sale of their businesses would not maximize the return to their creditors and equity holders. In particular, offers in preliminary indications of interest received from prospective purchases were lower than expected. Consequently, the Debtors redoubled their efforts to pursue a reorganization. They also engaged in substantial efforts to obtain a replacement DIP facility in order to eliminate the sale covenants of the Prior Lenders' facility.

         On April 28, 2003, given that the Debtors, the Creditors Committee and GE had not yet reached an agreement on the terms of a restructuring and that the Debtors were still on a tight reorganization schedule given the sale covenants in Prior Lenders' DIP facility, the Debtors filed an initial plan of reorganization. The Debtors filed this original plan because they had concluded that the negotiating position being taken at the time by the Creditors Committee unfairly favored the Holders of the Old Notes and GE over common shareholders. This conclusion was reached largely on the basis of a valuation study conducted by the Debtors' investment bankers that suggested that their plan of reorganization should include a distribution to common shareholders. Because the Debtors' original plan did not have the support of the Debtors' major constituencies, however, the Debtors continued negotiations with the Creditors Committee and GE.

         Thereafter, on or about May 29, 2003, the Debtors reached an agreement in principle with the Creditors Committee and GE regarding the terms of a consensual restructuring and commenced working on a joint plan, disclosure statement and related plan documents. Additionally, the Debtors were successful in locating a replacement DIP facility, which did not include any sale covenants. On June 25, 2003, the Bankruptcy Court entered an order approving the replacement DIP facility.

         The Debtors worked with the Creditors Committee and GE on the joint plan and related documents in June, July and early August. However, as the Debtors were nearing completion of the joint plan, on August 11, 2003, GE announced to the Debtors that it preferred to sell its equity interests in ADLT to Saratoga rather than proceed with the joint plan. At the same time, GE requested that ADLT cooperate with GE and Saratoga in connection with such transaction. Such cooperation included negotiating a new plan of reorganization with Saratoga such that if Saratoga and GE indeed consummated the sale of the ADLT equity interests held by GE, Saratoga and the Debtors each would have the comfort of an agreement on class treatment in a new plan.

         On August 15, 2003, Saratoga consummated the purchase of the equity interests held by GE for $12 million in cash. GE then advised the Debtors that the joint plan was no longer something GE could or would support. Because Saratoga had no interest in pursuing the joint plan, and in fact negotiated a new plan of reorganization with the Debtors between August 12 and August 15, 2003, the Debtors ceased efforts with respect to the joint plan. The Debtors and Saratoga, as co-proponents, filed their new plan of reorganization on August 15, 2003, filed an amended version of that plan on September 16, 2003, and, after the Bankruptcy Court approved this Disclosure Statement, filed the Plan on October 3, 2003. The Plan reflects the agreement of the Debtors and Saratoga regarding the terms of the Recapitalization, including Saratoga's investment of $18 million of much needed capital into ADLT.

         The Debtors issued various press releases regarding certain of the foregoing events, copies of which may be obtained per the instructions in the section entitled "Important Information Regarding the Plan--Where You Can Find More Information" above.

OUR MANAGEMENT TEAM

         Our current executive management team consists of the following individuals:

         WAYNE R. HELLMAN is ADLT's Chief Executive Officer and serves as President of ADLT Services, Ballastronix, LRI and Microsun. He also is Chairman of ADLT's current Board of Directors and is the sole member of the Board of Directors of each of the Subsidiary Debtors. Mr. Hellman has served as the Chief Executive Officer of the Company since 1995 and as chief executive or other senior officer of each of the Company's predecessor companies since 1983. From 1968 to 1983, Mr. Hellman was employed by the lighting division ("GE Lighting") of GE. While at GE Lighting, Mr. Hellman served as Manager of Strategy Analysis for the Lighting Business Group; Manager of Engineering for the Photo Lamp Department; Halarc Project Venture Manager; Manager of Quartz Halogen Engineering and Manager of Metal Halide Engineering. As the Halarc Project Venture Manager, Mr. Hellman was given the responsibility of developing metal halide technology. He is also currently a director of Fiberstars, Inc., a manufacturer and marketer of fiber optic lighting systems. The Company owns approximately

20% of the issued and outstanding shares of Fiberstars, Inc. In 1998, Mr. Hellman married Diane Mazzola, who is director Louis S. Fisi's step-daughter. As discussed below, Mr. Hellman has an outstanding loan with ADLT. See "Summary of Other Provisions of or Relating to the Plan--Treatment of Hellman Loan" and "Certain Transactions and Relationships with Insiders or Otherwise Related Parties" below.

         STEVEN C. POTTS is the Chief Financial Officer, Treasurer and Secretary of ADLT, ADLT Services, Ballastronix, LRI and Microsun. He also serves as Vice President and Chief Financial Officer of APL and as Secretary and Treasurer of VLI. Mr. Potts has served as Chief Financial Officer and Treasurer since October, 2000. Mr. Potts served as a director of the Company from January 22, 2002 until his resignation on May 29, 2002. Before joining the Company, Mr. Potts served in several financial positions for General Dynamics, Inc., from 1975 until 1999. From 1995 to 1999, Mr. Potts served as Vice President of Finance and Controller of General Dynamics, Land Systems Division. In this position, Mr. Potts was responsible for directing financial operations and information resource management for Land Systems and played a key role in domestic and international acquisitions for General Dynamics. Mr. Potts is currently scheduled to leave the Company at or about the time his replacement joins the Company.

         SABU KRISHNAN is ADLT's Chief Operating Officer. Mr. Krishnan was elected to the office of Chief Operating Officer on February 13, 2003 and serves as President of VLI. Mr. Krishnan was appointed a Director of ADLT on April 22, 2003. Mr. Krishnan joined VLI in 1995 and has served in management positions of increasing responsibility at VLI. Mr. Krishnan's primary recent responsibility has been the successful launch of the Company's Indian manufacturing operations in both lamps and power supplies.

         LEROY BARTOLOMEI is a Vice President of ADLT and serves as President of non-debtor DSI. Mr. Bartolomei was elected as an executive officer of the Company on January 22, 2002. Mr. Bartolomei has been President of DSI since its formation in 1985. Prior to that, Mr. Bartolomei was employed by Optical Coating Laboratory, Inc., where his last position was Senior Vice President of Operations. Mr. Bartolomei holds several patents for thin film components and processing.

         JAMES L. SCHOOLENBERG is a Vice President of ADLT and serves as Chief Executive Officer and President of APL. Mr. Schoolenberg was elected as an executive officer of the Company on January 22, 2002. Mr. Schoolenberg joined APL in 1975 and has served as President and Chief Executive Officer of APL since 1994. He holds a Bachelor of Arts degree with majors in Physics and Chemistry. Prior to joining APL, Mr. Schoolenberg was a faculty member of the Physics Department at Western Michigan University. Mr. Schoolenberg was responsible for the development of numerous new techniques and procedures improving the efficiency of production runs and the quality of APL's metal halide products.

         WAYNE PLATT is an Executive Vice President of ADLT. Mr. Platt was elected as an executive officer of the Company on January 22, 2002. Mr. Platt joined VLI in 1998, and previously served as President of VLI. From 1996 to 1997, he served as Vice President of Manufacturing and Engineering of Sylvania Lighting International in Geneva, Switzerland. Prior to that, he served for eight years as Plant Manager of the High Intensity Discharge division of Osram Sylvania in New Hampshire.

PURPOSE OF THE RECAPITALIZATION

         The Recapitalization and the Plan is based on the restructuring agreement between the Debtors and Saratoga. We believe that the proposed Recapitalization most fairly provides for all creditors and equity security holder constituencies. Upon completion of the Recapitalization, we believe that we will be able to grow our businesses and provide enhanced value for our stockholders.

                  VALUATION AND PROJECTED FINANCIAL INFORMATION

VALUATION ANALYSIS

         To assist Holders of Claims and Interests in determining whether to accept (or reject) the Plan, our financial advisor, Brown Gibbons Lang & Company Securities, Inc. ("BGL"), is in the process of completing its preparation of (1) a valuation analysis of the Debtors prior to the Effective Date and prior to giving effect to the Saratoga equity investment of $18 million, in order to determine the value, if any, of the Class 7 and Class 8 Interests (the "Equity Valuation"), and (2) a valuation analysis of the Reorganized Debtors as of the Effective Date, after giving effect to the Saratoga equity investment of $18 million (the "Plan Valuation" and, together with the Equity Valuation, the "Valuations"). The Debtors anticipate that BGL will complete the Valuations on or about October 20, 2003, at which time a brief summary of the results thereof will be available to parties-in-interest pursuant to a written request to Peter
J. Young, Esq., Jenner & Block, LLC, One IBM Plaza, Chicago, Illinois, facsimile
(312) 840-7770, pyoung@jenner.com.

         In preparing each of the Valuations, BGL is relying on, among other things, the financial projections prepared by our management and reviewed by our other financial advisor, The Parkland Group, Inc. ("Parkland"). The Valuations will assume that these operating projections will be achieved in all material respects, including revenue growth, improvements in operating margins, earnings and cash flow, improvement in techniques for managing working capital, expenses and other elements.

         In the Equity Valuation, the Debtors anticipate that BGL will conclude that, in its opinion, the Holders of Claims and Interests will receive under the Plan property of a value as of the Effective Date of the Plan, equal to or greater than the value of such Claim or Interest. In particular, BGL will likely conclude that Holders of Claims will be paid in full and that there will be a multi-million dollar recovery to Saratoga, the Holder of the Old Preferred Stock. BGL also will likely conclude that the value of the Interests of Class 7 (Holders of Old Common Stock) and Class 8 (Holders of Old Other Interests) is zero. Based on the Equity Valuation, the Debtors believe that the Holders of Claims are fully protected. In the Plan Valuation, BGL will likely conclude that the Company will be even more valuable than under the Equity Valuation, due in significant part to Saratoga's $18 million cash investment on the Effective Date of the Plan. Consequently, the Debtors believe that if the Plan is Confirmed, Holders of Claims will have even more protection.

PROJECTED FINANCIAL INFORMATION

         Our management has prepared and Parkland has reviewed financial projections that may be helpful to the Holders of Impaired Claims and Impaired Interests in deciding whether to accept or reject the Plan. In particular, we have prepared and Parkland has reviewed a detailed, proprietary business plan in excess of 165 pages for Fiscal Year 2004. Additionally, we have prepared and Parkland has reviewed a detailed set of projections, including underlying assumptions, for the Company for Fiscal Years 2004-2008. A copy of these projections is available to parties-in-interest, subject to execution of an appropriate confidentiality agreement, pursuant to a written request to Peter J. Young, Esq., Jenner & Block, LLC, One IBM Plaza, Chicago, Illinois, facsimile
(312) 840-7770, pyoung@jenner.com. Finally, set forth as ANNEX B to this Disclosure Statement is a four-page summary of these detailed projections, including a projected cash flow statement.

         To assess our projections, we provide you with the following historical financial information regarding the Debtors' financial performance: EBITDA from continuing operations, net of special and non-recurring charges, for Fiscal Year 2003 was $19,176,000. Prior to implementation of the Company's operational turnaround plan during Fiscal Year 2003, the Company's normalized EBITDA (excluding EBITDA of divested operations and special charges, asset impairments, provisions for loan impairment, refinancing and reorganization items, inventory adjustments and gains on sale and settlement of a lawsuit) for Fiscal Years 2000-2002 was between $8.1 million and $13.8 million. As reflected in the improvement in EBITDA performance in Fiscal Year 2003, the Debtors' operational turnaround plan has succeeded. The Debtors have reduced wage rates, improved efficiencies and trimmed expenses by moving significant manufacturing operations from the United States to India and reducing employee headcount, all of which has improved EBITDA performance. The Debtors expect to continue to enjoy these and other benefits of the operational turnaround plan, and have assumed so in preparing their projections for this Plan.

         The financial projections for this Plan have been developed for each of the operating divisions and for the corporate office. The projections are based on the positive effects of the operational turnaround plan already experienced by the Debtors, as well as the related management decisions that have already been implemented, and on relevant competitive and other market considerations. The most significant of these operating assumptions and market considerations include the following:

         APL. The Company believes that APL produces all of the metal halide salts used in metal halide lamps manufactured in the United States, including those manufactured by GE, Philips and Sylvania, and more than 80% of the metal halide salts used in metal halide lamps manufactured overseas. Metal halide salts are the key raw material in the manufacturing of metal halide lamps. APL's projected sales growth rate is based on industry forecasts of domestic market growth and APL's actual experience in the international market. Over the last five years, APL's average compound annual revenue growth rate for international sales has been approximately 22%. International sales account for in excess of 50% of APL's total sales, which percentage has been increasing. APL's gross margin percentages and its EBIT margin percentages are consistent with historic levels.

         VLI. VLI's projections are based on, among other things, the assumption that VLI will experience cost improvements in Fiscal Year 2004 over those already realized in Fiscal Year 2003. These cost improvements are due to more efficient operations, a better overhead structure, and lower manufacturing costs due primarily to the transfer of substantial manufacturing operations to India. These cost savings were first realized in Fiscal Year 2003 and are expected to continue in Fiscal Year 2004 and future years.

         DSI. Over the last several years, including Fiscal Year 2003, DSI has suffered operating losses. However, DSI's sales increased in Fiscal Year 2003 and are projected to increase in Fiscal Year 2004 and beyond for both optical thin film coatings and equipment. DSI is also projected to experience cost improvements due primarily to work force reductions and efficiency improvement. These cost savings were first realized in Fiscal Year 2003 and are expected to continue in Fiscal Year 2004 and future years. In addition, DSI is expected to experience improved margins as a result of projected improvements in its product mix. DSI has increased and is projected to increase the number and percentage of higher margin deposition process contracts with government and private commercial customers. These improved sales and margins are expected to continue beyond Fiscal Year 2004.

         Corporate. ADLT will experience lower overhead costs in Fiscal Year 2004 (as compared to Fiscal Year 2003) due to reduced directors fees and insurance costs. These overhead savings were first realized in Fiscal Year 2003 and are expected to continue in Fiscal Year 2004 and beyond.

         WE CAUTION THAT NO REPRESENTATION CAN BE MADE CONCERNING THE ACCURACY OF THE PROJECTED FINANCIAL INFORMATION OR THE ABILITY TO ACHIEVE THE PROJECTED RESULTS. MANY OF THE ASSUMPTIONS ON WHICH THESE PROJECTIONS ARE BASED ARE SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES. IT IS LIKELY THAT SOME ASSUMPTIONS WILL NOT MATERIALIZE BECAUSE OF UNANTICIPATED EVENTS AND CIRCUMSTANCES. ACCORDINGLY, THE ACTUAL RESULTS ACHIEVED THROUGHOUT THE PROJECTION PERIOD ARE LIKELY TO VARY FROM THE PROJECTED RESULTS. THE VARIATIONS MAY BE MATERIAL, ADVERSE OR POSITIVE.

                                    THE PLAN

         We are soliciting acceptances of the Plan so that we may complete the Recapitalization through the Debtors' bankruptcy proceedings. To complete the Recapitalization through the Plan, we must receive acceptances of the Plan from
(a) with respect to each Impaired Class of Claims entitled to vote on the Plan,
(i) the Holders of Claims holding at least two-thirds (2/3) in amount of such Claims actually voting in such Class (other than Claims held by any Holder designated pursuant to section 1126(e) of the Bankruptcy Code) and (ii) more than one-half (1/2) in number of the Holders of such Claims actually voting in such Class (other than Claims held by any Holder designated pursuant to section 1126(e) of the Bankruptcy Code); and (b) with respect to each Impaired Class of Interests entitled to vote on the Plan, we must receive approval from the Holders of such Interests holding at least two-thirds (2/3) in amount of such Interests actually voting in such Class (other than Interests held by any Holder designated pursuant to section 1126(e) of the Bankruptcy Code) (the "Requisite Acceptances"). Because only those Holders who vote to accept or reject the Plan will be counted for purposes of determining acceptance or rejection of the Plan, the Plan could be approved by the affirmative vote of (a) Holders holding significantly less than two-thirds (2/3) of the aggregate amount of Claims in each Class and (b) significantly less than one-half (1/2) in number of the Holders in such Class. See "--Brief Explanation of Chapter 11 Reorganization," below. We reserve the right to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code, notwithstanding the requirements of section 1129(a)(8) thereof, on the basis that the Plan is fair and equitable, and does not discriminate unfairly, with respect to each Class of Claims or Interests that is Impaired under, and has not accepted, the Plan.

         A COPY OF THE PLAN IS ATTACHED TO THIS DISCLOSURE STATEMENT AS ANNEX A AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE PLAN. YOU SHOULD CAREFULLY READ THE PLAN IN ITS ENTIRETY FOR A FULL UNDERSTANDING OF ITS TERMS.

BRIEF EXPLANATION OF CHAPTER 11 REORGANIZATION

         Chapter 11 of the Bankruptcy Code is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business for the benefit of itself and its creditors and stockholders. In addition to permitting rehabilitation of the debtor, another goal of Chapter 11 is to promote equality of treatment of creditors and equity security holders of equal rank with respect to the distribution of a debtor's assets. In furtherance of these two goals, upon the filing of a petition for reorganization under Chapter 11, section 362 of the Bankruptcy Code generally provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or to enforce liens that arose prior to the commencement of the debtor's case under Chapter 11.

         Approval and confirmation of a plan of reorganization by a bankruptcy court is the principal objective of a Chapter 11 case. In general, a Chapter 11 plan of reorganization:

-        divides claims and equity interests into separate classes;

-        specifies the property that each class is to receive under the plan;
         and

- contains other provisions necessary or desirable for the reorganization of the debtor.

         In general, there are two forms of treatment that may be provided to a holder of a claim or equity interest under a chapter 11 plan of reorganization -- "unimpaired" treatment and "impaired" treatment. Unimpaired treatment means that the legal, equitable and contractual rights of a holder of a claim or equity interest are unchanged under the plan. Impaired treatment means that the legal, equitable or contractual rights of a holder of a claim or equity interest are somehow changed under the plan and can include situations where a holder of a claim or equity interest does not receive or retain any property under a plan.

         In Chapter 11, the right to vote on a plan of reorganization is determined by the treatment that a particular holder of a claim or equity interest receives under the plan. If the holder of a claim or equity interest is unimpaired under a plan, the holder is deemed to accept the plan and it is therefore unnecessary to solicit such holder's vote on the plan. Similarly, it is not necessary to solicit a vote from a holder of a claim or equity interest who is not entitled to receive or retain any property under a plan and such holder is deemed to reject the plan under the Bankruptcy Code. However, if an impaired holder of a claim or equity interest is entitled to receive property under the plan, then such holder is not deemed to automatically accept or reject the plan.

         Chapter 11 of the Bankruptcy Code, however, does not require each holder of a claim or equity interest in a voting class to vote in favor of a plan of reorganization in order for a bankruptcy court to confirm the plan. Instead, in order for a particular class to accept a plan, acceptances must be received:

- if such class is a class of claims against a debtor, from the holders of claims constituting at least two-thirds (2/3) in amount of the allowed claims actually voted in such class and more than one-half (1/2) in number of the holders of allowed claims in such class, or

- if such class is a class of equity interests in a debtor, from the holders of at least two-thirds (2/3) in amount of the allowed equity interests in such class of equity interests that have actually voted to accept or reject the plan.

         In addition to the voting requirements described above, the bankruptcy court must also find that the plan of reorganization meets a number of statutory tests before the court may confirm (approve) the plan of reorganization. Many of these tests are designed to protect the interests of holders of claims or equity interests who do not vote to accept the plan of reorganization but who will nonetheless be bound by the plan's provisions if it is confirmed by the bankruptcy court. See "--Confirmation of the Plan," "--Feasibility Test" and "--Best Interests of Creditors Test; Liquidation Value," below.

SOLICITATION OF ACCEPTANCES OF THE PLAN

         Under the Plan, Class 1(a) (Miscellaneous Secured Claims), Class 2 (Classified Priority Claims) and 9 (Subsidiary Interests) are Unimpaired. Accordingly, as discussed above, such Classes are deemed to have accepted the Plan and the solicitation of votes on the Plan from the Holders in such Classes is not necessary. As such, we will not solicit any votes on the Plan from any Holders in these Classes. The Holders of Claims or Interests in Class 1(b) (GE Secured Claims), Class 3 (Old Note Claims), Class 4 (ADLT General Unsecured Claims), Class 5 (Subsidiary Debtor General Unsecured Claims), Class 6 (Preferred Interests), Class 7 (Common Interests) and Class 8 (Old Other Interests) are not deemed to have automatically accepted or rejected the Plan and are Impaired and entitled to receive property under the Plan. We intend to seek to solicit acceptances of the Plan from these Classes of Claims and Interests. If a Holder of a Class 8 Old Other Interest exercises its right to obtain Old Common Stock on account of its Old Other Interest as provided in
Section 3.13 of the Plan, such Holder shall be entitled to the treatment provided to Class 7 in Section 3.12 of the Plan with respect to such Old Common Stock. If such Holder fails to timely exercise its right to obtain Old Common Stock, such Holder's Old Other Interest shall be canceled and extinguished and such Holder shall not receive or retain any property under the Plan on account of such Interest; in such event, pursuant to section 1126(g) of the Bankruptcy Code, such Holder shall be conclusively presumed to have rejected the Plan in respect of such Interest (even if such Holder cast a Ballot accepting the Plan) because the Plan does not entitle the Holders of such Interests to receive or retain any property under the Plan on account of such Interests.

         Subject to the occurrence of the Effective Date, a vote in favor of the Plan will be deemed to constitute, among other things, (a) your consent to the releases set forth in the Plan (provided that you so indicate your consent on your Ballot), (b) if you are a Holder of an Old Note, your waiver of any and all defaults under the Old Indenture governing the Old Notes that may exist as of the Effective Date, (c) if you are a Holder of an Old Note, your agreement to instruct the Old Indenture Trustee to take all necessary actions to effectuate the Plan and (d) your consent to the Management Incentive Plan and the Senior Management Contracts.

         Section 1125(a) of the Bankruptcy Code defines "adequate information" as information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and history of a company and the condition of such company's books and records, that would enable a hypothetical reasonable investor typical of holders of claims or equity interests of the relevant class to make an informed judgment about the plan of reorganization. To the extent the solicitation of votes on the Plan is deemed to constitute an offer of the New Notes, the New Preferred Stock or the New Common Stock, we are relying on section 3(a)(9) of the Securities Act of 1933 as amended (the "Securities Act") and similar provisions under state securities laws to exempt such offer from registration under the Securities Act and applicable state securities laws. Although the solicitation of votes under the Plan is not governed by Regulation 14A promulgated under the Exchange Act, we have nevertheless included in this Disclosure Statement the material information that would be required in a Regulation 14A solicitation. We believe that this Disclosure Statement contains adequate information for Holders to cast an informed vote to accept or reject the Plan and that this Disclosure Statement and the solicitation of acceptances comply with applicable provisions of the Bankruptcy Code (including sections 1125(a) and 1126(b)), the Bankruptcy Rules (including Rule 3018) and non-bankruptcy law, to the extent applicable. We also believe that properly executed Ballots comply with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules concerning plan acceptances.

         This Disclosure Statement, together with the Plan, is being transmitted to all known Holders of Class 1(b) GE Secured Claims, Class 3 Old Note Claims, Class 4 ADLT General Unsecured Claims, Class 5 Subsidiary Debtor General Unsecured Claims, Class 6 Preferred Interests, Class 7 Common Interests and Class 8 Old Other Interests.

         IF THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT, EACH HOLDER OF CLAIMS OR INTERESTS WILL RECEIVE THE SAME CONSIDERATION AS OTHER HOLDERS OF CLAIMS OR INTERESTS IN SUCH HOLDER'S CLASS (UNLESS, IF APPLICABLE, SUCH HOLDER ELECTS LESSER, ALTERNATIVE TREATMENT), WHETHER OR NOT SUCH HOLDER VOTED TO ACCEPT THE PLAN. MOREOVER, UPON CONFIRMATION, THE PLAN WILL BE BINDING UPON ALL HOLDERS OF CLAIMS AND INTERESTS REGARDLESS OF WHETHER OR NOT SUCH HOLDERS VOTED TO ACCEPT THE PLAN.

VOTING ON THE PLAN

         As more fully described above, only certain impaired classes of claims and equity interests are entitled to vote on a plan of reorganization. The Plan designates ten (10) separate

Classes of Claims and Interests. We are soliciting the votes of Class 1(b) (GE Secured Claims), Class 3 (Old Note Claims), Class 4 (ADLT General Unsecured Claims), Class 5 (Subsidiary Debtor General Unsecured Claims), Class 6 (Preferred Interests), Class 7 (Common Interests) and Class 8 (Old Other Interests). We are not soliciting the vote of any of the remaining three (3) Classes because such Classes are Unimpaired and deemed to accept the Plan.

         The solicitation of acceptances of the Plan will expire on November 24, 2003. Acceptances and rejections of the Plan may not be revoked or changed without permission of the Bankruptcy Court upon a showing of cause, as provided in Bankruptcy Rule 3018(a).

         As previously stated, the Plan must be accepted by (a) with respect to each Impaired Class of Claims entitled to vote on the Plan, (i) the Holders of Claims holding at least two-thirds (2/3) in amount of such Claims actually voting in such Class (other than Claims held by any Holder designated pursuant to section 1126(e) of the Bankruptcy Code) and (ii) more than one-half (1/2) in number of the Holders of such Claims actually voting in such Class (other than Claims held by any Holder designated pursuant to section 1126(e) of the Bankruptcy Code); and (b) with respect to each Impaired Class of Interests entitled to vote on the Plan, we must receive approval from the Holders of such Interests holding at least two-thirds (2/3) in amount of such Interests actually voting in such Class (other than Interests held by any Holder designated pursuant to section 1126(e) of the Bankruptcy Code). Because only those Holders who vote to accept or reject the Plan will be counted for purposes of determining acceptance or rejection of the Plan, the Plan could be approved by the affirmative vote of (a) Holders holding significantly less than two-thirds (2/3) of the aggregate amount of Claims in each Class and (b) significantly less than one-half (1/2) in number of the Holders in such Class.

         We reserve the right to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code, notwithstanding the requirements of section 1129(a)(8) thereof, on the basis that the Plan is fair and equitable, and does not discriminate unfairly, with respect to each Class of Claims or Interests that is Impaired under, and has not accepted, the Plan. Section 1129(b)(2)(B) provides that to confirm a plan over the dissenting vote of a class of holders of unsecured claims, the plan must (i) provide each holder of such a claim with property of a value, as of the effective date of the plan, equal to the allowed amount of such claim, or (ii) provide no recovery to any claim or interest that is junior to such claim. To the extent that any Class of Holders of Unsecured Claims votes to reject the Plan, the Debtors believe that at the hearing on Confirmation of the Plan, they will prove that the value of the distributions to be made to Holders in such Class as of the Effective Date equals the Allowed amount of such Holders' Claims. Additionally, Section 1129(b)(2)(C) provides that to confirm a plan over the dissenting vote of a class of holders of interests, the plan must (i) provide each holder of such an interest with property of a value, as of the effective date of the plan, equal to greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest, or (ii) provide no recovery to any interest that is junior to such interest. To the extent that the Class of Holders of Old Common Stock (Class 7) votes to reject the Plan, the Debtors will satisfy (1) section 1129(b)(2)(C)(i) because such Holders will receive under the Plan the value of their Old Common Stock Interests, and (2) section 1129(b)(2)(C)(ii) because there are no Holders of Interests junior to Old Common Stock Interests that will receive a recovery under the Plan.

         The Debtors and Saratoga reserve the right to amend the terms of the Plan or waive any conditions thereto in accordance with the terms of the Plan if and to the extent the Debtors and Saratoga, acting jointly, determine that such amendments or waivers are necessary or desirable in order to consummate the Plan. As provided in the Plan, we will give Holders of Claims and Interests notice of such amendments or waivers as may be required by applicable law. The Debtors and Saratoga further reserve the right to use acceptances of the Plan to confirm any amendment of the Plan so long as such amendment does not materially and adversely affect the rights of the Class of Holders of Claims or Interests under the Plan whose acceptances we seek to use.

CLASSIFICATIONS OF CLAIMS AND INTERESTS

         Section 1123 of the Bankruptcy Code provides that a plan of reorganization must classify claims against and equity interests in a debtor. Under section 1122 of the Bankruptcy Code, a plan must classify each right to payment against the debtor and each right to an equitable remedy for breach of performance which gives rise to a right to payment (collectively, a "Claim") and any interest in the debtor represented by an equity security (an "Interest") into a category or class (a "Class") that contains substantially similar Claims and Interests. The Plan divides the Claims of known creditors and the Interests of stockholders into Classes and sets forth the treatment offered each Class. See "--Summary of Distributions Under the Plan" below. We believe we have classified all Claims and Interests in compliance with the provisions of section 1123, but it is possible that a Holder of a Claim or Interest may challenge our classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In such event, it is our present intention, to the extent permitted by the Bankruptcy Code and the provisions of the Plan, to make modifications of the classification of Claims or Interests that are required by the Bankruptcy Court for confirmation.

         Unimpaired Classes

         The following Classes of Claims and Interests are Unimpaired under the Plan, and pursuant to section 1126(f) of the Bankruptcy Code, are conclusively deemed to have accepted the Plan:

                           Class 1(a)--Miscellaneous Secured Claims
                           Class 2--Classified Priority Claims
                           Class 9--Subsidiary Interests

         Voting Impaired Classes

         The Plan classifies Class 1(b) (GE Secured Claims), Class 3 (Old Note Claims), Class 4 (ADLT General Unsecured Claims), Class 5 (Subsidiary Debtor General Unsecured Claims), Class 6 (Preferred Interests), Class 7 (Common Interests) and Class 8 (Old Other Interests) as Impaired Classes that will receive a distribution under the Plan that are entitled to vote to accept or reject the Plan. If a Holder of a Class 8 Old Other Interest exercises its right to obtain Old Common Stock on account of its Old Other Interest as provided in
Section 3.13 of the Plan, such Holder shall be entitled to the treatment provided to Class 7 in Section 3.12 of the Plan with respect to such Old Common Stock. If such Holder fails to timely exercise its right to obtain Old Common Stock, such Holder's Old Other Interest shall be canceled and extinguished and such Holder shall not receive or retain any property under the Plan on account of such Interest; in such event, pursuant to section 1126(g) of the Bankruptcy Code, such Holder shall be conclusively presumed to have rejected the Plan in respect of such Interest (even if such Holder cast a Ballot accepting the Plan) because the Plan does not entitle the Holders of such Interests to receive or retain any property under the Plan on account of such Interests.

SUMMARY OF DISTRIBUTIONS UNDER THE PLAN

         Only Claims and Interests (i) as to which our liability and the amount thereof are agreed to by us and the Holder of such Claim or Interest, (ii) as to which our liability and the amount thereof are determined by Final Order of a court of competent jurisdiction, (iii) which have been expressly Allowed in a liquidated amount under the provisions of the Plan (but only to the extent so Allowed), (iv) which is a Professional Claim for which a fee award amount has been approved by Final Order of the Bankruptcy Court, (v) which is in an amount and of the classification and type as set forth in our books and records or (vi) which is, in the case of an Interest (Old Preferred Stock, Old Common Stock and Old Other Interests) or any portion thereof only, held of record as set forth in the books and records maintained by us or on our behalf as of the Distribution Record Date ("Allowed Claims" and "Allowed Interests" respectively) are entitled to receive distributions under the Plan; provided, however, that Holders of Class 8 Old Other Interests exercising their rights to acquire Old Common Stock pursuant to the terms of Section 3.13 of the Plan shall be considered to be Holders of Old Common Stock as of the Distribution Record Date for purposes of receiving distributions under Class 7 pursuant to Section 3.12 of the Plan.

         The distributions to be made under the Plan to the Holders of Allowed Claims or Allowed Interests are in full satisfaction of any and all Claims and Causes of Action of such Holders in respect of the Allowed Claims or Allowed Interests. After the Effective Date, the Holders of Allowed Claims shall not be entitled to enforce any rights in respect of our agreements or documents giving rise to such Claims other than to enforce their right to receive the distributions to be made to such Holders under the provisions of the Plan; provided, however, that to the extent that Holders of Claims shall be entitled to receive treatment such that their Claims are Reinstated, the agreements and documents giving rise to such Claims shall not be canceled but shall remain in full force and effect. Holders of Claims that we dispute shall continue to have the right to seek to enforce such Claims after the Effective Date under the agreements, instruments, documents or other legal bases giving rise to such Claims, and we will continue to have the right to defend ourselves against such Claims, defenses or setoffs accordingly and to assert any Claims that we or our subsidiaries may have against such Holders.

         The following describes the Plan's classification of Claims against and Interests in the Debtors and the treatment that Holders of Allowed Claims and Allowed Interests will receive under the Plan, unless they were to agree to accept less favorable treatment by settlement or otherwise.

         If the Plan is confirmed by the Bankruptcy Court, each Holder of a Claim or Interest will receive the same treatment as the other Holders of the same Class of Claims or Interests (unless, if applicable, such Holder elects lesser, alternative treatment), whether or not such Holder voted to accept the Plan. Such treatment will be in full satisfaction, release and discharge of such Holder's respective Claim or Interest, except as provided in the Plan. Upon confirmation of the Plan, Claims and Interests will be modified as, and to the extent, set forth in the Plan. Upon confirmation, the Plan will be binding on all of our creditors and stockholders regardless of whether such creditors or stockholders voted to accept the Plan.

         The following summary of the proposed distributions under the Plan does not purport to be complete and is subject to, and qualified in its entirety by, the Plan.

         Administrative Claims

         Administrative Claims are Claims constituting a cost or expense of administration of the Chapter 11 Cases under section 503(b) of the Bankruptcy Code. Administrative Claims include, without limitation, any actual and necessary expenses of preserving our estate, any actual and necessary costs and expenses of operating our business, any indebtedness or obligations incurred or assumed by us as debtors-in-possession in connection with the conduct of our businesses, cure claims arising from the assumption of executory contracts or unexpired leases, any allowances of compensation or reimbursement of expenses for Professionals, to the extent allowed by Final Order under sections 330 and/or 503(b) of the Bankruptcy Code, and fees or charges assessed under section 1930 of Title 28 of the United States Code.

         In general, to the extent that these Claims have not already been paid pursuant to prior order of the Bankruptcy Court or applicable law, each Holder of an Administrative Claim that is an Allowed Claim against us will be paid in full, in Cash, on the Effective Date of the Plan (or as soon as practicable after any such Administrative Claim becomes an Allowed Claim if the date of allowance is later than the Effective Date), or will be paid upon such other terms as may be mutually agreed upon.

         Payments to Professionals retained in the Chapter 11 Cases by us or the Committees for compensation and reimbursement of expenses and all payments to reimburse expenses of members of such Committees will be made in accordance with the procedures established by the Bankruptcy Code and the Bankruptcy Rules relating to the payment of interim and final compensation and expenses, as such procedures have been modified by order of the Bankruptcy Court. The Bankruptcy Court will review and determine all requests for compensation and reimbursement of expenses. We estimate that the Administrative Claims of Professionals will approximate $20,395,000. See "Expenses and Sources of Cash to be Used in Connection with the Plan."

         Further, pursuant to an order entered by the Bankruptcy Court on February 6, 2003, Intercompany Claims generated by and among the Debtors and/or ADLT's non-debtor subsidiaries were granted superpriority status under section 364(c)(1) of the Bankruptcy Code with priority over any and all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, subject and subordinate to the priorities, liens, claims and security interests that may be granted under any order granted in these Chapter 11 Cases, and the Debtors were granted authority to pay such Intercompany Claims, in the Debtors' business discretion, in the ordinary course of the Debtors' businesses without further order of the Bankruptcy Court.

         Finally, we will pay in Cash on the Effective Date of the Plan, the reasonable (i) fees and expenses of the Old Indenture Trustee under the Old Indenture and (ii) legal fees incurred by the Old Indenture Trustee in connection with the Chapter 11 Cases. However, if we dispute any such amounts, then relief will be sought from the Bankruptcy Court with respect to such Disputed amounts.

         In addition to the foregoing, section 503(b) of the Bankruptcy Code provides for the payment of compensation to creditors and other persons making a "substantial contribution" to a Chapter 11 case and to attorneys for, and other professional advisors to, such persons. Although we are currently unaware of any entities that may seek compensation under the substantial contribution doctrine, one or more entities could file applications with the Bankruptcy Court for allowances of compensation and reimbursement of expenses for substantial contribution. We cannot estimate the amounts that such entities may seek for such compensation. Requests for compensation and reimbursement of expenses under this "substantial contribution" standard must be approved by the Bankruptcy Court after a hearing on notice, at which we and other parties in interest may participate, and, if appropriate, object to the allowance of any compensation or reimbursement of expenses.

         Priority Tax Claims

         Certain Claims for unpaid taxes are entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (the "Priority Tax Claims"). Pursuant to the Plan, as required by section 1129(a)(9)(c) of the Bankruptcy Code, each Holder of a Priority Tax Claim that is an Allowed Claim will be paid, at our election either, (i) on the later of the Effective Date and the first business day following the date such Priority Tax Claim is Allowed,
(ii) over a period not to exceed six (6) years from the date such Priority Tax Claim was assessed, in equal quarterly installments of principal plus interest accruing after the Effective Date thereon at the rate defined in 28 U.S.C.
Section 1961 or such other rate as shall be fixed by the Bankruptcy Court or
(iii) on such other terms and conditions as may be agreed upon in writing by the Holder of such Priority Tax Claim and us or as the Bankruptcy Court may order. We estimate that the Priority Tax Claims will approximate $248,000.

         DIP Facility Claim

         The DIP Facility Claim consists of the Claim of the Bank Group, as debtor-in-possession lenders (collectively, the "DIP Lenders") under the DIP Facility. Borrowings under the DIP Facility are secured by security interests in substantially all of our assets and those of our subsidiaries. On the later of
(i) the Effective Date, (ii) the date on which the DIP Facility Claim becomes Allowed and (iii) such other date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holders of the DIP Facility Claim, the Holders of the Allowed DIP Facility Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed DIP Facility Claim: (A) Cash equal to the unpaid portion of such Allowed DIP Facility Claim; or (B) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holders of such Claim and the Debtors or the Reorganized Debtors, as the case may be, including, without limitation, Reinstatement of such Claim, or as the Bankruptcy Court may order. We estimate that the DIP Facility Claim will approximate $29,600,000. The DIP Facility will be replaced as of the Effective Date by the New Credit Facility.

         Class 1(a)--Miscellaneous Secured Claims

         Pursuant to the Plan, each Holder of an Allowed Class 1(a) Miscellaneous Secured Claim shall receive, in the sole discretion of the Debtors or the Reorganized Debtors, as the case may be, in full satisfaction, settlement, release, extinguishment and discharge of such Claim: (A) Cash equal to the amount of such Allowed Miscellaneous Secured Claim on or as soon as practicable after the later of (i) the Effective Date, (ii) the date that such Miscellaneous Secured Claim becomes Allowed and (iii) a date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Claim; (B) treatment such that such Miscellaneous Secured Claim is Reinstated; or (C) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtors or the Reorganized Debtors, as the case may be, or as the Bankruptcy Court may order. We estimate that the Miscellaneous Secured Claims will approximate $508,000.

         Class 1(b)--GE Secured Claims

         Pursuant to the Plan, the Class 1(b) GE Secured Claims shall receive nothing on the Effective Date, provided, however, on the Effective Date, or as soon thereafter as the GE Secured Claims are Allowed, GE may offset from the amounts owing by GE to the Debtors, including the Debtors' nondebtor affiliates, and indefeasibly retain for GE's own account, an amount up to, but not in excess of, the Allowed Amount of the GE Secured Claims. If, after giving effect to the offset provided in Section 3.06(b) of the Plan, GE has any remaining Claims against the Debtors, such Claims of GE shall be treated as Class 5 Subsidiary Debtor General Unsecured Claims. Except to the extent of the offset permitted under Section 3.06(b) of the Plan, nothing in Section 3.06(b) of the Plan shall be or be deemed to be a waiver or release of any claim belonging to the Debtors or their nondebtor affiliates against GE. We estimate that the GE Secured Claims will approximate $2,390,000. In particular, GE and/or its affiliates have filed three proofs of claim against the Estates in the amounts of $55,469.60, $1,422,247.38 and $1,578,906.07, respectively. GE contends that these Claims are Secured by rights of setoff pursuant to section 553 of the Bankruptcy Code arising on account of prepetition obligations owed by the Debtors and/or their nondebtor affiliates to GE and/or its affiliates. The extent and amount of the GE Secured Claims shall be Allowed, if at all, by operation of section 502(a) of the Bankruptcy Code. The Debtors and GE are currently working together in an effort to reach agreement on the Allowed amount and extent of the GE Secured Claims, but no agreement has yet been reached.

         Class 2--Classified Priority Claims

         Priority Claims in Class 2 comprise Claims against the Debtors that are entitled to priority in distribution under section 507(a) or (b) of the Bankruptcy Code. These include employment related Claims for wages, salaries or commissions earned within 90 days prior to the bankruptcy filing, or Claims for contributions to an employee benefit plan arising from services rendered within 180 days before the bankruptcy filing, in each case subject to a statutory cap as to amount. To the extent that these Claims have not already been paid pursuant to prior order of the Bankruptcy Court, each Holder of an Allowed Class 2 Classified Priority Claim shall receive in full satisfaction, settlement, release, extinguishment and discharge of such Claim: (A) the amount of such unpaid Allowed Claim in Cash on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date on which such Class 2 Claim becomes

Allowed and (iii) a date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Class 2 Claim; or (B) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtors or the Reorganized Debtors, as the case may be, or as the Bankruptcy Court may order. We estimate that the Classified Priority Claims will approximate $23,500.

         Class 3--Old Note Claims

         Class 3 consists of the Old Note Claims. Class 3 Old Note Claims are Impaired. The Old Indenture Trustee has filed a proof of claim on behalf of all Holders of Old Notes in the aggregate amount of $107,238,350.35. The Old Note Claims will be Allowed under the Plan as follows:

                  (A) if Class 3 accepts the Plan pursuant to Section 1129(a)(8)(A) of the Bankruptcy Code, such Old Note Claims shall be Allowed in an aggregate amount equal to the sum of (i) $107,145,205 (being the sum of $100,000,000 plus interest at 8% from March 16, 2002 to the Petition Date) plus (ii) interest on the amount mentioned in
         (A)(i) of section 3.08 of the Plan from the Petition Date to the Effective Date at the rate of 8% per annum, or

                  (B) if Class 3 does not so accept the Plan, then such Old Note Claims shall be Allowed in an aggregate amount equal to (i) $107,145,205 (being the sum of $100,000,000 plus interest at 8% from March 16, 2002 to the Petition Date) plus (ii) interest on the amount mentioned in (B)(i) of section 3.08 of the Plan from the Petition Date to the Effective Date at that rate per annum which is the greater of:

                           (1) 1.32% (such rate being (a) the weekly average
                  1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the week ending Friday January 31, 2003, the end of the calendar week preceding the Petition Date, and (b) specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. Section 1961 and reported on the following site on the internet: http://www.federalreserve.gov/releases/H15/ data/wf/tcm1y.txt),

                           (2) such other rate per annum as the Bankruptcy Court
                  determines is legally required by the applicable provisions of the Bankruptcy Code for accruals of post-petition interest on unsecured debt.

         Class 3 Old Note Claims are Impaired. On or as soon as practicable after the Effective Date, each Holder of an Allowed Old Note Claim as of the Distribution Record Date shall receive from the Disbursing Agent, in full satisfaction, settlement, release, extinguishment and discharge of such Claim, a New Note in a principal amount equal to:

                  (A) the unpaid principal amount of such Old Note held by such Holder plus

                  (B) the amount of interest accrued but unpaid on such Old Note from March 16, 2002 to the Petition Date plus

                  (C) interest on an amount equal to the sum of (A) and (B) in this sentence from the Petition Date to the Effective Date at the applicable rate as provided above in section 3.08 (A) or (B) of the Plan.

         Acceptance of the Plan by Class 3 shall, subject to consummation of the Plan, constitute a waiver by all Holders of Class 3 Old Note Claims of any and all defaults under the Old Indenture that may exist as of the Effective Date, and an agreement to instruct the Old Indenture Trustee to take all actions to effectuate the Plan. See "Summary of Other Provisions of or Relating to the Plan--Conditions to Effectiveness" (describing cap on the interest rate payable on the New Notes of 10.5% as a condition precedent to Confirmation of the Plan) and "Description of the Old Notes--Material Terms" below.

         Class 4--ADLT General Unsecured Claims

         Class 4 consists of all unsecured Claims against ADLT (and not the Subsidiary Debtors) that are not specifically included in other Classes under the Plan. We estimate that ADLT General Unsecured Claims will approximate $2,076,000 (certain ADLT General Unsecured Claims that have already been paid pursuant to prior order of the Bankruptcy Court are not included in this amount). Each Holder of Class 4 ADLT General Unsecured Claims shall be entitled to receive interest on the Allowed Amount of such Holder's claim from the Petition Date to the Effective Date at that rate per annum which is the greater of:

                  (1) 1.32% (such rate being (a) the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the week ending Friday January 31, 2003, the end of the calendar week preceding the Petition Date, and (b) specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. Section 1961 and reported on the following site on the internet: http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt), or

                  (2) such other rate per annum as the Bankruptcy Court determines is legally required by the applicable provisions of the Bankruptcy Code for accruals of post-petition interest on unsecured debt.

         The Holder of each Class 4 ADLT General Unsecured Claim shall have an election to accept either "85% Now Treatment" or "100% Stretch Treatment," as described in ensuing sentences in Section 3.09 of the Plan. Such election shall be exercised by each such Holder (including Holders of Disputed Class 4 Claims, whether or not the proceedings to determine the Allowed Amount of such Holder's Disputed Class 4 ADLT General Unsecured Claim shall have been concluded at the Effective Date), pursuant to election forms which will be mailed to each such Holder by Reorganized ADLT within five Cleveland, Ohio Business Days after the Effective Date; PROVIDED, HOWEVER, THAT EACH HOLDER WHO FAILS TO HAVE MADE ITS ELECTION AND TO HAVE CAUSED ITS FULLY COMPLETED ELECTION FORM TO HAVE BEEN ACTUALLY RECEIVED BY THE REORGANIZED DEBTORS BY 5:00 P.M. CLEVELAND TIME ON THE 20TH CLEVELAND, OHIO BUSINESS DAY AFTER THE EFFECTIVE DATE SHALL BE CONCLUSIVELY DEEMED TO HAVE ELECTED 85% NOW TREATMENT.

         Each Holder who shall have elected 85% Now Treatment (or who shall have been automatically deemed to have made such election) shall be entitled to receive on the later of:

                  (1)      45 days after the Effective Date,

                  (2) the date on which such Holder's Class 4 ADLT General Unsecured Claim shall have become Allowed,

                  (3) the date on which such Class 4 ADLT General Unsecured Claim, or any portion thereof, shall be paid pursuant to the established ordinary course of business or dealings between ADLT and the Holder of such Claim, and

                  (4) such other date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Class 4 ADLT General Unsecured Claim, an amount in Cash equal to 85% of the Allowed Amount of such Holder's Class 4 ADLT General Unsecured Claim.

         Holders who shall have elected 100% Stretch Treatment shall be entitled to receive, starting on the later of:

                  (1) the first Calendar-Quarter-End Date after the Effective Date, and

                  (2) the Calendar-Quarter-End Date next following the date on which each such Class 4 ADLT General Unsecured Claim shall have become Allowed, and on each of the next succeeding Calendar-Quarter-End Dates thereafter, until such Allowed Class 4 ADLT General Unsecured Claim is paid in full, an amount in Cash equal to 25% of the Allowed Amount of such Holder's Class 4 ADLT General Unsecured Claim, plus interest accrued on such portion of such Allowed Claim from the Effective Date through the date of such payment calculated at a rate
         (a) equal to the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the end of the calendar week in which the Effective Date occurs, and (b) as specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. Section 1961 and reported on the following site on the internet: http://www.federalreserve.gov/ releases/H15/data/wf/ tcm1y.txt), with the further understanding that on the 364th day after the Effective Date of the Plan, each Holder who shall have elected 100% Stretch Treatment shall receive the entire then-unpaid balance of its Class 4 ADLT General Unsecured Claim, except that Holders of Claims that shall have elected 100% Stretch Treatment remain Disputed Class 4 ADLT General Unsecured Claims on such 364th day shall be entitled to receive 100% of their Allowed Claim on the date of Allowance thereof.

         All payments to Holders of Class 4 ADLT General Unsecured Claims shall be made in Cash, unless otherwise agreed between Reorganized ADLT and the Holder of such Claim.

         Class 5--Subsidiary Debtor General Unsecured Claims

         Class 5 includes all unsecured Claims against the Subsidiary Debtors (and not ADLT) that are not specifically included in other Classes under the Plan. We estimate that Class 5 Subsidiary Debtor General Unsecured Claims will approximate $2,412,000 (certain Subsidiary Debtor General Unsecured Claims that have already been paid pursuant to prior order of the Bankruptcy Court are not included in this amount). The Class 5 Subsidiary Debtor General

Unsecured Claims are Impaired. Each Holder of Class 5 Subsidiary Debtor General Unsecured Claims shall be entitled to receive interest on the Allowed Amount of such Holder's claim from the Petition Date to the Effective Date at that rate per annum which is the greater of:

                  (1) 1.32% (such rate being (a) the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the week ending Friday January 31, 2003, the end of the calendar week preceding the Petition Date, and (b) specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. Section 1961 and reported on the following site on the internet: http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt), or

                  (2) such other rate per annum as the Bankruptcy Court determines is legally required by the applicable provisions of the Bankruptcy Code for accruals of post-petition interest on unsecured debt.

         The Holder of each Class 5 Subsidiary Debtor General Unsecured Claim shall have an election to accept either "85% Now Treatment" or "100% Stretch Treatment," as described in ensuing sentences in section 3.10 of the Plan. Such election shall be exercised by each such Holder (including Holders of Disputed Claims, whether or not the proceedings to determine the Allowed Amount of such Holder's Disputed Class 5 Subsidiary Debtor General Unsecured Claim shall have been concluded at the Effective Date), pursuant to election forms which will be mailed to each such Holder by Reorganized ADLT within five Cleveland, Ohio Business Days after the Effective Date; PROVIDED, HOWEVER, THAT EACH HOLDER WHO FAILS TO HAVE MADE ITS ELECTION AND TO HAVE CAUSED ITS FULLY COMPLETED ELECTION FORM TO HAVE BEEN ACTUALLY RECEIVED BY THE REORGANIZED DEBTORS BY 5:00 P.M. CLEVELAND TIME ON THE 20TH CLEVELAND, OHIO BUSINESS DAY AFTER THE EFFECTIVE DATE SHALL BE CONCLUSIVELY DEEMED TO HAVE ELECTED 85% NOW TREATMENT.

         Each Holder who shall have elected 85% Now Treatment (or who shall have been automatically deemed to have made such election) shall be entitled to receive on the later of:

                  (1)      45 days after the Effective Date,

                  (2) the date on which such Holder's Class 5 Subsidiary Debtor General Unsecured Claim shall have become Allowed,

                  (3) the date on which such Class 5 Subsidiary Debtor General Unsecured Claim, or any portion thereof, shall be paid pursuant to the established ordinary course of business or dealings between ADLT and the Holder of such Claim, and

                  (4) such other date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Class 5 Subsidiary Debtor General Unsecured Claim, an amount in Cash equal to 85% of the Allowed Amount of such Holder's Class 5 Subsidiary Debtor General Unsecured Claim.

         Holders who shall have elected 100% Stretch Treatment shall be entitled to receive, starting on the later of:

                  (1) the first Calendar-Quarter-End Date after the Effective Date, and

                  (2) the Calendar-Quarter-End Date next following the date on which each such Class 5 Subsidiary Debtor General Unsecured Claim shall have become Allowed, and on each of the next succeeding Calendar-Quarter-End Dates thereafter, until such Allowed Class 5 Subsidiary Debtor General Unsecured Claim is paid in full, an amount in Cash equal to 25% of the Allowed Amount of such Holder's Class 5 Subsidiary Debtor General Unsecured Claim, plus interest accrued on such portion of such Allowed Claim from the Effective Date through the date of such payment calculated at a rate (a) equal to the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the end of the calendar week in which the Effective Date occurs, and (b) as specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. Section 1961 and reported on the following site on the internet: http://www.federalreserve.gov/releases/H15/data/wf/ tcm1y.txt), with the further understanding that on the 364th day after the Effective Date of the Plan, each Holder who shall have elected 100% Stretch Treatment shall receive the entire then-unpaid balance of its Class 5 Subsidiary Debtor General Unsecured Claim, except that Holders of Claims that shall have elected 100% Stretch Treatment remain Disputed Class 5 Subsidiary Debtor General Unsecured Claims on such 364th day shall be entitled to receive 100% of their Allowed Claim on the date of Allowance thereof.

         All payments to Holders of Class 5 Subsidiary Debtor General Unsecured Claims shall be made in Cash, unless otherwise agreed between Reorganized ADLT and the Holder of such Claim.

         Class 6--Preferred Interests

         Class 6 comprises our Old Preferred Stock (761,250 shares issued and outstanding) and any contingent, disputed or unliquidated Claims related thereto or in connection therewith. Saratoga holds Class 6 Interests in 761,250 shares of Old Preferred Stock; such Interests of Saratoga are Allowed under the Plan. On or as soon as practicable after the Effective Date, Saratoga, the Holder of the Allowed Class 6 Preferred Interests as of the Distribution Record Date shall receive, in full satisfaction, settlement, release, extinguishment and discharge of such Preferred Interests, and upon payment in Cash to ADLT by wire transfer of immediately available funds, $18,000,000, 29,000 shares of New Preferred Stock and 1,000 shares of New Common Stock, such that the Holders of the Allowed Class 6 Preferred Interests shall have received 100% of the authorized shares of New Preferred Stock, all of which are to be outstanding on the Effective Date and held by Saratoga, 100% of the shares of New Common Stock issued and outstanding on the Effective Date and 90.8% of the Fully Diluted New Common Stock. Acceptance of the Plan by Class 6 shall, subject to consummation of the Plan, constitute an approval, as recipient of New Common Stock, of the Management Incentive Plan and the Senior Management Contracts.

         Class 7--Common Interests

         Class 7 comprises our Old Common Stock (23,807,347 shares issued and outstanding) and any contingent, disputed or unliquidated Claims related thereto or in connection therewith. Class 7 Common Interests are Impaired. If Class 7 accepts the Plan pursuant to section 1129(a)(8) of the Bankruptcy Code, then on or as soon as practicable after the Effective Date, each Holder of an Allowed Class 7 Interest as of the Distribution Record Date (other than

Saratoga and Hellman) (and any Holders in Class 8 electing to exercise their rights as set forth in Section 3.13 of the Plan) shall receive from the Disbursing Agent, in full satisfaction, settlement, release, extinguishment, cancellation and discharge of such Interest, such Holder's Class 7 Pro Rata Share of the Fiberstars Interests, the Hexagram Net Proceeds Interests and the Contingent Equity Recovery (as those terms are defined in Section 1.01 of the Plan) (net of taxes accruable to the Reorganized Company on account of such distributions, if any). The Debtors estimate that these distributions to be made to Class 7 Interest Holders will have a value as of the Effective Date of approximately $8 million (as recorded in the Debtors' books and records) (the ability to realize this value will depend on the price and timing of the sales of Fiberstars and Hexagram securities and the future performance of the Debtors, both of which are subject to risks and uncertainties). If Class 7 rejects the Plan pursuant to section 1129(a)(8) of the Bankruptcy Code, then on or as soon as practicable after the Effective Date, each Holder of an Allowed Class 7 Interest as of the Distribution Record Date (including Saratoga and Hellman) (and any Holders in Class 8 electing to exercise their rights as set forth in Section 3.13 of the Plan) shall receive from the Disbursing Agent, in full satisfaction, settlement, release, extinguishment, cancellation and discharge of such Interest, such Holder's Class 7 Pro Rata Share of $2.5 million of the Fiberstars Interests, based on the trading price of one share of the Fiberstars stock on the Distribution Record Date (net of taxes accruable to the Reorganized Company on account of such distribution, if any). The Fiberstars Interests shall not be distributed directly to the Holders of Old Common Stock Interests (Class
7), but rather will be distributed in escrow or to a trust or other entity to be established for the benefit of such Holders, the structure of which shall be in form and substance reasonably acceptable to ADLT, the Equity Committee and Fiberstars. If the distribution to any Holder of Old Common Stock Interests would otherwise call for distribution of a fractional share of Fiberstars stock, the actual distribution of Fiberstars stock to such Holder shall be rounded down to the nearest whole share. No additional consideration shall be provided to such Holder in lieu of such fractional share that is rounded down.

         Class 8--Old Other Interests

         Class 8 comprises all other Interests in ADLT, including, without limitation, holders of options, warrants, conversion privileges or other legal or contractual rights to acquire our Old Common Stock or other Old Other Interests. We estimate that there are approximately 830 Old Other Interests. Substantially all of these Holders consist of current or former employees, officers, directors or consultants of the Company that were granted options to purchase Old Common Stock in connection with their employment with or services on behalf of the Company. The various exercise prices of these options are substantially higher than the current trading price of the Old Common Stock; thus, the Debtors do not anticipate that any such Holders will exercise these options as provided below. Additionally, GE previously held certain contingent warrants to purchase additional shares of Old Common Stock, the rights to which GE has sold to Saratoga. Saratoga has advised the Debtors that it does not intend to seek to exercise these warrants. Each Holder of an Old Other Interest shall have the right to exercise its options, warrants, conversion privileges or other legal or contractual rights to obtain Old Common Stock representing such Interest, which shall become fully vested as of the date of exercise of such right notwithstanding any provision to the contrary in the contract or instrument giving rise to such Interest. To exercise such right, such Holder shall (i) mark or check off the applicable box on the Ballot cast by such Holder indicating such Holder's exercise of such right and (ii) on or before the Effective Date, pay all required consideration and otherwise satisfy all other applicable conditions in order to exercise such right. If such Holder timely exercises its right to obtain such Old Common Stock, such Holder shall be entitled to the treatment provided to Class 7 set forth in Section 3.12 of the Plan with respect to such Old Common Stock. If such Holder fails to timely exercise its right to obtain such Old Common Stock, such Holder's Old Other Interest shall be canceled and extinguished and such Holder shall not receive or retain any property under the Plan on account of such Interest.

         Class 9--Subsidiary Interests

         Class 9 comprises all authorized, issued and outstanding Interests in any of the Subsidiary Debtors. Class 9 Interests are Unimpaired and the Holders thereof are deemed to have accepted the Plan. Each Holder of an Interest in Class 9 shall retain such Interest and its respective share or shares of common stock of the Subsidiary Debtors representing such Interest, but such Holder shall receive no distribution under the Plan on account of such Interest; provided, however, that as soon as practicable after the Effective Date, the Reorganized Debtors shall cause Microsun, LRI and ADLT Services to be dissolved or merged into one of the other Debtors.

SUMMARY OF OTHER PROVISIONS OF OR RELATING TO THE PLAN

         Preservation of Rights

         Except to the extent that any Claim is Allowed in an amount set forth in the Plan, nothing shall affect, prejudice, diminish or impair our rights and legal and equitable defenses to contest or defend ourselves against any Claims or Interests in any lawful manner or forum or to contest the right of any Holder of a Claim or Interest to setoff or recoup against any asserted Claims or Interests, any amounts owed by such Holders to us or any of our subsidiaries. The distributions provided for in Article III of the Plan shall at all times be subject to section 502(d) of the Bankruptcy Code, which provides that no claim of a creditor shall be allowed unless such creditor has paid in full any amount owed to the debtor, or has turned over any property belonging to the debtor.

         Notwithstanding any other provisions of the Plan, no payments or distributions will be made on account of a Claim or Interest until such Claim or Interest becomes an Allowed Claim or Allowed Interest, as applicable. With respect to any Claim or Interest that is disputed, all payments or distributions shall be made pursuant to the Plan as soon as practicable after the date on which such Claim or Interest becomes an Allowed Claim or Allowed Interest, as applicable.

         Objections to Claims or Interests, or complaints or motions to subordinate or estimate Claims or Interests, shall be filed by the Debtors with the Bankruptcy Court, and served on the Holders of such Claims or Interests to which objection is made, no later than one-hundred twenty (120) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. In addition to the Debtors, the Equity Committee (before the Effective Date) and the Class 7 Representative (on and after the Effective Date) shall have standing to object to Disputed Common Interests (Class 7) and Disputed Old Other Interests (Class
8) and, solely to that extent, shall be successor to ADLT and a representative of ADLT's Estate pursuant to section 1123(b)(3)(B) of the Bankruptcy Code.

         Administrative Claims arising, accruing and/or incurred by the Debtors on and after the Petition Date (other than Professional Claims of Professionals retained in the Chapter 11 Cases) shall be filed with the Bankruptcy Court no later than forty five (45) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Any such Administrative Claims filed after this bar date shall be deemed Disallowed in full.

         Adoption of Senior Management Contracts.

         On the Effective Date, the Reorganized Company will enter into the Senior Management Contracts with certain members of Senior Management. Copies of the written Senior Management Contracts are annexed as Exhibits C-1 and C-2 to the Plan.

         Adoption of Management Incentive Plan.

         On the Effective Date, the Reorganized Company will adopt the Management Incentive Plan whereby certain members of Senior Management will be entitled to purchase 9.2% of the Fully Diluted New Common Stock.

         Saratoga Management Services Agreement

         On the Effective Date, the Reorganized Company and Saratoga Management Company, LLC ("SMC"), a Saratoga affiliate, will enter into a management services agreement whereby the Reorganized Company shall (i) make an annual payment of $600,000 in the aggregate to SMC in consideration for SMC providing management-consulting services to and on behalf of the Reorganized Company (plus 0.5% of the aggregate amount of cash (and the fair market value of other property as reasonably determined by the Reorganized Company's Board of Directors) received by the Reorganized Company after the Effective Date in connection with issuances of the Reorganized Company's equity securities), (ii) pay to SMC an advisory fee equal to one percent (1%) of the enterprise value of the Reorganized Company as of the Effective Date (such fee will exceed $1.5 million) and (iii) pay to SMC advisory and/or structuring fees in connection with any significant business transactions. Such management-consulting and advisory services to be provided by Saratoga will include, but not be limited to, ensuring that the Company is in compliance with good corporate governance practices, providing ongoing operations review and financial performance monitoring, reviewing and advising on the annual budgeting process, significant contractual commitments and capital expenditures, supporting relationships with financial institutions, advising on compensation policy and structure, and providing ongoing strategic advice on the business and management. The management-consulting fee will be payable provided that there is no default under the New Indenture relating to the New Notes. Upon any such default and during the continuation of such default under the New Indenture, the management-consulting fee shall accrue but not be payable until such default is cured. The advisory fee shall be earned as of the Effective Date and shall be payable from excess working capital or the cash proceeds of the sale(s) of certain non-core assets of the Reorganized Company, which such sale(s) is expected to take place within the first year of the Effective Date. A copy of the Saratoga Management Services Agreement is annexed as Exhibit B to the Plan. In connection with Confirmation of the Plan, the Debtors shall seek approval of the management, advisory and other fees to be paid to Saratoga under the Saratoga Management Services Agreement pursuant to section 1129(a)(4) of the Bankruptcy Code.

         Saratoga/GE Stock Purchase Agreement

         On or about August 15, 2003, Saratoga and GE entered into a certain Stock Purchase Agreement dated as of August 15, 2003 (the "Saratoga/GE Stock Purchase Agreement") pursuant to which Saratoga purchased all of GE's Old Preferred Stock and Old Common Stock in ADLT. Pursuant to the Saratoga/GE Stock Purchase Agreement, if at any time ADLT shall have confirmed a chapter 11 plan of reorganization and the same shall have become effective, and Saratoga and/or any one or more of its affiliates shall have the right, directly or indirectly, to elect a majority of the members of the Board of Directors of ADLT or any one or more of its successors, then promptly thereafter Saratoga shall cause ADLT to offer GE (and keep such offer open for at least 30 days), the rebate program described on Schedule B annexed to the Saratoga/GE Stock Purchase Agreement. If ADLT shall fail to offer GE such rebate program, then Saratoga shall be liable to GE for $3,000,000 which Saratoga and GE agree is a reasonable estimate of the actual damage GE would suffer if the rebate program is not offered. Schedule B to the Saratoga/GE Stock Purchase Agreement provides that "[o]n or promptly after the Effective Date, the Reorganized Debtors shall offer to General Electric Company and its subsidiaries and affiliates (collectively herein, "GE") (and keep such offer open for at least 30 days) an incremental sales incentive plan, pursuant to which GE could earn a 10% rebate (up to a maximum of $13 million in the aggregate) on future purchases from the Reorganized Debtors and its affiliates, excluding APL. To earn its rebate, GE must make annual purchases (in the aggregate not to exceed $130 million) from the Reorganized Debtors and their affiliates, excluding APL, in excess of the aggregate purchases GE made from the Debtors, including its nondebtor affiliates, but excluding APL, in ADLT's 2003 fiscal year. In no event shall there be any rebate in any year on the amount of purchases equaling the total purchases by GE from the Debtors, including its affiliates and subsidiaries, but excluding APL, in ADLT's 2003 fiscal year."

         Pursuant to the Saratoga/GE Stock Purchase Agreement, Saratoga shall use its commercially reasonable efforts to have ADLT and APL assume in the Chapter 11 Cases the following agreements: (i) the Lamp Materials Purchase Agreement entered into as of September 30, 1999, between GE, acting through its GE Lighting business, and APL and ADLT, (ii) the Know How and Patent License and Technical Assistance Agreement dated as of September 30, 1999, between APL, ADLT and GE, acting through its GE Lighting business, and (iii) the Consignment Agreement entered into as of January 4, 1999, between APL and GE Lighting.

         Pursuant to the Saratoga/GE Stock Purchase Agreement, effective automatically at any time that ADLT shall have confirmed a chapter 11 plan of reorganization and the same shall have become effective, and Saratoga and/or any one or more of its affiliates shall have the right, directly or indirectly, to elect a majority of the members of the Board of Directors of ADLT and any one or more of its successors, GE waives compliance by ADLT with Section 13 of the Lamp Materials Purchase Agreement entered into as of September 30, 1999, if but only if ADLT, in lieu of compliance with such Section 13, complies with the substituted provisions set forth on Schedule A annexed to the Saratoga/GE Stock Purchase Agreement, the same as if the language of such Schedule A had been added to the agreement by amendment. Schedule A to the Saratoga/GE Stock Purchase Agreement provides as follows:

         (a) In the event that ADLT desires to sell all or substantially all of Seller [APL] (whether as an asset, stock transfer, or otherwise) to a third party lighting products competitor of Purchaser [GE] (a "Sale") then, in addition to the rights specified in Section 12, ADLT shall give notice (an "Offer Notice") to Purchaser that ADLT desires to engage in such a Sale. The Offer Notice shall identify (i) whether ADLT is proposing to sell assets in addition to that of Seller as part of the Sale, (ii) the price (the "Offer Price") that ADLT proposes to be paid for all of the assets being sold, including Seller (the "Offered Assets") and (iii) any other material terms sought by ADLT.

         (b) The giving of an Offer Notice shall constitute an offer (the "Offer") by ADLT to sell the Offered Assets to Purchaser for cash at the Offer Price and on the other terms set forth in the Offer Notice. The Purchaser shall have a 60-day period (the "Offer Period") in which to accept such Offer by giving a notice of acceptance to ADLT prior to the expiration of such Offer Period. If the Purchaser fails to notify ADLT prior to the expiration of the Offer Period, the Purchaser shall be deemed to have declined such Offer.

         (c) If the Purchaser elects to purchase the Offered Assets, the Purchaser shall purchase and pay, by bank or certified check (in immediately available funds), the Offer Price within 20 business days after the date on which the Offer was accepted; provided that, if the transaction is subject to any prior regulatory approval, the time period during which such transaction may be consummated shall be extended until the expiration of five business days after all such approvals shall have been received, but in no event shall such period be extended for more than an additional 60 days.

         (d) Upon the earlier to occur of i) rejection of the Offer by the Purchaser, ii) the expiration of the Offer Period without the Purchaser electing to purchase all of the Offered Assets and iii) the failure to obtain any required consent or regulatory approval for the transaction within 60 days of full acceptance of the Offer, ADLT shall have a one year period during which to effect a Sale of the Offered Assets on the same in all respects material to Purchaser or more favorable (as to ADLT) terms and conditions as were set forth in the Offer Notice at a price not less than the Offer Price; provided that, if such Sale is subject to regulatory approval, such one year period shall be extended until the expiration of five business days after all such approvals shall have been received.

         (e) If ADLT does not consummate a Sale of the Offered Assets in accordance with the foregoing time limitations, then the right of ADLT to effect such a Sale pursuant to this Section 13(d) shall terminate and ADLT shall again comply with the procedures set forth in this
         Section 13 with respect to any proposed Sale of the Offered Assets.

         Pursuant to the Saratoga/GE Stock Purchase Agreement, Saratoga shall use its reasonable commercial efforts to ensure that ADLT's trade payables to GE are handled in accordance with Schedule C annexed to such agreement, which shall be incorporated into ADLT's plan of reorganization to be submitted and approval of which will be sought from the Bankruptcy Court. Schedule C to the Saratoga/GE Stock Purchase Agreement provides as follows:

                  Section 3.06. (b) Class 1(b) Claims: Secured Claims of GE. The Class 1(b) GE Secured Claims shall receive nothing on the Effective Date, provided, however, on the

         Effective Date, or as soon thereafter as the GE Secured Claims are Allowed, GE may offset from the amounts owing by GE to the Debtors, including the Debtors' nondebtor affiliates, and indefeasibly retain for GE's own account, an amount up to, but not in excess of, the Allowed Amount of the GE Secured Claims. If, after giving effect to the offset provided in this Section 3.06(b), GE has any remaining Claims against the Debtors, such Claims of GE shall be treated as Class 5 Subsidiary Debtor General Unsecured Claims. Except to the extent of the offset permitted under this Section 3.06(b), nothing in this Section 3.06(b) shall be or be deemed to be a waiver or release of any claim belonging to the Debtors or their nondebtor affiliates against GE.

         The Debtors believe, in their business judgment, that the GE rebate program is reasonable, necessary and appropriate and, therefore, in the best interests of creditors. The rebates are payable to the extent that GE makes incremental purchases of goods from the Debtors and their affiliates, excluding APL, in excess of GE's aggregate purchases in ADLT's Fiscal Year 2003. Such additional incremental purchases, which are encouraged and promoted by the rebate program, will enhance the Debtors' revenues and profitability. The GE rebate program is similar to rebate programs that the Debtors have offered, and have continued to offer during these Chapter 11 Cases, to their significant customers. Pursuant to the Order Pursuant To 11 U.S.C. Sections 105(a), 363(c), 1107(a) and 1108 Authorizing, But Not Requiring, Debtors to Honor Certain Prepetition Obligations to Customers and to Otherwise Continue Customer Programs and Practices in the Ordinary Course of Business entered by the Bankruptcy Court on February 6, 2003, the Debtors have been authorized to continue offering such rebate programs in favor of their major customers. For similar business reasons, the Debtors seek to assume the GE Contracts. In connection with Confirmation of the Plan, the Debtors will satisfy the applicable standards for assumption of the GE Contracts pursuant to section 365 of the Bankruptcy Code. The Debtors are not aware that there will be any cure costs associated with assumption of the GE Contracts.

         Treatment of Hellman Loan

         Beginning in October 1998, ADLT made a series of loans to Hellman so that he could avoid forced liquidation of a substantial block of his ADLT stock (approximately 10% of the then-outstanding ADLT stock) which secured certain personal margin loans from Prudential Securities, Inc. ("Prudential"). Due to a decline in the ADLT stock price in October 1998, Hellman received a margin call from Prudential which he was not financially able to meet. ADLT agreed to advance funds to Hellman to cover the margin call because, among other reasons, a forced liquidation of Hellman's ADLT stock would impair shareholder value and would have a devastating effect on Hellman's personal finances which in turn could adversely affect Hellman's performance in his critical position as Chairman of the Board and CEO of ADLT. ADLT and Hellman thereafter amended the Hellman Loan Documents several times to, among other things, extend the maturity date and advance additional funds to Hellman to cover subsequent margin calls triggered by further declines in the ADLT stock price. In addition to the reasons referenced above, ADLT determined that the additional loans were in the shareholders' best interests because the liquidation of Hellman's stock could impair ADLT's ability to take advantage of certain tax benefits and could trigger certain obligations owed to GE.

         As of June 30, 2003, Hellman owed ADLT approximately $15,647,000, consisting of principal of approximately $12,789,000 and interest of approximately $2,858,000. The Hellman

Loan matures on July 31, 2007. Under the Hellman Loan Documents, ADLT has a security interest in substantially all of Hellman's personal assets, including residences in Ohio and Florida. Hellman also is obligated to prepay the Loan with proceeds received from his settlement of his claims against Prudential net of any personal income tax liability on account of such settlement.

         As part of the reorganization, ADLT, along with Saratoga, believe it is appropriate to resolve the Hellman Loan. These parties, along with Hellman, have agreed in principle, subject to formal approval of the special committee (of independent directors) of the Debtors' Board of Directors, formal documentation and Bankruptcy Court approval of the Hellman Loan treatment pursuant to a separate motion to be filed by the Debtors to have such treatment approved under the settlement standards of Bankruptcy Rule 9019, that pursuant to section 1123(b)(3)(A) of the Bankruptcy Code, the Hellman Loan Documents would be modified to reduce the amount of the outstanding indebtedness owed by Hellman to an amount (the "Designated Amount") equal to the difference between (1) the fair market value of Hellman's personal assets and (2) the amounts owing to other secured creditors of Hellman that hold mortgages, liens and/or security interests upon or in property of Hellman, on a priority senior to the liens and security interests securing the Hellman Loan, to the extent of the fair market value of such property. Additionally, it is anticipated by ADLT that on or before the Effective Date, the proceeds from Hellman's settlement with Prudential of approximately $1.3 million (net of any income tax liability owing by Hellman on account thereof) will be paid over to ADLT for application to the Hellman Loan (the amount of the net-Prudential proceeds are included within the Designated Amount). Other than reducing the amount of the Hellman Loan as set forth above, the Hellman Loan Documents would otherwise remain in full force and effect.

         Hellman is in the process of providing ADLT with a personal financial statement and certain backup documents, which ADLT is in the process of reviewing. ADLT also is in the process of completing its own investigation regarding Hellman's assets and liabilities. If ADLT determines that, upon completion of its analysis of the treatment of the Hellman Loan as described above, that such treatment is fair and equitable and in the best interests of creditors, ADLT will file a settlement motion under Bankruptcy Rule 9019 and seek approval thereof. In reaching the decision to compromise the Hellman Loan, ADLT has considered and will continue to consider several factors, including:
(i) the likely difficulty in collection; (ii) the probability of success in any litigation seeking to enforce the Hellman Loan Documents; (iii) the complexity of such litigation, including attendant expense, inconvenience and delay; and
(iv) the paramount interest of creditors. First, in terms of difficulty of collection, Hellman has informed ADLT that, based on the advice of his personal bankruptcy counsel, unless the Hellman Loan is forgiven beyond the Designated Amount, he will file personal bankruptcy prior to the Effective Date so as to discharge the unsecured portion of the Hellman Loan. Second, the Debtors have identified the possibility of certain defenses that might be raised to the Hellman Loan Documents, but ADLT believes any such defenses lack merit. Third, ADLT would likely incur substantial attorneys' fees and expenses in any action to collect the Hellman Loan, including litigating the enforcement of the Hellman Loan Documents and any defenses thereto. The Creditors Committee has advised the Debtors that it intends to object to the Hellman Loan settlement as outlined herein, if and when presented by the Debtors.

         Additionally, the foregoing treatment of the Hellman Loan is generally consistent with ADLT's treatment of the Hellman Loan in its books and records. In particular, ADLT has continuously written down the value of the Hellman Loan to reflect ADLT's assessment of the degree to which the Loan is impaired (i.e., the extent to which Hellman's personal assets are insufficient to repay the Loan). The proposed treatment of the Hellman Loan under the Plan conforms to the reality of the circumstances.

         Finally, it is critical to note that the reduction of the Hellman Loan would not constitute compensation to Hellman for, among other things, services performed on behalf of ADLT or to be performed by Hellman on behalf of Reorganized ADLT, which might otherwise be taxable. Rather, the write-down of the Hellman Loan is based solely on ADLT's assessment of the collectability of the Loan and the other factors set forth above.

         ADLT, Saratoga and Hellman have discussed the terms of Hellman's payment of the Designated Amount, and contemplate that Hellman will first use the proceeds of a retention bonus to be paid him under his employment agreement, payable in two installments on July 1, 2004, and on July 1, 2005, assuming Hellman has not resigned or been terminated for cause by ADLT on such dates, and to the extent not paid from such retention bonus, the Designated Amount will be paid by Hellman on a schedule to be negotiated among ADLT, Saratoga and Hellman and included in the Rule 9019 motion to be filed by ADLT seeking approval of the Hellman Loan settlement. See also "--Senior Management Contracts" below.

         Treatment of Executory Contracts and Unexpired Leases

         On the Effective Date, all executory contracts and unexpired leases that exist between the Debtors and any person shall be deemed assumed in accordance with the provisions and requirements of section 365 of the Bankruptcy Code if such contracts:

-        have not terminated or expired pursuant to their own terms;

- have not previously been assumed, assumed and assigned or rejected pursuant to an order of the Bankruptcy Court on or prior to the Confirmation Date;

- are not the subject of pending motions to assume, assume and assign or reject as of the Confirmation Date; or

-        are not listed on the Schedule of Rejected Contracts.

         Notwithstanding any other provisions of Section 6.01 of the Plan, (a) that certain Lamp Materials Purchase Agreement entered into by and between APL, ADLT and GE, as of September 30, 1999, as amended by letter agreement dated October 4, 1999, (b) that certain Patent and Technical Assistance Agreement entered into by and among APL, ADLT and GE, as of September 30, 1999, and (c) that certain Consignment Agreement entered into as of January 4, 1999 between APL and GE (collectively, the "GE Contracts"), are deemed assumed under Section
6.01 of the Plan, and GE waives any and all defaults, claims for such defaults and rights to assert the need for adequate assurance of future performance under 11 U.S.C. Section 365(b)(1)(A), (B) and (C) with respect to such GE Contracts.

         The Debtors shall have the right, subject to the consent of Saratoga, at any time prior to the Confirmation Date, to amend the Schedule of Rejected Contracts upon notice to the other party to such contract or lease:

- to delete any executory contract or unexpired lease listed therein, thus providing for its assumption pursuant to the Plan; or

- to add any executory contract or unexpired lease to the Schedule of Rejected Contracts, thus providing for its rejection pursuant to the Plan.

         The Confirmation Order (except as otherwise provided therein) shall constitute an order of the Bankruptcy Court approving such assumptions. Each contract or lease assumed will be assumed only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Assumption of a contract or lease does not constitute our admission that such contract or lease is an executory contract or unexpired lease. All executory contracts and unexpired leases that are assumed will be assumed under their present terms or upon such terms as are agreed to between us and the other party to the executory contract or unexpired lease. Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include:

- all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease; and

- all executory contracts or unexpired leases appurtenant to the premises, including all other interests in real estate related to such premises, unless any of the interests has been rejected pursuant to an order of the Bankruptcy Court.

         If an executory contract or unexpired lease is rejected, the other party to the agreement may file a Claim for damages incurred by reason of the rejection. (In the case of rejection of leases of real property or of employment agreements, damage Claims are subject to certain limitations imposed by the Bankruptcy Code.) In order to assume an executory contract or unexpired lease, we must first cure any existing defaults pursuant to section 365(b) of the Bankruptcy Code. If an executory contract or unexpired lease is assumed, we have a duty to perform our contractual obligations according to the terms of the agreement. Failure to perform these obligations once the lease or executory contract is assumed would result in a Claim for damages which ordinarily would be entitled to priority treatment as an administrative expense. See "--Summary of Distributions Under the Plan-Administrative Claims" above.

         Conditions to Effectiveness

         The Plan shall not be consummated and the Effective Date shall not occur unless and until the following conditions have occurred or have been duly waived (if waivable) pursuant to the terms of the Plan:

- the Confirmation Order shall have been entered and shall have become a Final Order and such order shall not have been vacated, reversed, stayed, modified, amended, enjoined or restrained by order of a court of competent jurisdiction;

- all Plan Documents required to be executed or delivered under the Plan on or prior to the Effective Date shall be in a form that is reasonably acceptable to the Debtors and Saratoga;

- all Plan Documents required to be executed or delivered under the Plan on or prior to the Effective Date shall have been executed and delivered by the parties thereto;

- the Bankruptcy Court shall have entered an order (contemplated to be part of the Confirmation Order) authorizing and directing the Debtors and the Reorganized Debtors to take all actions necessary or appropriate to enter into, implement, and consummate the Plan Documents, contracts, instruments, releases, indentures and other agreements or documents created, amended, supplemented, modified or adopted in connection with the Plan;

- all authorizations, consents and regulatory approvals required, if any, in connection with the Plan's effectiveness shall have been obtained;

-        the New Credit Facility shall have become effective;

- the New Indenture and all related documents shall have been entered into by the parties thereto;

- the Saratoga Management Services Agreement shall have been entered into by the parties thereto;

- the Senior Management Contracts shall have been entered into by the parties thereto;

-        the Management Incentive Plan shall have been adopted by ADLT;

- no order of a court shall have been entered and shall remain in effect restraining the Debtors or Saratoga from consummating the Plan; and

- the New Indenture for the New Notes shall have been qualified by the Commission under the Trust Indenture Act of 1939, as amended.

         Failure to satisfy these conditions would likely result in our inability to complete the Recapitalization and consummate the Plan. See "RISK FACTORS--Risks Related to the Plan." Additionally, the Confirmation Order shall contain a finding of fact that the Reorganized Debtors, the Committees, Saratoga, GE and each of their Professionals acted in good faith within the meaning of and with respect to the actions described in section 1125(e) of the Bankruptcy Code and are therefore not liable for the violation of any applicable law, rule or regulation governing such actions.

         It shall be a condition precedent to Confirmation that should the rate of interest borne by the New Notes be a rate determined by the Bankruptcy Court as provided in the definition of "New Notes," that such rate be less than 10.5%. If the Bankruptcy Court finds that such rate should be equal to or greater than 10.5%, then the Plan shall not be confirmed.

BOARD OF DIRECTORS

         From and after the Effective Date, the Board of Directors of Reorganized ADLT will consist of the following: Wayne Hellman (ADLT's Chief Executive Officer), Sabu Krishnan (ADLT's Chief Operating Officer), Christian Oberbeck (a Saratoga representative), Damon Ball (a Saratoga representative) and Richard Petrocelli (a Saratoga representative). Saratoga is considering the possibility of adding two additional directors, however, at present, Saratoga has not formally asked anyone to serve in these two positions on the Board of Directors of Reorganized ADLT. The Board of Directors for each of the Subsidiary Debtors shall consist of one (1) or more members to be appointed by Reorganized ADLT's Board of Directors. See "MANAGEMENT, BOARD OF DIRECTORS AND INSIDER RELATIONSHIPS--Board of Directors."

ADLT ARTICLES OF INCORPORATION

         On the Effective Date, ADLT's articles of incorporation shall be amended to include a prohibition on the issuance of nonvoting equity securities to the extent, and only to the extent, required by section 1123(a)(6) of the Bankruptcy Code. Additionally, ADLT's articles of incorporation shall be amended to the extent necessary to authorize issuance of the New Preferred Stock.

MEANS FOR IMPLEMENTATION OF THE PLAN

         The Effective Date of the Plan is the Business Day that is no more than ten (10) Business Days in New York, N.Y. following the date on which all conditions to consummation set forth in Article IX of the Plan have been satisfied or, if capable of being duly and expressly waived, any conditions to the occurrence of consummation set forth in the Plan have been satisfied or waived; provided, however, that the Effective Date may be extended upon the written approval of each of the Debtors and Saratoga.

         On the Effective Date, we are authorized to and shall issue the New Notes, the New Preferred Stock and the New Common Stock and to take such other actions, including making certain cash payments, as are contemplated by the Plan. Such actions shall include, without limitation, transfer to the Disbursing Agent of the New Notes, the New Preferred Stock and the New Common Stock distributable to certain Holders of Allowed Claims or Allowed Interests under the Plan.

EXPENSES AND SOURCES OF CASH TO BE USED IN CONNECTION WITH THE PLAN

         The following table reflects the professional fees and expenses that we have incurred or expect to incur with respect to the Chapter 11 Cases. Such fees and expenses have a statutory priority over any Class of Claims or Interests entitled to vote on the Plan. We believe that the available cash and cash generated by operations, together with the proceeds from the New Credit Facility, will be sufficient to cover all of our cash obligations as of the Effective Date and that we will thereafter have sufficient working capital to meet our obligations as they become due. See "Risk Factors" and "Accounting Treatment of the Recapitalization" below.

Debtors' legal fees and expenses................................................................   $  6,681,000
Debtors' financial advisor fees and expenses ...................................................   $  5,558,000

Debtors' accounting fees and expenses ..........................................................   $    744,000
Creditors Committee's professional fees and expenses............................................   $  3,492,000
Equity Committee's professional fees and expenses...............................................   $  1,168,000
Saratoga's legal fees and expenses..............................................................   $    900,000(1)
United States Trustee's fees....................................................................   $     67,000
Bank Group's professional fees and expenses.....................................................   $  1,381,000
Prior Lenders' professional fees and expenses...................................................   $    404,000
                                                                                                   ------------
         TOTAL .................................................................................   $ 20,395,000

MODIFICATION OF THE PLAN

         The Debtors and Saratoga, acting jointly, may alter, amend or modify the Plan, including all exhibits to the Plan, in accordance with section 1127 of the Bankruptcy Code or as otherwise permitted at any time prior to the date of confirmation (the "CONFIRMATION DATE") without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as the Bankruptcy Court or Bankruptcy Code may otherwise require. Prior to confirmation, a plan may be modified provided that the plan, as modified, does not violate sections 1122 (governing classification of claims and interests) and 1123 (setting forth certain plan requirements) of the Bankruptcy Code. The potential impact of any amendment, modification or supplement on the Holders of Claims and Interests cannot presently be foreseen, but may include a change in the economic impact of the Plan on some or all of the Classes of Claims and Interests or a change in the relative rights of such Classes. However, if any of the terms of the Plan are amended, modified or supplemented in a manner determined by us or the Bankruptcy Court to constitute a material adverse change, we will promptly disclose any such amendment, modification or supplement in a manner reasonably calculated to inform the Holders adversely affected thereby, and, if and to the extent required by the Bankruptcy Court, resolicit acceptances.

         After the Confirmation Date and prior to substantial consummation of the Plan, and in accordance with the provisions of section 1127(b) of the Bankruptcy Code and the Bankruptcy Rules, the Debtors and Saratoga and any party in interest may, so long as the treatment of Holders of Claims or Interests under the Plan is not adversely affected, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, this Disclosure Statement or the Confirmation Order and any other matters as may be necessary to carry out the purposes and effects of the Plan; provided, however, prior notice of such proceedings shall be served in accordance with Bankruptcy Rules 2002 and 9014.

------------------

         (1) Saratoga's professional fees and expenses will be subject to approval by the Bankruptcy Court pursuant to section 1129(a)(4) of the Bankruptcy Code.

WITHDRAWAL OF THE PLAN

         The Debtors and Saratoga, acting jointly, reserve the right, at any time prior to Confirmation of the Plan, to revoke and withdraw the Plan. If the Plan is revoked or withdrawn or if the Confirmation Date does not occur, the Plan shall be null and void and have no force and effect. In such event, nothing contained in the Plan shall be deemed to constitute a waiver or release of any claims by the Debtors or Saratoga or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors, Saratoga or any Person in any further proceedings involving the Debtors.

WITHDRAWAL OF VOTES ON THE PLAN

         Once the acceptance or rejection of any Holder of an Impaired Claim or Impaired Interest entitled to vote on the Plan has been transmitted to the Voting Agent in accordance herewith, such acceptance or rejection may only be withdrawn or modified for cause shown by such Holder to the Bankruptcy Court upon notice and a hearing.

CONFIRMATION OF THE PLAN

         Parties in interest, including all Holders of Claims and Interests, will receive notice of the date and time fixed by the Bankruptcy Court for the Confirmation Hearing. The Bankruptcy Court will also establish procedures for solicitation and confirmation of the Plan.

         For the Plan to be confirmed, the Bankruptcy Code requires the Bankruptcy Court to determine that the Plan complies with the requirements of section 1129 of the Bankruptcy Code. The confirmation requirements of section 1129 include, among other things, that:

- the Plan be accepted by at least one Class of Impaired Claims without considering the votes of "insiders;"

- the Plan is feasible (that is, there is a reasonable probability that we will be able to perform our obligations under the Plan and continue to operate our business without further financial reorganization or liquidation) (see "-Feasibility Test," below); and

- the Plan meets the requirements of section 1129(a)(7) of the Bankruptcy Code, which requires that, with respect to each Impaired Class, each Holder of a Claim or an Interest either (i) accepts the Plan or (ii) receives at least as much pursuant to the Plan as such Holder would receive in a liquidation under Chapter 7 of the Bankruptcy Code.

         There are several other confirmation standards that we must demonstrate, including, without limitation, that:

-        the Plan is proposed in good faith;

-        the Plan and its proponents comply with the Bankruptcy Code;

- payments for services in or in connection with the Chapter 11 Cases or the Plan are approved by or subject to Bankruptcy Court approval;

- our management, officers, directors or trustees have been disclosed, as well as their compensation, and their continuation in office is consistent with the interests of creditors, stockholders and public policy;

-        all statutory fees have been or will be paid; and

- there is a continuation of retiree health benefits at certain levels as provided under section 1114 of the Bankruptcy Code.

         Although we believe that we will meet each of these tests, as well as the other requirements of section 1129 of the Bankruptcy Code, there can be no assurance that the Bankruptcy Court will reach the same conclusion and confirm the Plan. See "RISK FACTORS--Risks Related to the Plan."

ACCEPTANCE OF THE PLAN

         Under section 1129(a)(10) of the Bankruptcy Code, if a class of claims is impaired under a plan, a condition to confirmation is that such plan must be accepted by holders of at least one class of "impaired" claims without considering the votes of "insiders" within the meaning of the Bankruptcy Code. The Impaired Classes of Claims under the Plan are Class 1(b) (GE Secured Claims), Class 3 (Old Note Claims), Class 4 (ADLT General Unsecured Claims) and Class 5 (Subsidiary Debtor General Unsecured Claims). Accordingly, at least one of these Classes must accept the Plan in order for the requirement of section 1129(a)(10) to be met.

CRAMDOWN

         We reserve the right to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code, notwithstanding the requirements of section 1129(a)(8) thereof, on the basis that the Plan is fair and equitable, and does not discriminate unfairly, with respect to each Class of Claims or Interests that is Impaired under, and has not accepted, the Plan. Section 1129(b)(2)(B) provides that to confirm a plan over the dissenting vote of a class of holders of unsecured claims, the plan must (i) provide each holder of such a claim with property of a value, as of the effective date of the plan, equal to the allowed amount of such claim, or (ii) provide no recovery to any claim or interest that is junior to such claim. To the extent that any Class of Holders of Unsecured Claims votes to reject the Plan, the Debtors believe that at the hearing on Confirmation of the Plan, they will prove that the value of the distributions to be made to Holders in such Class as of the Effective Date equals the Allowed amount of such Holders' Claims. Additionally, Section 1129(b)(2)(C) provides that to confirm a plan over the dissenting vote of a class of holders of interests, the plan must (i) provide each holder of such an interest with property of a value, as of the effective date of the plan, equal to greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest, or (ii) provide no recovery to any interest that is junior to such interest. To the extent that the Class of Holders of Old Common Stock (Class 7) votes to reject the Plan, the Debtors will satisfy (1) section 1129(b)(2)(C)(i) because such Holders will receive under the Plan the value of their Old Common Stock Interests, and (2) section 1129(b)(2)(C)(ii) because there are no Holders of Interests junior to Old Common Stock Interests that will receive a recovery under the Plan.

FEASIBILITY TEST

         The Bankruptcy Code also requires that, to confirm a plan of reorganization, the bankruptcy court must find that confirmation of such plan is feasible, meaning that it is not likely to be followed by liquidation or the need for further financial reorganization of the debtor (the "FEASIBILITY TEST"). For the Plan to meet the Feasibility Test, the Bankruptcy Court must find that we will possess the resources and working capital necessary to provide all creditors with the treatment specified in the Plan and to continue to operate our businesses upon and after the consummation of the Plan. Based on the projections and other financial information set forth in ANNEX B, we believe the Plan satisfies the Feasibility Test.

BEST INTERESTS OF CREDITORS TEST; LIQUIDATION VALUE

         In addition, the Bankruptcy Code requires that, to confirm a plan of reorganization, each holder of a claim or equity interest in an impaired class must either:

-        accept the plan; or

- receive or retain under the plan cash or property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtor were liquidated under Chapter 7 of the Bankruptcy Code (the "BEST INTERESTS" test).

         To calculate what holders of each impaired class of claims or equity interests would receive in a Chapter 7 liquidation, the bankruptcy court must determine the "liquidation value" of the debtor, which would consist primarily of the net proceeds from a forced sale of the debtor's assets by a Chapter 7 trustee. The proceeds from a Chapter 7 liquidation that would be available to all unsecured claims would be reduced or diluted by:

- secured claims to the extent of the value of the collateral securing such claims;

- the costs and expenses of liquidation, including the costs incurred to sell the assets;

- the administrative expenses of the Chapter 7 cases, including the fees of a trustee, counsel, financial advisors, accountants and other professionals;

- additional contingent claims and losses arising during the operation of our business in Chapter 7;

-        priority claims arising in the Chapter 7 and prior Chapter 11 cases;
         and

- administrative expenses and claims in the prior Chapter 11 cases, including the fees of counsel, financial advisors, accountants and other professionals.

         Based on the information set forth in the Liquidation Analysis attached as ANNEX C hereto, we believe that Confirmation of the Plan will provide each Holder of a Claim or Interest in Classes 1(b) and 3-8 with an equal or greater recovery than it would receive if the Company were liquidated under Chapter 7 of the Bankruptcy Code. In our view, a Chapter 7 liquidation involves additional uncertainty not fully reflected in the Liquidation Analysis with respect to both timing and amount of payments to Holders of such Claims and Interests. We believe that the Plan provides as much certainty as is possible regarding these matters.

         Accordingly, we believe that the Plan meets the requirements of section 1129(a)(7) of the Bankruptcy Code.

EFFECTS OF PLAN CONFIRMATION

         Discharge

         Except as otherwise provided in the Bankruptcy Code, the Plan or the Confirmation Order, subject to the occurrence of the Effective Date, the provisions of the Plan shall be binding on us, our subsidiaries and our creditors and equity security holders, regardless of whether the Claims or Interests of any such creditor or equity security holder is Impaired under the Plan, and regardless of whether any such creditor or equity security holder has accepted the Plan. Furthermore, except as otherwise provided in the Bankruptcy Code, the Plan or the Confirmation Order, subject to the occurrence of the Effective Date, we and our subsidiaries shall retain all of our property free and clear of all Claims and Interests of creditors and equity security holders, and we and our subsidiaries shall be discharged and forever released from any debt that arose before the Confirmation Date, regardless of whether (i) a proof of claim has been filed or deemed filed in respect of such debt, (ii) any Claim in respect of such debt has been Allowed under section 502 of the Bankruptcy Code, or (iii) the Holder of any Claim in respect of such debt has accepted the Plan. In addition, subject to the occurrence of the Effective Date, confirmation of the Plan shall terminate all rights and Interests of the Holders of our Old Preferred Stock (Class 6), Old Common Stock (Class 7) and Old Other Interests (Class 8).

INJUNCTION

         Discharged Claims and Terminated Interests

         Except as otherwise expressly provided for in the Plan or the Confirmation Order and to the fullest extent authorized or provided by the Bankruptcy Code, including sections 524 and 1141 thereof, the entry of the Confirmation Order shall, provided that the Effective Date occurs, permanently enjoin all persons that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is Impaired or terminated pursuant to the terms of the Plan from taking any of the following actions against us or our property on account of any such discharged Claims, debts or liabilities or such terminated Interests or rights:

- commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind;

- enforcing, levying, attaching, collecting or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree or order;

- creating, perfecting or enforcing in any manner, directly or indirectly, any lien or encumbrance of any kind;

- asserting any setoff, offset, right of subrogation or recoupment of any kind, directly or indirectly, against any debt, liability or obligation due to us; and

- proceeding in any manner in any place whatsoever, including employing any process, that does not conform to or comply with or is inconsistent with the provisions of the Plan.

         Released Claims and Interests

         As of the Effective Date of the Plan, the Confirmation Order shall constitute an injunction permanently enjoining any Person that has held, currently holds or may hold a Claim, Interest, demand, debt, right, Cause of Action or liability that is released pursuant to Section 11.04 of the Plan from enforcing or attempting to enforce any such Claim, Interest, demand, debt, right, Cause of Action or liability against (i) us and our subsidiaries, both before and after the Recapitalization, (ii) our agents and Professionals, (iii) any of our and our subsidiaries' directors, officers or employees who continue in such positions subsequent to the Effective Date or (iv) any of our and our subsidiaries' former directors, officers or employees, or any of our or their respective property, based on, arising from or relating to, in whole or in part, any act, omission, or other occurrence taking place on or prior to the Effective Date with respect to or in any way relating to the Chapter 11 Cases, all of which claims, demands, debts, rights, Causes of Action or liabilities will be deemed released on the Effective Date; provided, however, that with respect to the former directors, officers and employees of the Debtors, this injunction shall apply only to the enforcement of Claims, demands, debts, rights, Causes of Action or liabilities with respect to which such former directors, officers and employees would be entitled to indemnification from us or our subsidiaries under contract or law; provided further, however, that this injunction shall not apply to (a) any Claims Creditors may assert under the Plan to enforce their rights thereunder to the extent permitted by the Bankruptcy Code or (b) any Claims Creditors or other third parties may have against each other, which claims are not related to us or our subsidiaries, it being understood, however, that any defenses, offsets or counterclaims of any kind or nature whatsoever which we may have or assert in respect of any of the claims of the type described in (a) or
(b) of this proviso are fully preserved.

         Exculpation

         None of the Debtors, the Reorganized Debtors, the Committees, their respective Professionals, Saratoga or the Exculpated Persons shall have or incur any liability to any Person, including, without limitation, any Holder of a Claim or Interest or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or affiliates or any of their successors or assigns, for any act taken or omission made in good faith in connection with, relating to, or arising out of, the Chapter 11 Cases, Filing, negotiating, prosecuting, administrating, formulating, implementing, confirming or consummating the Plan or the Property to be distributed under the Plan, including all pre-petition and post-petition activities leading to the promulgation and confirmation of the Plan, this Disclosure Statement (including any information provided or statement made in this Disclosure Statement or omitted therefrom), or any contract, instrument, release or other agreement or document created in connection with or related to the Plan or the administration of the Debtors or these Chapter 11 Cases.

         "Exculpated Persons" means (i) the directors, officers and employees of the Debtors in each of the Chapter 11 Cases as of the Petition Date or that have become officers, directors or employees thereafter but prior to the Effective Date, (ii) the Debtors' agents and Professionals, (iii) the respective members of the Committees, (iv) the Committees' respective Professionals, (v) GE, (vi) Saratoga and (vii) the respective Affiliates, current and former officers, directors, employees, agents, stockholders, managers, advisors and professionals (including the current and former officers, directors, employees, agents, members, stockholders and professionals of the exculpated professionals) of the foregoing exculpated persons identified in subclause (ii) above; provided, however, that the foregoing exculpated parties identified in subclasses (i) through (vii) above shall be exculpated only for liabilities arising out of actions taken in such capacity.

RELEASES

         Releases by Debtors

         Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, and except as otherwise provided in the Plan or the Confirmation Order, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors and the Reorganized Debtors, in their individual capacities and as debtors-in-possession, shall be deemed to have forever released, waived and discharged (i) the agents and Professionals of the Debtors, (ii) the directors, officers and employees of the Debtors who continue in such positions subsequent to the Effective Date, (iii) the former directors, officers and employees of the Debtors, (iv) the respective members of the Committees and their respective Professionals, (v) GE and (vi) Saratoga, from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action and liabilities (other than the rights of the Debtors or the Reorganized Debtors to enforce the Plan, the Plan Documents, contracts, instruments, releases, indentures and other agreements or documents delivered thereunder), whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases or the Plan; provided, however, that no person identified in subclauses (i)-(vi) above shall be released or discharged from any Claims, obligations, suits, judgments, debts or Causes of Action arising out of or in connection with indebtedness for money borrowed by any such person from the Debtors, or for goods, services or other consideration provided to such person by the Debtors pursuant to contract or otherwise, unless otherwise expressly provided for elsewhere in the Plan; and provided, further, however that the persons identified in subclause (iii) above shall be released under Section 11.04(a) of the Plan only for claims, obligations, suits, judgments, damages, rights, Causes of Action and liabilities with respect to which such persons would be entitled to indemnification from the Debtors or the Reorganized Debtors under contract or law.

         Releases by Holders of Claims and Interests

         Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, and except as otherwise provided in the Plan or the Confirmation Order, to the fullest extent permitted under applicable law, in consideration for the obligations of the Persons set forth below under the Plan and, if applicable, the cash, securities, contracts, releases and other agreements or documents to be delivered in connection with the Plan, each Holder (as well as any trustee or agent on behalf of each such Holder) of a Claim or an Interest and any Affiliate of any such Holder shall be deemed to have forever waived, released and discharged
(i) the Debtors, (ii) the Reorganized Debtors, (iii) the agents and Professionals of the Debtors, (iv) the directors, officers and employees of the Debtors who continue in such positions subsequent to the Effective Date, (v) the former directors, officers and employees of the Debtors, (vi) Saratoga, and
(vii) the respective members of the Committees and their respective Professionals from any and all claims, obligations, suits, judgments, damages, rights, Causes of Action and liabilities, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date relating to the Debtors, the Reorganized Debtors or any Affiliate of the Debtors, the Chapter 11 Cases or the Plan, and/or which may have directly or indirectly impacted or harmed in any way the value of any Claim against or Interest in the Debtors or their Affiliates; provided, however, that the persons identified in subclause (v) above shall be released under Section 11.04(b) of the Plan only for claims, obligations, suits, judgments, damages, rights Causes of Action and liabilities with respect to which such persons would be entitled to indemnification from the Debtors or the Reorganized Debtors under contract or law; provided further, that such waiver, release and discharge shall be effective as to the above-named released parties (other than the Debtors and the Reorganized Debtors) only if such Holder affirmatively marked or checked off the applicable box on the Ballot cast by such Holder indicating such Holder's agreement to grant such waiver, release and discharge; if such Holder did not cast a Ballot or did not mark or check off the applicable box on its Ballot, such Holder shall not be deemed to have granted such waiver, release and discharge as to such non-Debtor parties.

         Indemnification

         To the extent not inconsistent with the Plan or the Confirmation Order and to the fullest extent permitted by applicable law, including, without limitation, the extent provided in our constituent documents, contracts (including, without limitation, any indemnification agreement), statutory law or common law, we will indemnify, defend, hold harmless and reimburse the Exculpated Persons from and against any and all losses, claims, Causes of Action, damages, fees, expenses, liabilities and actions:

- for any act taken or omission made in good faith in connection with or in any way related to negotiating, formulating, implementing, filing, confirming or consummating the Plan, this Disclosure Statement, or any contract, instrument, release or other agreement or document created in connection with the Plan or the administration of the Chapter 11 Cases; or

- for any act or omission in connection with or arising out of the administration of the Plan or the property to be distributed under the Plan or our operations or activities.

         Any Claims of any such Exculpated Persons against us on account of such indemnification obligations shall be unaltered and Unimpaired within the meaning of section 1124 of the Bankruptcy Code, but none of the Debtors shall have any obligation to indemnify any Exculpated Persons for any acts or omissions that constitute gross negligence or willful misconduct as such is finally determined by the Bankruptcy Court. Such indemnification obligations shall survive unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

         Revesting of the Debtors

         Subject to the provisions of the Plan and the Confirmation Order, the Debtors will continue to exist after the Effective Date as the Reorganized Debtors, with all applicable corporate powers; provided, however, that as soon as practicable after the Effective Date, the Reorganized Debtors shall cause Microsun, LRI and ADLT Services to be dissolved or merged into one of the other Debtors. The property of their respective estates will revest in each of the Debtors on the Effective Date. From and after the Effective Date, we will be able to operate our businesses and use, acquire and dispose of property and compromise or settle any Claims or Interests without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code, other than those restrictions expressly imposed by the Plan and the Confirmation Order. As of the Effective Date, all of the property of the Debtors and their subsidiaries will be free and clear of all Claims and Interests, except as expressly provided in the Plan. Without limiting the foregoing, the Reorganized Debtors will be able to pay the charges that we incur after the Effective Date for professionals' fees, disbursements, expenses or related support services without application to the Bankruptcy Court. Additionally, the Company is currently analyzing whether after the Effective Date, certain non-debtor subsidiaries of ADLT, which the Company determines are non-essential, should be liquidated and/or dissolved.

RETENTION OF JURISDICTION

         Exclusive Jurisdiction of Bankruptcy Court

         Notwithstanding the entry of the Confirmation Order, after the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction of all matters arising out of, arising in or related to, the Chapter 11 Cases to the fullest extent permitted by applicable law, including, without limitation, jurisdiction to:

- classify or establish the priority or secured or unsecured status of any Claim or Interest (whether filed before or after the Effective Date and whether or not contingent, disputed or unliquidated) or resolve any dispute as to the treatment necessary to reinstate a Claim pursuant to the Plan;

- grant or deny any applications for allowance of compensation or reimbursement of expenses pursuant to sections 330, 331 or 503(b) of the Bankruptcy Code or otherwise provided for in the Plan, for periods ending on or before the Effective Date;

- determine and resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which any of the Debtors is a party or with respect to which any of us may be liable, and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

- ensure that all payments due under the Plan and performance of the provisions of the Plan are accomplished as provided therein and resolve any issues relating to distributions to holders of Allowed Claims, or Allowed Interests pursuant to the provisions of the Plan;

- construe, take any action and issue such orders, prior to and following the Confirmation Date and consistent with section 1142 of the Bankruptcy Code, as may be necessary for the enforcement, implementation, execution and consummation of the Plan and all Plan Documents, contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan, including, without limitation, this Disclosure Statement and the Confirmation Order, for the maintenance of the integrity of the Plan and our protection in accordance with sections 524 and 1141 of the Bankruptcy Code following consummation;

- determine and resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation, implementation or enforcement of the Plan (and all Exhibits thereto) or the Confirmation Order, including the indemnification and injunction provisions set forth in and contemplated by the Plan or the Confirmation Order, or any entity's rights arising under or obligations incurred in connection therewith;

- hear any application of any of the Debtors or the Reorganized Debtors, as the case may be, and/or Saratoga to modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code and
         Section 13.04 of the Plan or modify this Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, this Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any bankruptcy court order, the Plan, this Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, this Disclosure Statement or, the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Bankruptcy Code and the Plan;

- issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

- enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

- determine any other matters that may arise in connection with or relating to the Plan, this Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, this Disclosure Statement or the Confirmation Order, except as otherwise provided in the Plan;

- determine such other matters and for such other purposes as may be provided in the Confirmation Order;

- hear and determine any other matters related to the Plan and not inconsistent with Chapter 11 of the Bankruptcy Code;

-        continue to enforce the automatic stay through the Effective Date;

- hear and determine (i) disputes arising in connection with the interpretation, implementation or enforcement of the Plan or (ii) issues presented or arising under the Plan, including disputes among holders and arising under the Plan Documents, including, without limitation, disputes relating to the Fiberstars Interests, the Hexagram Net Proceeds Interests or the Contingent Equity Recovery or other matters relating to distributions to Holders of Old Common Stock, or other agreements, documents or instruments executed in connection with the Plan;

- enter a final decree closing the Chapter 11 Cases or converting them into Chapter 7 cases; and

- determine and resolve any and all controversies relating to the rights and obligations of the Old Indenture Trustee, the Voting Agent and the Disbursing Agent in connection with the Chapter 11 Cases, including, without limitation, any dispute arising in connection with the payment of the reasonable fees and expenses of the Old Indenture Trustee, the Voting Agent and the Disbursing Agent in connection with their duties in the Chapter 11 Cases.

         Non-Exclusive Jurisdiction of Bankruptcy Court

         Following the Effective Date, the Bankruptcy Court will retain non-exclusive jurisdiction of the Chapter 11 Cases to the fullest extent permitted by applicable law, including, without limitation, jurisdiction to:

- allow, disallow, determine, liquidate or estimate any Claim or Interest, including the compromise, settlement and resolution of any request for payment of any Claim, the resolution of any objections to the allowance of Claims or Interests and to hear and determine any other issue presented by or arising under the Plan, including during the pendency of any appeal relating to any objection to such Claim or Interest (to the extent permitted under applicable law);

-        recover all our assets and property, wherever located;

- hear and determine any motions or contested matters involving taxes, tax refunds, tax attributes and tax benefits and similar or related matters with respect to the Debtors and their respective estates arising prior to the Effective Date or relating to the period of administration of the Chapter 11 Cases, including, without limitation, matters concerning federal, state and local taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

- hear and determine any motions, applications, adversary proceedings, contested matters and other litigated matters pending on, filed or commenced after the Effective Date that may be commenced by us thereafter, including proceedings with respect to our rights to recover property under sections 542, 543 or 553 of the Bankruptcy Code, or to bring any Avoidance Action, or to otherwise collect to recover on account of any claim or Cause of Action that we may have; and

-        hear any other matter not inconsistent with the Bankruptcy Code.

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

         If the Plan is not confirmed by the Bankruptcy Court and consummated, the alternatives to the Plan include a sale of some or all of our business operations, a proposal of an alternative plan of reorganization or a liquidation under Chapter 11 or Chapter 7 of the Bankruptcy Code.

         Sale of Some or All of Debtors' Business Operations

         If the Plan is not confirmed, some or all of the Debtors' business operations might be sold. We believe that the Plan, as described herein, enables Holders of Claims and Interests to realize more value than any such sale(s).

         Alternative Plan of Reorganization

         If the Plan is not confirmed, the Debtors, or if our exclusive period in which to file a plan of reorganization has expired, any other party in interest, could attempt to formulate a different plan of reorganization. Such a plan might involve either a reorganization and continuation of our business or a sale or orderly liquidation of our business. With respect to an alternative plan, we have explored various other alternatives in connection with the extensive process involved in the formulation and development of the Plan. We believe that the Plan, as described herein, enables holders of Claims and Interests to realize the most value under the circumstances.

         Liquidation Under Chapter 7

         If no plan of reorganization can be confirmed (and the sale(s) of the Company's business divisions do not occur), the Chapter 11 Cases may be converted to cases under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate our assets for distribution to creditors in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a Chapter 7 liquidation would have on the recovery of Holders of Claims and Interests is set forth under "-Best Interests of Creditors Test; Liquidation Value," above. We believe that Holders of Impaired Claims and Impaired Interests would realize a greater recovery under the Plan than would be realized under a Chapter 7 liquidation.

                    ACTIONS TAKEN DURING THE CHAPTER 11 CASES

OPERATIONS SINCE COMMENCEMENT OF THE CHAPTER 11 CASES

         From and after the Petition Date, the Debtors have continued to operate their respective businesses and manage their respective properties as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

         We do not expect the Chapter 11 Cases to be protracted. To expedite our emergence from Chapter 11, we have sought and obtained, among other things, the relief detailed below from the Bankruptcy Court. We believe that this relief has facilitated and will continue to facilitate the orderly administration of the Chapter 11 Cases.

RELIEF REQUESTED FROM THE BANKRUPTCY COURT

         Provisions for Prior Lenders

         We previously were a party to a certain credit agreement with the Prior Lenders, which prior to the Petition Date provided us with certain revolving credit facilities and other financial accommodations. Borrowings under the prepetition credit facilities were secured by security interests in substantially all of our assets and those of certain of our subsidiaries. As of the Petition Date, the outstanding loan balance under the prepetition credit facilities was approximately $27 million. Pursuant to (a) the Final Order Authorizing Debtors-in-Possession to Enter Into Post-Petition Credit Agreement, Obtain Post-Petition Financing Pursuant to Section 364 of the Bankruptcy Code, Provide Adequate Protection and Grant Liens, Security Interests and Superpriority Claims entered by the Bankruptcy Court on March 13, 2003 (the "Prior DIP Order") and (b) the Final Order Pursuant to Bankruptcy Code Section 364(c) and Bankruptcy Rule 4001 (i) Authorizing Debtors to Obtain Permanent Post-Petition Financing, Granting Senior Liens and Priority Administrative Expense Status, Modifying the Automatic Stay, and Authorizing Debtors to Enter Into Agreements with Foothill Capital Corporation, as Agent, and (ii) Authorizing Repayment of Pre-Petition and Post-Petition Secured Debt Owing to PNC Bank, as Existing Agent entered by the Bankruptcy Court on June 25, 2003 (the "Final DIP Order"), the prepetition claims of the Prior Lenders under the prepetition credit facilities have been paid in full.

         Pursuant to the Prior DIP Order, the Debtors obtained debtor-in-possession financing from the Prior Lenders. Pursuant to the Final DIP Order, the debtor-in-possession financing provided by the Prior Lenders has been repaid in full and replaced by the DIP Facility provided by the Bank Group. Among other things, the Debtors replaced the debtor-in-possession financing provided by the Prior Lenders with the DIP Facility provided by the Bank Group in order to eliminate sale covenants in the Prior DIP Order requiring the Debtors to sell their businesses pursuant to a schedule concluding July 30, 2003. Neither the Debtors nor the Committees believed that a sale of the Debtors' businesses was in the best interests of the Debtors' estates, creditors or equity securityholders.

         Treatment of Employees

         To ensure the continuity of our work force and to further accommodate the unimpaired treatment of employee benefits, the Debtors sought and obtained approval of the Bankruptcy Court to honor payroll checks outstanding as of the date of filing (or to issue replacement checks), to permit employees to utilize their paid vacation time which was accrued (so long as they remain our employees), to continue paying medical benefits under the applicable health plans and to pay severance to terminated employees under certain circumstances, all in accordance with our existing procedures. Employee Claims and benefits not paid or honored, as the case may be, prior to the consummation of the Plan will be paid or honored in full as soon as practicable on or after the Effective Date or as soon thereafter as such payment or other obligation becomes due or performable.

         Applications for Retention of the Debtors' Professionals

         The Debtors sought and obtained Bankruptcy Court authority to retain and employ certain professionals to represent and assist us in connection with the Chapter 11 Cases. Some of these professionals have been intimately involved with the negotiation and development of the Plan and include, among others: (i) Jenner & Block, LLC, as our Chapter 11 counsel; (ii) Cowden, Humphrey, Nagorney & Lovett, Co. LPA, as our special corporate and securities counsel; (iii) Brown, Gibbons, Lang & Company Securities, Inc., as our investment bankers and financial consultants; and (iv) The Parkland Group, Inc., as our financial consultants.

         Motion to Continue Using Existing Cash Management System

         Because of the administrative hardship that any operating changes would have been imposed on the Debtors, we sought and obtained Bankruptcy Court authority to, among other things, continue using our existing cash management system, bank accounts and business forms and to follow our internal investment and deposit guidelines. Continued use of the existing cash management system has facilitated our smooth and orderly transition into Chapter 11, has minimized the disruption to our businesses while in Chapter 11 and, we believe, will expedite our emergence from Chapter 11.

         Motion to Pay Critical Vendors

         Because of the critical importance of certain goods and services to our continued business operations, we sought and obtained Bankruptcy Court authority, but not the obligation, to pay the prepetition claims of certain critical vendors. The authority to pay these claims has facilitated our smooth and orderly transition into Chapter 11 and has minimized the disruption to our businesses while in Chapter 11.

         Motion to Honor Customer Programs and Practices

         We sought and obtained Bankruptcy Court authority to honor the Debtors' prepetition warranty and rebate programs in favor of customers. The authority to continue these programs and practices has helped maintain good relations with customers and, thus, has minimized the disruption to our businesses while in Chapter 11.

COMMITTEES

         In accordance with section 1102(a) of the Bankruptcy Code, the U.S. Trustee has appointed the Creditors Committee and the Equity Committee in the Chapter 11 Cases. Under the Plan, the duties and powers of the Committees will terminate on the Effective Date of the Plan; provided, however, that on and after the Effective Date the Class 7 Representative shall represent the interests of Holders of Old Common Stock Interests under and in connection with the Plan.

MOTIONS FOR APPOINTMENT OF A TRUSTEE AND TO TERMINATE EXCLUSIVITY

         On August 29, 2003, the Creditors Committee filed a motion for appointment of a trustee (the "Trustee Motion") and a motion to terminate the exclusive periods within which the Debtors may file and solicit acceptances of the Plan (the "Exclusivity Termination Motion"). The Debtors disputed the allegations and relief sought in both motions and, on September 12, 2003, filed an objection to the Exclusivity Termination Motion and a request that the hearing on the Trustee Motion be continued until after the hearing on Confirmation of the Plan. The Equity Committee also filed objections to these motions. On September 17, 2003, at the hearing on the motions, the Bankruptcy Court denied the Termination Exclusivity Motion, finding that cause did not exist to terminate the exclusive periods, and granted the Debtors' request that the hearing on the Trustee Motion be continued until after the hearing on Confirmation of the Plan, concluding that the issues raised in the Trustee Motion were essentially objections to Confirmation of the Plan. The Court noted that if the Plan is confirmed, the Trustee Motion will be moot. The Court has set the Trustee Motion over to January 12, 2004.

            MANAGEMENT, BOARD OF DIRECTORS AND INSIDER RELATIONSHIPS

MANAGEMENT

         Our executive officers will continue to serve after confirmation of the Plan and completion of the Recapitalization (except as otherwise noted below). These individuals are:

                  Wayne R. Hellman--Chief Executive Officer (ADLT); President (ADLT Services, Ballastronix, LRI and Microsun). On of the Effective Date, his annual salary will be $300,000, plus bonus and benefits.

                  Steven C. Potts--Chief Financial Officer, Treasurer & Secretary (ADLT, ADLT Services, Ballastronix, LRI and Microsun); Vice President and Chief Financial Officer (APL); Secretary and Treasurer
         (VLI). Mr. Potts' current annual salary is $190,000, plus benefits. Mr. Potts is currently scheduled to leave the Company at or about the time his replacement joins the Company.

                  Sabu Krishnan--Chief Operating Officer (ADLT) and President
         (VLI). On the Effective Date, his annual salary will be $250,000, plus bonus and benefits.

                  Leroy Bartolomei--Vice President (ADLT) and President (non-debtor DSI). On of the Effective Date, his annual salary will be $190,000, plus bonus and benefits.

                  James L. Schoolenberg--Vice President (ADLT); Chief Executive Officer and President (APL). On of the Effective Date, his annual salary will be $190,000, plus bonus and benefits.

                  Wayne Platt--Executive Vice President (ADLT). On of the Effective Date, his annual salary will be $190,000, plus bonus and benefits.

         Brief biographies of these individuals are set forth under "COMPANY BACKGROUND AND PURPOSE FOR THE RECAPITALIZATION--Our Management Team."

BOARD OF DIRECTORS

         Except as noted below, during the Chapter 11 Cases Wayne R. Hellman, Francis H. Beam, John E. Breen, Theodore Filson, Louis S. Fisi, John Gonzalez, James Mohn and A. Gordon Tunstall continued as the members of ADLT's Board of Directors; Sabu Krishnan was appointed to the Board on April 22, 2003. On August 15, 2003, when Saratoga purchased GE's equity interests in and to ADLT, Messrs. Breen and Mohn (GE's designees to the Board) resigned. Upon such resignations, the remaining Board members nominated Saratoga representatives Christian Oberbeck and Damon Ball to fill these Board vacancies subject to their acceptance thereof. As of the date hereof, Messrs. Oberbeck and Ball had not yet accepted these positions on the Board.

         From and after the Effective Date, the Board of Directors of Reorganized ADLT will consist of the following: Wayne Hellman (ADLT's Chief Executive Officer), Sabu Krishnan (ADLT's Chief Operating Officer), Christian Oberbeck (a Saratoga representative), Damon Ball (a Saratoga representative) and Richard Petrocelli (a Saratoga representative). Saratoga is considering the possibility of adding two additional directors, however, at present, Saratoga has not formally asked anyone to serve in these two positions on the Board of Directors of Reorganized ADLT. Brief biographical summaries of the members of Reorganized ADLT's Board of Directors are as follows:

         1. WAYNE R. HELLMAN has served as a director of the Company since 1995. From 1968 to 1983, Mr. Hellman was employed by the lighting division ("GE Lighting") of GE. While at GE Lighting, Mr. Hellman served as Manager of Strategy Analysis for the Lighting Business Group; Manager of Engineering for the Photo Lamp Department; Halarc Project Venture Manager; Manager of Quartz Halogen Engineering and Manager of Metal Halide Engineering. As the Halarc Project Venture Manager, Mr. Hellman was given the responsibility of developing metal halide technology. He is also currently a director of Fiberstars, Inc., a manufacturer and marketer of fiber optic lighting systems. The Company owns approximately 20% of the issued and outstanding shares of Fiberstars, Inc. In 1998, Mr. Hellman married Diane Mazzola, who is director Louis S. Fisi's step-daughter. As discussed below, Mr. Hellman has an outstanding loan with ADLT. See "Summary of Other Provisions of or Relating to the Plan--Treatment of Hellman Loan" above, and "Certain Transactions and Relationships with Insiders or Otherwise Related Parties" below.

         2. SABU KRISHNAN has served as a director of the Company since April 22, 2003. He was elected as ADLT's Chief Operating Officer on February 13, 2003 and serves as President of VLI. Mr. Krishnan joined VLI in 1995 and has served in management positions of increasing responsibility at VLI. Mr. Krishnan's primary recent responsibility has been the successful launch of the Company's Indian manufacturing operations in both lamps and power supplies.

         3. CHRISTIAN OBERBECK was nominated to be a director of the Company on August 15, 2003. As of the date hereof, he had not yet accepted the position on the Board. Mr. Oberbeck is one of the founders of Saratoga Partners where he has been Managing Director since its formation as an independent entity in September 1998. Prior to that time, Mr. Oberbeck was a Managing Director of Warburg Dillon Read Inc. and its predecessor entity, Dillon, Read & Co. Inc., where he was a Managing Director responsible for the management of the Saratoga funds. Mr. Oberbeck is also a director of Koppers, Inc. and several private companies.

         4. DAMON BALL was nominated to be a director of the Company on August 15, 2003. As of the date hereof, he had not yet accepted the position on the Board. Since May 2002, Mr. Ball has served as Managing Director of Saratoga Partners, a private equity investment fund. From August 2001 to May 2002, Mr. Ball served as Senior Advisor to Saratoga Partners. Mr. Ball also has served, from May 1999 through May 2002, as the President and Managing Director of Sextant Capital Advisors, LLC, a financial advisory company formed by Mr. Ball. Previously, Mr. Ball was with Desai Capital Management Incorporated for ten and a half years where he served as a Senior Vice President from 1992 to 1999, and as a Vice President prior to such time. Mr. Ball also serves as a director of Restoration Hardware.

         5. RICHARD PETROCELLI is the Chief Financial Officer of Saratoga Partners where he has been since October 1998. Prior to that time, Mr. Petrocelli was a Vice President in the corporate finance department of Gabelli Asset Management. Mr. Petrocelli is also a director of several private companies.

         During the Chapter 11 Cases, Wayne R. Hellman has continued as the sole member of each of the Subsidiary Debtors' respective Board of Directors. The Board of Directors for each of the Subsidiary Debtors shall consist of one (1) or more members to be appointed by Reorganized ADLT's Board of Directors.

         Each member of the Board of Directors of Reorganized ADLT (and the Subsidiary Debtors) shall serve a one (1) year term commencing on the Effective Date. Board members shall be compensated for their services, as follows: (1) Messrs. Hellman and Krishnan will not receive any compensation on account of services provided as directors; (2) the management, advisory and other fees payable under the Saratoga Management Services Agreement shall be paid by the Company in lieu of any compensation directly to Messrs. Oberbeck, Ball and Petrocelli on account of services provided as directors; and (3) any remaining members to be appointed to the Board of Directors shall be paid compensation at reasonable market rates for directors of public reporting companies of similar size and nature as the Company.

MANAGEMENT INCENTIVE PLAN

         On the Effective Date, the Reorganized Company will adopt and implement the Management Incentive Plan (the 2003 Equity Incentive Plan of Advanced Lighting Technologies, Inc.) under which certain members of Senior Management will have rights to purchase in the aggregate 9.2% of the Fully Diluted New Common Stock, subject to vesting, at prices to be determined. The terms of the Management Incentive Plan are to be negotiated among Senior Management, the Debtors and Saratoga. The terms are expected to include: (i) the right to purchase and own stock by the participating members of Senior Management will vest over a four (4) year period; (ii) under certain circumstances, vesting may accelerate; and (iii) upon termination of a participating manager's employment with the Reorganized Company, such participant's stock may be repurchased by Reorganized ADLT on terms to be agreed. The ownership percentage of the Fully Diluted New Common Stock applicable to each member of Senior Management is set forth in the section immediately below. The specific terms of the Management Incentive Program are not material to Holders of Claims as (1) the rights of Senior Management to purchase shares of New Common Stock are junior and subordinate to such Claims and (2) the Company will receive the proceeds of such equity purchases, which proceeds will benefit the Company and the Holders of then unpaid Claims.

SENIOR MANAGEMENT CONTRACTS

         On the Effective Date, we will enter into new employment agreements with certain members of Senior Management, consisting of Wayne R. Hellman, Sabu Krishnan, James L. Schoolenberg, Wayne Platt and the individual appointed as the new chief financial officer (to replace Steven Potts) of ADLT or Reorganized ADLT (as the case may be). The Senior Management Contracts will provide for the employment of such executives commencing on and after the Effective Date of the Plan. Two of the Senior Management Contracts will be written, those in favor of Wayne Hellman and James Schoolenberg, which are annexed as Exhibits C-1 and C-2, respectively, to the Plan; the remaining Senior Management Contracts will be oral.(2) The terms of the Senior Management Contracts include the following:

--------------------

         (2) The Debtors may subsequently determine that some or all of the oral Senior Management Contracts will should be reduced to writing. In such event, the Debtors anticipate that such agreements will have the same terms as set forth herein and be in substantially the same form and substance as the attached written Senior Management Contracts.

-----------------------------------------------------------------------------------------
                                                  PERCENTAGE OF FULLY
                                                  DILUTED NEW COMMON       PERFORMANCE
                                                STOCK UNDER MANAGEMENT   BONUS (% OF BASE
       NAME           TERM     ANNUAL SALARY      INCENTIVE PROGRAM         SALARY)(3)
-----------------------------------------------------------------------------------------
Wayne Hellman        1 year      $ 300,000               3.5%             50% (Base)

                                                                         100% (Goal)

                                                                         150% (Superior)
-----------------------------------------------------------------------------------------
Sabu Krishnan        N/A         $ 250,000               2.5%             38% (Base)

                                                                          75% (Goal)

                                                                         113% (Superior)
-----------------------------------------------------------------------------------------
James Schoolenberg   3 years     $ 190,000               1.5%             25% (Base)

                                                                          50% (Goal)

                                                                          75% (Superior)
-----------------------------------------------------------------------------------------
Wayne Platt          N/A         $ 190,000               N/A              25% (Base)

                                                                          50% (Goal)

                                                                          75% (Superior)
-----------------------------------------------------------------------------------------
Leroy Bartolomei     N/A         $ 190,000               1.0%            N/A(4)
-----------------------------------------------------------------------------------------

--------------------

         (3) The bonus amount payable to Senior Management (other than Leroy Bartolomei) is contingent upon ADLT or Reorganized ADLT (as the case may be) achieving certain financial targets (Base, Goal and Superior) measured in terms of Adjusted EBITDA (after accruing the applicable bonus) for each fiscal year pursuant to the following scale: For Fiscal Year 2003 (07/01/02-06/30/03), Base is $20,000,000 and higher. For Fiscal Year 2004 (07/01/03-06/30/04), Base is
$23,500,000 to $24,999,999.99, Goal is $25,000,000 to $26,999,999.99, and
Superior is $27,000,000 and higher. The bonus increase in Fiscal Year 2004 will be on a sliding scale whereby the percentage of base salary bonus will increase proportionately based on the amount by which Reorganized ADLT exceeds one financial target but falls short of a higher financial target. For Fiscal Year 2005 (07/01/04-06/30/05), Base is 112.5% of the higher of (a) Fiscal Year 2004
Adjusted EBITDA and (b) $24,000,000, Goal is 120% of the higher of (a) Fiscal Year 2004 Adjusted EBITDA and (b) $24,000,000, and Superior is 130% of the higher of (a) Fiscal Year 2004 Adjusted EBITDA and (b) $24,000,000. The bonus increase in Fiscal Year 2005 will be increased on a sliding scale whereby the percentage of base salary bonus will increase proportionately based on the amount by which the Adjusted EBITDA for Fiscal Year 2005 exceeds the Adjusted EBITDA for Fiscal Year 2004.

         (4) Mr. Bartolomei shall be entitled to a bonus for Fiscal Year 2004 (07/01/03-06/30/04) up to 50% of his base salary, calculated as follows: (1) 25%, if DSI achieves the Adjusted EBITDA set forth in DSI's plan for Fiscal Year 2004; (2) 12.5%, if DSI has made satisfactory progress (as reasonably determined by Reorganized ADLT's Board of Directors) in preparation and/or implementation of the DSI India project; and (3) 12.5%, if DSI has made satisfactory progress (as reasonably determined by Reorganized ADLT's Board of Directors) on the DSI business development project.

-----------------------------------------------------------------------------------------
                                                  PERCENTAGE OF FULLY
                                                  DILUTED NEW COMMON       PERFORMANCE
                                                STOCK UNDER MANAGEMENT   BONUS (% OF BASE
NAME                  TERM     ANNUAL SALARY      INCENTIVE PROGRAM         SALARY)(3)
-----------------------------------------------------------------------------------------
CFO                   TBD      TBD              TBD                      TBD
-----------------------------------------------------------------------------------------

         Additionally, the Reorganized Company will implement a retention bonus program pursuant to which Hellman will receive a retention bonus payable in two equal installments, as follows: (1) on July 1, 2004, Hellman shall be paid an amount equal to fifty percent (50%) of the Designated Amount, plus accrued interest on the Hellman Loan as of such date, plus an amount equal to all applicable taxes payable by Hellman on account of such bonus payment; and (2) on July 1, 2005, Hellman shall be paid an amount equal to the remaining fifty percent (50%) of the Designated Amount, plus accrued interest on the Hellman Loan as of such date, plus an amount equal to all applicable taxes payable by Hellman on account of such bonus payment. The portion of the retention bonus payments attributable to principal and interest on the Hellman Loan shall not be paid directly to Hellman, but rather will be set off against Hellman's obligations on the Hellman Loan on the Debtors' books and records. Notwithstanding the foregoing, however, Hellman shall not be entitled to receive such retention bonus if the Hellman Loan is not compromised on terms acceptable to Hellman, the Company and Saratoga, if such compromise is not approved by a Final Order of the Bankruptcy Court pursuant to the Debtors' Bankruptcy Rule 9019 motion seeking approval of such treatment, or if Hellman has resigned or been terminated for cause prior to the date(s) each (or both) such retention bonus payment is (are) to be made. See "Summary of Other Provisions of or Relating to the Plan; Treatment of Hellman Loan" above.

CERTAIN TRANSACTIONS AND RELATIONSHIPS WITH INSIDERS OR OTHERWISE RELATED PARTIES(5)

         Pursuant to an agreement dated October 8, 1998, as amended, between ADLT and its Chairman and Chief Executive Officer, Wayne R. Hellman, ADLT has a loan recorded for approximately $14,144,000 to Mr. Hellman, including principal of approximately $12,789,000 and accrued interest as of June 30, 2001; subsequent accrued interest of $1,503,000 as of June 30, 2003 has not been recorded due to the uncertainty of Mr. Hellman's available assets to repay the loan. The proceeds of the loan were used by Mr. Hellman to reduce the principal balance outstanding of margin loan accounts. In connection with the loan, ADLT obtained Mr. Hellman's agreement to an extension of his employment agreement to December 31, 2003. The margin loans have been fully repaid and the loan agreement prohibits Mr. Hellman from encumbering his ADLT shares in any manner without the consent of ADLT. On July 26, 2002, ADLT and Mr. Hellman executed an amendment to the loan documents, implementing the agreement in principle, reached in January 2002, to extend the maturity of the loan to July 31, 2007. Under the terms of the amendment, Mr. Hellman was required to sell certain assets in an orderly manner to maximize the net proceeds to be used to pay a portion of the loan. In addition,

------------------

         (5) Nothing herein shall be or be deemed to be an admission that GE was or is an insider of the Debtors, and all claims and defenses of the Debtors in connection therewith are hereby specifically preserved.

Mr. Hellman agreed to apply any after-tax cash bonuses earned from ADLT toward repayment of the loan. The loan may be accelerated if Mr. Hellman ceases to be employed by ADLT as a result of his voluntary resignation or termination for cause. Pursuant to the Plan, Reorganized ADLT will forgive the Hellman Loan to the Designated Amount (as defined above).

         The Company had sales to GE (materials, lamps and lamp components) totaling approximately $5,903,000 in fiscal year 2002, approximately $7,575,000 in fiscal year 2001 and approximately $7,869,000 in fiscal year 2000. The Company purchased lamps and raw materials from GE totaling approximately $3,353,000 in fiscal year 2002, approximately $9,396,000 in fiscal year 2001 and approximately $13,928,000 in fiscal year 2000. Included in the balance sheet caption of trade receivables are receivables from GE in the approximately amount of $2,060,000 at June 30, 2002 and approximately $1,942,000 at June 30, 2001.
Included in the balance sheet caption of trade payables are payables to GE of approximately $1,962,000 at June 30, 2002 and approximately $3,318,000 at June 30, 2001.

         The Company had fiscal year 2002 sales to Ruud Lighting, Inc. (primarily lamps and power supplies) totaling approximately $4,134,000 subsequent to ADLT's sale of Ruud Lighting in December 2001. The Company purchased fixtures from Ruud Lighting totaling approximately $1,500,000 during the same period. Included in the balance sheet caption of trade receivables are receivables from Ruud Lighting in the amount of approximately $1,350,000 at June 30, 2002. Included in the balance sheet caption of trade payables are payables to Ruud Lighting of approximately $927,000 at June 30, 2002.

         During May 1998, the Company began to charter airplanes from an unrelated company. This unrelated company leased the airplanes from an affiliate of the Company owned by certain officers of the Company. These officers guaranteed the repayment of approximately $6,400,000 of indebtedness incurred by the affiliate to purchase the airplanes. The airplanes have been sold and no further costs related thereto are being incurred. Fees paid by the Company under these arrangements were approximately $56,000 in fiscal year 2001 and approximately $474,000 in fiscal year 2000.

         The Company incurred fees for consulting services to two directors of the Company and to a consulting firm owned by another director of the Company. Fees paid by the Company under these arrangements totaled approximately $400,000 in fiscal year 2002, $201,000 in fiscal year 2001 and $203,000 in fiscal year 2000.

         The Company sold lamps and lamp components to an overseas company aggregating approximately $1,373,000 in fiscal year 2001 and approximately $1,194,00 in fiscal year 2000. The Company purchased lamps from this overseas company aggregating approximately $1,377,000 in fiscal year 2001 and approximately $1,108,000 in fiscal year 2000. An executive officer and director of the overseas company was a director of the Company from January 1996 until January 2001.

         During fiscal year 1996, one of the Company's subsidiaries sold the assets of its non-lamp product line to an affiliate of the Company owned principally by certain officers of the Company for an amount equal to the carrying amount of such assets as of June 30, 1995. As of June 30, 2002 and 2001, the Company had an 8.5% note from the affiliate for $220,000 related to the sale of the assets of the non-lamp product line which is recorded as a long-term receivable

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from related parties in the consolidated balance sheet. Total principal and accrued interest at June 30, 2002 was approximately $322,000.

         The foregoing information relating to transactions and relationships with insiders or otherwise related parties was derived from the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2002. This information is amended and superseded by information contained in our Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2002, December 31, 2002 and March 31, 2003, and such later information that we may file with the SEC.

         Additionally, in connection with certain consulting services provided to the Company in 2002 relating to potential refinancing, the Company paid consulting fees of approximately $580,000 to Tunstall Consulting, Inc., which is owned and/or controlled by the Company's director, A. Gordon Tunstall.

                  ACCOUNTING TREATMENT OF THE RECAPITALIZATION

         Pursuant to the AICPA's Statement of Position No. 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code ("SOP 90-7"), fresh-start reporting is adopted by a company undergoing a reorganization under chapter 11 of the Bankruptcy Code, when the holders of existing voting securities immediately before confirmation of the plan receive less than 50% of the voting securities of the emerging entity and the emerging entity's reorganization value is less than the total of its post-petition liabilities and allowed claims. The Recapitalization may require the Company to adopt fresh-start reporting under SOP 90-7 on the basis that holders of Old Common Stock immediately before the Recapitalization will receive less than 50% of the New Common Stock to be issued in the Recapitalization (in fact, such holders will not receive any New Common Stock) and that the Company's estimated reorganization value for purposes of SOP 90-7 (the approximate fair value of the entity before considering liabilities) may be less than the Company's post-petition liabilities and Allowed Claims.

         Fresh-start reporting would require the Company to restate its assets and liabilities to reflect their reorganization value, which approximates fair value at the date of the reorganization. In so restating, SOP 90-7 would require the Company to allocate its reorganization value to its assets based upon their fair values in accordance with the procedures specified by Accounting Principles Board (APB) Opinion No. 16, Business Combinations (as superseded by Statement of Financial Accounting Standards No. 141, Business Combinations), for transactions reported on the purchase method. Any amount of the reorganization value that exceeds the amounts allocable to the specific tangible and the identifiable intangible assets would be allocated to a specific intangible referred to as "Reorganization value in excess of amounts allocable to identifiable assets" ("EXCESS REORGANIZATION VALUE"). This Excess Reorganization Value would be evaluated for impairment at least annually and whenever there is an impairment indicator using the fair value guidelines of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. Each liability existing on the date the Plan is confirmed by the Bankruptcy Court, other than deferred taxes, would be stated at the present value of the amounts to be paid, determined using an appropriate discount rate. Deferred taxes would be reported in accordance with GAAP. However, any benefits derived from preconfirmation net operating losses will first reduce the Excess Reorganization Value and other intangibles until exhausted and thereafter be reported as a direct addition to additional paid-in

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capital. Finally, any accounting principle changes required to be adopted in the financial statements of the Company within the twelve months following the adoption of fresh-start reporting must be adopted at the time fresh-start reporting is adopted.

         At the present time, it cannot be determined with certainty whether the Company's estimated reorganization value for purposes of SOP 90-7 will be less than the Company's post-petition liabilities and Allowed Claims. However, fresh-start reporting, if required, should not have a material adverse effect on the Company's cash flows and, accordingly, should not impact either the Feasibility Test or the valuation analysis.

         If the Company's estimated reorganization value for purposes of SOP 90-7 is greater than the post-petition liabilities and Allowed Claims, the accounting for the issuance of equity interests to settle payables would be accounted for under the provisions of Statement of Financial Accounting Standards No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings. Under these provisions, equity interests issued in settlement of the Company's obligations would be accounted for at their fair value. The difference between the fair value of the equity interests granted and the carrying amount of the obligations settled, if any, would be recognized as a gain on the restructuring of the obligations. Additionally, if fresh-start reporting is not applicable, the carrying amount of assets and liabilities continue to be reflected at their historical cost. Accounting for a transaction under these circumstances should not have a material adverse effect on the Company's cash flows and, accordingly, should not impact either the Feasibility Test or the valuation analysis.

                       FEDERAL INCOME TAX CONSIDERATIONS

         The following summary of certain material federal income tax consequences of the transactions to be accomplished through the Plan is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the final, temporary and proposed regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. The following summary is not binding on the Internal Revenue Service ("IRS") and there can be no assurance that the IRS will take a similar view with respect to the tax consequences described below. We have not and will not request any opinion of counsel or ruling from the IRS regarding any of the tax matters described. Accordingly, no assurance can be given that the IRS will not challenge certain of the tax positions described herein or that such a challenge would not be successful.

         This discussion is for general information only and does not address all of the possible federal income tax consequences to the Debtors or to any Holder, and does not address any state, local or foreign tax consequences of the transactions contemplated in the Plan. Certain taxpayers are subject to special treatment under the federal income tax laws, including non-U.S. persons, dealers in securities, insurance companies, financial institutions, banks, tax-exempt entities, persons who hold securities as a part of a straddle, hedge, constructive sale, or synthetic security transaction, and persons who are subject to the alternative minimum tax or whose "functional currency" is not the U.S. dollar. The discussion below does not apply to any such persons subject to special treatment under the federal income tax laws; the discussion below applies only to U.S. taxpayers who hold stock or notes as capital assets within the meaning of Code Section 1221.

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         THE FOLLOWING DISCUSSION IS NOT INTENDED AS TAX ADVICE TO ANY
INDIVIDUAL HOLDER. TAX CONSEQUENCES MAY VARY ACCORDING TO INDIVIDUAL CIRCUMSTANCES. HOLDERS ARE STRONGLY ADVISED TO SEEK PROFESSIONAL TAX ADVICE REGARDING THE CONSEQUENCES OF THE PLAN TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

TAX CONSEQUENCES TO HOLDERS

         Class 1(a) Claims. Class 1(a) Claims (Miscellaneous Secured Claims) are Unimpaired and will be paid in Cash (or may be Reinstated or receive such other treatment as may be agreed in writing). The payment will be treated as interest to the extent of any accrued interest the Holder has not previously included in income. The remaining payment will give rise to gain or loss to the Holder to the extent there is any difference between the amount received and the Holder's adjusted tax basis in the Claim (including accrued but unpaid interest that has previously been included in the Holder's income).

         In general, any gain or loss will be capital gain or loss, and will be long term if the Claim has been held for more than one year at the time payment is received. However, if the Holder of such Claim acquired that Claim at a market discount, then a portion of any gain, up to the amount of accrued market discount, will be treated as ordinary interest income.

         Class 1(b) Claims. The Class 1(b) Claims (GE Secured Claims) are Impaired. Pursuant to the Plan, nothing will be paid directly in respect of the Class 1(b) Claims. Instead, GE, the Holder of the Class 1(b) Claims, may offset from amounts it owes to the Debtors (including their nondebtor affiliates) an amount up to (but not greater than) the Allowed Class 1(b) Claims. Any Allowed Class 1(b) Claims that remain after giving effect to this offset will be treated as Class 5 Subsidiary Debtor General Unsecured Claims.

         By reason of the offset, GE will be treated as having received payments on its Class 1(b) Claims, and as having made payments in respect of amounts it owes to the Debtors. The tax treatment of amounts deemed paid by GE by reason of the offset depends on the nature of the debts deemed paid. Amounts deemed received by GE in respect of its Class 1(b) Claims will be treated by GE as interest income to the extent of any accrued interest in respect of such Class 1(b) Claims that GE has not previously included in income, and the remainder will be treated as payment on such Class 1(b) Claims. The tax treatment of those payments depends on the original nature of the Class 1(b) Claims and should not be affected by the Plan. To the extent Allowed Class 1(b) Claims remain after giving effect to the offset described above, such Claims will be treated as Class 5 Subsidiary Debtor General Unsecured Claims. See Class 5 Claims below.

         Class 2 Claims. Class 2 Claims (Classified Priority Claims) are Unimpaired and will be paid in Cash (or receive such other treatment as may be agreed in writing). The payment will be treated as interest to the extent of any accrued interest the Holder has not previously included in income. The remaining payment will give rise to gain or loss to the Holder to the extent there is any difference between the amount received and the Holder's adjusted tax basis in such Claim (including accrued but unpaid interest that has previously been included in the Holder's income).

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         In general, any gain or loss will be capital gain or loss, and will be long term if the Claim has been held for more than one year at the time payment is received. However, if the Holder of such Claim acquired that Claim at a market discount, then a portion of any gain, up to the amount of accrued market discount, will be treated as ordinary interest income.

         Class 3 Claims. Class 3 Claims (Old Note Claims) are Impaired. Pursuant to the Plan, each Holder of an Allowed Class 3 Claim will receive New Notes maturing on March 15, 2011 bearing interest payable semiannually at a rate of either (i) [__]% per year (if the Plan is approved by Holders of Class 3 Claims) or (ii) the greater of 1.32% per year or such other rate determined by the Bankruptcy Court (if the Plan is not approved by the Holders of Class 3 Claims). The principal amount of the New Notes will equal (a) the principal amount of such Old Notes, (b) the amount of interest accrued but unpaid on such Old Notes from March 16, 2002 to the Petition Date, and (c) interest from the Petition Date to the Effective Date on the amount equal to the sum of (a) and (b) above at a rate of either (i) 8% per year (if the Plan is approved by Holders of Class 3 Claims) or (ii) the greater of 1.32% per year or such other rate determined by the Bankruptcy Court (if the Plan is not approved by the Holders of Class 3 Claims). See "Summary of Other Provisions of or Relating to the Plan--Conditions to Effectiveness" (describing cap on the interest rate payable on the New Notes of 10.5% as a condition precedent to Confirmation of the Plan) and "Description of the Old Notes--Material Terms" below.

         The Old Notes and the New Notes should be considered "securities" for purposes of the reorganization provisions of the Code. To that extent, a portion of the New Notes will be attributable to unpaid interest that has accrued while the Holder held the Old Notes (the "interest component"), and the remainder will be attributable to the principal of the Old Notes (the "principal component"). With respect to the interest component, the Holder will recognize interest income to the extent such amounts have not previously been reported as income. The Holder's tax basis in the entire interest component will be equal to the value of the interest component, and the holding period will begin upon receipt. With respect to the principal component, the Holder will not recognize any gain or loss realized as a result of the exchange. The Holder's tax basis in the principal component will be equal to such Holder's adjusted tax basis in the Old Notes (not including any tax basis attributable to accrued interest), and the holding period of the principal component will include the period during which the Holder held the Old Notes.

         For purposes of the original issue discount ("OID") rules, the issue price of the New Notes is equal to the fair market value of the Old Notes on the date of the Exchange. If the principal amount of the New Notes exceeds the fair market value of the Old Notes, a Holder of New Notes will be required to accrue and take into account, as interest income, OID over the term of the New Notes.

         Some Holders of Old Notes may have acquired the Old Notes at a "market discount," i.e., for a purchase price that is less than their principal amount. To the extent New Notes are received in the exchange for Old Notes with market discount, such New Notes should be treated as market discount bonds with accrued market discount equal to the amount of market discount accrued on the portion of the Old Notes exchanged for such New Notes.

                  If the New Notes are not considered securities, a Holder of Old Notes would recognize gain (but not loss) on the exchange to the extent the New Notes are worth more than

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the Holder's tax basis in the Old Notes. The amount of any gain recognized would not be more than the value of the New Notes. Such gain would generally be capital gain, but would be characterized as ordinary income to the extent of any market discount on the Old Notes or any accrued but unpaid interest on the Old Notes that has not been taken into account by the Holder.

         Class 4 Claims. Class 4 Claims (ADLT General Unsecured Claims) are Impaired. Each Holder of a Class 4 Claim will have the option of electing to receive either (a) 85% of such Holder's Allowed Class 4 Claim paid at one time generally shortly after the Effective Date, or (b) 100% of such Holder's Allowed Class 4 Claim paid in equal quarterly installments generally beginning shortly after the Effective Date, plus interest accruing on such Claim after the Effective Date. In addition, each Holder of a Class 4 Claim will receive interest in cash on such Holder's Allowed Class 4 Claim from the Petition Date to the Effective Date at a rate of 1.32% per year or such other rate (if greater than 1.32% per year) determined by the Bankruptcy Court.

         The interest payments should be included in income as interest income, and the remaining payments should be treated as payments on the Claim. The tax treatment of those payments depends on the original nature of the Claim and the Holder's method of accounting, and should not be affected by the Plan. If a Holder of a Class 4 Claim elects to receive payments over time, some portion of the payments will be treated as interest. Depending upon the applicable federal rate for the relevant period as determined by the Internal Revenue Service, such interest may be more than the interest provided for under the Plan.

         Class 5 Claims. Class 5 Claims (Subsidiary Debtor General Unsecured Claims) are impaired. Each Holder of a Class 5 Claim will have the option of electing to receive either (a) cash equal to 85% of such Holder's Allowed Class 5 Claim paid at one time generally shortly after the Effective Date, or (b) cash equal to 100% of such Holder's Allowed Class 5 Claim paid in equal quarterly installments generally beginning shortly after the Effective Date, plus interest accruing on such Claim after the Effective Date. In addition, each Holder of a Class 5 Claim will receive interest in cash on such Holder's Allowed Class 5 Claim from the Petition Date to the Effective Date at a rate of 1.32% per year or such other rate (if greater than 1.32% per year) determined by the Bankruptcy Court.

         The interest payments should be included in income as interest income, and the remaining payments should be treated as payments on the Claim. The tax treatment of those payments depends on the original nature of the Claim and the Holder's method of accounting, and should not be affected by the Plan. If a Holder of a Class 5 Claim elects to receive payments over time, some portion of the payments will be treated as interest. Depending upon the applicable federal rate for the relevant period as determined by the Internal Revenue Service, such interest may be more than the interest provided for under the Plan.

         Class 6 Interests. Class 6 Interests (Old Preferred Stock Interests) are Impaired. Saratoga holds Class 6 Interests in 761,250 shares of Old Preferred Stock, which Interests are Allowed. Pursuant to the Plan, in full satisfaction of the Allowed Class 6 Interests and upon Saratoga's cash payment to ADLT of $18,000,000, Saratoga will receive 29,000 shares of New Preferred Stock and 1,000 shares of New Common Stock, such that as of the Effective Date Saratoga will have received 100% of the authorized shares of New Preferred Stock and 100% of the authorized shares of New Common Stock (90.8% of the Fully Diluted New Common Stock).

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         The New Preferred Stock and New Common Stock received in exchange for
Old Preferred Shares should be treated as part of a tax-free exchange pursuant to a plan of reorganization, i.e., a recapitalization for tax purposes under Code Section 368(a)(1)(E), and the New Preferred Stock and New Common Stock received for cash should be treated as received in exchange for a contribution to the capital of the Company. Saratoga should not recognize gain or loss or be deemed to have received a dividend from the Company as a result of the exchange. Saratoga's tax basis in the New Preferred Stock and New Common Stock will be equal to the sum of the cash contributed by Saratoga to the Company and Saratoga's tax basis in the Old Preferred Shares. Basis will be allocated among the New Preferred Stock and New Common Stock in proportion to the fair market value of such stock. Saratoga's holding period for the New Preferred Stock and New Common Stock received for the Old Preferred Shares includes the period during which Saratoga held the Old Preferred Shares, and its holding period for the New Preferred Stock and New Common Stock received in exchange for cash begins on the date Saratoga acquires the New Preferred Stock and New Common Stock.

         Class 7 Interests. Class 7 Interests (Old Common Stock Interests) are Impaired. If Class 7 accepts the Plan, then on or as soon as practicable after the Effective Date, each Holder of an Allowed Class 7 Interest (other than Saratoga and Hellman) (and any Holders in Class 8 electing to exercise their rights as set forth in Section 3.13 of the Plan) shall receive such Holder's Class 7 Pro Rata Share of the Fiberstars Interests, the Hexagram Net Proceeds Interests and the Contingent Equity Recovery (as those terms are defined in Section 1.01 of the Plan) (net of taxes accruable to the Reorganized Company on account of such distributions, if any). The Debtors estimate that these distributions to be made to Class 7 Interest Holders will have a value as of the Effective Date of approximately $8 million (as recorded in the Debtors' books and records) (the ability to realize this value will depend on the price and timing of the sales of Fiberstars and Hexagram securities and the future performance of the Debtors, both of which are subject to risks and uncertainties). If Class 7 rejects the Plan, then on or as soon as practicable after the Effective Date, each Holder of an Allowed Class 7 Interest (including Saratoga and Hellman) (and any Holders in Class 8 electing to exercise their rights as set forth in Section 3.13 of the Plan) shall receive such Holder's Class 7 Pro Rata Share of $2.5 million of the Fiberstars Interests.

         (i)      Tax Consequences if the Plan is Not Accepted

         Each Holder of Old Common Stock other than Saratoga will recognize gain or loss to the extent of the difference between the fair market value on the Distribution Record Date of the Fiberstars Interests received by such Holder and such Holder's adjusted tax basis in the Old Common Stock. The Fiberstars Interests received by Saratoga in respect of its Class 7 Interests will be treated as a dividend equal to the fair market value of the Fiberstars Interests on the Distribution Record Date to the extent (if any) of the Company's current or accumulated earnings and profits. If the fair market value of the Fiberstars Interests distributed to Saratoga exceeds the Company's current and accumulated earnings and profits (or if the Company has no current or accumulated earnings and profits), it will be treated first as a return of capital to the extent of Saratoga's basis in the Old Common Stock, and the remainder (if any) will be treated as short-term capital gain.

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         (ii)     Tax Consequences if the Plan is Accepted

         Unless a Holder elects otherwise, Holders of Class 7 Interests will report their receipt of the Fiberstars Interests, the Hexagram Net Proceeds Interests and the Contingent Equity Recover using the installment method. As of the date of this Disclosure Statement, the exchange is most likely to be treated under the installment sale rules as a sale with neither a maximum stated selling price nor a fixed period. In that event, each Holder's basis in its Old Common Stock will be allocated in equal amounts over a period of 15 years commencing with the Distribution Record Date. In each year a Holder receives a payment, such Holder will recover a portion of its basis in the Old Common Stock allocable to the year in which the payment is received. Any amounts received by a Holder in a year in excess of basis recovered in such year will constitute capital gain, and will be long-term gain with respect to Old Common Stock held for more than one year by such Holder as of the Effective Date. In any year a Holder receives no payment, or the amount received is less than the basis allocable to such year, no loss is allowed and such basis is reallocated equally to each of the years remaining in the original 15-year allocation period. Any basis remaining in the year the final Class 7 distribution is made, or in the year it is determined that no further Class 7 distributions will be made, is generally recovered in that year. To the extent a Holder's basis exceeds the amount of such distributions (if any) received in such final year, such basis is treated as a capital loss, and a long-term capital loss if the Holder held the Old Common Stock for more than one year as of the Effective Date. If the circumstances surrounding the payment of the Class 7 distributions change, alternate basis recovery rules may apply.

         Unless a Holder can determine as of the Effective Date that the total amount of the Class 7 distributions it is to receive cannot exceed $3000, such Holder is required to treat a portion of its distributions as interest income, which will be ordinary income in the year deemed received.

         A Holder may elect out of installment sale treatment. Such an election by any one Holder does not affect the tax treatment of any other Holder. Assuming the general rules set forth in the Treasury Regulations apply, a Holder who elects out of installment sale treatment would recognize gain or loss based on the difference between such Holder's basis in the Old Common Stock and the fair market value, as of the Distribution Record Date, of the Class 7 distributions to be received by such Holder, disregarding any restrictions on the transfer of such distributions. Such gain or loss will be long-term if the Holder held the Old Common Stock for more than one year as of the Effective Date. Additional gain or loss may be recognized in later years to the extent the amount of the Class 7 distributions actually received differs from the fair market value reported by such Holder in the year of the exchange.

         Class 8 Interests. Class 8 Interests (Old Other Interests, including any capital stock of ADLT other than Old Common Stock and Old Preferred Stock, and all outstanding options, warrants, conversion privileges and other legal or contractual rights to acquire shares of Old Common Stock) are Impaired. Each Holder of an Old Other Interest will have the right to exercise its options, warrants, conversion privileges or other legal or contractual rights to obtain Old Common Stock representing such Interest, which will become fully vested as of the date of exercise of such right notwithstanding any provision to the contrary in the contract or instrument giving rise to such Interest. A Holder of an Old Other Interest will generally not exercise such interest unless the amount that such Holder must pay to exercise such interest is less than the

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amount of Cash to be received in respect of the Old Common Stock received as a result of such exercise.

         To the extent a Holder of an Old Other Interest received the Interest for services, such Holder should recognize ordinary income upon the exercise of the Interest equal to the excess of the fair market value of the Old Common Stock received over the sum of the exercise price and the amount (if any) paid to acquire the Old Other Interest. In all other cases, the exercise of such Holder's rights will not be a taxable event for the Holder. A Holder's adjusted basis in the Old Common Stock received will be equal to the sum of the exercise price, plus the amount (if any) paid to acquire the Old Other Interest, plus the amount of income (if any) recognized as a result of the exercise of the Old Other Interest.

         Each Holder of an Old Other Interest who exercises such Interest will be treated, with respect to the Old Common Stock received as a result of such exercise, as a Holder of a Class 7 Interest. See Class 7 Interests above for treatment of Holders of Class 7 Interests.

         Class 9 Interests. The Plan contemplates no change for Holders of Subsidiary Interests.

TAX CONSEQUENCES TO THE COMPANY

         Recapitalization and Contribution to Capital. The Plan should be considered to be in part a "recapitalization" within the meaning of Code Section 368(a)(1)(E), and in part a contribution to the capital of the Company under Code Section 1032. In that event, the Plan will not result in gain or loss to the Company. ADLT will retain its pre-Plan tax attributes, including tax basis and holding period in assets, and its net operating losses ("NOLs") and capital loss carryovers ("CLCs").

         Deemed Payment of Class 1(b) Claims. By reason of the offset described in connection with the satisfaction of Class 1(b) GE Secured Claims above, the Company will be treated as having received payments in respect of amounts owed to it by GE, and as having made payments in respect of amounts it owes to GE. Amounts deemed paid by the Company by reason of the Class 1(b) Claim offset will be deductible to the Company unless such amounts have already been deducted or are capitalized. Amounts deemed received by the Company will be treated as interest income to the extent (if any) of accrued interest in respect of such amounts owed by GE that the Company has not previously included in income, and the remainder will be treated as income or proceeds in respect of a sale or exchange, except to the extent such amounts have already been included by the Company.

         Payment of Class 4 Claims and Class 5 Claims. As part of the Plan, the Company will make payments in respect of Class 4 Claims and Class 5 Claims. Payments made on the Class 4 Claims and Class 5 Claims will be deductible to the Company unless such amounts have already been deducted or are capitalized.

         Payment of Interest. As part of the Plan, the Company will make payments denominated as interest to Holders of Claims of various Classes. Such payments will give rise to an interest paid deduction for the Company equal to the amount of cash or fair market value of property paid that is denominated as interest.

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         Payment of Fiberstars Interests. As part of the Plan, ADLT will distribute the Fiberstars Interests to or for the benefit of Holders of Class 7 Interests. Such distribution will give rise to long-term capital gain (but not loss) to the extent the fair market value of the Fiberstars Interests on the Distribution Record Date exceeds ADLT's basis in the Fiberstars Interests. The payment of the Fiberstars Interests to the Holders of Class 7 Interests will not be deductible by ADLT.

         Payment of Hexagram Net Proceeds Interests. As part of the Plan (provided that Class 7 votes to accept the Plan), ADLT will ultimately sell its equity interests in Hexagram and will distribute the Hexagram Net Proceeds Interests to Holders of Class 7 Interests. The sale of the equity interests in Hexagram will give rise to long-term capital gain or loss to ADLT measured by the difference between ADLT's basis in its equity interests in Hexagram and the amount it receives on the sale of such equity interests. The payment of the Hexagram Net Proceeds Interests to the Holders of Class 7 Interests will not be deductible by ADLT.

         Payment of Contingent Equity Recovery. As part of the Plan (provided that Class 7 votes to accept the Plan), ADLT will pay to Holders of Class 7 Interests 3% of the proceeds, if any, that exceed a minimum amount realized in respect of certain specified liquidity events, such as a sale by ADLT of substantially all of its assets. Whether ADLT will have income in respect of such liquidity event will depend upon the nature of the liquidity event. No amount of any Contingent Equity Recovery paid to Holders of Class 7 Interests will be deductible by ADLT.

         Limitation on NOLs under Section 382. By reason of Saratoga's acquisition of the Old Preferred Shares on August 15, 2003, an "ownership change" for purposes of Sections 382 and 383 of the Code has occurred (i.e., an ownership change of more than 50% measured by the value of the Company). Accordingly, our use of NOLs, CLCs, and certain other tax attribute carryovers and built-in losses at the time of the ownership change (collectively "tax attributes") is limited to an annual amount equal to (a) the fair market value of our capital stock immediately before Saratoga's purchase, multiplied by (b) the applicable "long-term tax exempt rate," which is 4.35%. The transactions contemplated by the Plan should not result in a second "ownership change" for purposes of Sections 382 and 383 of the Code.

                             SECURITIES LAW MATTERS

         This Section discusses certain securities law issues that are raised by the Plan and the Recapitalization. This Section should not be considered applicable to all situations or to all Holders of Allowed Claims or Allowed Interests. Such Holders should consult their own legal counsel with respect to these and other issues.

SOLICITATION OF ACCEPTANCES OF PLAN

         The New Notes, the New Preferred Stock and the New Common Stock to be issued, and the Fiberstars Interests to be distributed, under the Plan have not been registered with the SEC or any state securities commission. Except as set forth below, to the extent the solicitation of votes on the Plan is deemed to constitute an offer to sell the New Notes, the New Preferred Stock, the New Common Stock and/or the Fiberstars Interests, we are relying on the exemption from registration provided by section 3(a)(9) of the Securities Act and similar exemptions set forth in applicable state securities laws. We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting votes to accept or reject the Plan and the exchange contemplated thereby. In addition, none of our financial advisors and no broker, dealer, salesperson, agent or any other person, is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the Plan and the exchange contemplated thereby.

ISSUANCE AND RESALE OF THE NEW NOTES AND DISTRIBUTION AND RESALE OF THE FIBERSTARS INTERESTS UNDER A BANKRUPTCY PLAN

         We will rely on section 1145 of the Bankruptcy Code to exempt the issuance of the New Notes and the distribution of the Fiberstars Interests from the registration requirements of the Securities Act (and of any state securities or "blue sky" laws). Section 1145 exempts from registration the sale of a debtor's securities under a Chapter 11 plan if such securities are offered or sold in exchange for a claim against, or equity interest in, or a claim for an administrative expense in a case concerning, such debtor. In reliance upon this exemption, the issuance of the New Notes and the distribution of the Fiberstars Interests generally will be exempt from the registration requirements of the Securities Act. Accordingly, recipients will be able to resell the New Notes and the Fiberstars Interests without registration under the Securities Act or other federal securities laws, unless the recipient is an "underwriter" with respect to such securities, within the meaning of section 1145(b) of the Bankruptcy Code. The Debtors believe that the distribution of the Fiberstars Interests is exempt from registration under section 1145(a)(1) of the Bankruptcy Code. To the extent that section 1145(a)(1) is not be applicable to such distribution, then such distribution shall be made in accordance with applicable law, including the federal securities laws.

         Section 1145(b) of the Bankruptcy Code defines an "underwriter" for purposes of the, Securities Act as one who (i) purchases a claim with a view to distribution of any security to be received in exchange for the claim, or (ii) offers to sell securities issued under a plan for the holders of such securities, or (iii) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution, or (iv) is a control person of the issuer of the securities.

         We cannot assure you that you will not be deemed to be a statutory underwriter and you are advised to consult with your own counsel as to the availability of any exemptions under the Securities Act.

         The Commission has questioned whether the Debtors are entitled to rely on section 1145 of the Bankruptcy Code to exempt from registration the New Preferred Stock and the New Common Stock to be issued to Saratoga under the Plan. Saratoga has advised the Company as follows: While Saratoga believes that section 1145 of the Bankruptcy Code, under certain interpretations, would permit it to sell Reorganized ADLT's shares in "ordinary course transactions," but not otherwise, Saratoga has waived those rights, and Saratoga will treat equity securities of Reorganized ADLT acquired by it under the Plan as having been acquired in a private placement exempt from registration under section 4(2) of the Securities Act, and Saratoga commits that its future rights to dispose of these equity securities will be governed by the Securities Act exclusively, without regard to whether or not the section 1145 exemptions from the registration requirements of such Act were or were not available to it on the Effective Date.

                          DESCRIPTION OF THE OLD NOTES

MATERIAL TERMS

         The Old Notes were issued pursuant to an Indenture dated as of March 18, 1998 (the "OLD INDENTURE") between ADLT and The Bank of New York (the "OLD INDENTURE TRUSTEE"). The Old Notes accrue interest at the rate of 8% per annum payable semi-annually and mature on March 15, 2008. Old Notes with a face amount of $100 million are currently outstanding. ADLT is the sole obligor on the Old Notes, and therefore the Old Notes are structurally subordinate to Claims against the Subsidiary Debtors or ADLT's other subsidiaries. The Old Notes are redeemable at ADLT's option, in whole or in part, on or after March 15, 2003, at certain defined redemption prices, plus any accrued and unpaid interest. Prior to March 15, 2001, ADLT had the right to redeem up to 35% of the principal amount of the Old Notes with the proceeds of any public equity offering; ADLT did not exercise this redemption right.

         Under the Plan, the Old Notes will be exchanged for the New Notes. The New Notes will be issued under the New Indenture in the aggregate principal amount determined pursuant to the applicable formula in Section 3.08 of the Plan, coming due on March 15, 2011 and bearing interest payable semi-annually
(1) if Class 3 accepts the Plan pursuant to Section 1129(a)(8)(A) at a rate per annum of ___%, or (2) if Class 3 does not so accept the Plan then either (a) at a rate per annum either as stipulated to by the Proponents and the Creditors Committee at or before the signing of the Confirmation Order by the Bankruptcy Court or (b) in the event no such stipulation is arrived at, then at that annual rate determined by the Bankruptcy Court and specified in the Confirmation Order such that the New Notes will have a value equal to the Allowed Amount of the Old Note Claims, within the meaning of Section 1129(b)(2)(B)(i) of the Bankruptcy Code. The New Indenture is annexed as Exhibit A to the Plan.

         The material terms of the New Indenture and New Notes are substantially the same as the terms of the Old Indenture and Old Notes, except as follows:

TERM                               OLD INDENTURE/OLD NOTES                       NEW INDENTURE/NEW NOTES
-------------------------------------------------------------------------------------------------------------------
Original Principal       $100,000,000                                 $107,145,205 (being the sum of $100,000,000
Amount                                                                plus interest at 8% from March 16, 2002 to the
                                                                      Petition Date), plus interest on such amount
                                                                      from the Petition Date to the Effective Date
                                                                      at the rate of 8% per annum.
-------------------------------------------------------------------------------------------------------------------
Interest Rate            8%                                           __% (if Class 3 accepts the Plan), or the
                                                                      percentage rate determined by the Bankruptcy
                                                                      Court necessary to comply with section
                                                                      1129(b)(2)(B)(i) of the Bankruptcy Code (if
                                                                      Class 3 rejects the Plan).
-------------------------------------------------------------------------------------------------------------------
Maturity                 September 15, 2008                           March 15, 2011
-------------------------------------------------------------------------------------------------------------------
Negative Covenants       Indebtedness                                 Indebtedness

                         1. Permitted Secured Credit Facility debt    1. Permitted Secured Credit Facility debt
                         limited to $100 Million                      limited to the greater of $50 Million or an
                                                                      amount based on eligible inventories and
-------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
TERM                               OLD INDENTURE/OLD NOTES                       NEW INDENTURE/NEW NOTES
---------------------------------------------------------------------------------------------------------------------
                         2. Permitted to incur additional             receivables
                         indebtedness in an amount based on
                         eligible inventories and receivables         2. No additional indebtedness permitted based
                                                                      on eligible inventories and receivables

                         3. Permits additional indebtedness to        3. No additional indebtedness for capital
                         fund capital expenditures of up to  $15      expenditures permitted
                         Million per year
                                                                      4. Permits Foreign Subsidiaries to incur debt
                         4. Permits Foreign Subsidiaries to incur     of $5 Million
                         debt of the greater of $20 Million or 33%
                         of consolidated EBITDA                       5. Permits additional unsecured indebtedness
                                                                      of $5 Million

                         5. Permits additional unsecured
                         indebtedness of $70 Million

                         Restricted Payments                          Restricted Payments

                         1. Permits Restricted Payments only from     1. Permits Restricted Payments equal to net
                         net amounts earned and proceeds of equity    amounts earned and equity offerings after
                         offerings after April 1, 1998, with a        Effective Date plus $2 Million
                         substantial current deficit
                                                                      2. Prohibits dividends if interest coverage
                         2. Prohibits dividends if interest           ratio is less than 2.5 to 1
                         coverage ratio is less than 2.5 to 1
                                                                      3. Permits new unrestricted investments in
                         3. Permits unrestricted investments in       non-subsidiaries of up to $2 Million in the
                         non-subsidiaries of up to $30 Million in     aggregate
                         the aggregate

                         Transactions with Affiliates                 Transactions with Affiliates

                         1. Permits transactions with affiliates      1. Same; but adds Management Services
                         which are approved by disinterested          Agreement to specified exceptions
                         directors, subject to a fairness opinion
                         or within specified exceptions
---------------------------------------------------------------------------------------------------------------------
Change of Control        1. Change of control is defined ownership    1. Change of control is defined ownership of
                         of more that 35% of voting power by any      more that 35% of voting power by any person
                         person or group which also owns more         or group which owns more than the combined
                         voting power than Wayne Hellman and          voting power of Saratoga Lighting and related
                         certain related parties                      parties and the Executive Managers of the
                                                                      Company

                         2. Change of ownership triggers              2. Change of ownership triggers obligation to
                         obligation to offer to purchase Old Notes    offer to purchase New Notes at 101% of par
                         at 101% of par
---------------------------------------------------------------------------------------------------------------------
Events of Default        1. Cross default if lenders accelerate       1. Cross default if lenders accelerate debt
                         debt to the Company and subsidiaries of      to the Company and subsidiaries of $7.5
                         $10 Million                                  Million

                         2. Cross default if $10 Million judgment     2. Cross default if $7.5 Million judgment is
                         is unpaid and unstayed for 30 days           unpaid and unstayed for 30 days

---------------------------------------------------------------------------------------------------------------------
Redemption               Optional redemption in whole or in part on   Optional redemption in whole or in part on or
                         or after March 15, 2003, if redeemed         after [no sooner than the fourth anniversary of
---------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
TERM                               OLD INDENTURE/OLD NOTES                       NEW INDENTURE/NEW NOTES
-------------------------------------------------------------------------------------------------------------------
                         during the 12-month period commencing        the Effective Date of the Plan], if
                         March 15 of the years set forth at the       redeemed during the 12-month period
                         indicated redemption price plus accrued      commencing ___________ 15 of the years set
                         interest: 2003 (104%), 2004 (102.667%),      forth below at the indicated redemption price
                         2005 (101.333%), and 2006 and thereafter     plus accrued interest: [To be determined by
                         (100%).                                      ADLT in accordance with prevailing market
                                                                      practice upon determination of applicable
                                                                      interest rate on the New Notes]

                         Optional redemption of up to 35% of          Optional redemption of up to 35% of principal
                         principal amount at any time prior to        amount at any time prior to __________, 2007
                         March 15, 2001 from the proceeds of equity   from the proceeds of equity public offering
                         public offering at redemption price of       at redemption price of 101% plus accrued
                         108% plus accrued interest.                  interest.
-------------------------------------------------------------------------------------------------------------------


         The Debtors anticipate that the Holders of Old Note Claims will vote to reject the Plan. In that event, the Debtors intend to "cram down" treatment on such Claims as provided in Section 3.08 of the Plan pursuant to section 1129(b)(2)(B)(i) of the Bankruptcy Code. Section 1129(b)(2)(B) provides that to confirm a plan over the dissenting vote of a class of holders of unsecured claims (such as the Old Note Claims), the plan must (i) provide each holder of such a claim with property of a value, as of the effective date of the plan, equal to the allowed amount of such claim, or (ii) provide no recovery to any claim or interest that is junior to claim. The Debtors believe that at the hearing on Confirmation of the Plan, they will prove that the value of the New Notes to be distributed to Holders of Old Note Claims on the Effective Date equals the Allowed amount of such Old Note Claims. As a result, the Debtors will satisfy the standards of section 1129(b)(2)(B)(i) of the Bankruptcy Code. Accordingly, section 1129(b)(2)(B)(ii) will not be applicable and Holders of Interests junior to the Old Note Claims will be entitled to distributions under the Plan.

                          DESCRIPTION OF CAPITAL STOCK

         The current authorized capital stock of ADLT consists of (i) 80,000,000 shares of Old Common Stock, of which 23,807,347 shares are issued and outstanding, and (ii) 761,250 shares of Old Preferred Stock. Upon Completion of the Recapitalization, the authorized capital stock of the Company will consist of 29,000 shares of New Preferred Stock and 80,000,000 shares of New Common Stock.

OLD COMMON STOCK AND NEW COMMON STOCK

         Each share of Old Common Stock has, and the New Common Stock will have, one vote on all matters on which stockholders are entitled or permitted to vote, including the election of directors and such stockholders do not have cumulative voting rights. Holders of Old Common Stock are, and Holders of New Common Stock will be, entitled to share ratably in dividends declared by the Board of Directors out of funds legally available therefor. We do not expect to declare or pay cash dividends to Holders of Old Common Stock or New Common Stock in the foreseeable future. All outstanding shares of Old Common Stock are, and the New Common Stock issued in the Recapitalization will be, fully paid and nonassessable and the Holders thereof will have no preferences or conversion, exchange or pre-emptive rights. In the event of any liquidation, dissolution or winding-up of the affairs of ADLT, Holders of New Common Stock will be entitled to share ratably in the assets of ADLT remaining after payment of, or provision for payment of, all of our debts and obligations, including those arising in connection with the New Preferred Stock.

         If Holders of Old Common Stock Interests (Class 7) vote to accept the Plan, such Holders shall be entitled to receive distributions of the Fiberstars Interests, the Hexagram Net Proceeds Interests and the Contingent Equity Recovery (net of taxes accruable to the Reorganized Company on account of such distributions, if any), which consist of the following:

                  Fiberstars Interests. The Fiberstars Interests consist of the 1,023,011 shares of Fiberstars common stock owned by ADLT, plus not less than 445,000 additional shares of Fiberstars common stock to be received by ADLT upon exercise of certain Fiberstars warrants held by ADLT as of the Effective Date. The Fiberstars Interests shall not be distributed directly to the Holders of Old Common Stock Interests (Class 7), but rather will be distributed in escrow or to a trust or other entity to be established for the benefit of such Holders, the structure of which shall be in form and substance reasonably acceptable to ADLT, the Equity Committee and Fiberstars.

                  Hexagram Net Proceeds Interests. The Hexagram Net Proceeds Interests consist of the proceeds from the sale of the equity interests in and to Hexagram, Inc. owned by Reorganized ADLT (reduced by any tax liability incurred by Reorganized ADLT on account of such sale) comprised of 9,440 shares of common stock. Reorganized ADLT agrees that on and after the Effective Date, it shall continue to hold the Hexagram stock and shall not sell, transfer, assign, encumber, restrict, cancel, pledge, or otherwise dispose of any of the Hexagram stock without the express written consent of the Class 7 Representative. Any transfer of the Hexagram stock by Reorganized ADLT is subject to the shareholders agreement with the majority owners of Hexagram and such majority owners currently have a right of first refusal in and to the Hexagram stock. Reorganized ADLT shall use its reasonable best efforts to obtain such consent and to cause a sale of the Hexagram stock as soon as practicable after receiving a written request from the Class 7 Representative requesting such a sale. The Hexagram Net Proceeds Interests shall not be certificated or transferable in any way.

                  Contingent Equity Recovery. The Contingent Equity Recovery consists of the obligation of Reorganized ADLT to pay, in cash or, at the option of the Company following an IPO (as defined below), in common stock, an amount equal to three percent (3%) of the proceeds paid or payable to the then-equity holders of Reorganized ADLT (or at the option of Reorganized ADLT, 3% of the value of all equity securities of the Company, in each case) in excess of the aggregate amount of all cash equity investments in and to Reorganized ADLT (whether by Saratoga or otherwise), plus an annual internal rate of return (IRR) thereon of ten percent (10%), subject to dilution on account of any new issuances of common stock (the "3% Formula"). The Contingent Equity Recovery shall be payable if and when both of the following conditions have occurred: (1) the New Notes have been paid in full; and (2) a liquidity event has occurred, consisting of one of the following: (i) a change of control has occurred, whereby Saratoga and/or its affiliates have sold all or a portion of its equity interests in and to Reorganized ADLT such that Saratoga no longer controls Reorganized ADLT's Board of Directors; (ii) an initial public offering(s) (IPO) of Reorganized ADLT has occurred such that the market float exceed 20% of Reorganized ADLT's common shares and the proceeds from sale of the stock offered in the IPO(s) exceeds $20 million; and (iii) a sale of all or substantially all of the Reorganized Company's assets has occurred. If a partial sale of Saratoga's common equity interests in and to Reorganized ADLT or an IPO occurs, the 3% Formula may, at the option of the Company, be calculated pro rata, based on the percentage of such common stock sold. If the 3% Formula is applied to the value of all equity securities at the time of a liquidity event, rather than the pro rata percentage, the total Contingent Equity Recovery will equal such amount. The Contingent Equity Recovery shall expire and no longer have any force or effect after June 15, 2011 (90 days after the maturity date of the New Notes). The Contingent Equity Recovery shall be governed by an agreement to be entered into on or after the Effective Date, the terms of which shall be reasonably acceptable to ADLT or Reorganized ADLT (as the case may be), Saratoga and the Equity Committee or the Class 7 Representative (as the case may be). Any administrative costs or expenses relating to the Contingent Equity Recovery shall be paid by Reorganized ADLT up to $150,000. If the amount of such costs and expenses exceed $150,000, Reorganized ADLT shall pay such excess costs and expenses but will be reimbursed for such excess costs and expenses from the proceeds of the Contingent Equity Recovery prior to distribution thereof to the Holders of Old Common Stock. The Contingent Equity Recovery shall not entitle the Holders of Old Common Stock or the Class 7 Representative to any information, appraisal, anti-dilution, tag-along, drag-along or other related rights.(6)

         To enable the Holders of Old Common Stock to assess the Fiberstars Interests to be distributed to such Holders under the Plan, we provide such Holders the following financial and other information relating to Fiberstars:
Fiberstars, located at 44259 Nobel Drive, Fremont, California 94538, (510) 490-0719, incorporated in California in 1985, develops and markets fiber optic lighting systems which are used in a variety of commercial and residential applications.

         Fiberstars common stock trades on the Nasdaq National Market tier of the Nasdaq Stock Market, under the symbol "FBST." As of August 15, 2003, there were 6,021,390 outstanding shares of Fiberstars' common stock. During 2001, the trading price of Fiberstars common stock ranged from a low of $2.95 to a high of $8.69. During 2002, the trading price of Fiberstars common stock ranged from a low of $2.43 to a high of $5.00. During 2003 (through September 30), the trading price of Fiberstars common stock ranged from a low of $2.66 to a high of $4.40. On June 17, 2003, Fiberstars entered into a securities purchase agreement to sell up to 1,350,233 shares of common stock and warrants to purchase 405,069 shares of common stock (for $4.50 per share) for an aggregate purchase price of $4,388,250 in a two stage private placement. Historical sales are no guarantee of future performance of Fiberstars common stock.

--------------------

         (6) In laymen's terms, the Contingent Equity Recovery is a contingent, future, limited upside recovery payable to Holders of Old Common Stock equal to 3% of the amount of the equity value of Reorganized ADLT, if any, remaining after repayment of all cash investments in and to Reorganized ADLT and payment of a set annual internal rate of return (10%) on such cash investments.

         Fiberstars' consolidated balance sheet reflects the following: (1) as of December 31, 2002 (audited), total assets were $20,101,000 and total liabilities were $5,861,000, with shareholders' equity of $14,240,000; and (2) as of June 30, 2003 (unaudited), total assets were $21,107,000 and total liabilities were $4,978,000, with shareholders' equity of $16,129,000. As of December 31, 2002, Fiberstars had net sales of $30,960,000 and a net loss of $3,519,000 ($0.70 per share).

         The directors of Fiberstars consist of David N. Ruckert, John B. Stuppin, Theodore L. Eliot, Jr., Wayne R. Hellman (a senior officer and director of ADLT), Sabu Krishnan (a senior officer and director of ADLT), David Traversi and Philip Wolfson.

         Additional information regarding Fiberstars is available as set forth in "Important Information Regarding the Plan--Incorporation by Reference" above.

OLD PREFERRED STOCK AND NEW PREFERRED STOCK

         The current authorized preferred stock of ADLT consists of 761,250 shares of Old Preferred Stock. The Old Preferred Stock is held by Saratoga and was acquired as set forth below.

         In October 1999, GE completed an investment in ADLT of approximately $20,554,000. In exchange for the investment, GE received 761,250 shares of the Old Preferred Stock, which is convertible at any time into 3,045,000 shares of Old Common Stock (subject to adjustment). GE also received a Warrant (the "Initial Warrant") to purchase an additional 1,000,000 shares of Old Common Stock (subject to adjustment), which GE fully exercised to acquire 998,703 shares of Old Common Stock. On August 15, 2003, pursuant to the Saratoga/GE Stock Purchase Agreement (as defined above), GE sold all of its Old Preferred Stock and Old Common Stock in ADLT to Saratoga. Saratoga now holds 1,429,590 shares of Old Common Stock. The Old Preferred Stock and the Old Common Stock held by Saratoga represent approximately 16.7% of the voting power and equity ownership of ADLT (as of December 31, 2002).

         The Old Preferred Stock has a liquidation preference of $27 per share, plus an amount equal to 8% per annum compounded annually from the date of issuance to the date of payment. ADLT is required to redeem any shares of Old Preferred Stock, which have not been converted or retired on September 30, 2010. In addition, Saratoga may, by notice, require ADLT to redeem the outstanding Old Preferred Stock, within one year following either September 30, 2004, or the occurrence of certain corporate events.

         The terms of the preferred investment provide that ADLT maintain an interest coverage ratio over certain measurement periods. ADLT failed to maintain the required interest coverage ratio over three measurement periods. As a result of the failure to maintain the interest coverage ratio: (i) GE has the ability to vote the number of shares currently voted by the Chief Executive Officer of ADLT, Wayne R. Hellman, and Alan J. Ruud, totaling approximately 5.6 million shares of Old Common Stock (as of December 31, 2002), (ii) GE has the option to purchase shares from Messrs. Hellman and Ruud which, together with the shares owned by Saratoga, would represent 25% of the voting power of ADLT, (iii) GE has the right to receive from ADLT an additional warrant to purchase approximately 6.75 million shares at $.63055 per share (the average of the closing prices for the 20 trading days ended September 30, 2002), and (iv) GE has the right to receive from ADLT an additional warrant to purchase approximately 18,000 shares at $.298 per share (the average of the closing prices for the 20 trading days ended December 31, 2002. Pursuant to the Saratoga/GE Stock Purchase Agreement, GE sold its interests in and to these proxies, purchase rights and warrants to Saratoga subject to obtaining any required consents. The ability to vote the shares, purchase shares or obtain the warrants is dependent upon compliance with antitrust laws and other conditions. Prior to its sale to Saratoga, GE demanded that ADLT issue the two aforementioned warrants, and ADLT filed a motion seeking authority from the Bankruptcy Court to do so. At the request of the Debtors and Saratoga, the Bankruptcy Court has suspended any further proceedings on this motion. GE is not required to purchase additional shares of ADLT. The number of shares that Saratoga and/or GE owns or has a right to acquire and/or vote exceeds 35% of the voting power of ADLT. Consequently, the terms of the Old Indenture relating to the Old Notes requires that ADLT offer to repurchase the $100 million principal amount of the outstanding Old Notes at a price of 101% of the principal amount thereof, plus accrued interest. ADLT elected not to offer to repurchase the Old Notes and therefore is in default under the Old Indenture.

         All shares of the Old Preferred Stock will be cancelled pursuant to the Plan. In exchange for the Old Preferred Stock and an $18 million Cash infusion into the Company, Saratoga will be entitled to 100% of the shares of the New Preferred Stock and 100% of the shares of the New Common Stock issued as of the Effective Date (90.8% of the Fully Diluted New Common Stock).

         The New Preferred Stock will consist of 29,000 authorized shares of preferred stock, par value $0.01 per share, of Reorganized ADLT with a fixed redemption price of $29,000,000 ($1,000 per share) with accrued but unpaid dividends at 8% per annum, issuable to Saratoga.

         The New Common Stock will consist of 80,000,000 authorized shares of common stock, par value $0.01 per share, of Reorganized ADLT, having one vote per share, without preemptive rights or cumulative voting rights.

                  PRICE RANGE OF OLD COMMON STOCK AND DELISTING

PRICE RANGE OF OLD COMMON STOCK

         The range of the high and low sales prices for each of the fiscal quarters during the last three fiscal years (as reported by Nasdaq) is set forth below:

QUARTER ENDED:

September 2000
High:.................................   $19.94
Low:..................................   $11.31
December 2000
High:.................................   $12.81
Low:..................................   $ 4.00
March 2001
High:.................................   $ 9.88
Low:..................................   $ 4.00
June 2001
High:.................................   $ 6.73
Low:..................................   $ 3.90
September 2001
High:.................................   $ 5.86
Low:..................................   $ 1.30
December 2001
High:.................................   $ 2.40
Low:..................................   $ 1.10
March 2002
High:.................................   $ 1.94
Low:..................................   $ 0.56
June 2002
High:.................................   $ 1.72
Low:..................................   $ 0.65
September 2002
High:.................................   $ 1.15
Low:..................................   $ 0.28
December 2002
High:.................................   $ 0.45
Low:..................................   $ 0.10
March 2003
High:.................................   $ 0.35
Low:..................................   $ 0.01
June 2003
High:.................................   $ 0.38
Low:..................................   $ 0.08

LIMITED TRADING MARKET

         The Old Common Stock was delisted on January 10, 2003 pursuant to a Nasdaq delisting proceeding and is currently traded on the Over-the-Counter Bulletin Board. On the Effective Date, Reorganized ADLT will deregister as a registered issuer of equity securities under Section 12(g) of the Exchange Act and will not list the New Common Stock in any public market. Periodic reporting to the Commission will be governed by the Indenture for the New Notes and related regulations.

                         IMPORTANT CONTACT INFORMATION

         Any Holder of Claims or Interests who wishes to vote in favor or against the Plan should complete the Ballot and forward it pursuant to the instructions contained therein.

THE VOTING AGENT

         If you have any additional questions, or need additional copies of this Disclosure Statement, the Ballot or any other Recapitalization materials, please contact the Voting Agent at the address or telephone number as listed below.

                              Bankruptcy Management Corporation
                              1330 East Franklin Avenue
                              P.O. Box 937
                              El Segundo, California 90245-0937
                              Attn: VLI Voting Agent
                              Telephone: (310) 321-5555
                              Facsimile: (310) 640-8071

                          CONCLUSION AND RECOMMENDATION

         WE BELIEVE THAT CONFIRMATION OF THE PLAN IS DESIRABLE AND IN THE BEST INTEREST OF THE HOLDERS OF CLAIMS AND INTERESTS AS THE PLAN PROVIDES FOR AN EQUITABLE DISTRIBUTION TO SUCH HOLDERS. ANY ALTERNATIVE TO CONFIRMATION OF THE PLAN, SUCH AS A SALE(S) OF THE DEBTORS' BUSINESSES, CONVERSION TO A CHAPTER 7 LIQUIDATION OR DISMISSAL OF THE CASE, OR ATTEMPTS BY ANOTHER PARTY IN INTEREST TO FILE A PLAN, COULD RESULT IN SIGNIFICANT DELAYS, LITIGATION AND COST, AND LIKELY WOULD RESULT IN SIGNIFICANTLY LESS RECOVERY BY HOLDERS OF CLAIMS AND INTERESTS.

         IN LIGHT OF THE SIGNIFICANT BENEFITS TO BE ATTAINED BY THE HOLDERS AND CLAIMS AND INTERESTS PURSUANT TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, WE RECOMMEND THAT SUCH ELIGIBLE HOLDERS VOTE TO ACCEPT THE PLAN. WE HAVE REACHED THIS DECISION AFTER CONSIDERING THE ALTERNATIVES TO THE PLAN THAT ARE AVAILABLE TO US AND THEIR LIKELY EFFECT ON OUR BUSINESS OPERATIONS AND CREDITORS. WE DETERMINED, AFTER CONSULTING WITH FINANCIAL AND LEGAL ADVISORS, THAT THE PLAN WOULD RESULT IN GREATER RECOVERY FOR HOLDERS OF CLAIMS AND INTERESTS THAN WOULD ANY OTHER CHAPTER 11 REORGANIZATION OR LIQUIDATION UNDER CHAPTER 7. FOR A COMPARISON OF ESTIMATED DISTRIBUTIONS UNDER CHAPTER 7 OF THE BANKRUPTCY CODE AND UNDER THE PLAN, SEE "ANNEX C--LIQUIDATION ANALYSIS." FOR THESE REASONS, WE SUPPORT THE PLAN AND URGE ALL ELIGIBLE HOLDERS OF CLAIMS AND INTERESTS TO ACCEPT AND SUPPORT THE PLAN.

Dated: The Date Set Forth
       On the Cover Page

Jeff J. Marwil (06194504)
Jerry L. Switzer, Jr. (06210229)
Peter J. Young (06278765)
Jenner & Block, LLC
One IBM Plaza
Chicago, Illinois 60611
(312) 222-9350
(312) 527-0484 (Fax)

Counsel for Debtors and Debtors-in-Possession

                            THIRD AMENDED CHAPTER 11
                             PLAN OF REORGANIZATION

                                     ANNEX A

                         UNITED STATES BANKRUPTCY COURT
                          NORTHERN DISTRICT OF ILLINOIS
                                EASTERN DIVISION

In re:                                       )     Chapter 11
                                             )
VENTURE LIGHTING                             )     Case No. 03-05255
INTERNATIONAL, INC., et al.,                 )     (Jointly Administered)
                                             )
                            Debtors.         )     Honorable A. Benjamin Goldgar

                 THIRD AMENDED CHAPTER 11 PLAN OF REORGANIZATION

                                 October 3, 2003

                                 Co-Proponents:

                                   THE DEBTORS
                                       and
                         SARATOGA LIGHTING HOLDINGS LLC

              JENNER & BLOCK, LLC                         DAVIS POLK & WARDWELL
                 One IBM Plaza                             450 Lexington Avenue
            Chicago, Illinois 60611                        New York, N.Y. 10017
             Attn.: Jeff J. Marwil                        Attn: Stephen H. Case
             Jerry L. Switzer, Jr.                            (212) 450-4064
                Peter J. Young
                (312) 222-9350                                      and

Counsel for Debtors and Debtors-in-Possession      VEDDER PRICE KAUFMAN & KAMMHOLZ, P.C.
                                                   222 North LaSalle Street, Suite, 2600
                                                          Chicago, Illinois 60601
                                                         Attn: Michael M. Eidelman
                                                              (312) 609-7636

                                                Counsel for SARATOGA LIGHTING HOLDINGS LLC

                                  INTRODUCTION

         This third amended plan under chapter 11 of the Bankruptcy Code, dated the date set forth on the cover page is co-proposed by: (i) ADVANCED LIGHTING TECHNOLOGIES, INC. and each of its direct and indirect subsidiaries which are debtors and debtors-in-possession in the above-captioned cases and (ii) SARATOGA LIGHTING HOLDINGS LLC. Reference is made to the Disclosure Statement accompanying this Plan for a discussion of the Debtors' history, businesses, results of operations, historical financial information, properties, projections for future operations, risk factors, a summary and analysis of this Plan, and certain related matters, including a description of the New Notes, New Preferred Stock and New Common Stock to be issued under this Plan. The Debtors and Saratoga are each Proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code.

         ALL HOLDERS OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN. SUBJECT TO CERTAIN RESTRICTIONS AND REQUIREMENTS SET FORTH IN SECTION 1127 OF THE BANKRUPTCY CODE, BANKRUPTCY RULE 3019 AND IN THIS PLAN, THE PROPONENTS RESERVE THE RIGHT TO ALTER, AMEND, MODIFY, REVOKE OR WITHDRAW THIS PLAN PRIOR TO ITS SUBSTANTIAL CONSUMMATION.

         Capitalized terms herein shall have the meanings set forth in ARTICLE I hereof.

Unconsolidated Plan.

         The Debtors have obtained authority from the Bankruptcy Court to have the Chapter 11 Cases jointly administered for administrative and procedural purposes only. Accordingly, this Plan is being proposed as a joint plan of reorganization of the Debtors for administrative and procedural purposes only. This Plan is not premised upon the substantive consolidation of the Debtors or the Chapter 11 Cases and nothing herein shall be otherwise construed. Claims against, and Interests in, the Debtors (other than Administrative Claims, Priority Tax Claims and the DIP Facility Claim) are classified in ARTICLE II hereof and treated in ARTICLE III hereof.

                                   ARTICLE I

                    DEFINITIONS, INTERPRETATION AND EXHIBITS

         Section 1.01. Definitions. Unless the context requires otherwise, the following terms shall have the following meanings whether presented in this Plan or the Disclosure Statement with initial capital letters or otherwise. As used herein:

         "ADLT" means the Debtor, ADVANCED LIGHTING TECHNOLOGIES, INC.

         "ADLT GENERAL UNSECURED CLAIMS" means General Unsecured Claims against ADLT's Estate (but not against the Subsidiary Debtors' respective Estates).

         "ADLT SERVICES" means the Debtor, ADLT SERVICES, INC.

         "ADMINISTRATIVE CLAIM" means a Claim for (a) any cost or expense of administration (including, without limitation, the fees and expenses of Professionals) of any of the Chapter 11 Cases asserted or arising under sections 503, 507(a)(1), 507(b) or 1114(e)(2) of the Bankruptcy Code, including, but not limited to (i) any actual and necessary post-petition cost or expense of preserving the Debtors' respective Estates or operating the businesses of the Debtors, (ii) any payment to be made under this Plan to cure a default on an assumed executory contract or unexpired lease, (iii) any post-petition cost, indebtedness or contractual obligation duly and validly incurred or assumed by the Debtors in the ordinary course of their respective businesses, (iv) compensation or reimbursement of expenses of Professionals to the extent Allowed by the Bankruptcy Court under sections 330(a) or 331 of the Bankruptcy Code, and
(v) all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under section 546(c)(2)(A) of the Bankruptcy Code; (b) any U.S. Trustee's Fee Claims; and (c) the reasonable pre-petition and post-petition fees and expenses of the Old Indenture Trustee.

         "AFFILIATE" shall have the meaning set forth in section 101(2) of the Bankruptcy Code and includes ADLT, the Subsidiary Debtors, ADLT's other subsidiaries and any corporation, limited liability company, joint venture or partnership in which ADLT or any Subsidiary Debtor directly or indirectly owns, controls, or holds with the power to vote, 20% or more of the outstanding voting securities of such entity, as well as any corporation which directly or indirectly owns, controls, or holds the power to vote 20% or more of the outstanding voting securities of ADLT or any Subsidiary Debtor.

         "ALLOWED" means, with respect to any Claim or Interest or portion thereof (other than a Disputed Claim or a Disputed Interest) (a) as to which the liability of the Debtors and the amount thereof are agreed to by the Debtors or the Reorganized Debtors and the Holder of the Claim or Interest, (b) as to which the liability of the Debtors and the amount thereof are determined by Final Order of a court of competent jurisdiction, (c) which has been expressly allowed in a liquidated amount under the provisions of this Plan (but only to the extent so allowed), (d) which is a Professional Claim for which a fee award amount has been approved by Final Order of the Bankruptcy Court, (e) which is in an amount and of the classification and type as set forth in the Debtors' books and records or (f) which is, in the case of an Interest or any portion thereof only, held of record as set forth in the books and records maintained by or on behalf of the applicable Debtor as of the Distribution Record Date.

         "ALLOWED CLAIM" means a Claim that is Allowed.

         "ALLOWED INTEREST" means an Interest that is Allowed.

         "APL" means the Debtor, APL ENGINEERED MATERIALS, INC.

         "AVOIDANCE ACTION" means any and all Causes of Action which a trustee, debtor-in-possession, the estate or other appropriate party in interest may assert under sections 502, 510, 522(f), 522(h), 542, 543, 544, 545, 547, 548,
549, 550, 551, 553 and 724(a) of the Bankruptcy

Code (other than those which are released or dismissed as part of and pursuant to this Plan), including the Debtors' rights of setoff, recoupment, contribution, reimbursement, subrogation or indemnity (as those terms are defined by the non-bankruptcy law of any relevant jurisdiction) and any other indirect claim of any kind whatsoever, whenever and wherever arising or asserted.

         "BALLASTRONIX" means the Debtor, BALLASTRONIX (DELAWARE), INC.

         "BALLOT" means the ballot, other than a Master Ballot, accompanying the Disclosure Statement upon which Holders of Impaired Claims and Impaired Interests entitled to vote on this Plan shall indicate their acceptance or rejection of this Plan in accordance with the instructions regarding voting.

         "BANK GROUP" means, collectively, WELLS FARGO FOOTHILL, INC. and ABLECO FINANCE, L.L.C.

         "BANKRUPTCY CODE" means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. Sections 101-1330, as in effect on the Petition Date, together with all amendments and modifications thereto that apply to the Chapter 11 Cases.

         "BANKRUPTCY COURT" means the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division, or, if such court ceases to exercise jurisdiction over these proceedings, the court or adjunct thereof that exercises jurisdiction over the Chapter 11 Cases.

         "BANKRUPTCY RULES" means (i) the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended and promulgated under section 2075 of title 28 of the United States Code, (ii) the Federal Rules of Civil Procedure, as amended and promulgated under section 2072 of title 28 of the United States Code, (iii) the Local Rules of the Bankruptcy Court, and (iv) any standing orders governing practice and procedure issued by the Bankruptcy Court, each as in effect on the Petition Date, together with all amendments and modifications thereto that were subsequently made applicable to the Chapter 11 Cases or proceedings therein, as the case may be.

         "BUSINESS DAY" means, with respect to any place, any day which is not a Saturday, a Sunday, a "legal holiday" as defined in Bankruptcy Rule 9006(a), or a day on which banking institutions conducting business in such place are authorized or obligated by law, executive order or governmental decree to be closed.

         "CALENDAR-QUARTER-END DATE" means any March 31, June 30, September 30 and December 31, except that (a) if the Effective Date occurs on or before December 31, 2003 or (b) if the Effective Date is on or after any March 1, June 1, September 1 or December 1 and on or before the next succeeding March 30, June 30, September 30 or December 31, as the case may be ("Designated Date"), then neither (c) December 31, 2003 nor (d) such March 31, June 30, September 30 or December 31 next following a Designated Date shall be deemed a "Calendar-Quarter-End Date" within the meaning of this Plan.

         "CASH" means money, currency and coins, negotiable checks, balances in bank accounts and other lawful currency of the United States of America and its equivalents. Payments of Cash under this Plan shall be made by check or federal-reserve wire transfer.

         "CAUSES OF ACTION" means any and all actions, claims, rights, defenses, third-party claims, damages, executions, demands, crossclaims, counterclaims, suits, causes of action, choses in action, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims whatsoever, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly, indirectly or derivatively, at law, in equity or otherwise, accruing to the Debtors, including, but not limited to, the Avoidance Actions.

         "CERTIFICATES" has the meaning set forth in Section 5.04 of this Plan.

         "CHAPTER 11 CASES" means the cases under Chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court on the Petition Date.

         "CLAIM" means (i) any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, Disputed, undisputed, legal, equitable, secured or unsecured or (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, Disputed, undisputed, secured or unsecured.

         "CLASS" means each class, subclass or category of Claims or Interests as classified in ARTICLE II of this Plan.

         "CLASSIFIED PRIORITY CLAIMS" means any and all Claims to the extent entitled to priority under section 507(a) or (b) of the Bankruptcy Code, other than Administrative Claims and Priority Tax Claims.

         "CLASS 7 PRO RATA SHARE" means the pro rata share of each Holder of Old Common Stock Interests (Class 7) of the distributions to be provided to Holders of Old Common Stock Interests pursuant to Section 3.12 of the Plan, based on the number of shares of Old Common Stock held by such Holder as of the Distribution Record Date divided by the total number of outstanding shares of Old Common Stock as of the Distribution Record Date (23,807,347); provided, however, that if Class 7 votes to accept the Plan, the number of shares of Old Common Stock held by Saratoga and Hellman (2,031,110), shall not be included in the denominator and Saratoga and Hellman shall not be entitled to receive any distribution on account of their Old Common Stock. If Class 7 votes to reject the Plan, however, the shares of Old Common Stock held by Saratoga and Hellman shall be included in the denominator above and Saratoga and Hellman shall be entitled to their Class 7 Pro Rata share of the $2.5 million of the Fiberstars Interests as set forth in Section 3.12 of the Plan.

         "CLASS 7 REPRESENTATIVE" means the individual appointed by the Equity Committee to represent the interests of Holders of Old Common Stock Interests under and in connection with the Plan, including, without limitation, advising Reorganized ADLT when the Hexagram stock should be sold. The Class 7 Representative's appointment shall be effective on the Effective Date and will terminate upon the final distributions to Holders of Old Common Stock Interests. The Reorganized Company shall not be responsible for payment of any compensation or reimbursement of expenses to the Class 7 Representative.

         "COMMISSION" means the Securities and Exchange Commission.

         "COMMITTEE" means any committee(s) appointed in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code by the United States Trustee, as the membership of such committee(s) is from time to time constituted and reconstituted, including, without limitation, the Creditors Committee and the Equity Committee.

         "COMPANY" means, collectively, the Debtors and their subsidiaries.

         "CONFIRMATION" means the entry by the Bankruptcy Court of the Confirmation Order.

         "CONFIRMATION DATE" means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court with respect to the Chapter 11 Cases within the meaning of the Bankruptcy Rules 5003 and 9021.

         "CONFIRMATION HEARING" means the hearing held before the Bankruptcy Court to consider Confirmation of this Plan pursuant to sections 1128 and 1129 of the Bankruptcy Code.

         "CONFIRMATION ORDER" means the order entered by the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

         "CONTINGENT EQUITY RECOVERY" means the obligation of Reorganized ADLT to pay, in cash or, at the option of the Company following an IPO (as defined below), in common stock, an amount equal to three percent (3%) of the proceeds paid or payable to the then-equity holders of Reorganized ADLT (or at the option of Reorganized ADLT, 3% of the value of all equity securities of the Company, in each case) in excess of the aggregate amount of all cash equity investments in and to Reorganized ADLT (whether by Saratoga or otherwise), plus an annual internal rate of return (IRR) thereon of ten percent (10%), subject to dilution on account of any new issuances of common stock (the "3% Formula"). The Contingent Equity Recovery shall be payable if and when both of the following conditions have occurred: (1) the New Notes have been paid in full; and (2) a liquidity event has occurred, consisting of one of the following: (i) a change of control has occurred, whereby Saratoga and/or its affiliates have sold all or a portion of its equity interests in and to Reorganized ADLT such that Saratoga no longer controls Reorganized ADLT's Board of Directors; (ii) an initial public offering(s) (IPO) of Reorganized ADLT has occurred such that the market float exceed 20% of Reorganized ADLT's common shares and the proceeds from sale of the stock offered in the IPO(s) exceeds $20 million; and (iii) a sale of all or substantially all of the Reorganized Company's assets has occurred. If a partial sale of Saratoga's common equity interests in and to Reorganized ADLT or an IPO occurs, the

3% Formula may, at the option of the Company, be calculated pro rata, based on the percentage of such common stock sold. If the 3% Formula is applied to the value of all equity securities at the time of a liquidity event, rather than the pro rata percentage, the total Contingent Equity Recovery will equal such amount. The Contingent Equity Recovery shall expire and no longer have any force or effect after June 15, 2011 (90 days after the maturity date of the New Notes). The Contingent Equity Recovery shall be governed by an agreement to be entered into on or after the Effective Date, the terms of which shall be reasonably acceptable to ADLT or Reorganized ADLT (as the case may be), Saratoga and the Equity Committee or the Class 7 Representative (as the case may be). Any administrative costs or expenses relating to the Contingent Equity Recovery shall be paid by Reorganized ADLT up to $150,000. If the amount of such costs and expenses exceed $150,000, Reorganized ADLT shall pay such excess costs and expenses but will be reimbursed for such excess costs and expenses from the proceeds of the Contingent Equity Recovery prior to distribution thereof to the Holders of Old Common Stock. The Contingent Equity Recovery shall not entitle the Holders of Old Common Stock or the Class 7 Representative to any information, appraisal, anti-dilution, tag-along, drag-along or other related rights.

         "CREDITOR" means any Person that is the Holder of any Claim against any of the Debtors.

         "CREDITORS COMMITTEE" means the Official Committee of Unsecured Creditors appointed by the United States Trustee on February 13, 2003.

         "DAY(S)" means, unless expressly otherwise provided, calendar day(s).

         "DEBTORS" means, collectively, ADLT, VLI, APL, Ballastronix, Microsun, LRI and ADLT Services, as debtors and debtors-in-possession in the Chapter 11 Cases.

          "DIP FACILITY" means the debtor-in-possession credit facility provided to the Debtors during the Chapter 11 Cases as evidenced by and set forth in that certain post-petition Loan and Security Agreement, and all related agreements and documents, as thereafter amended and/or assigned, by and among the Debtors, as borrowers, and the Bank Group, as lenders, as approved by order of the Bankruptcy Court entered on June 25, 2003.

         "DIP FACILITY CLAIM" means the Claim arising under or as a result of the DIP Facility.

         "DISALLOWED" means, with respect to any Claim or Interest or portion thereof, any Claim against or Interest in the Debtors which (a) has been withdrawn, in whole or in part, by agreement of the Debtors or the Reorganized Debtors and the Holder thereof, (b) has been withdrawn, in whole or in part, by the Holder thereof or (c) has been disallowed, in whole or part, by Final Order of a court of competent jurisdiction. In each case a Disallowed Claim or a Disallowed Interest is disallowed only to the extent of disallowance or withdrawal.

         "DISALLOWED CLAIM" means a Claim, or any portion thereof, that is Disallowed.

         "DISBURSING AGENT" means Reorganized ADLT or such other Entity that is designated by the Debtors to disburse Property pursuant to this Plan.

         "DISCLOSURE STATEMENT" means the Debtors' Disclosure Statement With Respect to Third Amended Joint Chapter 11 Plan of Reorganization, dated the date set forth on the cover page thereof, including all exhibits, appendices, schedules and annexes attached thereto, as submitted by the Proponents, as the same may be altered, amended, supplemented or modified from time to time, and which was prepared and distributed in accordance with sections 1125 and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018.

         "DISPUTED" means any Claim or Interest that has been neither Allowed nor Disallowed.

         "DISPUTED CLAIM" means a Claim, or any portion thereof, that is Disputed. For purposes of this Plan, a Claim that has been neither Allowed nor Disallowed shall be considered a Disputed Claim.

         "DISPUTED INTEREST" means an Interest, or any portion thereof, that is Disputed.

         "DISTRIBUTION RECORD DATE" means the record date established by order of the Bankruptcy Court for purposes of, among other things, determining the Holders of the Old Notes, the Old Preferred Stock and the Old Common Stock entitled to (i) receive notices, Ballots and other solicitation materials in connection with Confirmation of this Plan and the Confirmation Hearing, (ii) vote to accept or reject this Plan and (iii) receive distributions under this Plan; provided, however, that Holders of Class 8 Old Other Interests exercising their rights to acquire Old Common Stock pursuant to the terms of Section 3.13 of this Plan shall be considered to be Holders of Old Common Stock as of the Distribution Record Date for purposes of receiving distributions under Class 7 pursuant to Section 3.12 of this Plan.

         "DSI" means non-debtor DEPOSITION SCIENCES, INC., a wholly owned subsidiary of ADLT.

         "EFFECTIVE DATE" means the Business Day that is no more than ten (10) Business Days in New York, N.Y. following the date on which all conditions to consummation set forth in ARTICLE IX have been satisfied or, if capable of being duly and expressly waived, any conditions to the occurrence of consummation set forth in this Plan have been satisfied or waived; provided, however, that the Effective Date may be extended upon the written approval of each of the Debtors and Saratoga.

         "ENTITY" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, limited liability company, estate, entity, trust, trustee, United States Trustee, unincorporated organization, government, governmental unit (as defined in the Bankruptcy Code), agency or political subdivision thereof.

         "EQUITY COMMITTEE" means the Official Equity Committee appointed by the United States Trustee on April 7, 2003.

         "ESTATES" means the estates created in these Chapter 11 Cases pursuant to section 541 of the Bankruptcy Code upon commencement of the Chapter 11 Cases.

         "EXCHANGE ACT" means the Securities and Exchange Act of 1934, as amended.

         "EXCULPATED PERSONS" means (i) the directors, officers and employees of the Debtors in each of the Chapter 11 Cases as of the Petition Date or that have become officers, directors or employees thereafter but prior to the Effective Date, (ii) the Debtors' agents and Professionals, (iii) the respective members of the Committees, (iv) the Committees' respective Professionals, (v) GE, (vi) Saratoga and (vii) the respective Affiliates, current and former officers, directors, employees, agents, stockholders, managers, advisors and professionals (including the current and former officers, directors, employees, agents, members, stockholders and professionals of the exculpated Professionals) of the foregoing exculpated persons identified in subclause (ii) above; provided, however, that the foregoing exculpated parties identified in subclasses (i) through (vii) above shall be exculpated only for liabilities arising out of actions taken in such capacity.

         "FIBERSTARS" means FIBERSTARS, INC. The Debtors believe that Fiberstars is, or will be as of the Effective Date of the Plan, an Affiliate of the Debtors.

         "FIBERSTARS INTERESTS" means the 1,023,011 shares of Fiberstars common stock owned by ADLT, plus not less than 445,000 additional shares of Fiberstars common stock to be received by ADLT upon exercise of certain Fiberstars warrants held by ADLT as of the Effective Date. The Fiberstars Interests shall not be distributed directly to the Holders of Old Common Stock Interests (Class 7), but rather will be distributed in escrow or to a trust or other entity to be established for the benefit of such Holders, the structure of which shall be in form and substance reasonably acceptable to ADLT, the Equity Committee and Fiberstars. The Debtors believe that the distribution of the Fiberstars Interests is exempt from registration under section 1145(a)(1) of the Bankruptcy Code. To the extent that section 1145(a)(1) is not be applicable to such distribution, then such distribution shall be made in accordance with applicable law, including the federal securities laws.

         "FILE, FILED OR FILING" means file, filed or filing with the Bankruptcy Court in the Chapter 11 Cases.

         "FINAL DECREE" means the final decree entered by the Bankruptcy Court after the Effective Date and pursuant to section 350(a) of the Bankruptcy Code and Bankruptcy Rule 3022.

         "FINAL ORDER" means an order, ruling, judgment, the operation or effect of a judgment or other decree issued and entered by the Bankruptcy Court or by any state or other federal court or other court of competent jurisdiction which has not been reversed, vacated, stayed, modified or amended and as to which (i) the time to appeal or petition for review, rehearing, certiorari, reargument or retrial has expired and as to which no appeal or petition for review, rehearing, certiorari, reargument or retrial is pending or (ii) any appeal or petition for review, rehearing, certiorari, reargument or retrial has been finally decided and no further appeal or petition for review, rehearing, certiorari, reargument or retrial can be taken or granted.

         "FULLY DILUTED NEW COMMON STOCK" means all shares of New Common Stock issued and outstanding as of the Effective Date and all shares of New Common Stock issuable under the Management Incentive Plan, but prior to dilution on account of any other issuances of New Common Stock after the Effective Date.

         "GAAP" means generally accepted accounting principles in the United States of America in effect from time to time, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All computations contained or referred to shall be computed in conformity with GAAP applied on a consistent basis.

         "GE" means GENERAL ELECTRIC COMPANY, including its wholly-owned subsidiaries, successors and assigns.

         "GE SECURED CLAIMS" means the Secured Claims held by GE as set forth in
Section 3.06(b) of this Plan.

         "GENERAL UNSECURED CLAIMS" means all Claims other than Administrative Claims, Priority Tax Claims, the DIP Facility Claim, Miscellaneous Secured Claims, Classified Priority Claims and Old Note Claims. General Unsecured Claims consist of ADLT General Unsecured Claims and Subsidiary Debtor General Unsecured Claims.

         "HELLMAN" means WAYNE R. HELLMAN, ADLT's Chief Executive Officer and Chairman of the Board.

         "HELLMAN LOAN" means the loan indebtedness and other obligations owed by Hellman to ADLT pursuant to the Hellman Loan Documents. As of June 30, 2003, the outstanding indebtedness due under the Hellman Loan was approximately $15,647,000, consisting of principal of approximately $12,789,000 and interest of approximately $2,858,000.

         "HELLMAN LOAN DOCUMENTS" means the Loan Agreement between Hellman and ADLT dated on or about October 8, 1998, and all related loan documents, including, without limitation, Secured Promissory Note, Security Agreement, Real Estate Mortgages, Collateral Assignment of Contract and Allonge No. 2 to Promissory Note From 24 Karat Street, Inc., as thereafter amended by (a) that certain First Amendment to Loan Agreement, Secured Promissory Note and Security Agreement dated on or about November 22, 2000, (b) that certain Second Amendment to Loan Agreement, Secured Promissory Note and Security Agreement dated on or about March 15, 2001 and (c) that certain Third Amendment to Loan Agreement, Secured Promissory Note and Security Agreement dated on or about July 26, 2002.

         "HEXAGRAM" means HEXAGRAM, INC.

         "HEXAGRAM NET PROCEEDS INTERESTS" means the proceeds from the sale of the equity interests in and to Hexagram owned by Reorganized ADLT (reduced by any tax liability incurred by Reorganized ADLT on account of such sale) comprised of 9,440 shares of common stock.

Reorganized ADLT agrees that on and after the Effective Date, it shall continue to hold the Hexagram stock and shall not sell, transfer, assign, encumber, restrict, cancel, pledge, or otherwise dispose of any of the Hexagram stock without the express written consent of the Class 7 Representative. Any transfer of the Hexagram stock by Reorganized ADLT is subject to the shareholders agreement with the majority owners of Hexagram and such majority owners currently have a right of first refusal in and to the Hexagram stock. Reorganized ADLT shall use its reasonable best efforts to obtain such consent and to cause a sale of the Hexagram stock as soon as practicable after receiving a written request from the Class 7 Representative requesting such a sale. The Hexagram Net Proceeds Interests shall not be certificated or transferable in any way.

         "HOLDER" means an Entity holding a beneficial interest in a Claim or Interest and, when used in conjunction with a Class or type of Claim or Interest, means a holder of a beneficial interest in a Claim or Interest in such Class or of such type.

         "IMPAIRED" means, when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

         "IMPAIRED CLAIM" means a Claim which is Impaired.

         "IMPAIRED INTEREST" means an Interest which is Impaired.

         "INTERCOMPANY CLAIMS" means all Claims held by any Debtor (or any subsidiary or Affiliate of any such Debtor) against any or all other Debtors (or any subsidiary or Affiliate of any such Debtor), including, without limitation, all derivative Claims asserted by or on behalf of one Debtor against the other.

         "INTERESTS" means any and all equity interests, ownership interests or shares in the Debtors and issued by the Debtors prior to the Petition Date (including, without limitation, all capital stock, stock certificates, common stock, preferred stock, partnership interests, rights, options, warrants, contingent warrants, convertible or exchangeable securities, investment securities, subscriptions or other agreements and contractual rights to acquire or obtain such an interest or share in the Debtors, partnership interests in the Debtors' stock appreciation rights, conversion rights, repurchase rights, redemption rights, dividend rights, preemptive rights and liquidation preferences, puts, calls or commitments of any character whatsoever relating to any such equity, ownership interests or shares of capital stock of the Debtors or obligating the Debtors to issue, transfer or sell any shares of capital stock) whether or not certificated, transferable, voting or denominated "stock" or a similar security.

         "LIENS" means, with respect to any asset or Property (or the rents, revenues, income, profits or proceeds therefrom), and in each case, whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise: (a) any and all mortgages, liens, pledges, attachments, charges, leases evidencing a capitalizable lease obligation, conditional sale or other title retention agreement, or other security interest or encumbrance or other legally cognizable security devices of any kind in respect of any asset or Property, or upon the rents, revenues, income, profits or proceeds therefrom; or (b) any arrangement, express or implied, under which any Property is transferred, sequestered or otherwise identified for the purpose of subjecting or making available the same for the payment of debt or performance of any other obligation in priority to the payment of general unsecured Creditors.

         "LRI" means the Debtor, LIGHTING RESOURCES INTERNATIONAL, INC.

         "MANAGEMENT INCENTIVE PLAN" means the 2003 Equity Incentive Plan of Advanced Lighting Technologies, Inc. to be adopted by the Reorganized Company on the Effective Date for the purpose of granting to certain members of Senior Management the right to purchase New Common Stock in an aggregate amount of 9.2% of the Fully Diluted New Common Stock. The principal terms of the Management Incentive Plan are set forth in the Disclosure Statement.

         "MASTER BALLOT" means the ballot provided to a bank, brokerage firm or other nominee, or agent or proxy holder thereof holding Old Notes or Old Common Stock in its own name on behalf of a Holder, or any agent thereof, used to accept or reject this Plan.

         "MICROSUN" means the Debtor, MICROSUN TECHNOLOGIES, INC.

         "MISCELLANEOUS SECURED CLAIMS" means any Secured Claim other than the GE Secured Claims and the DIP Facility Claim.

         "NEW COMMON STOCK" means the 80,000,000 authorized shares of common stock, par value $0.01 per share, of Reorganized ADLT, having one vote per share, without preemptive rights or cumulative voting rights, issued pursuant to the terms of this Plan.

         "NEW CREDIT FACILITY" means either of the following (but only if the same is reasonably satisfactory to Saratoga in form and substance in all material respects): (i) the new working capital credit facility that may be entered into by the Company on or prior to the Effective Date or (ii) the DIP Facility, if Reinstated by mutual agreement of the Company and the Bank Group.

         "NEW INDENTURE" means the Indenture between Reorganized ADLT and the New Indenture Trustee pursuant to which the New Notes will be issued, a copy of which is annexed as EXHIBIT A to this Plan.

         "NEW INDENTURE TRUSTEE" means The Bank of New York or another entity qualified to act as trustee pursuant to the Trust Indenture Act of 1939, as amended, in its capacity as trustee under the New Indenture, as designated by the Proponents.

         "NEW NOTES" means the Senior Notes to be issued under the New Indenture in the aggregate principal amount determined pursuant to the applicable formula in Section 3.08, coming due on March 15, 2011 and bearing interest payable semi-annually (1) if Class 3 accepts this Plan pursuant to Section 1129(a)(8)(A) at a rate per annum of ___%, or (2) if Class 3 does not so accept this Plan then either (a) at a rate per annum either as stipulated to by the Proponents and the Creditors Committee at or before the signing of the Confirmation Order by the Bankruptcy Court or (b) in the event no such stipulation is arrived at, then at that annual rate determined by the Bankruptcy Court and specified in the Confirmation Order such that the New Notes will have a value equal to the Allowed Amount of the Old Note Claims, within the meaning of Section 1129(b)(2)(B)(i) of the Bankruptcy Code.

         "NEW PREFERRED STOCK" means the 29,000 authorized shares of preferred stock, par value $0.01 per share, of Reorganized ADLT with a fixed redemption price of $29,000,000 ($1,000 per share) with accrued but unpaid dividends at 8% per annum, issuable to Saratoga pursuant to the terms of this Plan.

          "OBJECTION" means any objection, application, motion, complaint or any other legal proceeding seeking, in whole or in part, to Disallow, determine, liquidate, classify, reclassify or establish the priority, expunge, subordinate or estimate any Claim (including the resolution of any request for payment of any Administrative Claim) or Interest other than a Claim or an Interest that is Allowed.

         "OLD COMMON STOCK" means all authorized, issued and outstanding shares (approximately 23,807,347 shares) of common stock of ADLT, par value $0.001 per share, as of the Petition Date and any contingent, disputed or unliquidated Claims related thereto or in connection therewith.

         "OLD INDENTURE" means that Indenture dated as of March 18, 1998 between ADLT and the Old Indenture Trustee pursuant to which the Old Notes were issued.

         "OLD INDENTURE TRUSTEE" means The Bank of New York, in its capacity as trustee under the Old Indenture.

         "OLD INDENTURE TRUSTEE CLAIM" has the meaning set forth in Section 7.07 of this Plan.

         "OLD NOTES" means the Senior Notes issued under the Old Indenture in the aggregate principal amount of $100,000,000 bearing interest at an annual rate of 8% payable semi-annually and coming due on March 15, 2008.

         "OLD NOTE CLAIMS" means the Claims of the Holders of the Old Notes resulting from, arising under or arising in connection with the purchase or sale of the Old Notes, including, without limitation, the principal and interest in connection therewith, and any contingent, disputed or unliquidated Claims in connection therewith.

         "OLD OTHER INTERESTS" means any Interest in ADLT, other than any Old Common Stock Interest or any Old Preferred Stock Interest, including, without limitation, any other capital stock of ADLT, and all issued, outstanding and unexpired options, warrants, conversion privileges or other legal or contractual rights to acquire shares of Old Common Stock or other Old Other Interests.

         "OLD PREFERRED STOCK" means all authorized, issued and outstanding shares (761,250 shares) of preferred stock of ADLT, par value $0.001 per share, as of the Petition Date and any contingent, disputed or unliquidated Claims related thereto or in connection therewith.

         "PERSON" means and includes a natural person, individual, partnership, corporation (as defined in section 101(a) of the Bankruptcy Code), or organization including, without limitation, corporations, limited partnerships, limited liability companies, general partnerships, joint ventures, joint stock companies, trusts, land trusts, estate business trusts, unincorporated organizations or associations, or other organizations, irrespective of whether they are legal entities, governmental bodies (or any agency, instrumentality or political subdivision thereof), or any other form of legal entities; provided, however, "Person" does not include governmental units, except that a governmental unit that (A) acquires an asset from a Person (i) as a result of the operation of a loan guarantee agreement or (ii) as receiver or liquidating agent of a Person; (B) is a guarantor of a pension benefit payable by or on behalf of a Debtor or an Affiliate of a Debtor; or (C) is the legal or beneficial owner of an asset of (i) an employee pension benefit plan that is a governmental plan, as defined in section 414(d) of the Internal Revenue Code of 1986 or (ii) an eligible deferred compensation plan, as defined in section 457(b) of the Internal Revenue Code of 1986, shall be considered for purposes of section 1102 of the Bankruptcy Code to be a Person with respect to such asset or such benefit.

         "PETITION DATE" means February 5, 2003, the date on which the Debtors Filed their petitions for relief commencing the Chapter 11 Cases.

         "PLAN" means this Third Amended Joint Chapter 11 Plan of Reorganization, dated the date appearing on the cover page hereof, including all exhibits, appendices, schedules and annexes attached hereto, as submitted by the Proponents, as such Plan or any one or more components thereof may be altered, amended, supplemented or modified from time to time, with the written consent of both the Debtors and Saratoga in accordance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Confirmation Order and the terms and conditions of Section 13.04 of this Plan.

         "PLAN DOCUMENTS" means and includes, collectively, the New Credit Facility, the New Indenture, the Senior Management Contracts, the Management Incentive Plan, the Saratoga Management Services Agreement and any other documents and agreements required to be executed or delivered under this Plan on or prior to the Effective Date.

         "PRIORITY TAX CLAIM" means any and all Claims accorded priority in payment pursuant to section 507(a)(8) of the Bankruptcy Code.

         "PROFESSIONAL CLAIM" means a claim for compensation and/or reimbursement of expenses pursuant to sections 327, 328, 330, 331 or 503(b) of the Bankruptcy Code relating to services incurred on and after the Petition Date and prior to and including the Effective Date in connection with an application made to the Bankruptcy Court in the Chapter 11 Cases.

         "PROFESSIONALS" means any professional employed in these Chapter 11 Cases pursuant to sections 327 or 1103 of the Bankruptcy Code or to be compensated pursuant to sections 327, 328, 330, 331, 503(b)(2) or (4), or 1103 of the Bankruptcy Code.

         "PROPERTY" means all assets or property of the Debtors' respective Estates of any nature whatsoever, real or personal, tangible or intangible, including contract rights, accounts and Causes of Action, previously or now owned by the Debtors, or acquired by the Debtors' Estates, as defined in section 541 of the Bankruptcy Code.

         "PROPONENTS" means, collectively, the Debtors and Saratoga, as co-proponents of this Plan.

         "REINSTATED OR REINSTATEMENT" means (i) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the Holder of such Claim so as to leave such Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code or (ii) notwithstanding any contractual provision or applicable law that entitles the Holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default (a) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (b) reinstating the maturity of such Claim as such maturity existed before such default; (c) compensating the Holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; and (d) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitled the Holder of such Claim.

         "REORGANIZED ADLT" means ADLT on and after the Effective Date.

         "REORGANIZED COMPANY" means, collectively, the Debtors and their subsidiaries on and after the Effective Date.

         "REORGANIZED DEBTORS" means the Debtors on and after the Effective
Date.

         "REORGANIZED SUBSIDIARY DEBTORS" means the Subsidiary Debtors on and after the Effective Date.

         "SARATOGA" means SARATOGA LIGHTING HOLDINGS LLC.

         "SARATOGA MANAGEMENT SERVICES AGREEMENT" means the management services agreement between the Reorganized Company and SARATOGA MANAGEMENT COMPANY, LLC ("SMC"), a Saratoga affiliate, whereby the Reorganized Company shall (i) make an annual payment of $600,000 in the aggregate to SMC in consideration for SMC providing management-consulting services to and on behalf of the Reorganized Company (plus 0.5% of the aggregate amount of cash (and the fair market value of other property as reasonably determined by the Reorganized Company's Board of Directors) received by the Reorganized Company after the Effective Date in connection with issuances of the Reorganized Company's equity securities), (ii) pay to SMC an advisory fee equal to one percent (1%) of the enterprise value of the Reorganized Company as of the Effective Date, and (iii) pay to SMC advisory and/or structuring fees in connection with any significant business transactions. The management-consulting fee will be payable provided that there is no default under the New Indenture relating to the New Notes. Upon any such default and during the continuation of such default under the New Indenture, the management-consulting fee shall accrue but not be payable until such default is cured. The advisory fee shall be earned as of the Effective Date and shall be payable from excess working capital or the cash proceeds from the sale(s) of certain non-core assets of the Reorganized Company, which such sale(s) is expected to take place within the first year of the Effective Date. A copy of the Saratoga Management Services Agreement is annexed as EXHIBIT B to this Plan.

         "SCHEDULE OF REJECTED CONTRACTS" means the schedule listing executory contracts and unexpired leases to be rejected by the Debtors (along with the associated amounts for rejection damage claims), which schedule is to be served on the counterparties to such executory contracts and unexpired leases, along with a motion or motions to approve the rejection thereof under section 365(c) of the Bankruptcy Code, and Filed by the Debtors at least fifteen (15) days before the date first scheduled by the Bankruptcy Court for the Confirmation Hearing.

         "SCHEDULING MOTION" means the motion filed, or to be filed, by the Debtors in the Chapter 11 Cases seeking entry of an order, among other things, approving notice of the Confirmation Hearing, establishing deadlines and procedures for objections to confirmation of this Plan, establishing procedures for soliciting acceptances of this Plan and establishing the Record Distribution Date.

         "SECURED CLAIM" means any Claim arising before the Petition Date that is (a) secured in whole or part, as of the Petition Date, by a Lien which is valid, perfected and enforceable under applicable law on Property in which the Debtors' respective Estates has an interest and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, or (b) subject to setoff under section 553 of the Bankruptcy Code, but, with respect to both case
(a) and (b), only to the extent of the Estate's interest in the value of the assets or Property securing any such Claim or the amount subject to setoff, as the case may be. Secured Claims consist of the Miscellaneous Secured Claims and the GE Secured Claims.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SENIOR MANAGEMENT" means Hellman, SABU KRISHNAN, JAMES L. SCHOOLENBERG, LEROY BARTOLOMEI, WAYNE PLATT, and the individual appointed as the new chief financial officer of ADLT or Reorganized ADLT (as the case may be).

         "SENIOR MANAGEMENT CONTRACTS" means the employment agreements with certain members of Senior Management to be entered into by the Reorganized Company on the Effective Date. Two of the Senior Management Contracts will be written, those in favor of Wayne Hellman and James Schoolenberg, copies of which are annexed as EXHIBITS C-1 AND C-2, respectively, to this Plan; the remaining Senior Management Contracts will be oral. The Debtors may subsequently determine that some or all of the oral Senior Management Contracts will should be reduced to writing. In such event, the Debtors anticipate that such agreements will have the same terms as set forth in the Disclosure Statement and be in substantially the same form and substance as the attached written Senior Management Contracts attached to this Plan.

          "SUBSIDIARY DEBTOR GENERAL UNSECURED CLAIMS" means General Unsecured Claims against one or more of the Subsidiary Debtors' Estates (but not against ADLT's Estate).

         "SUBSIDIARY DEBTORS" means, collectively, VLI, APL, Ballastronix, Microsun, LRI and ADLT Services, as debtors and debtors-in-possession in the Chapter 11 Cases.

         "SUBSIDIARY INTERESTS" means any and all authorized, issued and outstanding Interests in any of the Subsidiary Debtors as of the Petition Date.

         "TAX" means any tax, charge, fee, levy, impost or other assessment by any federal, state, local or foreign governmental authority, including, without limitation, income, excise, property, sales, transfer, employment, payroll, franchise, profits, license, use, ad valorem, estimated, severance, stamp, occupation and withholding tax, together with any interest, penalties, fines or additions attributable to, imposed on, or collected by any such federal, state, local or foreign governmental authority.

         "TERMINATION DATE" means February 1, 2004 or such later date as may be established by the Debtors and Saratoga.

         "UNCLAIMED PROPERTY" means any distribution of Cash or any other Property made to the Holder of an Allowed Claim or Allowed Interest pursuant to this Plan that (a) is returned to the Reorganized Debtors as undeliverable and no appropriate forwarding address is received within the later of (y) one (1) year after the Effective Date and (z) one (1) year after such distribution is made to such Holder or (b) in the case of a distribution made in the form of a check, is not negotiated and no request for reissuance is made as provided for in Section 5.09 of this Plan.

         "UNIMPAIRED" means any Claim that is not Impaired within the meaning of section 1124 of the Bankruptcy Code.

         "UNITED STATES TRUSTEE" means the United States Trustee for Region 11 appointed under section 581(a)(3) of title 28 of the United States Code to serve in the Northern District of Illinois.

         "U.S. TRUSTEE'S FEE CLAIMS" means any fees or charges assessed against the Debtors' respective Estates pursuant to section 1930(a)(6) of title 28 of the United States Code.

         "VLI" means the Debtor, VENTURE LIGHTING INTERNATIONAL, INC.

         "VOTING AGENT" means Bankruptcy Management Corporation, which has been designated by the Bankruptcy Court to (i) receive and tabulate Ballots and Master Ballots used to accept or reject this Plan in these Chapter 11 Cases,
(ii) file a balloting report and such other documents with the Bankruptcy Court reflecting and attesting to the tabulation of such Ballots and Master Ballots and (iii) take such other actions as may be necessary to assist the Debtors and the Bankruptcy Court to tabulate such Ballots and Master Ballots.

         Section 1.02. Rules of Interpretation. All references to "this Plan" herein shall be construed, where applicable, to include references to this document and all its exhibits, appendices, schedules and annexes, if any (and any amendments thereto made in accordance with the Bankruptcy Code). Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter. The words "herein," "hereof," "hereto," "hereunder," and other words of similar import refer to this Plan as a whole and not to any particular paragraph, subparagraph, or clause contained in this Plan. The words "includes" and "including" shall in all cases be automatically deemed to have appearing thereafter the words "without limitation" and are not limiting and mean that the things specifically identified are set forth for purposes of illustration, clarity or specificity and do not in any respect qualify, characterize or limit the generality of the class within which such things are included. The captions and headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. Any term used in this Plan that is not defined in this Plan, either in ARTICLE I hereof or elsewhere, but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in (and shall be construed in accordance with the rules of construction under) the Bankruptcy Code or the Bankruptcy Rules (with the Bankruptcy Code controlling in the case of a conflict or ambiguity). Without limiting the preceding sentence, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to this Plan, unless superseded herein. In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) and Section
13.15 hereof shall apply, but Bankruptcy Rule 9006(a) shall govern.

         Section 1.03. Exhibits. All Exhibits to this Plan are incorporated into and are a part of this Plan as if set forth in full herein, regardless of when Filed.

                                   ARTICLE II

                     CLASSIFICATION OF CLAIMS AND INTERESTS

         Section 2.01. Generally. Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims and Interests. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of the Class and is classified in a different Class to the extent the Claim or Interest qualifies within the description of that different Class. A Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or an Allowed Interest in that Class and such Claim or Interest has not been paid, released, settled or otherwise satisfied prior to the Effective Date.

         Section 2.02. Unclassified Claims. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Priority Tax Claims and the DIP Facility Claim are not classified and are excluded from the Classes designated in this ARTICLE II of this Plan. The treatment accorded Administrative Claims, Priority Tax Claims and the DIP Facility Claim is set forth in ARTICLE III of this Plan.

         Section 2.03. Unimpaired Classes. This Plan classifies the following Unimpaired Claims and Unimpaired Interests that are not entitled to vote on this Plan. Pursuant to section 1126(f) of the Bankruptcy Code, each Holder of a Claim or Interest in the following Classes is conclusively presumed to have accepted this Plan in respect of such Claims or Interests. Accordingly, Holders of Claims or Interests in such Classes are not entitled to vote to accept or reject this Plan and the votes of such Holders are not being solicited in connection with this Plan. Such Claims against and Interests in the Debtors are classified as follows:

                  (a) Class 1(a) shall consist of all Miscellaneous Secured Claims ("Class 1(a) Claims" or "Class 1 Miscellaneous Secured Claims").

                  (b) Class 2 shall consist of all Classified Priority Claims ("Class 2 Claims" or "Class 2 Classified Priority Claims").

                  (c) Class 9 shall consist of all Subsidiary Interests ("Class 9 Interests" or "Class 9 Subsidiary Interests").

         Section 2.04. Impaired Classes Entitled to Vote. This Plan classifies the following Impaired Claims and Impaired Interests that shall receive a distribution under this Plan that are entitled to vote to accept or reject this
Plan:

                  (a) Class 1(b) shall consist of the GE Secured Claims ("Class 1(b) Claims" or "Class 1(b) GE Secured Claims").

                  (b) Class 3 shall consist of all Old Note Claims ("Class 3 Claims" or "Class 3 Old Note Claims").

                  (c) Class 4 shall consist of all ADLT General Unsecured Claims ("Class 4 Claims" or "Class 4 ADLT General Unsecured Claims").

                  (d) Class 5 shall consist of all Subsidiary Debtor General Unsecured Claims ("Class 5 Claims" or "Class 5 Subsidiary Debtor General Unsecured Claims").

                  (e) Class 6 shall consist of all Interests of the Holders of Old Preferred Stock ("Class 6 Interests" or "Class 6 Preferred Interests").

                  (f) Class 7 shall consist of all Interests of Holders of Old Common Stock ("Class 7 Interests" or "Class 7 Common Interests").

                  (g) Class 8 shall consist of all Interests of Holders of Old Other Interests ("Class 8" or "Class 8 Other Interests").

         If a Holder of a Class 8 Old Other Interest exercises its right to obtain Old Common Stock on account of its Old Other Interest as provided in
Section 3.13 of this Plan, such Holder shall be entitled to the treatment provided to Class 7 in Section 3.12 of this Plan with respect to such Old Common Stock. If such Holder fails to timely exercise its right to obtain Old Common Stock, such Holder's Old Other Interest shall be canceled and extinguished and such Holder shall not receive or retain any property under this Plan on account of such Interest; in such event, pursuant to section 1126(g) of the Bankruptcy Code, such Holder shall be conclusively presumed to have rejected this Plan in respect of such Interest (even if such Holder cast a Ballot accepting this Plan) because this Plan does not entitle the Holders of such Interests to receive or retain any property under this Plan on account of such Interests.

                                   ARTICLE III

           PROVISIONS FOR TREATMENT OF CLASSES OF CLAIMS AND INTERESTS

         Section 3.01. Satisfaction of Claims and Interests. The treatment of and consideration to be received by Holders of Allowed Claims or Allowed Interests pursuant to this ARTICLE III and this Plan shall be in full satisfaction, settlement, release, extinguishment and discharge of their respective Claims against or Interests in the Debtors and the Debtors' respective Estates, except as otherwise provided in this Plan or the Confirmation Order.

         Section 3.02. Unclassified Claims, Classified Unimpaired and Impaired Claims and Classified Interests. Administrative Claims and Priority Tax Claims are treated in accordance with section 1129(a)(9)(A) and section 1129(a)(9)(C) of the Bankruptcy Code, respectively. Such Claims, as well as the DIP Facility Claim, are Unimpaired under this Plan and, in accordance with section 1123(a)(1) of the Bankruptcy Code, are not designated as Classes of Claims for purposes of this Plan and for purposes of sections 1123, 1124, 1126 and 1129 of the Bankruptcy Code. In addition, the Class 1(a) Miscellaneous Secured Claims, Class 2 Classified Priority Claims and Class 9 Subsidiary Interests are classified as Classes of Claims or Interests that are Unimpaired and, in accordance with section 1126(f) of the Bankruptcy Code, such Classes are conclusively presumed to have accepted this Plan and are not entitled to vote to accept or reject this Plan. Class 1(b) GE Secured Claims, Class 3 Old Note Claims, Class 4 ADLT General Unsecured Claims, Class 5 Subsidiary Debtor General Unsecured Claims, Class 6 Preferred Interests, Class 7 Common Interests and Class 8 Old Other Interests are Impaired and are entitled to vote to accept or reject this Plan. If a Holder of a Class 8 Old Other Interest exercises its right to obtain Old Common Stock on account of its Old Other Interest as provided in Section 3.13 of this Plan, such Holder shall be entitled to the treatment provided to Class 7 in
Section 3.12 of this Plan with respect to such Old Common Stock. If such Holder fails to timely exercise its right to obtain Old Common Stock, such Holder's Old Other Interest shall be canceled and extinguished and such Holder shall not receive or retain any property under this Plan on account of such Interest; in such event, pursuant to section 1126(g) of the Bankruptcy Code, such Holder shall be conclusively presumed to have rejected this Plan in respect of such Interest (even if such Holder cast a Ballot accepting this Plan) because this Plan does not entitle the Holders of such Interests to receive or retain any property under this Plan on account of such Interests.

         Section 3.03. Administrative Claims. Administrative Claims are Unimpaired. Unless otherwise provided for herein and unless already paid pursuant to prior order of the Bankruptcy Court or applicable law, each Holder of an Allowed Administrative Claim shall receive in full satisfaction, settlement, release, extinguishment and discharge of such Claim: (A) the amount of such unpaid Allowed Claim in Cash on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date on which such Administrative Claim becomes Allowed and (iii) a date agreed to in writing by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Administrative Claim; or (B) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtors or the Reorganized Debtors, as the case may be, or as the Bankruptcy Court may order.

         Section 3.04. Priority Tax Claims. Priority Tax Claims are Unimpaired. Each Holder of an Allowed Priority Tax Claim shall receive, at the option of the Debtors or the Reorganized Debtors, as the case may be, in full satisfaction, settlement, release, extinguishment and discharge of such Claim: (A) the amount of such unpaid Allowed Claim in Cash on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date on which such Priority Tax Claim becomes Allowed and (iii) a date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Priority Tax Claim; (B) equal Cash payments from the Reorganized Debtors made on the last Business Day of every three (3) month period following the Effective Date, over a period not exceeding six (6) years after the assessment of the tax on which such Claim is based, totaling the principal amount of such Claim plus simple interest on any outstanding balance from the Effective Date calculated at the interest rate publicly quoted on the Effective Date for obligations backed by the full faith and credit of the United States of America maturing in ninety
(90) days; or (C) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtors or the Reorganized Debtors, as the case may be, or as the Bankruptcy Court may order. The Debtors or the Reorganized Debtors, as the case may be, shall have the right, in their sole discretion, to prepay at any time any Allowed Priority Tax Claim without premium or penalty of any sort or nature.

         Section 3.05. DIP Facility Claim. The DIP Facility Claim is Unimpaired. On the later of (i) the Effective Date, (ii) the date on which the DIP Facility Claim becomes Allowed and (iii) such other date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holders of the DIP Facility Claim, the Holders of the Allowed DIP Facility Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed DIP Facility Claim: (A) Cash equal to the unpaid portion of such Allowed DIP Facility Claim; or (B) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holders of such Claim and the Debtors or the Reorganized Debtors, as the case may be, including, without limitation, Reinstatement of such Claim, or as the Bankruptcy Court may order.

         Section 3.06. (a) Class 1(a) Claims: Miscellaneous Secured Claims. Class 1(a) Miscellaneous Secured Claims are Unimpaired. Each Holder of an Allowed Class 1(a) Miscellaneous Secured Claim shall receive, in the sole discretion of the Debtors or the Reorganized Debtors, as the case may be, in full satisfaction, settlement, release, extinguishment and discharge of such
Claim: (A) Cash equal to the amount of such Allowed Miscellaneous Secured Claim on or as soon as practicable after the later of (i) the Effective Date, (ii) the date that such Miscellaneous Secured Claim becomes Allowed and (iii) a date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Claim; (B) treatment such that such Miscellaneous Secured Claim is Reinstated; or (C) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtors or the Reorganized Debtors, as the case may be, or as the Bankruptcy Court may order.

         Section 3.06. (b) Class 1(b) Claims: GE Secured Claims. Class 1(b) GE Secured Claims are Impaired. The Class 1(b) GE Secured Claims shall receive nothing on the Effective Date; provided, however, on the Effective Date, or as soon thereafter as the GE Secured Claims are Allowed, GE may offset from the amounts owing by GE to the Debtors, including the

Debtors' nondebtor affiliates, and indefeasibly retain for GE's own account, an amount up to, but not in excess of, the Allowed Amount of the GE Secured Claims. If, after giving effect to the offset provided in this Section 3.06(b), GE has any remaining Claims against the Debtors, such Claims of GE shall be treated as Class 5 Subsidiary Debtor General Unsecured Claims. Except to the extent of the offset permitted under this Section 3.06(b), nothing in this Section 3.06(b) shall be or be deemed to be a waiver or release of any claim belonging to the Debtors or their nondebtor affiliates against GE.

         Section 3.07. Class 2 Claims: Classified Priority Claims. Class 2 Classified Priority Claims are Unimpaired. To the extent that these Claims have not already been paid pursuant to prior order of the Bankruptcy Court, each Holder of an Allowed Class 2 Classified Priority Claim shall receive in full satisfaction, settlement, release, extinguishment and discharge of such Claim:
(A) the amount of such unpaid Allowed Claim in Cash on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date on which such Class 2 Claim becomes Allowed and (iii) a date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Class 2 Claim; or (B) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtors or the Reorganized Debtors, as the case may be, or as the Bankruptcy Court may order.

         Section 3.08. Class 3 Claims: Old Note Claims. The Old Note Claims are Allowed as follows:

         (A) if Class 3 accepts this Plan pursuant to Section 1129(a)(8)(A) of the Bankruptcy Code, such Old Note Claims shall be Allowed in an aggregate amount equal to the sum of (i) $107,145,205 (being the sum of $100,000,000 plus interest at 8% from March 16, 2002 to the Petition Date) plus (ii) interest on the amount mentioned in (A)(i) of this Section 3.08 from the Petition Date to the Effective Date at the rate of 8% per annum, or

         (B) if Class 3 does not so accept this Plan, then such Old Note Claims shall be Allowed in an aggregate amount equal to (i) $107,145,205 (being the sum of $100,000,000 plus interest at 8% from March 16, 2002 to the Petition Date) plus (ii) interest on the amount mentioned in (B)(i) of this Section 3.08 from the Petition Date to the Effective Date at that rate per annum which is the greater of:

                  (1) 1.32% (such rate being (a) the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the week ending Friday January 31, 2003, the end of the calendar week preceding the Petition Date, and (b) specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. Section 1961 and reported on the following site on the internet: http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt),

                  (2) such other rate per annum as the Bankruptcy Court determines is legally required by the applicable provisions of the Bankruptcy Code for accruals of post-petition interest on unsecured debt.

         Class 3 Old Note Claims are Impaired. On or as soon as practicable after the Effective Date, each Holder of an Allowed Old Note Claim as of the Distribution Record Date shall receive from the Disbursing Agent, in full satisfaction, settlement, release, extinguishment and discharge of such Claim, a New Note in a principal amount equal to:

                  (A) the unpaid principal amount of the Old Note held by such Holder plus

                  (B) the amount of interest accrued but unpaid on such Old Note from March 16, 2002 to the Petition Date plus

                  (C) interest on an amount equal to the sum of (A) and (B) in this sentence from the Petition Date to the Effective Date at the applicable rate as provided above in Section 3.08 (A) or (B).

         Acceptance of this Plan by Class 3 shall, subject to consummation of this Plan, constitute a waiver by all Holders of Class 3 Old Note Claims of any and all defaults under the Old Indenture that may exist as of the Effective Date, and an agreement to instruct the Old Indenture Trustee to take all actions to effectuate this Plan.

         Section 3.09. Class 4 Claims: ADLT General Unsecured Claims. The Class 4 ADLT General Unsecured Claims are Impaired. Each Holder of Class 4 ADLT General Unsecured Claims shall be entitled to receive interest on the Allowed Amount of such Holder's claim from the Petition Date to the Effective Date at that rate per annum which is the greater of:

                  (1) 1.32% (such rate being (a) the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the week ending Friday January 31, 2003, the end of the calendar week preceding the Petition Date, and (b) specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. Section 1961 and reported on the following site on the internet: http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt), or

                  (2) such other rate per annum as the Bankruptcy Court determines is legally required by the applicable provisions of the Bankruptcy Code for accruals of post-petition interest on unsecured debt.

         The Holder of each Class 4 ADLT General Unsecured Claim shall have an election to accept either "85% Now Treatment" or "100% Stretch Treatment," as described in ensuing sentences in this Section 3.09. Such election shall be exercised by each such Holder (including Holders of Disputed Class 4 Claims, whether or not the proceedings to determine the Allowed Amount of such Holder's Disputed Class 4 ADLT General Unsecured Claim shall have been concluded at the Effective Date), pursuant to election forms which will be mailed to each such Holder by Reorganized ADLT within five Cleveland, Ohio Business Days after the Effective Date; PROVIDED, HOWEVER, THAT EACH HOLDER WHO FAILS TO HAVE MADE ITS ELECTION AND TO HAVE CAUSED ITS FULLY COMPLETED ELECTION FORM TO HAVE BEEN ACTUALLY RECEIVED BY THE REORGANIZED DEBTORS BY 5:00 P.M. CLEVELAND TIME ON THE 20TH CLEVELAND, OHIO BUSINESS DAY AFTER THE EFFECTIVE DATE SHALL BE CONCLUSIVELY DEEMED TO HAVE ELECTED 85% NOW TREATMENT.

         Each Holder who shall have elected 85% Now Treatment (or who shall have been automatically deemed to have made such election) shall be entitled to receive on the later of:

                  (1)      45 days after the Effective Date,

                  (2) the date on which such Holder's Class 4 ADLT General Unsecured Claim shall have become Allowed,

                  (3) the date on which such Class 4 ADLT General Unsecured Claim, or any portion thereof, shall be paid pursuant to the established ordinary course of business or dealings between ADLT and the Holder of such Claim, and

                  (4) such other date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Class 4 ADLT General Unsecured Claim,

an amount in Cash equal to 85% of the Allowed Amount of such Holder's Class 4 ADLT General Unsecured Claim.

         Holders who shall have elected 100% Stretch Treatment shall be entitled to receive, starting on the later of:

                  (1) the first Calendar-Quarter-End Date after the Effective Date, and

                  (2) the Calendar-Quarter-End Date next following the date on which each such Class 4 ADLT General Unsecured Claim shall have become Allowed, and on each of the next succeeding Calendar-Quarter-End Dates thereafter, until such Allowed Class 4 ADLT General Unsecured Claim is paid in full, an amount in Cash equal to 25% of the Allowed Amount of such Holder's Class 4 ADLT General Unsecured Claim, plus interest accrued on such portion of such Allowed Claim from the Effective Date through the date of such payment calculated at a rate
         (a) equal to the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the end of the calendar week in which the Effective Date occurs, and (b) as specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. Section 1961 and reported on the following site on the internet: http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt), with the further understanding that on the 364th day after the Effective Date of this Plan, each Holder who shall have elected 100% Stretch Treatment shall receive the entire then-unpaid balance of its Class 4 ADLT General Unsecured Claim, except that Holders of Claims that shall have elected 100% Stretch Treatment remain Disputed Class 4 ADLT General Unsecured Claims on such 364th day shall be entitled to receive 100% of their Allowed Claim on the date of Allowance thereof.

         All payments to Holders of Class 4 ADLT General Unsecured Claims shall be made in Cash, unless otherwise agreed between Reorganized ADLT and the Holder of such Claim.

         Section 3.10. Class 5 Claims: Subsidiary Debtor General Unsecured Claims. The Class 5 Subsidiary Debtor General Unsecured Claims are Impaired. Each Holder of Class 5 Subsidiary Debtor General Unsecured Claims shall be entitled to receive interest on the Allowed Amount of such Holder's claim from the Petition Date to the Effective Date at that rate per annum which is the greater of:

                  (1) 1.32% (such rate being (a) the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the week ending Friday January 31, 2003, the end of the calendar week preceding the Petition Date, and (b) specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. Section 1961 and reported on the following site on the internet: http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt), or

                  (2) such other rate per annum as the Bankruptcy Court determines is legally required by the applicable provisions of the Bankruptcy Code for accruals of post-petition interest on unsecured debt.

         The Holder of each Class 5 Subsidiary Debtor General Unsecured Claim shall have an election to accept either "85% Now Treatment" or "100% Stretch Treatment," as described in ensuing sentences in this Section 3.10. Such election shall be exercised by each such Holder (including Holders of Disputed Claims, whether or not the proceedings to determine the Allowed Amount of such Holder's Disputed Class 5 Subsidiary Debtor General Unsecured Claim shall have been concluded at the Effective Date), pursuant to election forms which will be mailed to each such Holder by Reorganized ADLT within five Cleveland, Ohio Business Days after the Effective Date; PROVIDED, HOWEVER, THAT EACH HOLDER WHO FAILS TO HAVE MADE ITS ELECTION AND TO HAVE CAUSED ITS FULLY COMPLETED ELECTION FORM TO HAVE BEEN ACTUALLY RECEIVED BY THE REORGANIZED DEBTORS BY 5:00 P.M. CLEVELAND TIME ON THE 20TH CLEVELAND, OHIO BUSINESS DAY AFTER THE EFFECTIVE DATE SHALL BE CONCLUSIVELY DEEMED TO HAVE ELECTED 85% NOW TREATMENT.

         Each Holder who shall have elected 85% Now Treatment (or who shall have been automatically deemed to have made such election) shall be entitled to receive on the later of:

                  (1)      45 days after the Effective Date,

                  (2) the date on which such Holder's Class 5 Subsidiary Debtor General Unsecured Claim shall have become Allowed,

                  (3) the date on which such Class 5 Subsidiary Debtor General Unsecured Claim, or any portion thereof, shall be paid pursuant to the established ordinary course of business or dealings between ADLT and the Holder of such Claim, and

                  (4) such other date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Class 5 Subsidiary Debtor General Unsecured Claim,

an amount in Cash equal to 85% of the Allowed Amount of such Holder's Class 5 Subsidiary Debtor General Unsecured Claim.

         Holders who shall have elected 100% Stretch Treatment shall be entitled to receive, starting on the later of:

                  (1) the first Calendar-Quarter-End Date after the Effective Date, and

                  (2) the Calendar-Quarter-End Date next following the date on which each such Class 5 Subsidiary Debtor General Unsecured Claim shall have become Allowed, and on each of the next succeeding Calendar-Quarter-End Dates thereafter, until such Allowed Class 5 Subsidiary Debtor General Unsecured Claim is paid in full, an amount in Cash equal to 25% of the Allowed Amount of such Holder's Class 5 Subsidiary Debtor General Unsecured Claim, plus interest accrued on such portion of such Allowed Claim after the Effective Date through the date of such payment calculated at a rate (a) equal to the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the end of the calendar week on or following the Effective Date, and (b) specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. Section 1961 and reported on the following site on the internet: http://www.federalreserve.gov/releases/H15/data/wf/ tcm1y.txt), with the further understanding that on the 364th day after the Effective Date of this Plan, each Holder who shall have elected 100% Stretch Treatment shall receive the entire then-unpaid balance of its Class 5 Subsidiary Debtor General Unsecured Claim, except that Holders of Claims that shall have elected 100% Stretch Treatment remain Disputed Class 5 Subsidiary Debtor General Unsecured Claims on such 364th day shall be entitled to receive 100% of their Allowed Claim on the date of Allowance thereof.

         All payments to Holders of Class 5 Subsidiary Debtor General Unsecured Claims shall be made in Cash, unless otherwise agreed between Reorganized ADLT and the Holder of such Claim.

         Section 3.11. Class 6 Interests: Old Preferred Stock Interests. Class 6 Preferred Interests are Impaired. Saratoga holds Class 6 Interests in 761,250 shares of Old Preferred Stock; such Interests of Saratoga are hereby Allowed. On or as soon as practicable after the Effective Date, Saratoga, the Holder of the Allowed Class 6 Preferred Interests as of the Distribution Record Date shall receive, in full satisfaction, settlement, release, extinguishment and discharge of such Preferred Interests, and upon payment in Cash to ADLT by wire transfer of immediately available funds, $18,000,000, 29,000 shares of New Preferred Stock and 1,000 shares of New Common Stock, such that the Holders of the Allowed Class 6 Preferred Interests shall have received 100% of the authorized shares of New Preferred Stock, all of which are to be outstanding on the Effective Date and held by Saratoga, 100% of the shares of New Common Stock issued and outstanding on the Effective Date and 90.8% of the Fully Diluted New Common Stock. Acceptance of this Plan by Class 6 shall, subject to consummation of this Plan, constitute an approval, as recipient of New Common Stock, of the Management Incentive Plan and the Senior Management Contracts.

         Section 3.12. Class 7 Interests: Old Common Stock Interests. Class 7 Common Interests are Impaired. If Class 7 accepts this Plan pursuant to section 1129(a)(8) of the Bankruptcy Code, then on or as soon as practicable after the Effective Date, each Holder of an Allowed Class 7 Interest as of the Distribution Record Date (other than Saratoga and Hellman) (and any Holders in Class 8 electing to exercise their rights as set forth in Section 3.13 of this
Plan) shall receive from the Disbursing Agent, in full satisfaction, settlement, release, extinguishment, cancellation and discharge of such Interest, such Holder's Class 7 Pro Rata Share of the Fiberstars Interests, the Hexagram Net Proceeds Interests and the Contingent Equity Recovery (net of taxes accruable to the Reorganized Company on account of such distributions, if any). If Class 7 rejects this

Plan pursuant to section 1129(a)(8) of the Bankruptcy Code, then on or as soon as practicable after the Effective Date, each Holder of an Allowed Class 7 Interest as of the Distribution Record Date (including Saratoga and Hellman) (and any Holders in Class 8 electing to exercise their rights as set forth in Section 3.13 of this Plan) shall receive from the Disbursing Agent, in full satisfaction, settlement, release, extinguishment, cancellation and discharge of such Interest, such Holder's Class 7 Pro Rata Share of $2.5 million of the Fiberstars Interests, based on the trading price of one share of the Fiberstars stock on the Distribution Record Date (net of taxes accruable to the Reorganized Company on account of such distribution, if any). The Fiberstars Interests shall not be distributed directly to the Holders of Old Common Stock Interests (Class
7), but rather will be distributed in escrow or to a trust or other entity to be established for the benefit of such Holders, the structure of which shall be in form and substance reasonably acceptable to ADLT, the Equity Committee and Fiberstars. If the distribution to any Holder of Old Common Stock Interests would otherwise call for distribution of a fractional share of Fiberstars stock, the actual distribution of Fiberstars stock to such Holder shall be rounded down to the nearest whole share. No additional consideration shall be provided to such Holder in lieu of such fractional share that is rounded down.

         Section 3.13. Class 8 Interests: Old Other Interests. Class 8 Interests are Impaired. Each Holder of an Old Other Interest shall have the right to exercise its options, warrants, conversion privileges or other legal or contractual rights to obtain Old Common Stock representing such Interest, which shall become fully vested as of the date of exercise of such right notwithstanding any provision to the contrary in the contract or instrument giving rise to such Interest. To exercise such right, such Holder shall (i) mark or check off the applicable box on the Ballot cast by such Holder indicating such Holder's exercise of such right and (ii) on or before the Effective Date, pay all required consideration and otherwise satisfy all other applicable conditions in order to exercise such right. If such Holder timely exercises its right to obtain such Old Common Stock, such Holder shall be entitled to the treatment provided to Class 7 set forth in Section 3.12 of this Plan with respect to such Old Common Stock. If such Holder fails to timely exercise its right to obtain such Old Common Stock, such Holder's Old Other Interest shall be canceled and extinguished and such Holder shall not receive or retain any property under this Plan on account of such Interest.

         Section 3.14. Class 9 Interests: Subsidiary Interests. Class 9 Interests are Unimpaired. Each Holder of an Interest in Class 9 shall retain such Interest and its respective share or shares of common stock of the Subsidiary Debtors representing such Interest, but such Holder shall receive no distribution under this Plan on account of such Interest; provided, however, that as soon as practicable after the Effective Date, the Reorganized Debtors shall cause Microsun, LRI and ADLT Services to be dissolved or merged into one of the other Debtors.

                                   ARTICLE IV

                      ACCEPTANCE OR REJECTION OF THIS PLAN;
                                    CRAMDOWN

         Section 4.01. Acceptance by Impaired Classes of Claims and Interests.

                  (a) Acceptance by an Impaired Class of Claims. Pursuant to section 1126(c) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted this Plan if (a) the Holders of at least two-thirds (2/3) in amount of the Allowed Claims actually voting in such Class (other than Claims held by any Holder designated pursuant to section 1126(e) of the Bankruptcy Code) have timely and properly voted to accept this Plan, which, in the case of the Class 3 Old Note Claims, shall be determined by dividing the principal amount of the Old Notes voted in favor of this Plan by the total principal amount of the Old Notes voted, and (b) more than one-half (1/2) in number of the Holders of such Allowed Claims actually voting in such Class (other than Claims held by any Holder designated pursuant to section 1126(e) of the Bankruptcy Code) have timely and properly voted to accept this Plan.

                  (b) Acceptance by an Impaired Class of Interests. Pursuant to section 1126(d) of the Bankruptcy Code, an Impaired Class of Interests shall have accepted this Plan if the Holders of at least two-thirds (2/3) in amount of the Allowed Interests actually voting in such Class (other than Interests held by any Holder designated pursuant to section 1126(e) of the Bankruptcy Code) have timely and properly voted to accept this Plan.

         Section 4.02. Voting Classes. Except as otherwise required by the Bankruptcy Code or the Bankruptcy Rules or as otherwise provided in this Section 4.02, (i) Holders of GE Secured Claims (Class 1(b)), (ii) Holders of Old Note Claims (Class 3), (iii) Holders of ADLT General Unsecured Claims (Class 4), (iv) Holders of Subsidiary Debtor General Unsecured Claims (Class 5), (v) Holders of the Old Preferred Interests (Class 6), (vi) Holders of Old Common Interests (Class 7) and (vii) Holders of Old Other Interests (Class 8), each shall be entitled to vote separately as a Class to accept or reject this Plan in accordance with Section 4.01(a) of this Plan. Holders of Unimpaired Claims under this Plan (Miscellaneous Secured Claims (Class 1), Classified Priority Claims (Class 2) and Subsidiary Interests (Class 9)) shall not be entitled to vote to accept or reject this Plan, and shall be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, and the votes of Holders in such Classes shall not be solicited. If a Holder of a Class 8 Old Other Interest exercises its right to obtain Old Common Stock on account of its Old Other Interest as provided in Section 3.13 of this Plan, such Holder shall be entitled to the treatment provided to Class 7 in Section 3.12 of this Plan with respect to such Old Common Stock. If such Holder fails to timely exercise its right to obtain Old Common Stock, such Holder's Old Other Interest shall be canceled and extinguished and such Holder shall not receive or retain any property under this Plan on account of such Interest; in such event, pursuant to section 1126(g) of the Bankruptcy Code, such Holder shall be conclusively presumed to have rejected this Plan in respect of such Interest (even if such Holder cast a Ballot accepting this Plan) because this Plan does not entitle the Holders of such Interests to receive or retain any property under this Plan on account of such Interests. Administrative

Claims, Priority Tax Claims and the DIP Facility Claim are Unimpaired and not classified under this Plan and hence are not entitled to vote to accept or reject this Plan.

         Section 4.03. Ballot Instructions. Each Holder of Old Notes or Old Common Stock is required to complete and return a Ballot to the holder of record thereof (in the case of the Old Notes, the Old Indenture Trustee) who shall then compute and deliver to the Voting Agent a Master Ballot compiling the votes so received.

         ALL QUESTIONS AS TO THE VALIDITY, FORM, AND ELIGIBILITY (INCLUDING TIME OF RECEIPT) OF BALLOTS OR MASTER BALLOTS SHALL BE RESOLVED BY THE DEBTORS AND SARATOGA WHOSE DETERMINATION SHALL BE FINAL AND BINDING, SUBJECT ONLY TO REVIEW BY THE BANKRUPTCY COURT UPON APPLICATION WITH DUE NOTICE TO ANY AFFECTED PARTIES IN INTEREST. THE DEBTORS AND SARATOGA RESERVE THE RIGHT TO REJECT ANY AND ALL BALLOTS AND MASTER BALLOTS NOT IN PROPER FORM.

         Section 4.04. Cramdown. If all applicable requirements for Confirmation of this Plan are met as set forth in section 1129(a)(1) through (13) of the Bankruptcy Code except subsection (8) thereof, the Debtors and Saratoga reserve the right to request that the Bankruptcy Court confirm this Plan in accordance with section 1129(b) of the Bankruptcy Code, notwithstanding the requirements of section 1129(a)(8) thereof, on the basis that this Plan is fair and equitable, and does not discriminate unfairly, with respect to each Class of Claims or Interests that is Impaired under, and has not accepted, this Plan. No re-solicitation of votes for the Plan as so modified shall be required.

         Section 4.05. Confirmation of All Cases. This Plan shall not be deemed to have been confirmed as to any Debtor unless and until this Plan has been confirmed in each of the Debtors' Chapter 11 Cases.

                                   ARTICLE V

                    PROVISIONS GOVERNING DISTRIBUTIONS UNDER
                                    THIS PLAN

         Section 5.01. Timing of Distributions. Except as set forth in Section
5.03 below, an initial distribution of Property shall be made to Holders of Allowed Claims and Allowed Interests in accordance with ARTICLE III of this Plan. Subsequent distributions may be made from time to time in the reasonable discretion of the Disbursing Agent except as otherwise required under this Plan. If a Claim or Interest is not an Allowed Claim or an Allowed Interest as of the applicable distribution date, distributions shall be made only if and when the Claim or Interest is Allowed and in accordance with ARTICLE III of this Plan and, with respect to the cure of defaults for assumed executory contracts and unexpired leases, Section 6.02 of this Plan, and in each case, subject to
ARTICLE VI of this Plan.

         Section 5.02. Distribution Record Date. As of the close of business on the Distribution Record Date, all transfer ledgers, transfer books, registers and any other records maintained by the designated transfer agents with respect to ownership of the Old Notes, the Old Preferred Stock or the Old Common Stock will be closed and, for purposes of this Plan, there shall be no further changes in the record holders of the Old Notes, Old Preferred Stock or the Old Common

Stock. The Disbursing Agent shall have no obligation to recognize the transfer of any Old Notes, Old Preferred Stock or Old Common Stock occurring after the Distribution Record Date, and will be entitled for all purposes to recognize and deal only with those Holders of the Old Notes, Old Preferred Stock or the Old Common Stock as of the close of business on the Distribution Record Date, as reflected on such ledgers, books, registers or records.

         Section 5.03. Distributions to Holders of Allowed Claims. Except as otherwise provided in this Plan, on the Effective Date, the Reorganized Debtors shall deliver to the Disbursing Agent sufficient Cash to make the distributions to be made on the Effective Date to the Holders of Allowed Claims. Subsequent distributions will be made by the Reorganized Debtors or the Disbursing Agent, as the Reorganized Debtors may determine at the time. Payments and other distributions to be made pursuant to this Plan will be available from the proceeds of the New Credit Facility and other funds held by the Reorganized Debtors as of the Effective Date. If any dispute arises as to the identity of a Holder of an Allowed Claim who is to receive any distribution, the Reorganized Debtors shall, in lieu of making such distribution to such Holder, delay such distribution until the disposition thereof shall be determined by Final Order of the Bankruptcy Court or by written agreement among the interested parties to such dispute.

         Section 5.04. Class 3, Class 6 and Class 7 Distributions. Distributions to Classes 3, 6 and 7 shall be made by the Disbursing Agent as set forth in this
Section 5.04. The Disbursing Agent may establish reasonable and customary rules and procedures in connection with its duties. Additionally, the Disbursing Agent may, in its discretion, waive or modify any term or provision of this Section
5.04 if the Disbursing Agent reasonably determines that application of such term or provision to any Holder in Class 3, Class 6 or Class 7 would be impracticable.

                  (a) Class 3. Promptly after the Effective Date, the Disbursing Agent shall mail to the Holders of Allowed Class 3 Old Note Claims (or, in lieu thereof, to the Old Indenture Trustee, who in turn shall mail or otherwise distribute to Holders of Allowed Class 3 Old Note Claims) appropriate transmittal materials (which shall specify that delivery of Old Notes shall be effected, and risk of loss and title to the Old Notes theretofore evidencing the Allowed Class 3 Claims, shall pass, only upon proper delivery of such Old Notes to the Disbursing Agent). In order to receive a distribution of New Notes the Holder thereof must surrender the Old Notes representing such Allowed Class 3 Claim in accordance with Section 5.05 below and the Disbursing Agent shall not be obligated to deliver New Notes until such Holder surrenders such Holder's Old Notes as provided therein. Promptly upon surrender of such Old Notes, such Holder shall receive in exchange therefor the distribution of New Notes to which such Holder is entitled under Section 3.08 hereof; provided, however, that if there is any dispute as to the identity of a Holder of an Allowed Class 3 Claim, the Disbursing Agent shall, in lieu of making such distribution to such Holder, delay such distribution until the disposition thereof shall be determined by Final Order of the Bankruptcy Court or by written agreement among the interested parties to such dispute. Notwithstanding the date of actual distribution, all New Notes to be distributed on account of Allowed Class 3 Claims shall be deemed to have been issued and be outstanding on the Effective Date.

                  (b) Class 6. Promptly after the Effective Date, the Disbursing Agent shall deliver to the Holder of the Allowed Class 6 Preferred Interests (currently Saratoga) appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Old Preferred Stock (together with the certificates representing shares of Old Common Stock, the "Certificates") shall pass, only upon proper delivery of such Certificates to the Disbursing Agent). In order to receive a distribution of New Common Stock and New Preferred Stock, the Holder thereof must surrender the Certificate(s) representing such Allowed Class 6 Preferred Interests in accordance with Section 5.05 below and the Disbursing Agent shall not be obligated to deliver New Common Stock and New Preferred Stock until each such Holder surrenders such Holder's Certificate(s) as provided therein. Promptly upon surrender of such Certificate(s), such Holder shall receive in exchange therefor the distribution of New Common Stock and New Preferred Stock to which such Holder is entitled under Section 3.11 hereof; provided, however, that notwithstanding any other provision of this Section 5.04 or elsewhere in this Plan, Saratoga is the only Holder of a Class 6 Preferred Interest, and there is no dispute that Saratoga's Interests in 761,250 shares of Old Preferred Share Interests have been Allowed. Notwithstanding the date of actual distribution, all New Common Stock and New Preferred Stock to be distributed on account of Allowed Class 6 Preferred Interests shall be deemed to have been issued and outstanding on the Effective Date.

                  (c) Class 7. Promptly after the Effective Date, the Disbursing Agent shall mail to the Holders of Allowed Class 7 Common Interests (or, in lieu thereof, to any depository bank, brokerage firm or other nominee, or agent or proxy holder thereof holding Old Common Stock in its own name on behalf of such Holders, who in turn shall mail to the applicable Holders of Allowed Class 7 Common Interests) appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing shares of Old Common Stock shall pass, only upon proper delivery of such Certificates to the Disbursing Agent). In order to receive its Class 7 Pro Rata Share of the distributions of the Fiberstars Interests, the Hexagram Net Proceeds Interests and the Contingent Equity Recovery (if Class 7 votes to accept the Plan) or its Class 7 Pro Rata Share of $2.5 million of the Fiberstars Interests (if Class 7 votes to reject the Plan), the Holder thereof must surrender the Certificate(s) representing such Allowed Class 7 Common Interests in accordance with Section 5.05 below and the Disbursing Agent shall not be obligated to deliver such distributions until such Holder surrenders such Holder's Certificate(s) as provided therein. Promptly upon surrender of such Certificate(s), such Holder shall receive in exchange therefor its Class 7 Pro Rata Share of the distributions of the Fiberstars Interests, the Hexagram Net Proceeds Interests and the Contingent Equity Recovery (if Class 7 votes to accept the Plan) or its Class 7 Pro Rata Share of $2.5 million of the Fiberstars Interests (if Class 7 votes to reject the Plan), to which such Holder is entitled under Section 3.12 hereof; provided, however, that if there is any dispute as to the identity of a Holder of Allowed Class 7 Common Interests, the Disbursing Agent shall, in lieu of making distributions to such Holder, delay such distributions until the disposition thereof shall be determined by Final Order of the Bankruptcy Court or by written agreement among the interested parties to such dispute. Notwithstanding anything to the contrary set forth in this Plan, all distributions to or for the benefit of Holders of Old Common Stock Interests shall be made in a manner reasonably acceptable to the Company or the Reorganized Company

         (as the case may be) and the Equity Committee or the Class 7 Representative (as the case may be).

         Section 5.05. Surrender and Forfeiture of Rights. As a condition to receiving (a) a distribution of New Notes (in the case of Allowed Class 3 Old Note Claims), (b) a distribution of New Common Stock and New Preferred Stock (in the case of the Allowed Class 6 Preferred Interests) or (c) a Class 7 Pro Rata Share of the distributions of the Fiberstars Interests, the Hexagram Net Proceeds Interests and the Contingent Equity Recovery (if Class 7 votes to accept the Plan) or a Class 7 Pro Rata Share of $2.5 million of the Fiberstars Interests (if Class 7 votes to reject the Plan) (in the case of Allowed Class 7 Common Interests) under this Plan, after the Effective Date, each Holder of an Allowed Class 3 Old Note Claim, Allowed Class 6 Preferred Interest or Allowed Class 7 Common Interest must surrender the Old Note(s) or Certificate(s) representing such Allowed Class 3 Claim, Allowed Class 6 Interest or Allowed Class 7 Interest, as the case may be, to the Disbursing Agent for cancellation. Any Holder of an Allowed Class 3 Claim, Allowed Class 6 Interest or Allowed Class 7 Interest that fails to (i) surrender its Old Note(s) or Certificate(s) or (ii) execute and deliver an affidavit of loss and/or provide indemnity reasonably satisfactory to Reorganized ADLT and, in the case of the Old Notes, the Old Indenture Trustee before the later to occur of (y) the first anniversary of the Effective Date and (z) six (6) months following the date such Holder's Class 3 Claim, Class 6 Interest or Class 7 Interest becomes an Allowed Claim or Interest, as applicable, shall be deemed to have forfeited all of its rights, Claims and/or Interests and may not participate in any distribution under this Plan.

         Section 5.06. Delivery of Distributions. Distributions to Holders of Allowed Claims or Interests shall be made by the Disbursing Agent (A) at the last known addresses of such Holders, (B) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent, (C) in the case of Holders of Allowed Class 3 Old Note Claims, at the addresses contained in the official records of the Old Indenture Trustee or (D) at the addresses set forth in any properly completed letters of transmittal accompanying Certificates properly remitted to the Disbursing Agent. If any Holder's distribution is returned as undeliverable, no further distributions to such Holder shall be made unless and until the Disbursing Agent is notified of such Holder's then current address, at which time all missed distributions shall be made to such Holder without interest. All distributions pursuant to this Plan shall be at the Reorganized Debtors' expense.

         Section 5.07. Method of Cash Distributions. Any Cash payment to be made pursuant to this Plan may be made by Cash, draft, check, wire transfer, or as otherwise required or provided in any relevant agreement or applicable law at the option of the Reorganized Debtors.

         Section 5.08. Failure to Present Checks. Checks issued in respect of distributions under this Plan shall be null and void if not presented to the drawee bank within sixty (60) days after the date of issuance. Any amounts returned to the Reorganized Debtors in respect of such non-presented checks shall be held by the Reorganized Debtors, as appropriate. Requests for reissuance for any such check shall be made directly to the Reorganized Debtors by the Holder of the Allowed Claim with respect to which such check originally was issued. All amounts represented by any check voided under this Section 5.08 will be held until the later of one (1) year after (A) the Effective Date or (B) the date that a particular Claim is Allowed, and all requests for reissuance by the Holder of the Allowed Claim in respect of a check voided under this Section 5.08 are required to be made prior to such date. Thereafter, all such amounts shall be deemed to be Unclaimed Property, in accordance with Section 5.09 of this Plan, and all Claims in respect of void checks and the underlying distributions shall be forever barred, estopped and enjoined from assertion in any manner against the Debtors or their respective Properties, or the Reorganized Debtors or their respective Properties.

         Section 5.09. Unclaimed Distributions. All Property distributed on account of Claims must be claimed within the later of (A) one (1) year after the Effective Date or (B) one (1) year after such distribution is made to such Holder or, in the case of a distribution made in the form of a check, must be presented to the drawee bank and a request for reissuance be made as provided for in Section 5.08 of this Plan. All Unclaimed Property shall be retained by and shall revest in the Reorganized Debtors and shall no longer be subject to distribution. All full or partial payments made by the Debtors or the Disbursing Agent (as the case may be) and received by the Holder of a Claim or Interest prior to the Effective Date shall be deemed to be payments under this Plan for purposes of satisfying the obligations of the Debtors pursuant to this Plan. Nothing contained in this Plan shall require the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim or Allowed Interest other than by reviewing the records of the Reorganized Debtors. Pursuant to section 1143 of the Bankruptcy Code, all Claims in respect of Unclaimed Property shall be deemed Disallowed and the Holder of any Claim Disallowed in accordance with this
Section 5.09 shall be forever barred, expunged, estopped and enjoined from assertion in any manner against the Debtors or their respective Properties, or the Reorganized Debtors or their respective Properties.

         Section 5.10. Limitation on Distribution Rights. If a claimant holds more than one Claim in any one Class, all Claims of the claimant in that Class shall be aggregated into one Claim and one distribution shall be made with respect to the aggregated Claim.

         Section 5.11. Fractional Dollars. Notwithstanding any other provision of this Plan, Cash distributions of fractions of dollars shall not be made; rather, whenever any payment of a fraction of a dollar would be called for, the actual payment made shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars being rounded down. To the extent that Cash remains undistributed as a result of the rounding of such fraction to the nearest whole cent, such Cash shall be treated as Unclaimed Property pursuant to Section 5.09 of this Plan.

         Section 5.12. Fractional New Notes. No New Notes shall be issued or distributed in a denomination less than $1000. Whenever any distribution to a Holder of an Allowed Old Note Claim would otherwise call for distribution of a fraction of a New Note based on the minimum $1000 denomination, the actual distribution of New Notes to such Holder shall be rounded to the next higher or lower $1000 denominational increment, with five-hundred dollar ($500) fractions being rounded down. The total number of New Notes to be distributed shall be adjusted as necessary to account for the rounding provided for in this Section
5.12. No consideration shall be provided in lieu of fractional New Notes that are rounded down.

         Section 5.13. Compliance With Tax Requirements. In connection with each distribution with respect to which the filing of an information return (such as an Internal Revenue Service

Form 1099 or 1042) or withholding is required, the Reorganized Debtors shall file such information return with the Internal Revenue Service and provide any required statements in connection therewith to the recipients of such distribution or effect any such withholding and deposit all moneys so withheld as required by law. With respect to any Person from whom a tax identification number, certified tax identification number or other tax information required by law to avoid withholding has not been received by the Reorganized Debtors within thirty (30) days from the date of such request, the Reorganized Debtors may, at their option, withhold the amount required and distribute the balance to such Person or decline to make such distribution until the information is received.

         Section 5.14. De Minimis Distributions. No Cash payment of less than five ($5.00) dollars shall be made to any Holder of a Claim on account of its Allowed Claim.

         Section 5.15. Documentation Necessary to Release Liens. Each Creditor which is to receive a distribution under this Plan in full satisfaction of a Secured Claim shall not receive such distribution until such Creditor executes and delivers any documents necessary to release all Liens arising under any applicable security agreement or non-bankruptcy law (in recordable form if appropriate) in connection with such Secured Claim and such other documents as the Debtors or the Reorganized Debtors, as the case may be, may reasonably request or otherwise turns over and releases any and all property of the Debtors that secures or purportedly secures such Claim. Any such Holder that fails to execute and deliver such release of liens within 120 days of the Effective Date shall be deemed to have no further Claim against the Debtors, the Reorganized Debtors or their respective assets or Properties in respect of such Claim and shall not participate in any distribution hereunder on account of such Claim. Notwithstanding the immediately preceding sentence, any such Holder of a Disputed Claim shall not be required to execute and deliver such release until such time as the Claim is Allowed or Disallowed.

                                   ARTICLE VI

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES;
                      INDEMNIFICATION OBLIGATIONS; BENEFIT
                                    PROGRAMS

         Section 6.01. Treatment of Executory Contracts and Unexpired Leases. On the Effective Date, all executory contracts and unexpired leases that exist between the Debtors and any Person which (A) have not expired or terminated pursuant to their own terms, (B) have not previously been assumed, or assumed and assigned or rejected pursuant to an order of the Bankruptcy Court on or prior to the Confirmation Date, (C) are not the subject of pending motions to assume, or assume and assign or reject as of the Confirmation Date, or (D) are not listed on the Schedule of Rejected Contracts, shall be deemed assumed in accordance with the provisions and requirements of section 365 of the Bankruptcy Code; provided, however, that (a) that certain Lamp Materials Purchase Agreement entered into by and between APL, ADLT and GE, as of September 30, 1999, as amended by letter agreement dated October 4, 1999, (b) that certain Know How and Patent and Technical Assistance Agreement entered into by and among APL, ADLT and GE, as of September 30, 1999, and (c) that certain Consignment Agreement entered into as of January 4, 1999 between APL and GE (collectively, the "GE Contracts") are deemed assumed under this Section 6.01, notwithstanding any other provisions of this Section 6.01, and GE waives any and all defaults, claims for such defaults and rights to assert the need for adequate assurance of future performance under 11 U.S.C. Section 365(b)(1)(A), (B) and (C) with respect to such GE Contracts. The Debtors shall have the right, subject to the consent of Saratoga, at any time prior to the Confirmation Date, to amend the Schedule of Rejected Contracts upon notice to the counterparty to such contract or lease (i) to delete any executory contract or unexpired lease listed therein, thus providing for its assumption pursuant to this Section 6.01 or (ii) to add any executory contract or unexpired lease thereto, thus providing for its rejection pursuant to this Section 6.01. The Confirmation Order (except as otherwise provided therein) shall constitute an order of the Bankruptcy Court pursuant to section 365 of the Bankruptcy Code, effective as of the Effective Date, approving such assumptions, including, without limitation, the assumption of the GE Contracts. Each contract and lease assumed pursuant to this Section 6.01 shall be assumed only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Assumption of a contract or lease pursuant to this Section 6.01 shall not constitute an admission by the Debtors or the Reorganized Debtors that such contract or lease is an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors have any liability thereunder. All executory contracts and unexpired leases that are assumed shall be assumed under their present terms or upon such terms as are agreed to between the Debtors and the other party to the executory contract or unexpired lease. Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include: (y) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (z) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rein related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

         Section 6.02. Cure of Defaults for Assumed Contracts and Leases. All undisputed cure and any other monetary default payments required by section 365(b)(1) of the Bankruptcy Code under which any executory contract and unexpired lease to be assumed pursuant to this Plan is in default shall be satisfied by the Reorganized Debtors (to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law), pursuant to section 365(b)(1) of the Bankruptcy Code, at the option of the Reorganized Debtors: (A) by payment of such undisputed cure amount, without interest, in Cash within sixty (60) days following the Effective Date; (B) such other amount as ordered by the Bankruptcy Court; or (C) on such other terms as may be agreed to by the parties to such executory contract or unexpired lease. In the event of a dispute pursuant to Section 6.03 of this Plan, payment of the amount otherwise payable hereunder shall be made without interest, in Cash (i) on or before the later of sixty (60) days following the Effective Date or thirty
(30) days following entry of a Final Order liquidating and allowing any disputed amount or (ii) on such other terms as may be agreed to by the parties to such executory contract or unexpired lease.

         Section 6.03. Resolution of Objections to Assumption of Executory Contracts and Unexpired Leases; Cure Payments.

                  (a) Resolution of Objections to Assumption of Executory Contracts and Unexpired Leases. Any party objecting to the Debtors' proposed assumption of an executory contract or unexpired lease or the ability of the Reorganized Debtors to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed shall File and serve on counsel for the Debtors a written Objection to the assumption of such contract or lease within thirty (30) days after the service of the notice of entry of the Confirmation Order. Failure to File an Objection within the time period set forth above shall constitute the assumption and revestment of such contract or lease, including an acknowledgment that the proposed assumption provided adequate assurance of future performance. To the extent that any Objections to the assumption of a contract or lease are timely Filed and served and such Objections are not resolved between the Debtors and the objecting parties, the Bankruptcy Court shall resolve such disputes at a hearing to be held on a date to be determined by the Bankruptcy Court.

                  (b) Resolution of Cure Payments. If the counterparty to any assumed executory contract or unexpired lease believes that, as of the Confirmation Date, a cure payment is due and owing under such contract or lease, such counterparty shall File and serve on counsel for the Debtors a notification setting forth the amount of the cure payment which such party believes is due and owing, which notification shall be Filed and served no later than thirty (30) days after the service of the earlier of (A) notice of entry of the Confirmation Order or (B) other notice that the executory contract or unexpired lease has been assumed pursuant to any other Final Order of the Bankruptcy Court. Failure to File such a notification within the time period set forth above shall constitute an acknowledgment that no cure payment is due and owing in connection with the assumption of such contract or lease and an acknowledgment that no other defaults exist under said contract or lease. To the extent that any such notifications are timely Filed and served and are not resolved between the Debtors and the applicable counterparty, the Bankruptcy Court shall resolve such disputes at a hearing to be held on a date to be determined by the Bankruptcy Court. The resolution of such disputes shall not affect the Debtors' assumption of the contracts or leases that are subject of such a dispute, but rather shall affect only the "cure" amount the Debtors must pay in order to assume such contract or lease. Notwithstanding the immediately preceding sentence, if the Debtors in their discretion determine that the amount asserted to be the necessary "cure" amount would, if ordered by the Bankruptcy Court, make the assumption of the contract or lease imprudent, then the Debtors may elect to (i) reject the contract or lease pursuant to Section 6.01 hereof or (ii) request an expedited hearing on the resolution of the "cure" dispute, exclude assumption or rejection of the contract or lease from the scope of the Confirmation Order, and retain the right to reject the contract or lease pursuant to Section 6.01 hereof pending the outcome of such dispute.

         Section 6.04. Claims for Rejection Damages. Objections to the amounts listed on the Schedule of Rejected Contracts for damages allegedly arising from the rejection pursuant to this Plan or the Confirmation Order of any executory contract or any unexpired lease shall be Filed with the Bankruptcy Court and served on counsel for the Debtors not later than thirty (30) days after the service of the earlier of (A) notice of entry of the Confirmation Order or (B) other notice that the executory contract or unexpired lease has been rejected pursuant to any other Final Order of the Bankruptcy Court. Any Holder of a Claim arising from the rejection of any executory contract or any unexpired lease that fails to File such Objection on or before the dates specified in this paragraph shall be forever barred, estopped and enjoined from asserting any Claims in any manner against the Debtors or their respective Properties, or the Reorganized Debtors or their respective Properties, for any amounts in excess of the amount scheduled by the Debtors on the Schedule of Rejected Contracts for such contract or lease, and the Debtors and the Reorganized Debtors shall be forever discharged from all indebtedness or liability with respect to such Claims for such excess amounts and such Holders shall be bound by the terms of this Plan.

         Section 6.05. Treatment of Rejection Claims. The Bankruptcy Court shall determine any Objections Filed in accordance with Section 6.04 hereof at a hearing to be held on a date to be determined by the Bankruptcy Court. Subject to any statutory limitation, including, without limitation, the limitations contained in sections 502(b)(6) and 502(b)(7) of the Bankruptcy Code, any Claims arising out of the rejection of executory contracts and unexpired leases shall, pursuant to section 502(g) of the Bankruptcy Code, (a) be Impaired and treated as Class 4 ADLT General Unsecured Claims in accordance with Section 3.09 of this Plan, or (b) be Impaired and treated as Class 5 Subsidiary Debtor General Unsecured Claims in accordance with Section 3.10 of this Plan, as the case may be.

         Section 6.06. Executory Contracts and Unexpired Leases Entered Into and Other Obligations Incurred After the Petition Date. On the Effective Date, all contracts, leases, and other agreements entered into by the Debtors on or after the Petition Date, which agreements have not terminated or expired in accordance with their terms on or before the Confirmation Date, shall revest in and remain in full force and effect as against the Reorganized Debtors and the other parties to such contracts, leases and other agreements.

         Section 6.07. Reorganized Debtors' Indemnification Obligations. To the extent not inconsistent with this Plan, any obligations of the Debtors, pursuant to their respective articles of incorporation or codes of regulation (by-laws), applicable state law or their specific agreement, to indemnify a Person (including, without limitation, Professionals retained by or on behalf of the Debtors or their Estates) with respect to all present and future actions, suits and proceedings against the Debtors, the Reorganized Debtors or such indemnified Person, based upon any act or omission related to service with, or for or on behalf of, the Debtors or the Reorganized Debtors, shall survive Confirmation of this Plan and shall not be impaired by Confirmation of this Plan, but shall be deemed and treated as executory contracts that are assumed by the Debtors pursuant to this Plan and section 365 of the Bankruptcy Code, except to the extent any such obligation has been released, discharged or modified pursuant to this Plan or order of the Bankruptcy Court on or before the Confirmation Date. Such indemnification obligations shall survive unaffected by this Plan and shall be performed and honored by the Reorganized Debtors.

         Section 6.08. Benefit Programs. Except and to the extent previously assumed by an order of the Bankruptcy Court on or before the Confirmation Date, all officer, director or employee compensation and benefit programs of the Debtors, including programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed under Section 6.01 of this Plan, but only to the extent that rights under such programs are held by the Debtors or Persons who are employees of the Debtors as of the Confirmation Date, and the Debtors' obligations under such programs to Persons who are employees of the Debtors on the Confirmation Date shall survive Confirmation of this Plan, except for (A) any officer, director or employee compensation and benefit program that entitled such Persons to acquire any Old Common Stock or Old Other Interests, (B) executory, contracts or plans specifically rejected pursuant to this Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (C) executory contracts or plans as have previously been rejected, are the subject of a motion to reject, or have been specifically waived by the beneficiaries of any plans or contracts; provided, however, that the Debtors' obligations, if any, to pay all "retiree benefits" as defined in section 1114(a) of the Bankruptcy Code shall continue; provided further, however, that nothing herein shall extend or otherwise modify the duration of such period or prohibit the ability of the Debtors or the Reorganized Debtors to modify the terms and conditions of the retiree benefits as otherwise permitted by such plans and applicable non-bankruptcy law. Unless otherwise provided in this Plan, any entitlement to acquire Old Common Stock or Old Other Interests held as of the Effective Date by any officer, director or employee of the Debtors, whether automatic or contained in a compensation and benefit program or other contract or agreement, shall receive the treatment provided in Section 3.13 of this Plan relating to Class 8 Old Other Interests.

                                  ARTICLE VII

                      MEANS FOR IMPLEMENTATION OF THIS PLAN

         Section 7.01. Corporate Action. The entry of the Confirmation Order shall constitute authorization for the Debtors and the Reorganized Debtors to take or cause to be taken all corporate actions necessary or appropriate to consummate and implement the provisions of this Plan prior to, on and after the Effective Date, and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Court, including, without limitation, (a) the cancellation of the Old Notes, the Old Preferred Stock and the Old Common Stock; (b) the issuance of the New Notes, the New Common Stock and the New Preferred Stock; (c) the execution of the Saratoga Management Services Agreement; (d) the execution of all documents relating to the New Credit Facility, including documents granting liens and security interests in certain of the Debtors' assets to the lenders thereunder; (e) the incumbency of directors and officers in accordance with Section 10.02 of this Plan; (f) the execution of the Senior Management Contracts; and (g) the adoption of the Management Incentive Plan. All such actions shall be deemed to have occurred and shall be in effect pursuant to applicable non-bankruptcy law and the Bankruptcy Code, without any requirement of further action by the partners, stockholders or directors of the Debtors or the Reorganized Debtors. On the Effective Date, the appropriate officers, partners and directors of the Debtors and the Reorganized Debtors are authorized and directed to execute and deliver the Plan Documents, and all other agreements, documents and instruments contemplated by this Plan in the name and on behalf of the Debtors and the Reorganized Debtors.

         Section 7.02. ADLT Articles of Incorporation. On the Effective Date, ADLT's articles of incorporation shall be modified to include a prohibition on the issuance of nonvoting equity securities to the extent, and only to the extent, required by section 1123(a)(6) of the Bankruptcy Code. Additionally, ADLT's articles of incorporation shall be amended to the extent necessary to authorize issuance of the New Preferred Stock.

         Section 7.03. Issuance of New Notes. On the Effective Date, the Old Notes shall be canceled and exchanged for the New Notes in accordance with
Section 3.08 of this Plan. This exchange of the Old Notes for the New Notes shall be in full satisfaction, settlement, release and discharge of all Allowed Class 3 Old Note Claims. The Old Notes shall be cancelled and the New Notes shall be credited to the accounts maintained on behalf of the Holders thereof at the applicable record holder.

         Section 7.04. Issuance of New Stock. On the Effective Date: (a) the Old Preferred Stock shall be, upon payment by Saratoga of $18,000,000 in Cash, exchanged for 29,000 shares of New Preferred Stock and 1,000 shares of New Common Stock; and (b) Allowed Class 7 Common Interests shall be exchanged for distributions of the Fiberstars Interests, the Hexagram Net Proceeds Interests and the Contingent Equity Recovery (if Class 7 votes to accept the Plan) or a distribution of $2.5 million of the Fiberstars Interests (if Class 7 votes to reject the Plan), in accordance with Sections 3.11 and 3.12 of this Plan, respectively. This exchange of the Old Preferred Stock and the Old Common Stock shall be in full satisfaction, settlement, release and discharge of such Allowed Claims and Interests. The Old Preferred Stock and the Old Common Stock shall be cancelled and the shares of New Common Stock and the New Preferred Stock, and the distributions of the Fiberstars Interests, the Hexagram Net Proceeds Interests and the Contingent Equity Recovery (if Class 7 votes to accept the
Plan) or the distribution of $2.5 million of the Fiberstars Interests (if Class 7 votes to reject the Plan), respectively, shall be credited to the accounts maintained on behalf of the Holders thereof at the applicable record holder.

         Section 7.05. New Credit Facility. On or prior to the Effective Date, ADLT shall enter into the New Credit Facility.

         Section 7.06. Cancellation of Existing Securities. On the Effective Date, the Old Notes, the Old Preferred Stock, the Old Common Stock (including any shares of Old Common Stock that have been authorized to be issued but that have not been issued as of the Effective Date) and the Old Other Interests shall be canceled and extinguished and the Holders thereof shall have no rights and such instruments shall evidence no rights, except the right to receive the distributions, if any, to be made to Holders of such instruments under this Plan. Except with respect to the performance by the Old Indenture Trustee or its agents of the Old Indenture Trustee's obligations under this Plan or in connection with any distribution to be made under this Plan, effective as of the Effective Date, the Old Indenture Trustee and its agents, successors and assigns shall be discharged of all of their obligations associated with the Old Indenture and related agreements and released from all Claims arising in these Chapter 11 Cases and, effective as of the Effective Date, such Old Indenture shall be deemed canceled, except that such cancellation shall not impair the rights of the Holders of the Old Notes to receive distributions under this Plan or the rights of the Old Indenture Trustee under its charging lien pursuant to the Old Indenture to the extent that the Old Indenture Trustee has not received payment on account of the Old Indenture Trustee Claim pursuant to Section 7.07 of this Plan.

         Section 7.07. Rights of Old Indenture Trustee Under Old Indenture. The Old Indenture Trustee shall be entitled to an Administrative Claim as provided for in, and subject to the restrictions of, this Section 7.07 of this Plan, and no Reorganized Debtor shall have any obligations to any indenture trustee, including the Old Indenture Trustee, agent or servicer (or to any Disbursing Agent replacing such indenture trustee, agent or servicer) under the Old Indenture for any fees, costs or expenses except as expressly set forth in this Section 7.07 of this Plan. No later than five (5) Business Days prior to the Effective Date, the Old Indenture Trustee shall provide the Debtors with a statement of the Old Indenture Trustee Claim projected through the Effective Date. Upon the timely receipt of one or more invoices in accordance with the preceding sentence, the Reorganized Debtors shall, on the Effective Date, pay in Cash (i) the reasonable fees and expenses of the Old Indenture Trustee under the Old Indenture and (ii) the reasonable legal fees and expenses of the Old Indenture Trustee incurred in connection with the Chapter 11 Cases (collectively, the "Old Indenture Trustee Claim"). Notwithstanding the foregoing, to the extent that the Reorganized Debtors dispute any portion of the Old Indenture Trustee Claim, the Reorganized Debtors shall reserve Cash on the Effective Date in such Disputed amount and such dispute shall be presented to the Bankruptcy Court for adjudication as to whether such Disputed amount is reasonable and payable under the terms of the Old Indenture. On the Effective Date, subject to the payment of the non-Disputed portion of the Old Indenture Trustee Claim, all liens of the Old Indenture Trustee in any distributions to Holders of Allowed Class 3 Claims shall be released and discharged to the extent paid herein. Once the Old Indenture Trustee has completed performance of all of its duties set forth in this Plan or in connection with any distributions to be made under this Plan, if any, the Old Indenture Trustee, and its successors and assigns, shall be relieved of all obligations as Old Indenture Trustee effective as of the Effective Date.

         Section 7.08. Operations Between the Confirmation Date and the Effective Date. Except as permitted by Section 7.09, the Debtors shall continue to operate as debtors-in-possession, subject to the supervision of the Bankruptcy Court, during the period from the Confirmation Date through and until the Effective Date.

         Section 7.09. Revesting of Assets. Except as otherwise expressly provided in this Plan, pursuant to sections 1123(a)(5), 1123(b)(3) and 1141(b) of the Bankruptcy Code, all Property comprising the Estates of each of the Debtors, including, without limitation, all Causes of Action shall automatically be retained and revest in the relevant Reorganized Debtor or its respective successor, free and clear of all Claims, Liens, contractually-imposed restrictions, charges, encumbrances and Interests of Creditors and equity security holders on the Effective Date with all such Claims, Liens, contractually-imposed restrictions, charges, encumbrances and Interests, being extinguished except as otherwise provided in this Plan or in connection with the New Credit Facility. As of the Effective Date, each Reorganized Debtor may operate its respective businesses and use, acquire and dispose of Property and settle and compromise Claims or Interests without supervision of the Bankruptcy Court free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by this Plan and Confirmation Order. Without limiting the foregoing, each Reorganized Debtor may pay the charges it incurs for professional fees, disbursements, expenses, or related support services incurred after the Effective Date without any application to the Bankruptcy Court.

         Section 7.10. Registration and Non-Listing of Securities, Periodic Reporting. On the Effective Date, Reorganized ADLT will deregister as a registered issuer of equity securities under Section 12(g) of the Exchange Act and will not list the New Common Stock in any public market. Periodic reporting to the Commission will be governed by the Indenture for the New Notes and related regulations.

         Section 7.11. Approval of Agreements. The solicitation of votes on this Plan shall be deemed a solicitation of the Holders of Old Notes, Old Common Stock and Old Preferred Stock for the approval of all agreements and transactions contemplated by this Plan, including, without limitation, the New Indenture, the New Credit Facility, the Senior Management Contracts, the Management Incentive Plan and the Saratoga Management Services Agreement. Entry of the Confirmation Order shall constitute approval of such agreements and transactions as the Confirmation Order shall so provide.

         Section 7.12. [Intentionally left blank.]

         Section 7.13. Adoption of Senior Management Contracts. On the Effective Date, the Reorganized Company shall enter into the Senior Management Contracts and all previous employee contracts with members of Senior Management shall be deemed canceled and extinguished and the members of Senior Management party to such previous contracts shall have no rights thereunder.

         Section 7.14. Adoption of Management Incentive Plan. On the Effective Date, the Reorganized Company shall adopt the Management Incentive Plan.

         Section 7.15. Adoption of Saratoga Management Services Agreement. On the Effective Date, the Reorganized Company shall enter into the Saratoga Management Services Agreement.

         Section 7.16. Treatment of Hellman Loan. Pursuant to section 1123(b)(3)(A) of the Bankruptcy Code, and provided that the Bankruptcy Court enters an order approving the treatment of the Hellman Loan as set forth in this
Section 7.16 pursuant to a separate motion to be filed by ADLT to have such treatment approved under the settlement standards of Bankruptcy 9019, the Hellman Loan Documents shall be modified to reduce the amount of the outstanding indebtedness owed by Hellman to ADLT to an amount (the "Designated Amount") equal to the difference between (1) the fair market value of Hellman's personal assets and (2) the amounts owing to other secured creditors of Hellman that hold mortgages, liens and/or security interests upon or in property of Hellman, on a priority senior to the liens and security interests securing the Hellman Loan, to the extent of the fair market value of such property; as the balance of the Hellman Loan is uncollectible, it shall, on the Effective Date be settled, compromised, forgiven and released by ADLT to the extent it exceeds the Designated Amount. Except for this reduction in the amount of the indebtedness, the Hellman Loan Documents, including the liens on and security interests in Hellman's personal assets securing Hellman's obligations under those loan documents, shall remain in full force and effect. ADLT's forgiveness of the portion of the Hellman Loan exceeding the Designated Amount is based solely upon ADLT's determination that it is uncollectible; such forgiveness shall not be construed as compensation to Hellman for, among other things, services performed by Hellman on behalf of the Company or to be performed by Hellman on behalf of the Reorganized Company.

                                  ARTICLE VIII

                   PRESERVATION OF CAUSES OF ACTION AND RIGHT
                    TO DEFEND AGAINST AND CONTEST CLAIMS AND
                                    INTERESTS

         Section 8.01. Preservation of Rights. Except to the extent that any Claim is Allowed in an amount set forth in this Plan, which Allowed Claims shall not be subject to objection by the Debtors or the Reorganized Debtors at any time or for any reason, nothing, including, without limitation, the failure of the Debtors or the Reorganized Debtors to object to a Claim or Interest for any reason during the pendency of the Chapter 11 Cases, shall affect, prejudice, diminish or impair the rights and legal and equitable defenses of the Debtors or the Reorganized Debtors with respect to any Claim or Interest, including, without limitation, all rights of the Debtors or the Reorganized Debtors (i) to contest or defend themselves against such Claims or Interests in any lawful manner or forum when and if such Claim or Interest is sought to be enforced by the Holder thereof or (ii) in respect of legal and equitable defenses to setoffs or recoupments against Claims or Interests, and the distributions provided for in ARTICLE III of this Plan shall at all times be subject to this Section 8.01 of this Plan and to section 502(d) of the Bankruptcy Code.

         Section 8.02. Rights of Action. Except as otherwise provided in this Plan, all Causes of Action, whether or not scheduled, shall automatically be retained and preserved and shall revest in the Reorganized Debtors. Pursuant to section 1123(b)(3) of the Bankruptcy Code, the Reorganized Debtors (as representatives of the Debtors' Estates) shall retain and have the exclusive right to enforce and prosecute such Causes of Action against any Entity, that arose before the Effective Date, other than those expressly released or compromised as part of or pursuant to this Plan.

         Section 8.03. Setoffs. Except to the extent that any Claim is Allowed in an amount set forth in ARTICLE III of this Plan, the Debtors or the Reorganized Debtors, as the case may be, may, but shall not be required to, set off against any Claims and the payments or distributions to be made pursuant to this Plan in respect of such Claims, any and all debts, liabilities and claims of every type and nature whatsoever which the Estates, the Debtors or the Reorganized Debtors may have against their Creditors, but except as specifically set forth in Section 3.06(b) of this Plan relating to the offset of the GE Secured Claims, neither the failure to do so nor the allowance of any such Claims, whether pursuant to this Plan or otherwise, shall constitute a waiver or release by the Debtors of any such claims the Debtors may have against such Creditors, and all such claims shall be reserved to and retained by the Reorganized Debtors.

         Section 8.04. Objection Deadline. Objections to Claims or Interests, or complaints or motions to subordinate or estimate Claims or Interest, shall be filed with the Bankruptcy Court, and served on the Holders of such Claims or Interests to which objection is made, no later than one-hundred twenty (120) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. In addition to the Debtors, the Equity Committee (before the Effective Date) and the Class 7 Representative (on and after the Effective Date) shall have standing to object to Disputed Common Interests (Class 7) and Disputed Old Other Interests (Class 8) and, solely to that extent, shall be successor to ADLT and a representative of ADLT's Estate pursuant to section 1123(b)(3)(B) of the Bankruptcy Code.

         Section 8.05. No Payment or Distribution Pending Allowance. All references to Claims and Interests and amounts of Claims and Interests refer to the amount of the Claim or Interest Allowed by agreement of the Debtors or Reorganized Debtors and the Holder of such Claim or Interest, by operation of law, by Final Order or by this Plan. Notwithstanding any other provision in this Plan, no payment or distribution shall be made on account of or with respect to any Claim or Interest to the extent it is a Disputed Claim or Disputed Interest unless and until the Disputed Claim or Disputed Interest becomes an Allowed Claim or an Allowed Interest, as applicable.

         Section 8.06. Bar Date for Administrative Claims. Administrative Claims arising, accruing and/or incurred by the Debtors on and after the Petition Date (other than Professional Claims of Professionals retained in the Chapter 11 Cases) shall be filed with the Bankruptcy Court no later than forty five (45) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Any such Administrative Claims filed after this bar date shall be automatically deemed Disallowed in full.

                                   ARTICLE IX

                     CONDITIONS TO CONSUMMATION OF THIS PLAN

         Section 9.01. Confirmation Order. The Confirmation Order shall not be entered unless and until the form and substance thereof, as well as any amendments to this Plan, have been approved by the Debtors and Saratoga. The Confirmation Order shall, inter alia;

                  (A) authorize the issuance of the New Notes, New Preferred Stock and New Common Stock,

                  (B) authorize the adoption of the Saratoga Management Services Agreement,

                  (C) authorize the adoption of the Management Incentive Plan,

                  (D) authorize the adoption of the Senior Management Contracts,

                  (E) authorize the distribution of the Fiberstars Interests, the Hexagram Net Proceeds Interests and the Contingent Equity Recovery (if Class 7 votes to accept the Plan), or $2.5 million of the Fiberstars Interests (if Class 7 votes to reject the Plan), and

                  (F) provide that the provisions of the Confirmation Order are non-severable and mutually dependent.

         The Confirmation Order shall contain a finding of fact that the Debtors, the Reorganized Debtors, the Committees, Saratoga, GE and each of their Professionals acted in good faith within the meaning of and with respect to the actions described in section 1125(e) of the Bankruptcy Code and are therefore not liable for the violation of any applicable law, rule or regulation governing such actions.

         It shall be a condition precedent to Confirmation that should the rate of interest borne by the New Notes be a rate determined by the Bankruptcy Court as provided in the definition of

"New Notes," that such rate be less than 10.5%. If the Bankruptcy Court finds that such rate should be equal to or greater than 10.5%, then the Plan shall not be confirmed.

         Section 9.02. Conditions to Consummation. This Plan shall not be consummated and the Effective Date shall not occur unless and until the following conditions have occurred or have been duly waived (if waivable) pursuant to Section 9.04 below:

                  (a) the Confirmation Order shall have been entered and shall have become a Final Order and such order shall not have been vacated, reversed, stayed, modified, amended, enjoined or restrained by order of a court of competent jurisdiction;

                  (b) all Plan Documents required to be executed or delivered under this Plan on or prior to the Effective Date shall be in a form that is reasonably acceptable to the Debtors and Saratoga;

                  (c) all Plan Documents required to be executed or delivered under this Plan on or prior to the Effective Date shall have been executed and delivered by the parties thereto;

                  (d) the Bankruptcy Court shall have entered an order (contemplated to be part of the Confirmation Order) authorizing and directing the Debtors and the Reorganized Debtors to take all actions necessary or appropriate to enter into, implement, and consummate this Plan Documents, contracts, instruments, releases, indentures and other agreements or documents created, amended, supplemented, modified or adopted in connection with this Plan;

                  (e)      [intentionally left blank]

                  (f) all authorizations, consents and regulatory approvals required, if any, in connection with this Plan's effectiveness shall have been obtained;

                  (g)      the New Credit Facility shall have become effective;

                  (h) the New Indenture and all related documents shall have been entered into by the parties thereto;

                  (i)      [intentionally left blank];

                  (j)      [intentionally left blank];

                  (k) the Saratoga Management Services Agreement shall have been entered into by the parties thereto;

                  (l) the Senior Management Contracts shall have been entered into by the parties thereto;

                  (m) the Management Incentive Plan shall have been adopted by ADLT;

                  (n)      [intentionally left blank];

                  (o) no order of a court shall have been entered and shall remain in effect restraining the Debtors or Saratoga from consummating this Plan; and

                  (p) the New Indenture for the New Notes shall have been qualified by the Commission under the Trust Indenture Act of 1939, as amended.

         Section 9.03. Termination of Plan. The Effective Date must occur by the Termination Date. If the Effective Date has not occurred by the Termination Date, and the Termination Date has not been extended by the Debtors and Saratoga, then this Plan shall be null and void and of no further effect.

         Section 9.04. Waiver of Conditions to Confirmation and Consummation. The condition precedent to confirmation set forth in Section 9.01 may be waived only by Saratoga with the consent of the Debtors. Any one or more of the conditions to consummation in Section 9.02 may be waived at any time by a writing signed by authorized representatives of each of the Debtors and Saratoga without notice or order of the Bankruptcy Court or any further action other than proceeding to consummation of this Plan. The Debtors shall provide prior written notice of the Effective Date to the Committees and Saratoga.

                                   ARTICLE X

                         OPERATION AND MANAGEMENT OF THE
                               REORGANIZED DEBTORS

         Section 10.01. Post-Effective Date Operation of Business. From and after the Effective Date, the Reorganized Debtors will continue to exist and engage in business, in accordance with the applicable law in the respective jurisdictions in which they are incorporated and pursuant to their respective articles of incorporation and codes of regulations (by-laws) in effect prior to the Effective Date, except to the extent such articles of incorporation and codes of regulations (by-laws) are amended or superseded pursuant to this Plan; provided, however, that as soon as practicable after the Effective Date, the Reorganized Debtors shall cause Microsun, LRI and ADLT Services to be dissolved or merged into one of the other Debtors. Without in any way limiting the foregoing, from and after the Effective Date, the Reorganized Debtors will operate their businesses substantially as described in the Disclosure Statement in all material respects.

         Section 10.02. Post-Confirmation Officers and Directors. From and after the Effective Date, the officers of the Reorganized Debtors (a) shall be those Persons serving in those positions as set forth in the Disclosure Statement and
(b) will be reimbursed for all reasonable costs and expenses, and will receive compensation, with all such payments to be made by the respective Reorganized Debtors. From and after the Effective Date, the Board of Directors of Reorganized ADLT will consist of the following: Wayne Hellman, Sabu Krishnan, Christian Oberbeck, Damon Ball and Richard Petrocelli. Saratoga is considering the possibility of adding two additional directors, however, at present, Saratoga has not formally asked anyone to serve in these two positions on the Board of Directors of Reorganized ADLT. The Board of Directors for each of the Subsidiary Debtors shall consist of one (1) or more members to be appointed by Reorganized ADLT's Board of Directors.

                                   ARTICLE XI

                             EFFECTS OF CONFIRMATION

         Section 11.01. Discharge. To the fullest extent permitted by applicable law (including, without limitation, section 105 of the Bankruptcy Code), and except as otherwise provided in this Plan or in the Confirmation Order: (A) all consideration distributed under this Plan shall be in exchange for, and in complete satisfaction, settlement, discharge and release of, all Claims of any nature whatsoever against the Debtors or any of their respective assets or Properties and, regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims, upon the Effective Date, the Debtors, and each of them, shall (i) be deemed discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Confirmation Date, debts (as such term is defined in section 101(12) of the Bankruptcy Code), Liens, security interests, and encumbrances of and against all Property of the respective Estates, the Debtors and their Affiliates, that arose before Confirmation, including, without limitation, all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) such Claim has been Allowed pursuant to section 502 of the Bankruptcy Code, or (b) the Holder of such Claim has voted to accept this Plan and (ii) terminate all Interests of the Holders of Old Preferred Stock, Old Common Stock and Old Other Interests; and (B) as of the Confirmation Date, all entities, including, without limitation, all Holders of Claims or Interests, shall be barred and enjoined from asserting against the Debtors or the Reorganized Debtors, their successors or their property any other or further Claims, debts, rights, Causes of Action, liabilities or Interests relating to the Debtors based upon any act, omission, transaction or other activity of any nature that occurred prior to the Confirmation Date. In accordance with the foregoing, except as provided in this Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination of discharge of all such Claims and other debts and liabilities against the Debtors and termination of all Interests of the Holders of Old Preferred Stock, Old Common Stock and Old Other Interests, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge and termination shall void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

         Section 11.02. Injunction.

                  (a) Discharged Claims and Terminated Interests. Except as otherwise expressly provided for in this Plan or the Confirmation Order and to the fullest extent authorized or provided by the Bankruptcy Code, including sections 524 and 1141 thereof, the entry of the Confirmation Order shall, provided that the Effective Date occurs, permanently enjoin all Persons that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is Impaired or terminated pursuant to the terms of this Plan from taking any of the following actions against the Debtors, the Reorganized Debtors or their respective Properties on account of any such discharged Claims, debts or liabilities or such terminated Interests or rights: (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind; (b) enforcing, levying, attaching, collecting or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree or order; (c) creating, perfecting or enforcing in any manner directly or indirectly, any Lien or encumbrance of any kind; (d) asserting any setoff, offset, right of subrogation or recoupment of any kind, directly or indirectly, against any debt, liability or obligation due to the Debtors or the Reorganized Debtors; and (e) proceeding in any manner in any place whatsoever, including employing any process, that does not conform to or comply with or is inconsistent with the provisions of this Plan.

                  (b) Released Claims. As of the Effective Date, the Confirmation Order shall constitute an injunction permanently enjoining any Person that has held, currently holds or may hold a Claim, demand, debt, right, Cause of Action or liability that is released pursuant to
         Section 11.04 of this Plan from enforcing or attempting to enforce any such Claim, demand, debt, right, Cause of Action or liability against any (i) Debtor, (ii) Reorganized Debtor, (iii) agent or Professional of the Debtors, (iv) director, officer or employee of any Debtor who continues in such position subsequent to the Effective Date or (v) former director, officer or employee of any Debtor, or any of their respective property, based on, arising from or relating to, in whole or in part, any act, omission, or other occurrence taking place on or prior to the Effective Date with respect to or in any way relating to the Chapter 11 Cases, all of which claims, demands, debts, rights, Causes of Action or liabilities shall be deemed released on the Effective Date; provided, however, that with respect to the former directors, officers and employees of the Debtors, this injunction shall apply only to the enforcement of Claims, demands, debts, rights, Causes of Action or liabilities with respect to which such former directors, officers and employees would be entitled to indemnification from the Debtors or the Reorganized Debtors under contract or law; and, provided further, however, that this injunction shall not apply to (a) any claims Creditors may assert under this Plan to enforce their rights thereunder to the extent permitted by the Bankruptcy Code or (b) any claims Creditors or other third parties may have against each other, which claims are not related to the Debtors and the Reorganized Debtors, it being understood, however, that any defenses, offsets or counterclaims of any kind or nature whatsoever which the Debtors may have or assert in respect of any of the claims of the type described in
         (a) or (b) of this proviso are fully preserved.

         Section 11.03. Exculpation. None of the Debtors, the Reorganized Debtors, the Committees, their respective Professionals, Saratoga or the Exculpated Persons shall have or incur any liability to any Person, including, without limitation, any Holder of a Claim or Interest or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or affiliates or any of their successors or assigns, for any act taken or omission made in good faith in connection with, relating to, or arising out of, the Chapter 11 Cases, Filing, negotiating, prosecuting, administrating, formulating, implementing, confirming or consummating this Plan or the Property to be distributed under this Plan, including all pre-petition and post-petition activities leading to the promulgation and confirmation of this Plan, the Disclosure Statement (including any information provided or statement made in the Disclosure Statement or omitted therefrom), or any contract, instrument, release or other agreement or document created in connection with or related to this Plan or the administration of the Debtors or these Chapter 11 Cases.

         Section 11.04. Releases.

                  (a) Releases by Debtors. Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, and except as otherwise provided in this Plan or the Confirmation Order, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors and the Reorganized Debtors, in their individual capacities and as debtors-in-possession, shall be deemed to have forever released, waived and discharged (i) the agents and Professionals of the Debtors,
         (ii) the directors, officers and employees of the Debtors who continue in such positions subsequent to the Effective Date, (iii) the former directors, officers and employees of the Debtors, (iv) the respective members of the Committee and their respective Professionals, (v) GE and
         (vi) Saratoga, from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action and liabilities (other than the rights of the Debtors or the Reorganized Debtors to enforce this Plan, this Plan Documents, contracts, instruments, releases, indentures and other agreements or documents delivered thereunder), whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases or this Plan; provided, however, that no person identified in subclauses (i)-(vi) above shall be released or discharged from any Claims, obligations, suits, judgments, debts or Causes of Action arising out of or in connection with indebtedness for money borrowed by any such person from the Debtors, or for goods, services or other consideration provided to such person by the Debtors pursuant to contract or otherwise, unless otherwise expressly provided for elsewhere in this Plan; and provided, further, however that the persons identified in subclause (iii) above shall be released under this Section 11.04(a) only for claims, obligations, suits, judgments, damages, rights, Causes of Action and liabilities with respect to which such persons would be entitled to indemnification from the Debtors or the Reorganized Debtors under contract or law.

                  (b) Releases by Holders of Claims and Interests. Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, and except as otherwise provided in this Plan or the Confirmation Order, to the fullest extent permitted under applicable law, in consideration for the obligations of the Persons set forth below under this Plan and, if applicable, the Cash, securities, contracts, releases and other agreements or documents to be delivered in connection with this Plan, each Holder (as well as any trustee or agent on behalf of each such Holder) of a Claim or an Interest and any Affiliate of any such Holder shall be deemed to have forever waived, released and discharged (i) the Debtors, (ii) the Reorganized Debtors,
         (iii) the agents and Professionals of the Debtors, (iv) the directors, officers and employees of the Debtors who continue in such positions subsequent to the Effective Date, (v) the former directors, officers and employees of the Debtors, (vi) Saratoga, and (vii) the respective members of the

         Committees and their respective Professionals from any and all claims, obligations, suits, judgments, damages, rights, Causes of Action and liabilities, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date relating to the Debtors, the Reorganized Debtors or any Affiliate of the Debtors, the Chapter 11 Cases or this Plan, and/or which may have directly or indirectly impacted or harmed in any way the value of any Claim against or Interest in the Debtors or their Affiliates; provided, however, that the persons identified in subclause (v) above shall be released under this Section 11.04(b) only for claims, obligations, suits, judgments, damages, rights Causes of Action and liabilities with respect to which such persons would be entitled to indemnification from the Debtors or the Reorganized Debtors under contract or law; provided further, that such waiver, release and discharge shall be effective as to the above-named released parties (other than the Debtors and the Reorganized Debtors) only if such Holder affirmatively marked or checked off the applicable box on the Ballot cast by such Holder indicating such Holder's agreement to grant such waiver, release and discharge; if such Holder did not cast a Ballot or did not mark or check off the applicable box on its Ballot, such Holder shall not be deemed to have granted such waiver, release and discharge as to such non-Debtor parties.

         Section 11.05. Indemnification. To the extent not inconsistent with this Plan or the Confirmation Order and to the fullest extent permitted by applicable law, including, without limitation, the extent provided in the Debtors' constituent documents, contracts (including, without limitation, any indemnification agreement), statutory law or common law, the Reorganized Debtors will indemnify, defend, hold harmless and reimburse the Exculpated Persons from and against any and all losses, claims, Causes of Action, damages, fees, expenses, liabilities and actions (A) for any act taken or omission made in good faith in connection with or in any way related to negotiating, formulating, filing, implementing, confirming or consummating this Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created in connection with this Plan or the administration of the Chapter 11 Cases or (B) for any act or omission in connection with or arising out of the administration of this Plan or the Property to be distributed under this Plan or the operations or activities of the Debtors or the Reorganized Debtors, and any Claims of any such Exculpated Person against the Debtors or the Reorganized Debtors on account of such indemnification obligations shall be unaltered and Unimpaired within the meaning of section 1124(1) of the Bankruptcy Code, except that neither the Debtors nor the Reorganized Debtors shall have any obligation to indemnify any Exculpated Person for any acts or omissions that constitute gross negligence or willful misconduct as such is finally determined by the Bankruptcy Court. Such indemnification obligations shall survive unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

         Section 11.06. Other Documents and Actions. The Debtors and the Reorganized Debtors are authorized, subject to Saratoga's consent, to execute such documents and take such other action as is necessary to effectuate the transactions provided for in this Plan.

         Section 11.07. Term of Injunctions or Stays. Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Cases under sections 105(a) or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

         Section 11.08. Preservation of Insurance. Except as necessary to be consistent with this Plan, this Plan and the discharge provided herein shall not diminish or impair (A) the enforceability of insurance policies that may cover Claims against the Debtors or any other Person or Entity or (B) the continuation of workers' compensation programs in effect, including self-insurance programs.

         Section 11.09. Guaranties. Notwithstanding the existence of guaranties by the Debtors of obligations of any Entity or Entities, and the Debtors' joint obligations with another Entity or Entities with respect to the same obligations, all Claims against the Debtors based upon any such guaranties shall be satisfied, discharged and released in the manner provided in this Plan and the Holders of Claims shall be entitled to only one distribution with respect to any given obligation of the Debtors.

         Section 11.10. Waiver of Subordination Rights. Any distributions under this Plan shall be received and retained free of and from any obligations to hold or transfer the same to any other Creditor, and shall not be subject to levy, garnishment, attachment or other legal process by any Holder by reason of claimed contractual subordination rights and the Confirmation Order shall constitute an injunction enjoining any Person from enforcing or attempting to enforce any contractual, legal or equitable subordination rights to Property distributed under this Plan, in each case other than as provided in this Plan.

         Section 11.11. No Successor Liability. Except as otherwise expressly provided in this Plan, the Reorganized Debtors do not, pursuant to this Plan or otherwise, assume, agree to perform, pay, or indemnify Creditors or otherwise have any responsibilities for any liabilities or obligations of the Debtors relating to or arising out of the operations of or assets or Property of the Debtors, whether arising prior to, on, or after the Confirmation Date. The Reorganized Debtors are not, and shall not be, successors to the Debtors by reason of any theory of law or equity, and shall not have any successor or transferee liability of any kind or character, except that the Reorganized Debtors shall assume the obligations specified in this Plan and the Confirmation Order.

                                  ARTICLE XII

                            RETENTION OF JURISDICTION

         Section 12.01. Exclusive Jurisdiction of Bankruptcy Court. Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain after the Effective Date exclusive jurisdiction of all matters arising out of, arising in or related to, the Chapter 11 Cases to the fullest extent permitted by applicable law, including, without limitation, jurisdiction to:

                  (a) classify or establish the priority, secured or unsecured status of any Claim or Interest (whether Filed before or after the Effective Date and whether or not contingent, Disputed or unliquidated) or resolve any dispute as to the treatment necessary to Reinstate a Claim pursuant to this Plan;

                  (b) grant or deny any applications for allowance of compensation or reimbursement of expenses pursuant to sections 330, 331 or 503(b) of the Bankruptcy Code or otherwise provided for in this Plan, for periods ending on or before the Effective Date;

                  (c) determine and resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which any Debtor is a party or with respect to which any Debtor may be liable, and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

                  (d) ensure that all payments due under this Plan and performance of the provisions of this Plan are accomplished as provided herein and resolve any issues relating to distributions to Holders of Allowed Claims or Allowed Interests pursuant to the provisions of this Plan;

                  (e) construe, take any action and issue such orders, prior to and following the Confirmation Date and consistent with section 1142 of the Bankruptcy Code, as may be necessary for the enforcement, implementation, execution and consummation of this Plan and all Plan Documents, contracts, instruments, releases, indentures and other agreements or documents created in connection with this Plan, including, without limitation, the Disclosure Statement and the Confirmation Order, for the maintenance of the integrity of this Plan and protection of the Reorganized Debtors in accordance with sections 524 and 1141 of the Bankruptcy Code following consummation;

                  (f) determine and resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation, implementation or enforcement of this Plan (and all Exhibits to this Plan) or the Confirmation Order, including the indemnification and injunction provisions set forth in and contemplated by this Plan or the Confirmation Order, or any Entity's rights arising under or obligations incurred in connection therewith;

                  (g) hear any application of the Debtors or the Reorganized Debtors, as the case may be, and/or Saratoga to modify this Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code and Section 13.04 hereof or modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate this Plan, to the extent authorized by the Bankruptcy Code and this Plan;

                  (h) issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with consummation, implementation or enforcement of this Plan or the Confirmation Order;

                  (i) enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

                  (j) determine any other matters that may arise in connection with or relating to this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order, except as otherwise provided in this Plan;

                  (k) determine such other matters and for such other purposes as may be provided in the Confirmation Order;

                  (l) hear and determine any other matters related hereto and not inconsistent with chapter 11 of the Bankruptcy Code;

                  (m) continue to enforce the automatic stay through the Effective Date;

                  (n) hear and determine (i) disputes arising in connection with the interpretation, implementation or enforcement of this Plan or
         (ii) issues presented or arising under this Plan, including disputes among Holders and arising under this Plan Documents, including, without limitation, disputes relating to the Fiberstars Interests, the Hexagram Net Proceeds Interests or the Contingent Equity Recovery or other matters relating to distributions to Holders of Old Common Stock, or other agreements, documents or instruments executed in connection with this Plan;

                  (o) enter a final decree closing the Chapter 11 Cases or converting them into chapter 7 cases; and

                  (p) determine and resolve any and all controversies relating to the rights and obligations of the Old Indenture Trustee, the Voting Agent and the Disbursing Agent in connection with the Chapter 11 Cases, including, without limitation, any dispute arising in connection with the payment of the reasonable fees and expenses of the Old Indenture Trustee, the Voting Agent and the Disbursing Agent in connection with their duties in the Chapter 11 Cases.

         Section 12.02. Non-Exclusive Jurisdiction of Bankruptcy Court. Following the Effective Date, the Bankruptcy Court shall retain non-exclusive jurisdiction of the Chapter 11 Cases to the fullest extent permitted by applicable law, including, without limitation, jurisdiction to:

                  (a) allow, disallow, determine, liquidate or estimate any Claim or Interest, including the compromise, settlement and resolution of any request for payment of any Claim, the resolution of any Objections to the allowance of Claims or Interests and to hear and determine any other issue presented hereby or arising hereunder, including during the pendency of any appeal relating to any Objection to such Claim or Interest (to the extent permitted under applicable law);

                  (b) recover all assets of the Debtors and Property of their respective Estates, wherever located;

                  (c) hear and determine any motions or contested matters involving taxes, tax refunds, tax attributes and tax benefits and similar or related matters with respect to the Debtors or the Debtors' respective Estates arising prior to the Effective Date or relating to the period of administration of the Chapter 11 Cases, including, without limitation, matters concerning federal, state and local taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

                  (d) hear and determine any motions, applications, adversary proceedings, contested matters and other litigated matters pending on, Filed or commenced after the Effective Date that may be commenced by the Debtors thereafter, including proceedings with respect to the rights of the Debtors to recover Property under sections 542, 543 or 553 of the Bankruptcy Code, or to bring any Avoidance Action, or to otherwise collect to recover on account of any claim or Cause of Action that the Debtors may have; and

                  (e) hear any other matter not inconsistent with the Bankruptcy Code.

         Section 12.03. Failure of Bankruptcy Court to Exercise Jurisdiction. If the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction over any matter arising under, arising in or related to the Debtors, including with respect to the matters set forth above in Section 12.01 and Section 12.02 hereof, this ARTICLE XII shall not prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such subject matter.

                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS

         Section 13.01. Binding Effect of Plan. The provisions of this Plan shall be binding upon and inure to the benefit of the Debtors, Saratoga, the Estates, the Reorganized Debtors, any Holder of any Claim or Interest treated herein or any Person named or referred to in this Plan, the Old Indenture Trustee and each of their respective heirs, executors, administrators, representatives, predecessors, successors, assigns, agents, officers and directors, and, to the fullest extent permitted under the Bankruptcy Code and other applicable law, each other Person affected by this Plan.

         Section 13.02. Withdrawal of this Plan. The Debtors and Saratoga, acting jointly, reserve the right, at any time prior to Confirmation of this Plan, to revoke or withdraw this Plan. If this Plan is revoked or withdrawn or if the Confirmation Date does not occur, this Plan shall be null and void and have no force and effect. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any claims by the Debtors or Saratoga or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors, Saratoga or any Person in any further proceedings involving the Debtors.

         Section 13.03. Final Order. Except as otherwise expressly provided in this Plan, any requirement in this Plan for a Final Order may be waived by the Debtors and Saratoga, acting jointly, or, after the Effective Date, the Reorganized Debtors upon written notice to the Bankruptcy Court.

         Section 13.04. Modification of this Plan. The Debtors and Saratoga, acting jointly, may alter, amend or modify this Plan, including all exhibits to this Plan, in accordance with section 1127 of the Bankruptcy Code or as otherwise permitted at any time prior to the Confirmation Date. After the Confirmation Date and prior to the substantial consummation of this Plan, and in accordance with the provisions of section 1127(b) of the Bankruptcy Code and the Bankruptcy Rules, the Debtors and Saratoga and any party in interest may, so long as the treatment of Holders of Claims or Interests under this Plan is not adversely affected, institute proceedings in the Bankruptcy Court to remedy any defect or omission or to reconcile any inconsistencies in this Plan, the Disclosure Statement or the Confirmation Order and any other matters as may be necessary to carry out the purposes and effects of this Plan; provided, however, prior notice of such proceedings shall be served in accordance with Bankruptcy Rules 2002 and 9014.

         Section 13.05. Business Days. If any payment or act under this Plan is required to be made or performed on a date that is not a Business Day in any particular location where performance was to occur, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, without interest, but shall be deemed to have been completed as of the required date.

         Section 13.06. Severability. Should the Bankruptcy Court determine, on or prior to the Confirmation Date, that any provision of this Plan is either illegal on its face or illegal as applied to any Claim or Interest, such provision shall be unenforceable as to all Holders of Claims or Interests or to the specific Holder of such Claim or Interest, as the case may be, as to which such provision is illegal. Unless otherwise determined by the Bankruptcy Court, such a determination of unenforceability shall in no way limit or affect the enforceability and operative effect of any other provision of this Plan. The Debtors reserve the right not to proceed with Confirmation or consummation of this Plan if any such ruling occurs.

         Section 13.07. Governing Law. EXCEPT TO THE EXTENT THAT THE BANKRUPTCY CODE OR BANKRUPTCY RULES OR OTHER FEDERAL LAWS ARE APPLICABLE, AND SUBJECT TO THE PROVISIONS OF ANY CONTRACT, INSTRUMENT, RELEASE, INDENTURE OR OTHER AGREEMENT OR DOCUMENT ENTERED INTO IN CONNECTION WITH THIS PLAN, THE CONSTRUCTION, IMPLEMENTATION AND ENFORCEMENT OF THIS PLAN AND ALL RIGHTS AND OBLIGATION ARISING UNDER THIS PLAN SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OHIO, WITHOUT GIVING EFFECT TO CONFLICTS-OF-LAW PRINCIPLES WHICH WOULD APPLY THE LAW OF A JURISDICTION OTHER THAN THE STATE OF OHIO OR THE UNITED STATES OF AMERICA.

         Section 13.08. Dissolution of Committees. On the Effective Date, the Committees shall be automatically dissolved and all members, Professionals and agents of the Committees shall be deemed released of their duties, responsibilities and obligations, and shall be without further duties, responsibilities and authority in connection with the Debtors, the Chapter 11 Cases, this Plan or its implementation; provided, however, that on and after the Effective Date the Class 7 Representative shall represent the interests of Holders of Old Common Stock Interests under and in connection with the Plan.

         Section 13.09. Payment of Statutory Fees. All U.S. Trustee's Fee Claims, as determined, if necessary, by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

         Section 13.10. Notices. Any notice required or permitted to be provided under this Plan shall be in writing and served by either (A) certified mail, return receipt requested, postage prepaid, (B) hand delivery, (C) reputable overnight delivery service, freight prepaid or (D) facsimile, to be addressed as follows:

                  If to Debtors/Reorganized Debtors:

                           Advanced Lighting Technologies, Inc.
                           32000 Aurora Road
                           Solon, Ohio  44139
                           Attn.: Wayne R. Hellman, Chief Executive Officer facsimile: (440) 519-0503

                  With a copy to:

                           Jenner & Block, LLC
                           One IBM Plaza
                           Chicago, Illinois 60611
                           Attn.: Jeff J. Marwil
                           Jerry L. Switzer, Jr.
                           Peter J. Young
                           facsimile: (312) 527-0484

                  If to Creditors Committee:

                           GSC Partners
                           500 Campus Drive, #220
                           Florham Park, New Jersey 07932
                           Attn.: Thomas Libassi
                           facsimile: (973) 437-1037

                  With copies to:

                           Stroock & Stroock & Lavan LLP
                           180 Maiden Lane
                           New York, New York  10038
                           Attn.: Michael J. Sage
                           Kristopher M. Hansen
                           A. Victor Glaser
                           facsimile: (212) 806-6006

                                    and

                           Kaye Scholer LLC
                           Three First National Plaza
                           70 West Madison Street
                           Suite 4100
                           Chicago, Illinois 60602
                           Attn: Michael B. Solow
                           Joel L. Miller
                           Facsimile: (312) 583-2360

                  If to Equity Committee or Class 7 Representative:

                           Robert F. Spangler
                           4708 Hunt Creek
                           Harrisburg, Pennsylvania 17112
                           facsimile: (717) 652-1948

                  With a copy to:

                           Shaw, Gussis, Fishman, Glantz, Wolfson & Towbin, LLC 1144 West Fulton Street, Suite 200
                           Chicago, Illinois  60607
                           Attn.: Robert M. Fishman
                           Brian M. Graham
                           Mark L. Radtke
                           facsimile:  (312) 541-0155

                  If to Old Indenture Trustee:

                           The Bank of New York
                           101 Barclay Street, 8 West
                           New York, New York 10286
                           Attn.: Gerard Facendola
                           facsimile: (212) 815-5131

                  If to GE:

                           General Electric Company
                           c/o GE Consumer Products
                           Appliance Park
                           AP 2-225
                           Louisville, Kentucky  40225
                           Attn.: Raymond M. Burse, General Counsel
                           facsimile:  (502) 452-0347

                  With a copy to:

                           Wyatt, Tarrant & Combs, LLP
                           250 W. Main Street, Suite 1600
                           Lexington, Kentucky 40502
                           Attn: Mary L. Fullington
                           facsimile: (859) 259-0649

                  If to Saratoga:

                           Saratoga Lighting Holdings LLC
                           4th Floor
                           535 Madison Avenue
                           New York, NY 10022
                           Attn.: Christian Oberbeck
                           facsimile:  (212) 906-7800

                  With a copy to:

                           Davis Polk & Wardwell
                           450 Lexington Avenue
                           New York, N.Y. 10017
                           Attn: Stephen H. Case
                           facsimile: (212) 450-4800

                                    and

                           Vedder Price Kaufman & Kammholz, P.C.
                           222 North LaSalle Street
                           Suite 2600
                           Chicago, Illinois  60601
                           Attn: Michael M. Eidelman
                           facsimile: (312) 609-5005

                  If to the United States Trustee:

                           Ira Bodenstein, U.S. Trustee (Region 11)
                           227 West Monroe Street, Suite 3350
                           Chicago, Illinois  60606
                           Attn: Roman Sukley
                           facsimile: (312) 886-5794

         Section 13.11. Filing of Additional Documents. On or before substantial consummation of this Plan, the Debtors, with the consent of Saratoga, shall issue, execute, deliver, and File with the Bankruptcy Court or record any agreements and other documents, and take any action as may be necessary or appropriate to effectuate, consummate and further evidence the terms and conditions of this Plan.

         Section 13.12. Section 1125 of the Bankruptcy Code. (a) The Debtors and Saratoga have, and upon Confirmation of this Plan shall be deemed to have, solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and (b) the Debtors and Saratoga (and their Affiliates, officers, directors, employees, consultants, agents, advisors, members, attorneys, accountants, financial advisors, other representatives and Professionals) have participated in good faith and in compliance with the applicable provisions of the Securities Act and the Bankruptcy Code in the offer, issuance, sale, and purchase of the securities offered and sold under this Plan, and are not, and on account of such offer, issuance, sale, solicitation, and/or purchase will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or the offer, issuance, sale, or purchase of the securities offered and sold under this Plan.

         Section 13.13. Section 1146 Exemption. To the fullest extent permitted under section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of any security under this Plan, if any, or the execution, delivery or recording of an instrument of transfer under this Plan, or the revesting, transfer or sale of any real or other Property of or to the Debtors or the Reorganized Debtors, shall not be taxed under any state or local law imposing a stamp tax, transfer tax or similar tax or fee. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument, without requiring the payment of any documentary stamp tax, deed stamps, stamp tax, transfer tax, mortgage recording tax, intangible tax or similar tax.

         Section 13.14. Section 1145 Exemption. To the fullest extent permitted under section 1145 of the Bankruptcy Code, the issuance of the New Notes and the distribution of the Fiberstars Interests shall be exempt from the registration requirements of section 5 of the Securities Act and any and all federal, state and local laws requiring the registration or licensing of an issuer, underwriter, broker or dealer in such securities. The Debtors believe that the distribution of the Fiberstars Interests is exempt from registration under section 1145(a)(1) of the Bankruptcy Code. To the extent that section 1145(a)(1) is not be applicable to such distribution, then such distribution shall be made in accordance with applicable law, including the federal securities laws.

         Section 13.15. Time. Unless otherwise specified herein, in computing any period of time prescribed or allowed by this Plan, the day of the act or event from which the designated period begins to run shall not be included. The last day of the period so computed shall be included, unless it is not a Business Day in any location where performance is to occur, in which event the period runs until the end of next succeeding day that is a Business Day. Otherwise, the provisions of Bankruptcy Rule 9006 shall apply.

         Section 13.16. No Attorneys' Fees. No attorneys' fees will be paid by the Debtors with respect to any Claim or Interest except as expressly specified herein or Allowed by a Final Order of the Bankruptcy Court.

         Section 13.17. No Injunctive Relief. No Claim or Interest shall under any circumstances be entitled to specific performance or other injunctive, equitable or other prospective relief.

         Section 13.18. Non-Voting Equity Securities. The Debtors shall comply with the provisions of section 1123(a)(6) of the Bankruptcy Code.

         Section 13.19. Continued Confidentiality Obligations. Pursuant to the terms thereof, members of, and advisors and Professionals to, any Committee, any other Holder of a Claim or Interest and their respective predecessors, successors and assigns, shall continue to be obligated and bound by the terms of any confidentiality agreement executed by them in connection with these Chapter 11 Cases or the Debtors, to the extent that such agreement, by its terms, may continue in effect after the Confirmation Date.

         Section 13.20. No Admissions or Waivers. Notwithstanding anything herein to the contrary, nothing contained in this Plan shall be deemed an admission or waiver by the Debtors with respect to any matter set forth herein, including, without limitation, liability on any Claim or Interest or the propriety of any classification of any Claim or Interest.

         Section 13.21. Entire Agreement. This Plan and Exhibits set forth the entire agreement and undertakings relating to the subject matter hereof and they supersede all prior discussions and documents. The Debtors shall not be bound by any terms, conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof, other than as expressly provided for herein.

         Section 13.22. Waiver. The Debtors and Saratoga, acting jointly, or the Reorganized Debtors, as applicable, reserve the right to waive any of their rights under this Plan, and any conditions precedent provided for under this Plan.

         Section 13.23. Bar Date for Professionals. Applications for compensation for services rendered and reimbursement of expenses incurred by Professionals (a) from the later of the Petition Date or the date on which retention was approved through the Effective Date or (b) at any time during the Chapter 11 Cases when such compensation is sought pursuant to sections 503(b)(3) through (b)(5) of the Bankruptcy Code, shall be Filed no later than forty-five
(45) days after the Effective Date or such later date as the Bankruptcy Court approves, and shall be served on (i) the Debtors, (ii) counsel to the Debtors,
(iii) counsel to the Creditors Committee, (iv) counsel for the Equity Committee and (v) the United States Trustee, at the addresses set forth in Section 13.10 of this Plan. Applications that are not timely Filed shall not be considered by the

Court. The Reorganized Debtors may pay any Professional fees and expenses incurred after the Effective Date without any application to the Bankruptcy Court.

                              CONFIRMATION REQUEST

                  The Debtors hereby request confirmation of this Plan pursuant to section 1129(a) or section 1129(b) of the Bankruptcy Code.

Dated: The Date Set Forth.
         On the Cover Page

Jeff J. Marwil (06194504)
Jerry L. Switzer, Jr. (06210229)
Peter J. Young (06278765)
Jenner & Block, LLC
One IBM Plaza
Chicago, Illinois 60611
(312) 222-9350
(312) 527-0484 (Fax)

Counsel for Debtors and Debtors-in-Possession

                                 PLAN EXHIBIT A

                                  NEW INDENTURE

================================================================================

                      ADVANCED LIGHTING TECHNOLOGIES, INC.,
                                                  Issuer

                                       and

                             [____________________],
                                                  Trustee

                              _____________________

                                    Indenture

                          Dated as of _________________

                              _____________________

                            __% Senior Notes due 2011

================================================================================

                              CROSS-REFERENCE TABLE

TIA Sections                                                                            Indenture Sections
------------                                                                            ------------------
Section 310(a)(1)....................................................................                7.10
           (a)(2)....................................................................                7.10
           (b).......................................................................          7.03; 7.08
Section 311(a).......................................................................                7.03
           (b).......................................................................                7.03
Section 312(a).......................................................................                2.03
           (b).......................................................................               10.02
           (c).......................................................................               10.02
Section 313(a).......................................................................                7.06
           (b)(2)....................................................................                7.07
           (c).......................................................................   7.05; 7.06; 10.02
           (d).......................................................................                7.06
Section 314(a).......................................................................         7.05; 10.02
           (a)(4)....................................................................         4.17; 10.02
           (c)(1)....................................................................               10.03
           (c)(2)....................................................................               10.03
           (e).......................................................................         4.16; 10.04
Section 315(a).......................................................................                7.02
           (b).......................................................................         7.05; 10.02
           (c).......................................................................                7.02
           (d).......................................................................                7.02
           (e).......................................................................                6.11
Section 316(a)(1)(A).................................................................                6.05
           (a)(1)(B).................................................................                6.04
           (b).......................................................................                6.07
           (c).......................................................................                9.03
Section 317(a)(1)....................................................................                6.08
           (a)(2)....................................................................                6.09
           (b).......................................................................                2.04
Section 318(a).......................................................................               10.01
           (c).......................................................................               10.01

Note: The Cross-Reference Table shall not for any purpose be deemed to be a part of this Indenture.

                                TABLE OF CONTENTS

                                                                                                               Page
ARTICLE ONE DEFINITIONS AND INCORPORATION BY REFERENCE                                                           1

     SECTION 1.01.  DEFINITIONS...........................................................................       1

     SECTION 1.02.  INCORPORATION BY REFERENCE OF TRUST INDENTURE ACT.....................................      19

     SECTION 1.03.  RULES OF CONSTRUCTION.................................................................      19

ARTICLE TWO THE NOTES                                                                                           20

     SECTION 2.01.  FORM AND DATING.......................................................................      20

     SECTION 2.03.  EXECUTION, AUTHENTICATION AND DENOMINATIONS...........................................      20

     SECTION 2.04.  REGISTRAR AND PAYING AGENT............................................................      21

     SECTION 2.05.  PAYING AGENT TO HOLD MONEY IN TRUST...................................................      21

     SECTION 2.06.  TRANSFER AND EXCHANGE.................................................................      22

     SECTION 2.09.  REPLACEMENT NOTES.....................................................................      23

     SECTION 2.10.  OUTSTANDING NOTES.....................................................................      23

     SECTION 2.11.  TEMPORARY NOTES.......................................................................      23

     SECTION 2.12.  CANCELLATION..........................................................................      23

     SECTION 2.13.  CUSIP NUMBERS.........................................................................      24

     SECTION 2.14.  DEFAULTED INTEREST....................................................................      24

ARTICLE THREE REDEMPTION                                                                                        24

     SECTION 3.01.  RIGHT OF REDEMPTION...................................................................      24

     SECTION 3.02.  NOTICES TO TRUSTEE....................................................................      25

     SECTION 3.03.  SELECTION OF NOTES TO BE REDEEMED.....................................................      25

     SECTION 3.04.  NOTICE OF REDEMPTION..................................................................      25

-----------------------

Note: The Table of Contents shall not for any purposes be deemed to be a part of this Indenture.

     SECTION 3.05.  EFFECT OF NOTICE OF REDEMPTION........................................................      26

     SECTION 3.06.  DEPOSIT OF REDEMPTION PRICE...........................................................      26

     SECTION 3.07.  PAYMENT OF NOTES CALLED FOR REDEMPTION................................................      27

     SECTION 3.08.  NOTES REDEEMED IN PART................................................................      27

ARTICLE FOUR COVENANTS                                                                                          27

     SECTION 4.01.  PAYMENT OF NOTES......................................................................      27

     SECTION 4.02.  MAINTENANCE OF OFFICE OR AGENCY.......................................................      27

     SECTION 4.03.  LIMITATION ON INDEBTEDNESS............................................................      28

     SECTION 4.04.  LIMITATION ON RESTRICTED PAYMENTS.....................................................      30

     SECTION 4.05.  LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED
                    SUBSIDIARIES..........................................................................      32

     SECTION 4.06.  LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED....................      33

     SECTION 4.07.  LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES......................      33

     SECTION 4.08.  LIMITATION ON TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES...........................      34

     SECTION 4.09.  LIMITATION ON LIENS...................................................................      34

     SECTION 4.10.  LIMITATION ON SALE-LEASEBACK TRANSACTIONS.............................................      35

     SECTION 4.11.  LIMITATION ON ASSET SALES.............................................................      35

     SECTION 4.12.  REPURCHASE OF NOTES UPON A CHANGE OF CONTROL..........................................      36

     SECTION 4.13.  EXISTENCE.............................................................................      37

     SECTION 4.15.  PAYMENT OF TAXES AND OTHER CLAIMS.....................................................      37

     SECTION 4.15.  MAINTENANCE OF PROPERTIES AND INSURANCE...............................................      37

     SECTION 4.16.  NOTICE OF DEFAULTS....................................................................      38

     SECTION 4.17.  COMPLIANCE CERTIFICATES...............................................................      38

     SECTION 4.18.  COMMISSION REPORTS AND REPORTS TO HOLDERS.............................................      38

     SECTION 4.19.  WAIVER OF STAY, EXTENSION OR USURY LAWS...............................................      39

ARTICLE FIVE SUCCESSOR CORPORATION                                                                              39

     SECTION 5.01.  WHEN COMPANY MAY MERGE, ETC...........................................................      39

     SECTION 5.02.  SUCCESSOR SUBSTITUTED.................................................................      40

ARTICLE SIX DEFAULT AND REMEDIES                                                                                40

     SECTION 6.01.  EVENTS OF DEFAULT.....................................................................      40

     SECTION 6.02.  ACCELERATION..........................................................................      41

     SECTION 6.03.  OTHER REMEDIES........................................................................      42

     SECTION 6.04.  WAIVER OF PAST DEFAULTS...............................................................      42

     SECTION 6.05.  CONTROL BY MAJORITY...................................................................      42

     SECTION 6.06.  LIMITATION ON SUITS...................................................................      43

     SECTION 6.07.  RIGHTS OF HOLDERS TO RECEIVE PAYMENT..................................................      43

     SECTION 6.08.  COLLECTION SUIT BY TRUSTEE............................................................      43

     SECTION 6.09.  TRUSTEE MAY FILE PROOFS OF CLAIM......................................................      44

     SECTION 6.10.  PRIORITIES............................................................................      44

     SECTION 6.11.  UNDERTAKING FOR COSTS.................................................................      44

     SECTION 6.12.  RESTORATION OF RIGHTS AND REMEDIES....................................................      45

     SECTION 6.13.  RIGHT AND REMEDIES CUMULATIVE.........................................................      45

     SECTION 6.14.  DELAY OR OMISSION NOT WAIVER..........................................................      45

ARTICLE SEVEN TRUSTEE                                                                                           45

     SECTION 7.01.  GENERAL...............................................................................      45

     SECTION 7.02.  CERTAIN RIGHTS OF TRUSTEE.............................................................      45

     SECTION 7.03.  INDIVIDUAL RIGHTS OF TRUSTEE..........................................................      47

     SECTION 7.04.  TRUSTEE'S DISCLAIMER..................................................................      47

     SECTION 7.05.  NOTICE OF DEFAULT.....................................................................      47

     SECTION 7.06.  REPORTS BY TRUSTEE TO HOLDERS.........................................................      47

     SECTION 7.07.  COMPENSATION AND INDEMNITY............................................................      47

     SECTION 7.08.  REPLACEMENT OF TRUSTEE................................................................      48

     SECTION 7.09.  SUCCESSOR TRUSTEE BY MERGER, ETC......................................................      49

     SECTION 7.10.  ELIGIBILITY...........................................................................      49

     SECTION 7.11.  MONEY HELD IN TRUST...................................................................      49

ARTICLE EIGHT DISCHARGE OF INDENTURE                                                                            50

     SECTION 8.01.  TERMINATION OF COMPANY'S OBLIGATIONS..................................................      50

     SECTION 8.02.  DEFEASANCE AND DISCHARGE OF INDENTURE.................................................      50

     SECTION 8.03.  DEFEASANCE OF CERTAIN OBLIGATIONS.....................................................      52

     SECTION 8.04.  APPLICATION OF TRUST MONEY; MISCELLANEOUS.............................................      54

     SECTION 8.05.  REPAYMENT TO COMPANY..................................................................      54

     SECTION 8.06.  REINSTATEMENT.........................................................................      54

ARTICLE NINE AMENDMENTS, SUPPLEMENTS AND WAIVERS                                                                55

     SECTION 9.01.  WITHOUT CONSENT OF HOLDERS............................................................      55

     SECTION 9.02.  WITH CONSENT OF HOLDERS...............................................................      55

     SECTION 9.03.  REVOCATION AND EFFECT OF CONSENT......................................................      56

     SECTION 9.04.  NOTATION ON OR EXCHANGE OF NOTES......................................................      57

     SECTION 9.05.  TRUSTEE TO SIGN AMENDMENTS, ETC.......................................................      57

     SECTION 9.06.  CONFORMITY WITH TRUST INDENTURE ACT...................................................      57

ARTICLE TEN MISCELLANEOUS                                                                                       57

     SECTION 10.01. TRUST INDENTURE ACT OF 1939...........................................................      57

     SECTION 10.02. NOTICES...............................................................................      57

     SECTION 10.03. CERTIFICATE AND OPINION AS TO CONDITIONS PRECEDENT....................................      58

     SECTION 10.04. STATEMENTS REQUIRED IN CERTIFICATE OR OPINION.........................................      59

     SECTION 10.05. RULES BY TRUSTEE, PAYING AGENT OR REGISTRAR...........................................      59

     SECTION 10.06. PAYMENT DATE OTHER THAN A BUSINESS DAY................................................      59

     SECTION 10.07. GOVERNING LAW.........................................................................      59

     SECTION 10.08. NO ADVERSE INTERPRETATION OF OTHER AGREEMENTS.........................................      59

     SECTION 10.09. NO RECOURSE AGAINST OTHERS............................................................      59

     SECTION 10.10. SUCCESSORS............................................................................      60

     SECTION 10.11. DUPLICATE ORIGINALS...................................................................      60

     SECTION 10.12. SEPARABILITY..........................................................................      60

     SECTION 10.13. TABLE OF CONTENTS, HEADINGS, ETC......................................................      60

EXHIBIT A Form of Note                                                                                          62

EXHIBIT A Form of Note....................................................................................     A-1

         INDENTURE, dated as of ___________________, 2003, between ADVANCED LIGHTING TECHNOLOGIES, INC., an Ohio corporation (the "Company"), and [_____________________], a[n] [________________], trustee (the "Trustee").

                                    RECITALS

         The Company has duly authorized the execution and delivery of this Indenture to provide for the issuance of up to $[______________], , as defined herein, in aggregate principal amount of the Company's __% Senior Notes due 2011 (the "Notes") issuable as provided in this Indenture. All things necessary to make this Indenture a valid agreement of the Company, in accordance with its terms, have been done, and the Company has done all things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee hereunder and duly issued by the Company, valid obligations of the Company as hereinafter provided.

         The Notes will be issued in connection with the Joint Chapter 11 Plan of Reorganization (the "Plan") of the Company and certain of its United States subsidiaries approved by the United States Bankruptcy Court for the Northern District of Illinois, Eastern District on ___________, 2003. Each Note initially issued will constitute the consideration exchanged for a Class 3 Claim, and the aggregate principal amount of Notes will equal $[___________] in respect of the Allowed Class 3 Claims under the Plan.

         This Indenture is subject to, and shall be governed by, the provisions of the Trust Indenture Act of 1939, as amended, that are required to be a part of and to govern indentures qualified under the Trust Indenture Act of 1939, as amended.

                      AND THIS INDENTURE FURTHER WITNESSETH

         For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows.

                                   ARTICLE ONE
                   DEFINITIONS AND INCORPORATION BY REFERENCE

         SECTION 1.01 Definitions.

         "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

         "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication): (i) the net income of any Person that is not a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such Person during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of Section 4.04 (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries; (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) except for purposes of calculating , the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of Section 4.04, any amount paid or accrued as dividends on Preferred Stock of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries; and
(vi) all extraordinary gains and extraordinary losses (on an after-tax basis).

         "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission or provided to the Trustee pursuant to Section 4.18.

         "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agent" means any Registrar, Co-Registrar, Paying Agent or authenticating agent.

         "Asset Acquisition" means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted

Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such investment or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such acquisition.

         "Asset Disposition" means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary or (ii) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

         "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by Article Five; provided that "Asset Sale" shall not include (a) sales or other dispositions of inventory, receivables and other current assets, (b) sales, transfers or other dispositions of assets constituting a Restricted Payment permitted to be made under Section 4.04, or (c) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would satisfy clause (B) of Section 4.11.

         "Authenticating Agent" means any person engaged to authenticate the Notes in the stead of the Trustee pursuant to Section 2.02.

         "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of
(a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

         "Board of Directors" means the Board of Directors of the Company or any committee of such Board of Directors duly authorized to act under this Indenture.

         "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

         "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York, or in the city of the Corporate Trust Office of the Trustee, are authorized by law to close.

         "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Effective Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

         "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

         "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease. "Commission" means the Securities and Exchange Commission Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the TIA, then the body performing such duties at such time.

         "Change of Control" means such time as (i) (a) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act) of more than 35% of the total voting power of the Voting Stock of the Company on a fully diluted basis and (b) such ownership represents a greater percentage of the total voting power of the Voting Stock of the Company, on a fully diluted basis, than may then be voted by the Existing Stockholders and Executive Managers on such date; provided however, that a Change in Control shall not be deemed to have occurred by reason of the fact that one or more of the Executive Managers become the beneficial owners of more than 35% of the total voting power of the Voting Stock of the Company on a fully diluted basis; or (ii) individuals who on the Effective Date (or within 120 days thereafter as contemplated by the Plan) constitute the Board of Directors (together with any new or successor directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Company's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors on the date of their election or nomination) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

         "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the TIA, then the body performing such duties at such time.

         "Common Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's equity, other than Preferred Stock of such Person, whether outstanding on the Effective Date or issued thereafter, including, without limitation, all series and classes of such common stock.

         "Company" means the party named as such in the first paragraph of this Indenture until a successor replaces it pursuant to Article Five of this Indenture and thereafter means the successor.

         "Company Order" means a written request or order signed in the name of the Company (i) by its Chairman, a Vice Chairman, its President, Executive Vice President, Senior Vice President or a Vice President and (ii) by its Treasurer, an Assistant Treasurer, its Secretary or an Assistant Secretary and delivered to the Trustee; provided, however, that such written request or order may be signed by any two of the officers or directors listed in clause (i) above in lieu of being signed by one of such officers or directors listed in such clause (i) and one of the officers listed in clause (ii) above.

         "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income, (i) Consolidated Interest Expense, (ii) income taxes (other than income taxes (either positive or negative) attributable to extraordinary gains or losses or Asset Sales or Asset Dispositions), (iii) depreciation expense, (iv) amortization expense and (v) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by
(B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries.

         "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

         "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

         "Corporate Trust Office" means the office of the Trustee at which the corporate trust business of the Trustee shall, at any particular time, be principally administered, which office is, at the date of this Indenture, located at [_______________________].

         "Credit Facility" means the Credit Facility dated as of the Effective Date, among the Company and the lenders party thereto and any other lenders or borrowers from time to time party thereto, collateral documents, instruments and agreements executed in connection therewith and any amendments, supplements, substitutions, modifications, extensions, renewals, restatements, replacement, refinancings or refundings thereof.

         "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

         "Default" means any event that is, or after notice or the passage of time or both would be, an Event of Default.

         "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in Section 4.11 and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to Section 4.11 and Section 4.12.

         "Effective Date" means the date on which the Plan becomes effective and the Notes are originally issued under this Indenture.

         "Eligible Accounts Receivable" means at the time of reference thereto accounts receivable as set forth on the most recent consolidated balance sheet filed pursuant to

Section 4.18, less accounts receivable of Unrestricted Subsidiaries as of the date of such balance sheet.

         "Eligible Inventory" means at the time of reference thereto inventory as set forth on the most recent consolidated balance sheet filed pursuant to
Section 4.18, less inventory of Unrestricted Subsidiaries as of the date of such balance sheet.

         "Event of Default" has the meaning provided in Section 6.01.

         "Excess Proceeds" has the meaning provided in Section 4.11.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Executive Managers" at any time means the five individuals who were the most highly compensated officers or employees of the Company and its Subsidiaries, taken as a whole, for the most recently ended fiscal year of the Company, and each of whom were officers or employees of the Company or one or more Subsidiaries for at least seven consecutive months during such fiscal year.

         "Existing Stockholders" means (i) Saratoga Lighting Holdings LLC or any of of its Affiliates and (ii) any "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) that includes Saratoga Lighting Holdings LLC or any of its Affiliates, if Saratoga Lighting Holdings LLC or such Affiliates "beneficially own" (within the meaning of Rule 13d-3 under the Exchange Act) Voting Stock representing a majority of the voting power of the Voting Stock owned by such group.

         "Fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

         "Foreign Subsidiaries" means Advanced Lighting Technologies Australia, Inc. and each Subsidiary of the Company incorporated or organized, as the case may be, outside of the United States of America.

         "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Effective Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in this Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of this Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the Notes and (ii) except as otherwise provided, the amortization of any amounts required or permitted to be amortized by Accounting Principles Board Opinion Nos. 16 and 17, as subsequently modified or amended, or the write-off of such amounts.

         "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

         "Guaranteed Indebtedness" has the meaning provided in Section 4.07.

         "Holder" means the registered holder of any Note.

         "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

         "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all Capitalized Lease Obligations, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and
(viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, (B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness" and (C) that Indebtedness shall not include any liability for federal, state, local or other taxes.

         "Indenture" means this Indenture as originally executed or as it may be amended or supplemented from time to time by one or more indentures supplemental to this Indenture entered into pursuant to the applicable provisions of this Indenture.

         "Interest Coverage Ratio" means, on any Transaction Date, the ratio of
(i) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the Commission pursuant to Section 4.18 (the "Four Quarter Period") to (ii) the aggregate Consolidated Interest Expense during such Four Quarter Period. In making the foregoing calculation, (A) pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (the "Reference Period") commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Four Quarter Period unless any portion of such Indebtedness is projected, in the reasonable judgment of the senior management of the Company, to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period; (B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; (C) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and (D) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (C) or (D) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available, as determined by the Company.

         "Interest Payment Date" means each semiannual interest payment date on March 15 and September 15 of each year, commencing on the first such date to occur after the Effective Date, for so long as any Note remains Outstanding.

         "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

         "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include
(i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and
(ii) the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (iii) of Section 4.06; provided that the fair market value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary shall be deemed not to exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made less the net reduction of such Investments. For purposes of the definition of "Unrestricted Subsidiary" and Section 4.04, (i) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

         "Investment Grade Securities" means debt securities or debt instruments with (A) a final maturity no later than one year after date of acquisition thereof and (B) a rating of BBB + or higher by S&P or Baal or higher by Moody's or the equivalent of such rating by such rating organization, or, if no rating by S&P or Moody's then exists, the equivalent of such rating by any other nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) designated by the Company, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries.

         "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

         "Management Services Agreement" means the Management Services Agreement between the Company and Saratoga Management Company, LLC, dated as of the Effective Date."Maturity", with respect to any Note, means the date on which the principal of such Note or an installment of principal becomes due and payable as provided in or pursuant to this Indenture, whether at the Stated Maturity or by declaration of acceleration, notice of redemption or repurchase, notice of option to elect repayment or otherwise, and includes any Redemption Date and Payment Date.

         "Moody's" means Moody's Investors Service, Inc. and its successors.

         "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations have recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole,
(iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations have recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

         "Non-U.S. Person" means a person who is not a "U.S. person" (as defined in Regulation S).

         "Notes" means any of the securities, as defined in the first paragraph of the recitals hereof, that are authenticated and delivered under this Indenture. For all purposes of this Indenture, the term "Notes" shall include the Notes initially issued on or as of the Effective Date, and any other Notes issued after the Effective Date under this Indenture. For purposes of this Indenture, all Notes shall vote together as one series of Notes under this Indenture.

         "Offer to Purchase" means an offer to purchase Notes by the Company from the Holders commenced by mailing a notice to the Trustee for delivery to each Holder stating: (i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date; (v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof; and (viii) if any Note contains a CUSIP, CINS or ISN number, no representation is being made as to the correctness of such number either as printed on any Note or as contained in the Offer and that the Holder should rely only on the other identification numbers printed on the Notes. On the Payment Date, the Company shall (i) accept for payment on a pro rata basis (with any rounding determined by the Company to be reasonable) Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof (with any rounding determined by the Company to be reasonable). The Company shall publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company shall comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

         "Officer" means, with respect to the Company, (i) the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer, the President, the Executive Vice President, the Senior Vice President, any Vice President or the Chief Financial Officer, and (ii) the Treasurer or any Assistant Treasurer, or the Secretary or any Assistant Secretary.

         "Officers' Certificate" means a certificate signed by one Officer listed in clause (i) of the definition thereof and one Officer listed in clause
(ii) of the definition thereof or two officers listed in clause (i) of the definition thereof. Each Officers' Certificate (other than certificates provided pursuant to TIA Section 314(a)(4)) shall include the statements provided for in TIA Section 314(e).

         "Opinion of Counsel" means a written opinion signed by legal counsel, who may be an employee of or counsel to the Company, that meets the requirements of Section 10.04 hereof. Each such Opinion of Counsel shall include the statements provided for in TIA Section 314(e).

         "Outstanding", when used with respect to any Note, means, as of the date of determination, all such Notes theretofore authenticated and delivered under this Indenture, except:

                  (a) any such Note theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

                  (b) any such Note for whose payment at the Maturity thereof money in the necessary amount has been theretofore deposited pursuant hereto (other than pursuant to Section 8.02 and 8.03) with the Trustee or any Paying Agent (other than the Company) in trust or set aside and segregated and in trust by the Company (if the Company shall act as its own Paying Agent) for the Holders of such Notes, provided that, if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee has been made;

                  (c) any such Note with respect to which the Company has effected defeasance pursuant to the terms hereof, except to the extent provided in Article Eight; and

                  (d)      any such Note which has been paid pursuant to Section
         2.06 or in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture, unless there shall have been presented to the Trustee proof satisfactory to it that such Note is held by a bona fide purchaser in whose hands such Note is a valid obligation of the Company;

provided, however, that in determining whether the Holders of the requisite principal amount of Outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder or are present at a meeting of Holders of Notes for quorum purposes or for purposes of making calculations required by TIA Section 313, Notes owned by the Company or any other obligor upon the Notes or any Affiliate of the Company or such other obligor, shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in making any such determination or relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which a Responsible Officer of the Trustee actually knows to be so owned shall be so disregarded.

         "Paying Agent" has the meaning provided in Section 2.03, except that, for the purposes of Article Eight, the Paying Agent shall not be the Company or a Subsidiary of the Company or an Affiliate of any of them. The term "Paying Agent" includes any additional Paying Agent.

         "Permitted Investment" means (i) an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted

Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; provided that such person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment; (ii) Temporary Cash Investments; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) stock, obligations or securities received in satisfaction of judgments; (v) an Investment in any Person consisting solely of the transfer to such Person of an Investment in another Person that is not a Restricted Subsidiary; (vi) Investment Grade Securities; (vii) Interest Rate Agreements and Currency Agreements designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in interest rates or foreign currency exchange rates;
(viii) Investments, not to exceed $30 million at any one time outstanding (and for purposes of this clause (viii) an Investment shall be deemed to be outstanding only if the Investment was made on or after the Effective Date and the amount outstanding shall be deemed to be in the amount of the excess (but not, in any event, less than zero) of the amount of such Investment on the date or dates made, less the return of capital to the Company and its Restricted Subsidiaries with respect to such Investment); (ix) Investments, to the extent the consideration therefor consists of Capital Stock (other than Disqualified Stock) of the Company or net cash proceeds from the sale of such Capital Stock, if such Capital Stock was issued or sold within 90 days of the making of such Investment; and (x) extensions of credit to customers and suppliers in the ordinary course of business.

         "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the, performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries; (vi) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Effective Date; provided that
(a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with Section 4.03, to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or to refinance Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) licenses, leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;
(viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;
(x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xi) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired; (xii) Liens in favor of the Company or any Restricted Subsidiary; (xiii) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;
(xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Effective Date; (xviii) Liens on or sales of receivables; (xix) liens existing on the Effective Date; and (xx) Liens securing the Notes.

         "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Plan" means the Joint Chapter 11 Plan of Reorganization of the Company and certain of its United States Subsidiaries as defined in the recitals hereof.

         "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference equity, whether outstanding on the Effective Date or issued thereafter, including, without limitation, all series and classes of such preferred or preference stock.

         "Principal" of a debt security, including the Notes, means the principal amount due on the Stated Maturity as shown on such debt security.

         "Public Equity Offering" means an underwritten public offering of Common Stock by the Company pursuant to an effective registration statement under the Securities Act.

         "Redemption Date" means, when used with respect to any Note to be redeemed, the date fixed for such redemption by or pursuant to this Indenture.

         "Redemption Price" means, when used with respect to any Note to be redeemed, the price at which such Note is to be redeemed pursuant to this Indenture.

         "Registrar" has the meaning provided in Section 2.03.

         "Regular Record Date" for the interest payable on any Interest Payment Date means the March 1 or September 1 (whether or not a Business Day), as the case may be, next preceding the related Interest Payment Date.

         "Responsible Officer", when used with respect to the Trustee, means any vice president, any assistant vice president, any assistant secretary, any assistant treasurer, any trust officer or assistant trust officer, or any other officer of the Trustee in its Corporate Trust Department customarily performing functions similar to those performed by any of the above-designated officers and in each case having direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture

         "Restricted Payments" has the meaning provided in Section 4.04.

         "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

         "Securities Act" mean the Securities Act of 1933, as amended.

         "Security Register" has the meaning provided in Section 2.03.

         "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year, as determined by the Company.

         "S&P" means Standard & Poor's Ratings Service and its successors.

         "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

         "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

         "Subsidiary Guarantee" has the meaning provided in Section 4.07.

         "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, (ii) time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause
(ii) above, (iv) commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-l" (or higher) according to S&P, (v) securities with maturities of one year or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least BBB+ by S&P or Baal by Moody's and (vi) time deposit accounts, certificates of deposits and money market deposits aggregating no more than $10 million at any one time outstanding, issued by one of the five largest (based on assets on the most recent December 31 for which data is available) banks organized under the laws of the country in which the Foreign Subsidiary marking the deposit referred to above is organized, if such bank is not under material government intervention.

         "TIA" or "Trust Indenture Act" means the Trust Indenture Act of 1939 (15 U.S. Code Sections 77aaa-77bbbb), as in effect on the date this Indenture was executed, except as provided in Section 9.06; provided that in the event the Trust Indenture Act of 1939 is amended after the Effective Date, "TIA" or "Trust Indenture Act" means, to the extent required by any such amendment, the Trust Indenture Act of 1939, as so amended.

         "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services, in each case required to be paid within one year.

         "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

         "Trustee" means the party named as such in the first paragraph of this Indenture until a successor replaces it in accordance with the provisions of Article Seven of this Indenture and thereafter means such successor.

         "United States Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended and as codified in Title 11 of the United States Code, as amended from time to time hereafter, or any successor federal bankruptcy law.

         "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under Section 4.04; and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under Section 4.03 and Section
4.04. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (x) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (y) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of this Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

         "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the Notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

         "Voting Stock" means with respect to any Person, Capital Stock of any class or kind having the power to vote for the election of directors, managers or other voting members of the governing body of such Person (not including, however, any Capital Stock having such right to vote only upon the happening of certain events or under limited circumstances).

         "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

         SECTION 1.02 Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture. The following TIA terms used in this Indenture have the following meanings:

                  "indenture securities" means the Notes;

                  "indenture security holder" means a Holder or a Noteholder;

                  "indenture to be qualified" means this Indenture;

                  "indenture trustee" or "institutional trustee" means the Trustee; and

                  "obligor" on the indenture securities means the Company or any other obligor on the Notes.

         All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by a rule of the Commission and not otherwise defined herein have the meanings assigned to them therein.

         SECTION 1.03 Rules of Construction. Unless the context otherwise requires:

                  (i)      a term has the meaning assigned to it;

                  (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP as defined in Section 1.01;

                  (iii)    "or" is not exclusive;

                  (iv) words in the singular include the plural, and words in the plural include the singular;

                  (v) provisions apply to successive events and transactions;

                  (vi) "herein," "hereof" and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

                  (vii) all ratios and computations based on GAAP contained in this Indenture shall be computed in accordance with the definition of GAAP set forth in Section 1.01; and

                  (viii) all references to Sections, Articles or Exhibits refer to Sections, Articles or Exhibits of this Indenture unless otherwise indicated.

                                   ARTICLE TWO
                                    THE NOTES

         SECTION 2.01 Form and Dating. The Notes and the Trustee's certificate of authentication shall be substantially in the form annexed hereto as Exhibit A with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange agreements to which the Company is subject or usage. The Company shall approve the form of the Notes and any notation, legend or endorsement on the Notes. Each Note shall be dated the date of its authentication.

         The terms and provisions contained in the form of the Notes annexed hereto as Exhibit A shall constitute, and are hereby expressly made, a part of this Indenture. To the extent applicable, the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

         The definitive Notes shall be typed, printed, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any securities depositary or of any securities exchange on which the Notes may be listed, all as determined by the Officers executing such Notes, as evidenced by their execution of such Notes.

         SECTION 2.02 Execution, Authentication and Denominations. Subject to Article Four and applicable law, the aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is limited to $[____________]. The Notes shall be executed by two Officers of the Company. The signature of these Officers on the Notes may be by facsimile or manual signature in the name and on behalf of the Company.

         If an Officer whose signature is on a Note no longer holds that office at the time the Trustee or authenticating agent authenticates the Note, the Note shall be valid nevertheless.

         A Note shall not be valid until the Trustee or authenticating agent manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

         At any time and from time to time after the execution of this Indenture, the Trustee or an authenticating agent shall upon receipt of a Company Order authenticate for original issue Notes in the aggregate principal amount specified in such Company Order; provided that the Trustee shall be entitled to receive an Officers' Certificate and an Opinion of Counsel of the Company in connection with such authentication of Notes. Such Company Order shall specify the amount of Notes to be authenticated and the date on which the original issue of Notes is to be authenticated.

         The Trustee may appoint an authenticating agent to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such authenticating agent. An authenticating agent has the same rights as an Agent to deal with the Company or an Affiliate of the Company.

         The Notes shall be issuable only in registered form without coupons and only in denominations of $1,000 in principal amount and any integral multiple of $1,000 in excess thereof.

         SECTION 2.03 Registrar and Paying Agent. The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the "Registrar"), an office or agency where Notes may be presented for payment (the "Paying Agent") and an office or agency where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served, which shall be in the Borough of Manhattan, The City of New York. The Company shall cause the Registrar to keep a register of the Notes and of their transfer and exchange (the "Security Register"). The Security Register shall be in written form or any other form capable of being converted into written form within a reasonable time. The Company may have one or more co-Registrars and one or more additional Paying Agents.

         The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such Agent. The Company shall give prompt written notice to the Trustee of the name and address of any such Agent and any change in the address of such Agent. If the Company fails to maintain a Registrar, Paying Agent and/or agent for service of notices and demands, the Trustee shall act as such Registrar, Paying Agent and/or agent for service of notices and demands. The Company may remove any Agent upon written notice to such Agent and the Trustee; provided that no such removal shall become effective until (i) the acceptance of an appointment by a successor Agent to such Agent as evidenced by an appropriate agency agreement entered into by the Company and such successor Agent and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as such Agent until the appointment of a successor Agent in accordance with clause (i) of this proviso. The Company, any Subsidiary of the Company, or any Affiliate of any of them may act as Paying Agent, Registrar or co-Registrar, and/or agent for service of notice and demands.

         The Company initially appoints the Trustee as Registrar, Paying Agent, authenticating agent and agent for service of notice and demands. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee as of each Regular Record Date and at such other times as the Trustee may reasonably request the names and addresses of Holders as they appear in the Security Register, including the aggregate principal amount of Notes held by each Holder.

         SECTION 2.04 Paying Agent to Hold Money in Trust. Not later than 10:00 a.m. (New York City time) each due date of the principal, Redemption Price of and interest on any Notes, the Company shall deposit with the Paying Agent money in immediately available funds sufficient to pay such principal, Redemption Price, and interest so becoming due. The Company shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal of, Redemption Price, and interest on the Notes (whether such money has been paid to it by the Company or any other obligor on the Notes), and such Paying Agent shall promptly notify the Trustee of any default by the Company (or any other obligor on the Notes) in making any such payment. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed, and the Trustee may at any time during the continuance of any payment default, upon written request to a Paying Agent, require such Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed. Upon doing so, the Paying Agent shall have no further liability for the money so paid over to the Trustee. If the Company or any Subsidiary of the Company or any Affiliate of any of them acts as Paying Agent, it will, on or before each due date of any principal of, Redemption Price, or interest on the Notes, segregate and hold in a separate trust fund for the benefit of the Holders a sum of money sufficient to pay such principal, Redemption Price, or interest so becoming due until such sum of money shall be paid to such Holders or otherwise disposed of as provided in this Indenture, and will promptly notify the Trustee of its action or failure to act.

         SECTION 2.05 Transfer and Exchange. The Notes are issuable only in registered form. A Holder may transfer a Note only by written application to the Registrar stating the name of the proposed transferee and otherwise complying with the terms of this Indenture. No such transfer shall be effected until, and such transferee shall succeed to the rights of a Holder only upon, final acceptance and registration of the transfer by the Registrar in the Security Register. Prior to the registration of any transfer by a Holder as provided herein, the Company, the Trustee, and any agent of the Company shall treat the person in whose name the Note is registered as the owner thereof for all purposes whether or not the Note shall be overdue, and neither the Company, the Trustee, nor any such agent shall be affected by notice to the contrary. When Notes are presented to the Registrar or a co-Registrar with a request to register the transfer or to exchange them for an equal principal amount of Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its requirements for such transactions are met (including that such Notes are duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Trustee and Registrar duly executed by the Holder thereof or by an attorney who is authorized in writing to act on behalf of the Holder). To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Notes at the Registrar's request. No service charge shall be made for any registration of transfer or exchange or redemption of the Notes, but the Company may require payment of a sum sufficient) to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or other similar governmental charge payable upon exchanges pursuant to Section 2.08, 3.08 or 9.04).

         The Registrar shall not be required (i) to issue, register the transfer of or exchange any Note during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Notes selected for redemption under Section 3.03 and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

         SECTION 2.06 Replacement Notes. If a mutilated Note is surrendered to the Trustee or if the Holder claims that the Note has been lost, destroyed or wrongfully taken, then, in the absence of notice to the Company or the Trustee that such Note has been acquired by a bona fide purchaser, the Company shall issue and the Trustee shall authenticate a replacement Note of like tenor and principal amount and bearing a number not contemporaneously outstanding; provided that the requirements of this paragraph and the second paragraph of
Section 2.07 are met. An indemnity bond may be required to be furnished that is sufficient in the judgment of both the Trustee and the Company to protect the Company, the Trustee or any Agent from any loss that any of them may suffer if a
Note is replaced. The Company may charge such Holder for its expenses and the expenses of the Trustee in replacing a Note. In case any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

         Every replacement Note is an additional obligation of the Company and shall be entitled to the benefits of this Indenture.

         SECTION 2.07 Outstanding Notes. Notes Outstanding at any time are all Notes that have been authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section
2.07 as not outstanding.

         If a Note is replaced or paid pursuant to Section 2.06, it ceases to be Outstanding unless and until the Trustee and the Company receive proof satisfactory to them that the replaced or paid Note is held by a bona fide purchaser.

         If the Paying Agent (other than the Company or an Affiliate of the Company) holds at the Maturity thereof money sufficient to pay Notes payable on that date, then on and after that date such Notes cease to be Outstanding and interest on them shall cease to accrue.

         SECTION 2.08 Temporary Notes. Until definitive Notes are ready for delivery, the Company may prepare and execute and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have insertions, substitutions, omissions and other variations determined to be appropriate by the Officers executing the temporary Notes, as evidenced by their execution of such temporary Notes. If temporary Notes are issued, the Company will cause definitive Notes to be prepared without unreasonable delay. After the preparation of definitive Notes, the temporary Notes shall be exchangeable for definitive Notes upon surrender of the temporary Notes at the office or agency of the Company designated for such purpose pursuant to Section 4.02, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes the Company shall execute and the Trustee shall authenticate and deliver in exchange therefor a like principal amount of definitive Notes of authorized denominations. Until so exchanged, the temporary Notes shall be entitled to the same benefits under this Indenture as definitive Notes.

         SECTION 2.09 Cancellation. The Company at any time may deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder which the Company may have acquired in any manner whatsoever, and may deliver to the Trustee for cancellation any Notes previously authenticated hereunder which the Company has not issued and sold. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for transfer, exchange or payment. The Trustee shall cancel all Notes surrendered for transfer, exchange, payment or cancellation and shall dispose of them in accordance with its normal procedure. Except as expressly permitted by this Indenture, the Company may not issue new Notes to replace Notes it has paid in full or delivered to the Trustee for cancellation.

         SECTION 2.10 CUSIP Numbers. The Company in issuing the Notes may use "CUSIP", "CINS" or "ISIN" numbers (if then generally in use), and the Trustee shall use CUSIP, CINS or ISIN numbers, as the case may be, in notices of redemption or exchange as a convenience to Holders; provided that any such notice shall state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange and that reliance may be placed only on the other identification numbers printed on the Notes. The Company will promptly notify the Trustee of any change in "CUSIP", "CINS" or "ISIN" numbers for the Notes.

         SECTION 2.11 Defaulted Interest. If the Company defaults in a payment of interest on the Notes, it shall pay, or shall deposit with the Paying Agent money in immediately available funds sufficient to pay, the defaulted interest, plus (to the extent lawful) any interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date. A special record date, as used in this Section 2.11 with respect to the payment of any defaulted interest, shall mean the 15th day next preceding the date fixed by the Company for the payment of defaulted interest, whether or not such day is a Business Day. At least 15 days before the subsequent special record date, the Company shall mail to each Holder and to the Trustee a notice that states the subsequent special record date, the payment date and the amount of defaulted interest to be paid.

                                  ARTICLE THREE
                                   REDEMPTION

         SECTION 3.01 Right of Redemption. (a) The Notes shall be redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after [NO SOONER THAN THE FOURTH ANNIVERSARY OF PLAN EFFECTIVE DATE] and prior to Maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's last address, as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing September 15 of the years set forth below:

                                           Redemption
Year                                          Price
----                                          -----
..................................              %
..................................
..................................
..................................

                           and thereafter
                           [TO BE SPECIFIED IN ACCORDANCE  WITH
                           PREVAILING  MARKET  PRACTICE  BY THE
                           COMPANY  UPON  DETERMINATION  OF THE
                           INTEREST RATE]

         (b) At any time and from time to time prior to [________], 2007, the Company may redeem up to 35% of the principal amount of the Notes with the proceeds of one or more Public Equity Offerings, at any time or from time to time in part, at a Redemption Price (expressed as a percentage of principal amount) of 101%, plus accrued and unpaid interest to the Redemption Date (subject to the rights of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date); provided that after any such redemption Notes representing at least 65% of the Notes originally issued remain Outstanding (other than Notes held, directly or indirectly, by the Company or its Affiliates) and that notice of such redemption is mailed within 60 days of the relevant Public Equity Offering.

         SECTION 3.02 Notices to Trustee. If the Company elects to redeem Notes pursuant to Section 3.01, it shall notify the Trustee in writing of the Redemption Date and the principal amount of Notes to be redeemed and the clause of this Indenture pursuant to which redemption shall occur.

         SECTION 3.03 Selection of Notes to Be Redeemed. If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed by lot or by such other method as the Trustee in its sole discretion shall deem fair and appropriate; provided that no Note of $1,000 in principal amount or less shall be redeemed in part.

         The Trustee shall make the selection from the Notes outstanding and not previously called for redemption. Notes in denominations of $1,000 in principal amount may only be redeemed in whole. The Trustee may select for redemption portions (equal to $1,000 in principal amount or any integral multiple thereof) of Notes that have denominations larger than $1,000 in principal amount. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Company and the Registrar promptly in writing of the Notes or portions of Notes to be called for redemption.

         SECTION 3.04 Notice of Redemption. With respect to any redemption of Notes pursuant to Section 3.01, at least 30 days but not more than 60 days before a Redemption Date, the Company shall mail a notice of redemption by first-class mail to each Holder whose Notes are to be redeemed.

         The notice shall identify the Notes (including CUSIP, CINS or ISIN number(s), as applicable) to be redeemed and shall state:

                  (i)      the Redemption Date;

                  (ii) the Redemption Price and any accrued interest then due and payable;

                  (iii)    the name and address of the Paying Agent;

                  (iv) that Notes called for redemption must be surrendered to the Paying Agent in order to collect the Redemption Price;

                  (v) that, unless the Company defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date and the only remaining right of the Holders is to receive payment of the Redemption Price plus accrued interest to the Redemption Date upon surrender of the Notes to the Paying Agent;

                  (vi) that, if any Note is being redeemed in part, the portion of the principal amount (equal to $1,000 in principal amount or any integral multiple thereof) of such Note to be redeemed and that, on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be issued; and

                  (vii) that, if any Note contains a CUSIP, CINS or ISIN number as provided in Section 2.10, no representation is being made as to the correctness of the CUSIP, CINS or ISIN number either as printed on the Notes or as contained in the notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes.

         At the Company's request (which request may be revoked by the Company at any time prior to the time at which the Trustee shall have given such notice to the Holders), made in writing to the Trustee at least 45 days (or such shorter period as shall be satisfactory to the Trustee) before a Redemption Date, the Trustee shall give the notice of redemption pursuant to Section 3.01 in the name and at the expense of the Company. If, however, the Company gives such notice to the Holders, the Company shall concurrently deliver to the Trustee an Officers' Certificate stating that such notice has been given.

         SECTION 3.05 Effect of Notice of Redemption. Once notice of redemption is mailed, Notes called for redemption become due and payable on the Redemption Date and at the Redemption Price. Upon surrender of any Notes to the Paying Agent, such Notes shall be paid at the Redemption Price, plus accrued interest, if any, to the Redemption Date.

         Notice of redemption shall be deemed to be given when mailed, whether or not the Holder receives the notice. In any event, failure to give such notice, or any defect therein, shall not affect the validity of the proceedings for the redemption of Notes held by Holders to whom such notice was properly given.

         SECTION 3.06 Deposit of Redemption Price. On or prior to 10:00 a.m., New York City time, any Redemption Date, the Company shall deposit with the Paying Agent (or, if the Company is acting as its own Paying Agent, shall segregate and hold in trust as provided in Section 2.04) money sufficient to pay the Redemption Price of and accrued interest on all Notes to be redeemed on that date other than Notes or portions thereof called for redemption on that date that have been delivered by the Company to the Trustee for cancellation.

         SECTION 3.07 Payment of Notes Called for Redemption. If notice of redemption has been given in the manner provided above, the Notes or portion of Notes specified in such notice to be redeemed shall become due and payable on the Redemption Date at the Redemption Price stated therein, together with accrued interest to such Redemption Date, and on and after such date (unless the Company shall default in the payment of such Notes at the Redemption Price and accrued interest to the Redemption Date, in which case the principal, until paid, shall bear interest from the Redemption Date at the rate prescribed in the Notes), such Notes shall cease to accrue interest. Upon surrender of any Note for redemption in accordance with a notice of redemption, such Note shall be paid and redeemed by the Company at the Redemption Price, together with accrued interest, if any, to the Redemption Date; provided that installments of interest whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders registered as such at the close of business on the relevant Regular Record Date.

         SECTION 3.08 Notes Redeemed in Part. Upon surrender of any Note that is redeemed in part, the Company shall execute and the Trustee shall authenticate and deliver to the Holder a new Note equal in principal amount to the unredeemed portion of such surrendered Note.

                                  ARTICLE FOUR
                                    COVENANTS

         SECTION 4.01 Payment of Notes. The Company shall pay the principal of, Redemption Prices of, and interest on the Notes on the dates and in the manner provided in the Notes and this Indenture. An installment of principal, Redemption Price or interest shall be considered paid on the date due if the Trustee or Paying Agent (other than the Company, a Subsidiary of the Company, or any Affiliate of any of them) holds on that date money designated for and sufficient to pay the installment. If the Company or any Subsidiary of the Company or any Affiliate of any of them acts as Paying Agent, an installment of principal, Redemption Price, or interest shall be considered paid on the due date if the entity acting as Paying Agent complies with the last sentence of
Section 2.04. As provided in Section 6.09, upon any bankruptcy or reorganization procedure relative to the Company, the Trustee shall serve as the Paying Agent for the Notes.

         The Company shall pay interest on overdue principal and Redemption Price, to the extent lawful, at the rate per annum specified in the Notes.

         SECTION 4.02 Maintenance of Office or Agency. The Company will maintain in the Borough of Manhattan, the City of New York, an office or agency where Notes may be surrendered for registration of transfer or exchange or for presentation for payment and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 10.02.

         The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

         The Company hereby initially designates the Corporate Trust Office of the Trustee as such office of the Company in accordance with Section 2.03.

         SECTION 4.03 Limitation on Indebtedness. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes and Indebtedness existing on the Effective Date); provided that the Company may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio would be greater than 2.5:1.

         Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

                  (i) Indebtedness of the Company and any Restricted Subsidiary under the Credit Facility or any other agreement in an aggregate principal amount outstanding at any time not to exceed the greater of (y) $50 million or (z) a principal amount not to exceed at any time the sum of (1) 80% of Eligible Accounts Receivable and (2) 60% of Eligible Inventory, less any amount of such Indebtedness permanently repaid as provided under Section 4.11;

                  (ii) Indebtedness owed (A) to the Company evidenced by an unsubordinated promissory note or (B) to any Restricted Subsidiary; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii);

                  (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (iii) if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes and any other Indebtedness of the Company to which the same is also made subordinate in right of payment at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (iii);

                  (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements (x) are designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and not for speculation and (y) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnifies and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such purpose acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition;

                  (v) Indebtedness of the Company, to the extent the net proceeds thereof are promptly (A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the Notes in accordance with Article Eight;

                  (vi) Guarantees of the Notes and Guarantees of Indebtedness of the Company by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by Section 4.07;

                  (vii) Indebtedness of Foreign Subsidiaries in an aggregate principal amount outstanding at any time not to exceed $5 million;

                  (viii) Acquired Indebtedness, provided that, pro forma for the transactions in which such Acquired Indebtedness is Incurred, the Interest Coverage Ratio would be no less than 2.5:1; and

                  (ix) Indebtedness of the Company (in addition to Indebtedness permitted under clauses (i) through (viii) above) in an aggregate principal amount outstanding at any time not to exceed $5 million, less any amount of such Indebtedness permanently repaid as provided under Section 4.11.

         (b) Notwithstanding any other provision of this Section 4.03, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this Section 4.03 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

         (c) For purposes of determining any particular amount of Indebtedness under this Section 4.03, (i) Indebtedness Incurred under the Credit Facility on or prior to the Effective Date shall be treated as Incurred pursuant to clause (i) of the second paragraph of subsection (a) of this Section 4.03,
(ii) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (iii) any Liens granted pursuant to the equal and ratable provisions referred to in Section 4.09 shall not be treated as Indebtedness. For purposes of determining compliance with this
Section 4.03, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses (other than Indebtedness referred to in clause (i) of the preceding sentence), the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

         SECTION 4.04 Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly,
(i) declare or pay any dividend or make distribution on or with to its Capital Stock (other than (x) dividends any respect or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders) held by Persons other than the Company or any of its Restricted Subsidiaries, (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of the Company, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of to payment the Notes or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) above being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) except in the case of an Investment, the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of Section 4.03 or (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution; provided that Restricted Payments, to the extent made solely in Capital Stock other than Disqualified Stock, shall for purposes of this clause (C) be deemed to be in an amount equal to zero) made after the Effective Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Effective Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Commission or provided to the Trustee pursuant to Section 4.18 plus (2) the aggregate Net Cash Proceeds received by the Company after the Effective Date from the issuance and sale permitted by this Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, including an issuance or sale permitted by this Indenture of Indebtedness of the Company for cash subsequent to the Effective Date upon the conversion of such indebtedness into Capital Stock (other than Disqualified Stock) of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes) plus (3) an amount equal to the net reduction in outstanding Investments (other than reductions in outstanding Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other payments transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary plus (4) $2 million. The amount of any Investment "outstanding" at any time shall be deemed to be equal to the amount of such Investment on the date made, less the return of capital to the Company and its Restricted Subsidiaries with respect to such Investment (up to the amount of such Investment on the date made). Notwithstanding anything herein to the contrary, Investments made through the transfer of equipment shall be valued at the book value at the time of Investment with respect to such equipment.

         (b)      The foregoing provision shall not be violated by reason of:
(i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph; (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including Redemption Price, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of Section 4.03(a); (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company or an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); (iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); (v) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of Article Five; or (vi) payment of (a) amounts necessary to pay taxes, in an amount not to exceed the amount of taxes that the Company and its Subsidiaries would pay on a stand-alone basis, plus (b) amounts payable in respect of the Management Services Agreement.

         (c) Each Restricted Payment permitted pursuant to paragraph (b) of this Section 4.04 (other than the Restricted Payment referred to in clause (ii) thereof and an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or (iv) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (iii) and (iv) thereof, shall be included in calculating whether the conditions of clause (C) of the first paragraph of this Section 4.04 have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is pari passu with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this Section 4.04 only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

         SECTION 4.05 Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary,
(ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

         The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Effective Date in the Credit Facility, this Indenture or any other agreements in effect on the Effective Date or contemplated by the Plan, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law; (iii) with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this Section 4.05, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by this Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any indebtedness and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; (vi) encumbrances or restrictions relating solely to Foreign Subsidiaries that support Indebtedness Incurred under clause (ix) of the second paragraph of paragraph (a) of Section 4.03; or (vii) existing with respect to any Unrestricted Subsidiary at the time it is designated or deemed to become a Restricted Subsidiary. Nothing contained in this Section 4.05 shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted under Section 4.09 or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

         SECTION 4.06 Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries. The Company will not sell, and will not permit any Restricted Subsidiary to, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly Owned Restricted Subsidiary; (ii) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under Section 4.04 if made on the date of such issuance or sale; (iv) and the issuance or sale of Common Stock of any Restricted Subsidiaries if the proceeds thereof are applied in accordance with
Section 4.11.

         SECTION 4.07 Limitation on Issuances of Guarantees by Restricted Subsidiaries. The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company which is pari passu with or subordinate in right of payment to the Notes ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to this Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary (x) that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or (y) of the Indebtedness Incurred under the Credit Facility. If the Guaranteed Indebtedness is (A) pari passu with the Notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

         Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each other Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by this Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

         SECTION 4.08 Limitation on Transactions with Shareholders and Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder other than an entity that is an Affiliate solely by reason of being a Subsidiary of the Company) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate of the Company.

         The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized firm having expertise in the specific area which is the subject of such determination stating that the transaction is fair to the Company or its Restricted Subsidiaries from a financial point of view; (ii) any transaction solely between the Company and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; (iii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company; (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; (v) any Restricted Payments not prohibited under Section 4.04, (vi) the Management Services Agreement or any payments made pursuant thereto or (vii) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or incentive plans approved by the Board of Directors. Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this Section 4.08 and not covered by clauses (ii) through (vi) of this paragraph, the aggregate amount of which (until after the Stated Maturity of the Notes) exceeds $1 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above.

         SECTION 4.09 Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Notes and all other amounts due under this Indenture to be secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes or any Note Guaranty, prior to) the obligation or liability secured by such Lien for so long as such obligations are so secured.

         The foregoing limitation does not apply to (i) Liens existing on the Effective Date, including Liens securing obligations under the Credit Facility;
(ii) Liens granted after the Effective Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders;
(iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary; (iv) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under the second paragraph of Section 4.03; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; (v) Liens on any property or assets of a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted under Section 4.03; or (vi) Permitted Liens.

         SECTION 4.10 Limitation on Sale-Leaseback Transactions. The Company will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

         The foregoing restriction does not apply to any sale-leaseback transaction if the Company complies with Section 4.11 in respect of such transaction and (i) the lease is for a period, including renewal rights, of not in excess of three years; (ii) the lease secures or relates to industrial revenue or pollution control bonds; (iii) the transaction is solely between the Company and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; (iv) the transaction would result in the Incurrence of Indebtedness by a Restricted Subsidiary permitted pursuant to
Section 4.03 and 4.09; or (v) the Company or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the first paragraph of Section 4.11.

         SECTION 4.11 Limitation on Asset Sales. The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of, as determined in good faith by the Board of Directors, and (ii) at least 75% of the consideration received consists of cash or Temporary Cash Investments. In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Effective Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been filed with the Commission pursuant to Section 4.18), then the Company shall or shall cause the relevant

Restricted Subsidiary to (ii) within twelve months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company, or any Restricted Subsidiary providing a Subsidiary Guarantee pursuant to Section 4.07 or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment and (ii) apply (no later than the end of the 12-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this Section 4.11. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

         Notwithstanding the foregoing, to the extent that any or all of the Net Cash Proceeds of any Asset Sale of assets based outside the United States are prohibited or delayed by applicable local law from being repatriated to the United States and such Net Cash Proceeds are not actually applied in accordance with the foregoing paragraphs, the Company shall not be required to apply the portion of such Net Cash Proceeds so affected but may permit the applicable Restricted Subsidiaries to retain such portion of the Net Cash Proceeds so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Company hereby agreeing to cause the applicable Restricted Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation) and once such repatriation of any such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be applied in the manner set forth in this covenant as if the Asset Sale had occurred on such date; provided that to the extent that the Company has determined in good faith that repatriation of any or all of the Net Cash Proceeds of such Asset Sale would have a material adverse tax cost consequence, the Net Cash Proceeds so affective may be retained by the applicable Restricted Subsidiary for so long as such material adverse tax cost event would continue.

         If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this
Section 4.11 totals at least $10 million, the Company shall commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes, plus, in each case, accrued interest (if any) to the Payment Date.

         SECTION 4.12 Repurchase of Notes upon a Change of Control. The Company shall commence, within 30 days after the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest, if any, to the Payment Date.

         SECTION 4.13 Existence. Subject to Article Five of this Indenture, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence and the existence of each of its Restricted Subsidiaries in accordance with the respective organizational documents of the Company and each such Restricted Subsidiary and the material rights (whether pursuant to charter, partnership certificate, agreement, statute or otherwise), licenses and franchises of the Company and each such Restricted Subsidiary; provided that the Company shall not be required to preserve any such right, license or franchise, or the existence of any Restricted Subsidiary, if the maintenance or preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole and provided further that this Section 4.12 does not prohibit any transaction otherwise permitted pursuant to Section 4.11.

         SECTION 4.14 Payment of Taxes and Other Claims. The Company will pay or discharge and shall cause each of its Restricted Subsidiaries to pay or discharge, or cause to be paid or discharged, before the same shall become delinquent (i) all material taxes, assessments and governmental charges levied or imposed upon (a) the Company or any such Restricted Subsidiary, (b) the income or profits of any such Restricted Subsidiary which is a corporation or
(c) the property of the Company or any such Restricted Subsidiary and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon the property of the Company or any such Restricted Subsidiary; provided that the Company shall not be required to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

         SECTION 4.15 Maintenance of Properties and Insurance. The Company will cause all properties used or useful in the conduct of its business or the business of any of its Restricted Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided that nothing in this Section 4.15 shall prevent the Company or any such Restricted Subsidiary from discontinuing the use, operation or maintenance of any of such properties or disposing of any of them, if such discontinuance or disposal is, in the judgment of the Company, desirable in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole.

         The Company will provide or cause to be provided, for itself and its Restricted Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds customarily insured against by corporations similarly situated and owning like properties, including, but not limited to, products liability insurance and public liability insurance, with reputable insurers or with the government of the United States of America, or an agency or instrumentality thereof, in such amounts, with such deductibles and by such methods as shall be customary for corporations similarly situated in the industry in which the Company or any such Restricted Subsidiary, as the case may be, is then conducting business.

         SECTION 4.16 Notice of Defaults. In the event that any Officer becomes aware of any Default or Event of Default, the Company, promptly after it becomes aware thereof, will give written notice thereof to a Responsible Officer of the Trustee.

         SECTION 4.17 Compliance Certificates. (a) The Company shall deliver to the Trustee, within 90 days after the end of each fiscal quarter (120 days after the end of the last fiscal quarter of each year), an Officers' Certificate stating whether or not the signers know of any Default or Event of Default that occurred during such fiscal quarter. In the case of the Officers' Certificate delivered within 120 days after the end of the Company's fiscal year, such certificate shall contain a certification from the principal executive officer, principal financial officer or principal accounting officer of the Company that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company's and its Restricted Subsidiaries' performance under this Indenture and that the Company has complied with all conditions and covenants under this Indenture. For purposes of this Section 4.17, such compliance shall be determined without regard to any period of grace or requirement of notice provided under this Indenture. If any of the Officers of the Company signing such certificate has knowledge of such a Default or Event of Default, the certificate shall describe any such Default or Event of Default and its status. The first certificate to be delivered pursuant to this Section 4.17(a) shall be for the first fiscal quarter beginning after the execution of this Indenture.

         (b) The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, beginning with the fiscal year in which this Indenture was executed, a certificate signed by the Company's independent certified public accountants stating (i) that their audit examination has included a review of the terms of this Indenture and the Notes as they relate to accounting matters, (ii) that they have read the most recent Officers' Certificate delivered to the Trustee pursuant to paragraph (a) of this Section
4.16 and (iii) whether, in connection with their audit examination, anything came to their attention that caused them to believe that the Company was not in compliance with any of the terms, covenants, provisions or conditions of Article Four and Section 5.01 of this Indenture as they pertain to accounting matters and, if any Default or Event of Default has come to their attention, specifying the nature and period of existence thereof; provided that such independent certified public accountants shall not be liable in respect of such statement by reason of any failure to obtain knowledge of any such Default or Event of Default that would not be disclosed in the course of an audit examination conducted in accordance with generally accepted auditing standards in effect at the date of such examination.

         SECTION 4.18. Commission Reports and Reports to Holders. Whether or not the Company is required to file reports with the Commission, the Company shall file with the Commission all such reports and other information as it would be required to file with the Commission by Section 13(a) or 15(d) under the Exchange Act if it were subject thereto. The Company shall supply the Trustee and each Holder or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and information within 15 days after the date it files such reports and information with the Commission or after the date it would have been required to file such reports add information with the Commission had it been subject to such sections of the Exchange Act; provided, however, that the copies of such reports and information mailed to Holders may omit exhibits, which the Company will supply to any Holder at such Holder's request.

         The Company shall supply to the Trustee and each Holder as soon as available and in any event not later than 105 days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and its Subsidiaries, including therein the consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, in each case prepared in accordance with GAAP.

         Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company's compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers' Certificates).

         SECTION 4.19 Waiver of Stay, Extension or Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of, Redemption Price or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Indenture; and (to the extent that it may lawfully do so) the Company hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

                                  ARTICLE FIVE
                              SUCCESSOR CORPORATION

         SECTION 5.01 When Company May Merge, Etc. The Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the Notes and under this Indenture;
(ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Company or any Person becoming the successor obligor of the Notes shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; (iv) immediately after giving effect to such transaction on a pro forma basis the Company, or any Person becoming the successor obligor of the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of Section 4.03; provided that this clause (iv) shall not apply to a consolidation, merger or sale of all (but not less than all) of the assets of the Company if all Liens and Indebtedness of the

Company or any Person becoming the successor obligor on the Notes, as the case may be, and its Restricted Subsidiaries outstanding immediately after such transaction would, if Incurred at such time, have been permitted to be Incurred (and all such Liens and Indebtedness, other than Liens and Indebtedness of the Company and its Restricted Subsidiaries outstanding immediately prior to the transaction, shall be deemed to have been Incurred) for all purposes of this Indenture; and (v) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses
(iii) and (iv)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture comply with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

         SECTION 5.02 Successor Substituted. Upon any consolidation or merger, or any sale, conveyance, transfer, lease or other disposition of all or substantially all of the property and assets of the Company in accordance with
Section 5.01 of this Indenture, the successor Person formed by such consolidation or into which the Company is merged or to which such sale, conveyance, transfer, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided that the Company shall not be released from its obligation to pay the principal of, Redemption Price or interest on the Notes in the case of a lease of all or substantially all of its property and assets.

                                   ARTICLE SIX
                              DEFAULT AND REMEDIES

         SECTION 6.01 Events of Default. Any of the following events shall constitute an "Event of Default" hereunder:

                  (a) the Company defaults in the payment of the principal of (or Redemption Price of) any Note when the same becomes due and payable at its Maturity, upon acceleration or redemption, or otherwise (other than pursuant to an Offer to Purchase);

                  (b) the Company defaults in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days;

                  (c) the Company defaults in the performance of, or breaches the provisions of, Article Five or fails to make or consummate an Offer to Purchase in accordance with Section 4.11 or Section 4.12;

                  (d) the Company defaults in the performance of or breaches any covenant or agreement of the Company in this Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above), and such default or breach continues for a period of 30 consecutive days after written notice to the Company by the Trustee or to the

         Company and the Trustee by the Holders of 25% or more in aggregate principal amount of the Notes then Outstanding;

                  (e) there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of $7.5 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness exists on the Effective Date or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

                  (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $7.5 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $7.5 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

                  (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect,
         (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

                  (h) the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law,
         (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors.

         SECTION 6.02 Acceleration. If an Event of Default (other than an Event of Default specified in clause (g) or (h) of Section 6.01 that occurs with respect to the Company) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding, by written notice to the Company

(and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) of Section 6.01 has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) of Section 6.01 occurs with respect to the Company, the principal of, and accrued interest on the Notes then Outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

         The Holders of at least a majority in principal amount of the Outstanding Notes by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, Redemption Price, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and
(ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

         SECTION 6.03 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may, and at the direction of the Holders of at least a majority in principal amount of the Outstanding Notes shall, pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, Redemption Price, or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

         The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.

         SECTION 6.04 Waiver of Past Defaults. Subject to Sections 6.02, 6.07 and 9.02(b), the Holders of at least a majority in principal amount of the Outstanding Notes, by notice to the Trustee, may waive an existing Default or Event of Default and its consequences, except a Default in the payment of principal of, Redemption Price, or interest on any Note as specified in clause
(a) or (b) of Section 6.01 or in respect of a covenant or provision of this Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Note affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.

         SECTION 6.05 Control by Majority. The Holders of at least a majority in aggregate principal amount of the Outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes.

         SECTION 6.06 Limitation on Suits. Except as otherwise required by
Section 6.07(a),a Holder may not institute any proceeding, judicial or otherwise, with respect to this Indenture or the Notes, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

                  (i) the Holder has previously given the Trustee written notice of a continuing Event of Default;

                  (ii) the Holders of at least 25% in aggregate principal amount of Outstanding Notes make a written request to the Trustee to pursue the remedy;

                  (iii) such Holder or Holders offer (and if requested provide) the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense to be incurred in compliance with such request;

                  (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

                  (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the Outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

         For purposes of Section 6.05 of this Indenture and this Section 6.06, the Trustee shall comply with TIA Section 316(a) in making any determination of whether the Holders of the required aggregate principal amount of Outstanding Notes have concurred in any request or direction of the Trustee to pursue any remedy available to the Trustee or the Holders with respect to this Indenture or the Notes or otherwise under the law.

         A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder.

         SECTION 6.07 Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of the principal of, Redemption Price, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, shall not be impaired or affected without the consent of such Holder.

         SECTION 6.08 Collection Suit by Trustee. If an Event of Default in payment of principal, premium or interest specified in clause (a), (b) or (c), of Section 6.01 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company or any other obligor of the Notes for the whole amount of principal, Redemption Price, and accrued interest remaining unpaid, together with interest on overdue principal, Redemption Price, and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, in each case at the rate specified in the Notes, and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

         SECTION 6.09 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under
Section 7.07) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor of the Notes), its creditors or its property and shall be entitled and empowered to collect and receive any monies, securities or other property payable or deliverable upon conversion or exchange of the Notes or upon any such claims and to distribute the same, and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07. Nothing herein contained shall be deemed to empower the Trustee to authorize or consent to, or accept or adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding

         SECTION 6.10 Priorities. If the Trustee collects any money pursuant to this Article Six, it shall pay out the money in the following order:

                  First: to the Trustee for all amounts due under Section 7.07;

                  Second: to Holders for amounts then due and unpaid for principal of, Redemption Price, and interest on the Notes in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal, Redemption Price, and interest, respectively; and

                  Third: to the Company or as a court of competent jurisdiction may direct.

         The Trustee, upon prior written notice to the Company, may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

         SECTION 6.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court may require any party litigant in such suit to file an undertaking to pay the costs of the suit, and the court may assess reasonable costs, including reasonable attorneys' fees and expenses, against any party litigant in the suit having due regard to the merits and good faith of the claims or defenses made by the party litigant. This
Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in principal amount of the Outstanding Notes.

         SECTION 6.12 Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then, and in every such case, subject to any determination in such proceeding, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Company, Trustee and the Holders shall continue as though no such proceeding had been instituted.

         SECTION 6.13 Right and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or wrongfully taken Notes in Section 2.06, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

         SECTION 6.14 Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article Six or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

                                  ARTICLE SEVEN
                                     TRUSTEE

         SECTION 7.01 General. The duties and responsibilities of the Trustee shall be as provided by the TIA and as set forth herein. Notwithstanding the foregoing, no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. Whether or not herein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Article Seven.

         SECTION 7.02 Certain Rights of Trustee. Subject to TIA Sections 315(a) through (d):

                  (i) the Trustee may conclusively rely, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper person;

                  (ii) before the Trustee acts or refrains from acting, it may require an Officers' Certificate or an Opinion of Counsel, which shall conform to Section 10.04. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance, on such certificate or opinion;

                  (iii) the Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care by it hereunder;

                  (iv) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction;

                  (v) the Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers, provided that the Trustee's conduct does not constitute gross negligence or bad faith;

                  (vi) whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officers' Certificate;

                  (vii) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company personally or by agent or attorney at the expense of the Company and shall incur no liability of any kind by reason of such inquiry or investigation;

                  (viii) the Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon; and

                  (ix) the Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture;

                  (x) the Trustee shall not be liable for any action take, suffered, or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture; and

                  (xi) the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

         SECTION 7.03 Individual Rights of Trustee. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not the Trustee. Any Agent may do the same with like rights. However, the Trustee is subject to TIA Sections 310(b) and 311.

         SECTION 7.04 Trustee's Disclaimer. The Trustee (i) makes no representation as to the validity or adequacy of this Indenture or the Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Indenture, authenticate the Notes and perform its obligations hereunder, (ii) shall not be accountable for the Company's use or application of the proceeds from the Notes and (iii) shall not be responsible for any statement in the Notes other than its Certificate of authentication.

         SECTION 7.05 Notice of Default. If any Default or any Event of Default occurs and is continuing and if such Default or Event of Default is actually known to a Responsible Officer of the Trustee, the Trustee shall mail to each Holder in the manner and to the extent provided in TIA Section 313(c) notice of the Default or Event of Default within 45 days after it occurs, unless such Default or Event of Default has been cured; provided, however, that, except in the case of a default in the payment of the principal of, Redemption Price, or interest on any Note, the Trustee shall be protected in withholding such notice if and so long as a trust committee of directors and/or Responsible Officers of the Trustee in good faith determine that the withholding of such notice is in the interest of the Holders.

         SECTION 7.06 Reports by Trustee to Holders. Within 60 days after each May 15, beginning with May 15, 2004, the Trustee shall mail to each Holder as provided in TIA Section 313(c) a brief report dated as of such May 15, if required by TIA Section 313(a).

         A copy of each report at the time of its mailing to the Holders of Securities shall be mailed to the Company and filed with the Commission and each stock exchange on which the Securities are listed in accordance-with TIA Section 313(d). The Company shall promptly notify the Trustee when the Securities are listed on any stock exchange or of any delisting thereof.

         SECTION 7.07 Compensation and Indemnity. The Company shall pay to the Trustee such compensation as shall be agreed upon in writing for its services hereunder. The compensation of the Trustee shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable disbursements, expenses and advances incurred or made by the Trustee without gross negligence or bad faith on its part. Such expenses shall include the reasonable compensation and expenses of the Trustee's agents and counsel.

         The Company shall indemnify the Trustee for, and hold it harmless against, any and all loss, damage, claim or liability or expense, including taxes (other than taxes based on the income of the Trustee) incurred by it without gross negligence or bad faith on its part in connection with the acceptance or administration of this Indenture and its duties under this Indenture and the Notes, including the costs and expenses of defending itself against any claim or liability and of complying with any process served upon it or any of its Officers in connection with the exercise or performance of any of its powers or duties under this Indenture and the Notes. The Trustee shall notify the Company promptly of any claim of which a Responsible Officer has received written notice for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder, unless the Company is materially prejudiced thereby. The Company shall defend the claim and the Trustee shall cooperate in the defense. Unless otherwise set forth herein, the Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

         To secure the Company's payment obligations in this Section 7.07, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee, in its capacity as Trustee, except money or property held in trust to pay principal of, Redemption Price, and interest on particular Notes.

         If the Trustee incurs expenses or renders services after the occurrence of an Event of Default specified in clause (g) or (h) of Section 6.01, the expenses and the compensation for the services will be intended to constitute expenses of administration under Title 11 of the United States Bankruptcy Code or any applicable federal or state law for the relief of debtors.

         The provisions of this Section 7.07 shall survive the termination of this Indenture and resignation or removal of the Trustee.

         The Trustee shall comply with the provisions of TIA Section 313(b)(2) to the extent applicable.

         SECTION 7.08 Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee's acceptance of appointment as provided in this Section 7.08.

         The Trustee may resign at any time by so notifying the Company in writing at least 30 days prior to the date of the proposed resignation. The Holders of a majority in principal amount of the Outstanding Notes may remove the Trustee by so notifying the Trustee in writing and may appoint a successor Trustee with the consent of the Company. The Company may remove the Trustee if:
(i) the Trustee is no longer eligible under Section 7.10; (ii) the Trustee is adjudged a bankrupt or an insolvent; (iii) a receiver or other public officer takes charge of the Trustee or its property; or (iv) the Trustee becomes incapable of acting.

         If the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the Outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company. If the successor Trustee does not deliver its written acceptance required by the next succeeding paragraph of this Section 7.08 within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of a majority in principal amount of the Outstanding Notes may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Trustee.

         A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Immediately after the delivery of such written acceptance, subject to the lien provided in Section 7.07, (i) the retiring Trustee shall upon payment of its charge hereunder transfer all property held by it as Trustee to the successor Trustee, (ii) the resignation or removal of the retiring Trustee shall become effective and (iii) the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. A successor Trustee shall mail notice of its succession to each Holder. No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article.

         If the Trustee is no longer eligible under Section 7.10 or shall fail to comply with TIA Section 310(b), any Holder who satisfies the requirements of TIA Section 310(b) may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

         The Company shall give notice of any resignation and any removal of the Trustee and each appointment of a successor Trustee to all Holders. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office.

         Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company's obligation under Section 7.07 shall continue for the benefit of the retiring Trustee.

         SECTION 7.09 Successor Trustee by Merger, Etc. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national banking association, the resulting, surviving or transferee corporation or national banking association without any further act shall be the successor Trustee with the same effect as if the successor Trustee had been named as the Trustee herein, provided such corporation shall be otherwise qualified and eligible under this Article.

         SECTION 7.10 Eligibility. This Indenture shall always have a Trustee who satisfies the requirements of TIA Section 310(a)(1). The Trustee shall have a combined capital and surplus of at least $25 million as set forth in its most recent published annual report of condition that is subject to supervision or examination by federal or state authority. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 7.10, the Trustee shall resign immediately in the manner and with the effect specified in this Article.

         SECTION 7.11 Money Held in Trust. The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law and except for money held in trust under Article Eight of this Indenture.

                                 ARTICLE EIGHT
                             DISCHARGE OF INDENTURE

         SECTION 8.01. Termination of Company's Obligations. Except as otherwise provided in this Section 8.01, the Company may terminate its obligations under the Notes and this Indenture if:

                  (i) all Notes previously authenticated and delivered (other than destroyed, lost or stolen Notes that have been replaced or Notes that are paid pursuant to Section 4.01 or Notes for whose payment money or securities have theretofore been held in trust and thereafter repaid to the Company, as provided in Section 8.05) have been delivered to the Trustee for cancellation and the Company has paid all sums payable by it hereunder; or

                  (ii) (A) the Notes mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption, (B) the Company irrevocably deposits in trust with the Trustee during such one-year period, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee, as trust funds solely for the benefit of the Holders for that purpose, money or U.S. Government Obligations sufficient (in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee), without consideration of any reinvestment of any interest thereon, to pay principal, premium, if, any, and interest on the Notes to maturity or redemption, as the case may be, and to pay all other sums payable by it hereunder, (C) no Default or Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit, (D) such deposit will not result in a breach or violation of, or constitute a default under, this Indenture or any other agreement or instrument to which the Company is a party or by which it is bound and (E) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the satisfaction and discharge of this Indenture have been complied with.

         With respect to the foregoing clause (i), the Company's obligations under Section 7.07 shall survive. With respect to the foregoing clause (ii), the Company's obligations in Sections 2.02, 2.03, 2.04, 2.05, 2.06, 2.11, 4.01,
4.02, 7.07, 7.08, 8.04, 8.05 and 8.06 shall survive until the Notes are no longer Outstanding. Thereafter, only the Company's obligations in Sections 7.07,
8.05 and 8.06 shall survive such satisfaction and discharge. After any such irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Company's obligations under the Notes and this Indenture except for those surviving obligations specified above.

         SECTION 8.02. Defeasance and Discharge of Indenture. The Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the date of the deposit referred to in clause (A) of this Section 8.02, and the provisions of this Indenture will no longer be in effect with respect to the Notes, and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same if:

                  (A) with reference to this Section 8.02, the Company has irrevocably deposited or caused to be irrevocably deposited with the Trustee (or another trustee satisfying the requirements of Section 7.10) and conveyed all right, title and interest to the Trustee for the benefit of the Holders, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee as trust funds in trust, specifically pledged to the Trustee for the benefit of the Holders as security for payment of the principal of, Redemption Price, and interest, if any, on the Notes, and dedicated solely to, the benefit of the Holders, in and to (1) money in an amount, (2) U.S. Government Obligations that, through the payment of interest, Redemption Price, and principal in respect thereof in accordance with their terms, will provide, not later than one day before the due date of any payment referred to in this clause (A), money in an amount or
         (3) a combination thereof in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, without consideration of the reinvestment of such interest and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the Trustee, the principal of, Redemption Price, and accrued interest on the outstanding Notes on the Stated Maturity of such principal or interest; provided that the Trustee shall have been irrevocably instructed to apply such money or the proceeds of such U.S. Government Obligations to the payment of such principal, Redemption Price, and interest with respect to the Notes;

                  (B) the Company has delivered to the Trustee (1) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this Section 8.02 and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred which Opinion of Counsel shall be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Effective Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (2) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and that after the passage of 123 days following the deposit (except, with respect to any trust funds for the account of any Holder who may be deemed to be an "insider" for purposes of the United States Bankruptcy Code, after one year following the deposit), the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law in a case commenced by or against the Company under either such statute, and either (I) the trust funds will no longer remain the property of the Company (and therefore will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally) or (II) if a court were to rule under any such law in any case or proceeding that the trust funds remained property of the Company, (a) assuming such trust funds remained in the possession of the Trustee prior to such court ruling to the extent not paid to the Holders, the Trustee will hold, for the benefit of the Holders, a valid and perfected security interest in such trust funds that is not avoidable in bankruptcy or otherwise except for the effect of Section

         552(b) of the United States Bankruptcy Code on interest on the trust funds accruing after the commencement of a case under such statute and
         (b) the Holders will be entitled to receive adequate protection of their interests in such trust funds if such trust funds are used in such case or proceeding;

                  (C) immediately after giving effect to such deposit on a pro forma basis, no Default or Event of Default shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after such date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, this Indenture or any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

                  (D) if the Notes are then listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge; and

                  (E) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the defeasance contemplated by this Section 8.02 have been complied with.

         Notwithstanding the foregoing, prior to the end of the 123-day (or one year) period referred to in clause (B)(2) of this Section 8.02, none of the Company's obligations under this Indenture shall be discharged. Subsequent to the end of such 123-day (or one year) period with respect to this Section 8.02, the Company's obligations in Sections 2.02, 2.03, 2.04, 2.05, 2.06, 2.11, 4.01,
4.02, 7.07, 7.08, 8.04, 8.05 and 8.06 shall survive until the Notes are no longer Outstanding. Thereafter, only the Company's obligations in Sections 7.07,
8.05 and 8.06 shall survive. If and when a ruling from the Internal Revenue Service or an Opinion of Counsel referred to in clause (B)(1) of this Section
8.02 is able to be provided specifically without regard to, and not in reliance upon, the continuance of the Company's obligations under Section 4.01, then the Company's obligations under such Section 4.01 shall cease upon delivery to the Trustee of such ruling or Opinion of Counsel and compliance with the other conditions precedent provided for herein relating to the defeasance contemplated by this Section 8.02.

         After any such irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Company's obligations under the Notes and this Indenture except for those surviving obligations in the immediately preceding paragraph.

         SECTION 8.03. Defeasance of Certain Obligations. The Company may omit to comply with any term, provision or condition set forth in clauses (iii) and
(iv) of Section 5.01 and Sections 4.03 through 4.11 and clause (c) of Section
6.01 with respect to clauses (iii) and (iv) of Section 5.01, clause (d) of
Section 6.01 with respect to Sections 4.01, 4.02 and 4.12 through 4.19 and clauses (e) and (f) of Section 6.01 shall be deemed not to be Events of Default, in each case with respect to the Outstanding Notes if:

                  (i) with reference to this Section 8.03, the Company has irrevocably deposited or caused to be irrevocably deposited with the Trustee (or another trustee satisfying the requirements of Section 7.10) and conveyed all right, title and interest to the Trustee for the benefit of the Holders, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee as trust funds in trust, specifically pledged to the Trustee for the benefit of the Holders as security for payment of the principal of, Redemption Price, and interest, if any, on the Notes, and dedicated solely to, the benefit of the Holders, in and to (A) money in an amount, (B) U.S. Government Obligations that, through the payment of interest, Redemption Price, and principal in respect thereof in accordance with their terms, will provide, not later than one day before the due date of any payment referred to in this clause (i), money in an amount or (C) a combination thereof in an amount sufficient, in the opinion of a nationally recognized form of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, without consideration of the reinvestment of such interest and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the Trustee, the principal of, Redemption Price, and interest on the Outstanding Notes on the Stated Maturity of such principal or interest; provided that the Trustee shall have been irrevocably instructed to apply such money or the proceeds of such U.S. Government Obligations to the payment of such principal, Redemption Price, and interest with respect to the Notes;

                  (ii) the Company has delivered to the Trustee an Opinion of Counsel to the effect that (A) the creation of the defeasance trust does not violate the Investment Company Act of 1940, (B) after the passage of 123 days following the deposit (except, with respect to any trust funds for the account of any Holder who may be deemed to be an "insider" for purposes of the United States Bankruptcy Code, after one year following the deposit), the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law in a case commenced by or against the Company under either such statute, and either (1) the trust funds will no longer remain the property of the Company (and therefore will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally) or (2) if a court were to rule under any such law in any case or proceeding that the trust funds remained property of the Company, (x) assuming such trust funds remained in the possession of the Trustee prior to such court ruling to the extent not paid to the Holders, the Trustee will hold, for the benefit of the Holders, a valid and perfected security interest in such trust funds that is not avoidable in bankruptcy or otherwise (except for the effect of Section 552(b) of the United States Bankruptcy Code on interest on the trust funds accruing after the commencement of a case under such statute) and
         (y) the Holders will be entitled to receive adequate protection of their interests in such trust funds if such trust funds are used in such case or proceeding, (C) the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and (D) the Trustee, for the benefit of the Holders, has a valid first-priority security interest in the trust funds;

                  (iii) immediately after giving effect to such deposit on a pro forma basis, no Default or Event of Default shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after such date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, this Indenture or any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

                  (iv) if the Notes are then listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge; and (v) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the defeasance contemplated by this Section 8.03 have been complied with.

         SECTION 8.04. Application of Trust Money; Miscellaneous. Subject to
Section 8.06, the Trustee or Paying Agent shall hold in trust money or U.S. Government Obligations deposited with it pursuant to Section 8.01, 8.02 or 8.03, as the case may be, and shall apply the deposited money and the money from U.S. Government Obligations in accordance with the Notes and this Indenture to the payment of principal of, Redemption Price, and interest on the Notes; but such money need not be segregated from other funds except to the extent required by law.

         The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Section 8.01, 8.02 or 8.03 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of Outstanding Notes and which shall be deducted from the amount to be received by the Holders of Outstanding Notes.

         SECTION 8.05. Repayment to Company. Subject to Sections 7.07, 8.01,
8.02 and 8.03, the Trustee and the Paying Agent shall promptly pay to the Company upon request set forth in an Officers' Certificate any excess money held by them at any time and thereupon shall be relieved from all liability with respect to such money. The Trustee and the Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal, Redemption Price, or interest that remains unclaimed for two years; provided that the Trustee or Paying Agent before being required to make any payment may cause to be published at the expense of the Company once in a newspaper of general circulation in The City of New York and, or may, at the expense of the Company, mail to each Holder entitled to such money at such Holder's address (as set forth in the Security Register) notice that such money remains unclaimed and that after a date specified therein (which shall be at least 30 days from the date of such publication or mailing) any unclaimed balance of such money then remaining will be repaid to the Company. After payment to the Company, Holders entitled to such money must look to the Company for payment as general creditors unless an applicable law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

         SECTION 8.06. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 8.01, 8.02 or 8.03, as the case may be, by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company's obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.01, 8.02 or 8.03, as the case may be, until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with Section 8.01, 8.02 or 8.03, as the case may be; provided that, if the Company has made any payment of principal of, Redemption Price, or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

                                  ARTICLE NINE

                       AMENDMENTS, SUPPLEMENTS AND WAIVERS

         SECTION 9.01. Without Consent of Holders. The Company, when authorized by a resolution of its Board of Directors (as evidenced by a Board Resolution delivered to the Trustee), and the Trustee may amend or supplement this Indenture or the Notes without notice to or the consent of any Holder:

                  (1) to cure any ambiguity, defect or inconsistency in this Indenture; provided that such amendments or supplements shall not, in the good faith opinion of the Board of Directors as evidenced by a Board Resolution, adversely affect the interests of the Holders in any material respect;

                  (2) to comply with Article Five;

                  (3) to comply with any requirements of the Commission in connection with the qualification of this Indenture under the TIA;

                  (4) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee; or

                  (5) to make any change that, in the good faith opinion of the Board of Directors as evidenced by a Board Resolution, does not materially and adversely affect the rights of any Holder.

         SECTION 9.02. With Consent of Holders. (a) Subject to Sections 6.04 and
6.07 and without prior notice to the Holders, the Company, when authorized by its Board of Directors (as evidenced by a Board Resolution delivered to the Trustee), and the Trustee may amend this Indenture and the Notes with the written consent of the Holders of a majority in principal amount of the Notes then outstanding, and the Holders of a majority in principal amount of the Notes then Outstanding by written notice to the Trustee may waive future compliance by the Company with any provision of this Indenture and the Notes.

         (b) Notwithstanding the provisions of this Section 9.02, without the consent of each Holder affected, an amendment or waiver, including a waiver pursuant to Section 6.04, may not:

                  (i) reduce the principal amount of or change the Stated Maturity or any installment of principal of any Note;

                  (ii) reduce the rate of or change the Stated Maturity of any interest payment on any Note;

                  (iii) change any place or currency of payment of principal of, Redemption Price, or interest on, any Note;

                  (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of redemption, on or after the Redemption Date) on any Note;

                  (v) reduce the percentage or principal amount of Outstanding Notes the consent of whose Holders is necessary to modify or amend this Indenture or to waive compliance with certain provisions of or certain Defaults under this Indenture;

                  (vi) waive a default in the payment of principal of, Redemption Price, or interest on, any Note; or

                  (vii) modify any of the provisions of this Section 9.02, except to increase any such percentage or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Note affected thereby.

         (c) It shall not be necessary for the consent of the Holders under this
Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

         (d) After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. The Company will mail supplemental indentures to Holders upon request. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

         SECTION 9.03. Revocation and Effect of Consent. Until an amendment or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the Note of the consenting Holder, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note or portion of its Note. Such revocation shall be effective only if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver shall become effective on receipt by the Trustee of written consents from the Holders of the requisite percentage in principal amount of the Outstanding Notes.

         The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the last two sentences of the immediately preceding paragraph, those persons who were Holders at such record date (or their duly designated proxies) and only those persons shall be entitled to consent to such amendment, supplement or waiver or to revoke any consent previously given, whether or not such persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date.

         After an amendment, supplement or waiver becomes effective, it shall bind every Holder unless it is of the type described in the second paragraph of
Section 9.02. In case of an amendment or waiver of the type described in the second paragraph of Section 9.02, the amendment or waiver shall bind each Holder who has consented to it and every subsequent Holder of a Note that evidences the same indebtedness as the Note of the consenting Holder.

         SECTION 9.04. Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder to deliver such Note to the Trustee. At the Company's expense, the Trustee may place an appropriate notation on the Note about the changed terms and return it to the Holder and the Trustee may place an appropriate notation on any Note thereafter authenticated. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation, or issue a new Note, shall not affect the validity and effect of such amendment, supplement or waiver.

         SECTION 9.05. Trustee to Sign Amendments, Etc. The Trustee shall provided with, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article Nine is authorized or permitted by this Indenture and that it will be valid and binding upon the Company. Subject to the preceding sentence, the Trustee shall sign such amendment, supplement or waiver if the same does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Trustee may, but shall not be obligated to, execute any such amendment, supplement or waiver that affects the Trustee's own rights, duties or immunities under this Indenture or otherwise.

         SECTION 9.06. Conformity with Trust Indenture Act. Every supplemental indenture executed pursuant to this Article Nine shall conform to the requirements of the TIA as then in effect.

                                  ARTICLE TEN

                                 MISCELLANEOUS

         SECTION 10.01. Trust Indenture Act of 1939. This Indenture shall be subject to the provisions of the TIA that are required to be a part of this Indenture and shall, to the extent applicable, be governed by such provisions.

         SECTION 10.02. Notices. Any notice or communication shall be sufficiently given if in writing and delivered in person, mailed by first-class mail or sent by telecopier transmission addressed as follows:

         if to the Company:

                  Advanced Lighting Technologies, Inc.

                  32000 Aurora Road
                  Solon, OH 44139
                  Telecopier No.:  (440) 542-4325
                  Attention: Chief Financial Officer

         if to the Trustee:

                  [____________________]

         The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

         Any notice or communication mailed to a Holder shall be mailed to it at its address as it appears on the Security Register by first-class mail and shall be sufficiently given to him if so mailed within the time prescribed. Any notice or communication shall also be so mailed to any Person described in TIA Section 313(c), to the extent required by the TIA. Copies of any such communication or notice to a Holder shall also be mailed to the Trustee and each Agent at the same time.

         Failure to transmit a notice or communication to a Holder as provided herein or any defect in any such notice or communication shall not affect its sufficiency with respect to other Holders. Except for a notice to the Trustee, which is deemed given only when received, and except as otherwise provided in this Indenture, if a notice or communication is mailed in the manner provided in this Section 10.02, it is duly given, whether or not the addressee receives it.

         Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

         In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

         Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

         SECTION 10.03. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

                  (i) an Officers' Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

                  (ii) an Opinion of Counsel stating that, in the opinion of such Counsel, all such conditions precedent have been complied with.

         SECTION 10.04. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

                  (i) a statement that each person signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

                  (ii) a brief statement as to the nature and scope of the examination or investigation upon which the statement or opinion contained in such certificate or opinion is based;

                  (iii) a statement that, in the opinion of each such person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

                  (iv) a statement as to whether or not, in the opinion of each such person, such condition or covenant has been complied with; provided, however, that, with respect to matters of fact, an Opinion of Counsel may rely on an Officers' Certificate or certificates of public officials.

         SECTION 10.05. Rules by Trustee, Paying Agent or Registrar. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Paying Agent or Registrar may make reasonable rules for its functions.

         SECTION 10.06. Payment Date Other Than a Business Day. If an Interest Payment Date, Redemption Date, Payment Date, Stated Maturity or date of Maturity of any Note shall not be a Business Day, then payment of principal of, Redemption Price, or interest on such Note, as the case may be, need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, Redemption Date, Payment Date, Stated Maturity or date of Maturity of such Note; provided that no interest shall accrue for the period from and after such Interest Payment Date, Redemption Date, Payment Date, Stated Maturity or date of Maturity, as the case may be.

         SECTION 10.07. Governing Law. This Indenture and the Notes shall be governed by the laws of the State of New York excluding (to the greatest extent permissible by law) any rule of law that would cause the application of the laws of any jurisdiction other than the State of New York.

         SECTION 10.08. No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or any Subsidiary of the Company. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

         SECTION 10.09. No Recourse Against Others. No recourse for the payment of the principal of, Redemption Price, or interest on any of the Notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company contained in this Indenture or in any of the Notes, or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator or against any past, present or future partner, stockholder, other equityholder, officer, director, employee or controlling person, as such, of the Company or of any successor Person, either directly or through the Company or any successor Person, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Indenture and the issue of the Notes.

         SECTION 10.10. Successors. All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successor.

         SECTION 10.11. Duplicate Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

         SECTION 10.12. Separability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not ha any way be affected or impaired thereby.

         SECTION 10.13. Table of Contents, Headings, Etc. The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify, or restrict any of the terms and provisions hereof.

                                   SIGNATURES

         IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the date first written above.

                                 ADVANCED LIGHTING TECHNOLOGIES, INC.

                                 By:____________________________________________
                                        Name: Wayne R. Hellman
                                        Title: President, Chief Executive Office
                                        and Chairman of the Board of
                                        Directors

                                    ____________________________________________

                                 By:____________________________________________
                                        Name:
                                        Title:

                                                                       EXHIBIT A

                                 [FACE OF NOTE]

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

                            __% Senior Notes due 2011

                                       [CUSIP] [CINS] [ISIN] [_________________]

No. __________                                                $_________________

         ADVANCED LIGHTING TECHNOLOGIES, INC., an Ohio corporation (the "Company", which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to _____________, or its registered assigns, the principal sum of __________________ ($___________) on March 15, 2011.

         Interest Payment Dates: March 15 and September 15, commencing [_______] 15, 2004.

         Regular Record Dates: March 1 and September 1.

         Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

         IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

                                            ADVANCED LIGHTING TECHNOLOGIES, INC.

                                            By:_________________________________
                                                  Name:
                                                  Title:

                                            By:_________________________________
                                                  Name:
                                                  Title:

                    (Trustee's Certificate of Authentication)

         This is one of the __% Senior Notes due 2011 described in the within-mentioned Indenture.

Date: ________, 2003               [__________________]
                                              as Trustee

                                   By:____________________________________
                                         Authorized Signatory

                             [REVERSE SIDE OF NOTE]

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

                            __% Senior Note due 2011

1.       Principal and Interest.

         The Company will pay the principal of this Note on March 15, 2011.

         The Company promises to pay interest on the principal amount of this Note on each Interest Payment Date, as set forth below, at the rate per annum shown above.

         Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from ___________, 2003. Interest will be computed on the basis of a 360-day year of twelve 30-day months and, in the case of an incomplete month, the number of days elapsed based on a 30-day month.

         The Company shall pay interest on overdue principal and Redemption Price, to the extent lawful, at a rate per annum that is 2% in excess of the rate otherwise payable.

2.       Method of Payment.

         The Company will pay interest (except defaulted interest) on the principal amount of this Note as provided above on each March 15 and September 15, commencing [_________] 15, 2004 to the persons who are Holders (as reflected in the Security Register at the close of business on the March 1 or September 1 in each case whether or not a Business Day, immediately preceding the related Interest Payment Date), in each case, even if the Note is canceled on registration of transfer or registration of exchange after such record date; provided that, with respect to the payment of principal, the Company will make payment to the Holder that surrenders this Note to a Paying Agent on or after the Maturity hereof.

         The Company will pay principal, Redemption Price, and as provided above, interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may pay principal, Redemption Price, and interest by its check payable in such money. It may mail an interest check to a Holder's registered address (as reflected in the Security Register). If a payment date is a date other than a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day and no interest shall accrue for the intervening period.

3.       Paying Agent and Registrar.

         Initially, the Trustee will act as authenticating agent, Paying Agent and Registrar. The Company may change any authenticating agent, Paying Agent or Registrar without notice. The Company, any Subsidiary or any Affiliate of any of them may act as Paying Agent, Registrar or co-Registrar.

4.       Indenture Limitations.

         The Company issued the Notes under an Indenture dated as of _____________, 2003 (the "Indenture"), between the Company and___________________, trustee (the "Trustee"). Capitalized terms herein are used as defined in the Indenture unless otherwise indicated. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control.

         The Notes are general unsecured obligations of the Company.

         The Company may, subject to Article Four of the Indenture and applicable law, issue additional Notes under the Indenture.

5.       Optional Redemption.

         The Notes are redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after [NO SOONER THAN THE FOURTH ANNIVERSARY OF PLAN EFFECTIVE DATE and prior to Maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address, as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing September 15 of the years set forth below:

                                      Redemption
Year                                    Price %
----                                  --------
---------------------------------
---------------------------------
---------------------------------
---------------------------------
and thereafter
[TO BE SPECIFIED IN ACCORDANCE  WITH
PREVAILING  MARKET  PRACTICE  BY THE
COMPANY  UPON  DETERMINATION  OF THE
INTEREST RATE]]

         At any time and from time to time prior to [_________], 2007, the Company may redeem up to 35% of the principal amount of the Notes with the proceeds of one or more Public Equity

Offerings, at any time or from time to time in part, at a Redemption Price (expressed as a percentage of principal amount) of 101%, plus accrued and unpaid interest to the Redemption Date (subject to the rights of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date); provided that after any such redemption Notes representing at least 65% of the Notes originally issued remain Outstanding (other than Notes held, directly or indirectly, by the Company or its Affiliates) and that notice of such redemption is mailed within 60 days of the relevant Public Equity Offering.

Notes in original denominations larger than $1,000 may be redeemed in part. On and after the Redemption Date, interest ceases to accrue on Notes or portions of Notes called for redemption, unless the Company defaults in the payment of the Redemption Price.

6.       Repurchase upon Change of Control.

         Upon the occurrence of any Change of Control, each Holder shall have the right to require the repurchase of its Notes by the Company in cash pursuant to the offer described in the Indenture at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the "Payment Date").

         A notice of such Change of Control will be mailed within 30 days, after any Change of Control occurs to each Holder at its last address as it appears in the Security Register. Notes in original denominations larger than $1,000 may be sold to the Company in part. On and after the Payment Date, interest ceases to accrue on Notes or portions of Notes surrendered for purchase by the Company, unless the Company defaults in the payment of the purchase price.

7.       Denominations: Transfer; Exchange.

         The Notes are in registered form without coupons in denominations of $1,000 of principal amount and multiples of $1,000 in excess thereof. A Holder may register the transfer or exchange of Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer or exchange of any Notes selected for redemption. Also, it need not register the transfer or exchange of any Notes for a period of 15 days before the day of mailing of a notice of redemption of Notes selected for redemption.

8.       Persons Deemed Owners.

         A Holder shall be treated as the owner of a Note for all purposes.

9.       Unclaimed Money.

         If money for the payment of principal, Redemption Price, or interest remains unclaimed for two years, the Trustee and the Paying Agent will pay the money back to the Company at its written request. After that, Holders entitled to the money must look to the Company for payment, unless an abandoned property law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

10.      Discharge Prior to Maturity.

         If the Company deposits with the Trustee money or U.S. Government Obligations sufficient to pay the then outstanding principal of, Redemption Price, and accrued interest on the Notes (a) to Maturity, the Company will be discharged from the Indenture and the Notes, except in certain circumstances for certain provisions thereof, and (b) to the Stated Maturity, the Company will be discharged from certain covenants set forth in the Indenture.

11.      Amendment; Supplement; Waiver.

         Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing default or compliance with any provision may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then Outstanding. Without notice to or the consent of any Holder, the parties thereto may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency and make any change that does not materially and adversely affect the rights of any Holder.

12.      Restrictive Covenants.

         The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries, among other things, to Incur additional Indebtedness, make Restricted Payments, suffer to exist restrictions on the ability of Restricted Subsidiaries to make certain payments to the Company, issue Capital Stock of Restricted Subsidiaries, Guarantee Indebtedness of the Company, engage in transactions with Affiliates, suffer to exist or incur Liens, enter into sale-leaseback transactions, use the proceeds from Asset Sales, or merge, consolidate or transfer substantially all of its assets. Within 90 days after the end of each fiscal quarter (120 days after the end of the last fiscal quarter of each year), the Company shall deliver to the Trustee an Officers' Certificate stating whether or not the signers thereof know of any Default or Event of Default under such restrictive covenants.

13.      Successor Persons.

         When a successor person or other entity assumes all the obligations of its predecessor under the Notes and the Indenture, the predecessor person will be released from those obligations.

14.      Defaults and Remedies.

         Any of the following events constitutes an "Event of Default" under the
Indenture: (a) default in the payment of principal of (or Redemption Price, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;
(b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days; (c) default in the performance or breach of Article Five of the Indenture or the failure to make or consummate an Offer to Purchase in accordance with Section 4.11 or Section 4.12 of the Indenture; (d) default in the performance of or breach of any covenant or agreement of the Company in the Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above), and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding: (e) there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of $10 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness exists on the Effective Date or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $10 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (h) the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors.

         If an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee may, and at the direction of the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding shall, declare all the Notes to be due and payable. If a bankruptcy or insolvency default with respect to the Company occurs and is continuing, the Notes automatically become due and payable. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of at least a majority in principal amount of the Notes then Outstanding may direct the Trustee in its exercise of any trust or power.

15.      Trustee Dealings with the Company.

         The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Company or its Affiliates and may otherwise deal with the Company or its Affiliates as if it were not the Trustee.

16.      No Recourse Against Others.

         No incorporator or any past, present or future partner, stockholder, other equityholder, officer, director, employee or controlling person, as such, of the Company or of any successor Person shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

17.      Authentication.

         This Note shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on the other side of this Note.

18.      Abbreviations.

         Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors
Act).

         The Company will furnish a copy of the Indenture to any Holder upon written request and without charge. Requests may be made to Advanced Lighting Technologies, Inc.,32000 Aurora Road, Solon, Ohio 44139; Attention: Chief Financial Officer.

19.      Governing Law.

         The Indenture and this Note shall be governed by the laws of the State of New York excluding (to the greatest extent permissible by law) any rule of law that would cause the application of the laws of any jurisdiction other than the State of New York.

                            [FORM OF TRANSFER NOTICE]

         FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.
_________________________________________________________________________
Please print or typewrite name and address including zip code of assignee _______________________________________________________ the within Note and all rights thereunder, hereby irrevocably constituting and appointing ______________________________________ attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Date: ________________                      ____________________________________
                                            NOTICE: The signature to this
                                            assignment must correspond with the
                                            name as written upon the face of the
                                            within-mentioned instrument in every
                                            particular, without alteration or
                                            any change whatsoever.

                       OPTION OF HOLDER TO ELECT PURCHASE

         If you wish to have this Note purchased by the Company pursuant to
Section 4.11 or 4.12 of the Indenture, check the Box: -

         If you wish to have a portion of this Note purchased by the Company pursuant to Section 4.11 or Section 4.12 of the Indenture, state the amount:
$__________________________.

Date: _______________

Your Signature: __________________________________________________________
                (Sign exactly as your name appears on the other side of this
                                           Note)

                           Signature Guarantee: ________________________________

                                                                  PLAN EXHIBIT B

                     SARATOGA MANAGEMENT SERVICES AGREEMENT

                          MANAGEMENT SERVICES AGREEMENT

                  This MANAGEMENT SERVICES AGREEMENT ( the "Agreement") is made and entered into as of _______, 2003 [Effective Date], among Advanced Lighting Technologies, Inc., an Ohio corporation (the "Company"), and Saratoga Management Company, LLC, a Delaware limited liability company ("Saratoga").

                  The Company desires that Saratoga provide certain ongoing management and advisory services to the Company, and Saratoga is willing to provide such services subject to the terms and conditions contained herein.

                  Now, therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

                  Section 1. Services. During the term of this Agreement, Saratoga shall provide such advisory and management services to the Company as the Board of Directors of the Company shall reasonably request and Saratoga shall agree to provide from time to time. The Company agrees that Saratoga shall have the right, but not the obligation, to act as sole advisor to the Company with respect to significant business transactions. Services provided by Saratoga will include, but not be limited to, ensuring that the Company is in compliance with good corporate governance practices, providing ongoing operations review and financial performance monitoring, reviewing and advising on the annual budgeting process, significant contractual commitments and capital expenditures, supporting relationships with financial institutions, advising on compensation policy and structure, and providing ongoing strategic advice on the business and management. Such services shall be performed at Saratoga's offices or at such other locations as Saratoga shall reasonably determine.

                  Section 2. Compensation. In consideration of the services to be provided in accordance with Section 1, the Company agrees to pay, to
Saratoga:

                  (i) an advisory fee of 1% of the enterprise value of the Company as of the date hereof, which fee shall be fully earned as of the date hereof and shall be paid from excess working capital and/or the proceeds of certain non-core assets of the reorganized Company which is expected to take place within the first year of confirmation of the Plan (defined below); and

                  (ii) a quarterly management fee, payable in advance (on or before March 31, June 30, September 30, and December 31 of each year that this Agreement is in effect) equal to $150,000 ($600,000 in the aggregate) (the "Management Fee") plus 0.5% of the aggregate amount of cash (and the fair market value of other property as reasonably determined by the Company's Board of Directors) (the "Equity Fee") received by the Company after the Effective Date in connection with issuances of the Company's equity securities (with a prorated Equity Fee amount to be paid with respect to the period in which such cash or property is received, payable on the date such cash or other property is received) to be adjusted annually upwards on each anniversary date for any increase in the rate of inflation as indicated by the Consumer Price Index from the prior year, as the case may be; provided, however that upon a default relating to the New Notes under the New Indenture and during the continuation of such default, the Management Fee and Equity Fee otherwise required by this Section 2(ii) shall accrue but not be payable until such time as the default is cured; and

                  (iii) advisory and/or structuring fees in connection with significant business transactions (including, without limitation, acquisitions, investments and financings) ("Structuring Fees") in amounts comparable for similarly situated companies. The Structuring Fees shall be negotiated in good faith by the Company and Saratoga and payable on such date as the parties determine under a separate agreement.

                  In the event that the Company fails to make a payment under this Section 2 (with the exception of non-payment in accordance with the proviso in Section 2(ii) hereof), or a dispute regarding payment arises, Saratoga reserves the right to not perform under this Agreement until such time as the Company either pays Saratoga or the parties hereto resolve their dispute. Both parties agree to promptly negotiate any such disputes in good faith.

                  Notwithstanding the foregoing, the Company shall not be required to pay to Saratoga any such payment that is otherwise prohibited by any credit agreement or applicable law. In such cases, the due dates shall be deferred until payment of cash is permitted and all amounts owed shall accrue interest at the same rate paid on the Company's senior debt.

                  Section 3. Reimbursement. Saratoga and its affiliates shall be entitled to reimbursement of all reasonable out-of-pocket expenses (including travel, consultant and legal expenses) incurred in connection with or relating to the performance of this Agreement (other than salary expenses and associated overhead charges).

                  Section 4. Indemnity; No Liability. In consideration of the execution and delivery of this Agreement by Saratoga, the Company hereby agrees to indemnify, defend, exonerate and hold each of Saratoga and its affiliates, and each of their respective partners, members, shareholders, affiliates, directors, officers, fiduciaries, employees and agents and each of the partners, shareholders, affiliates, directors, officers, fiduciaries, employees and agents of each of the foregoing (collectively, the "Indemnitees") free and harmless from and against any and all claims, demands, liens, claims of lien, actions, causes of action, suits, losses, liabilities and damages, and expenses in connection therewith, including without limitation reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to the execution, delivery, performance, enforcement or existence of this Agreement or the transactions contemplated hereby or thereby except for any such Indemnified Liabilities arising solely on account of such Indemnitee's gross negligence or willful misconduct, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. None of the Indemnitees shall be liable to the Company or any of their affiliates for any act or omission suffered or taken by such Indemnitee that is not finally judicially determined to constitute gross negligence or willful misconduct.

                  Section 5. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of law principles.

                  Section 6. Termination. This Agreement may be terminated by Saratoga at any time by written notice to the Company pursuant to Section 7 below. In addition, this Agreement will terminate automatically as of the earlier of (i) the tenth anniversary of this Agreement and (ii) the end of the fiscal year in which the fully diluted ownership interest of Saratoga and its affiliates in the outstanding common stock of the Company falls below 5%, unless expressly extended in writing. The provisions of Section 4 shall survive any termination of this Agreement.

                  Section 7. Notices. All notices and demands which any party is required or desires to give to any other shall be given in writing by personal delivery or by express courier service or certified mail, return receipt requested, to the addresses below for the respective party. However, if either party gives notice of a change of name or address, notices to that party shall thereafter be given as demanded in that notice. All notices and demands given by personal delivery or by express courier service shall be effective upon receipt by the party to whom notice or a demand is being given. All notices given by mail shall be effective on the third business day after mailing.

                  For convenience, the addresses, telephone and facsimile numbers of the parties and their respective counsel hereto are:

The Company:

Advanced Lighting Technologies, Inc.
32000 Aurora Road
Solon, Ohio 44139
Attn:  Wayne R. Hellman
Telephone: (440) 519-0500
Facsimile: (440) 519-0503

With a copy to:

Jenner & Block, LLC
One IBM Plaza
Chicago, Illinois 60611
Attn:  Jeff Marwil
Telephone:  (312) 923-2619
Facsimile: (312) 527-0484

Saratoga:

Saratoga Management Company, LLC
535 Madison Avenue - 4th Floor
New York, New York 10022
Attn:  Christian Oberbeck
Telephone:  (212) 906-7350
Facsimile: (212) 750-3343

With a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attn:  Stephen H. Case
Telephone:  (212) 450-4064
Facsimile:  (212) 450-3064

                  Section 8. Relationship of Parties. Each party is an independent contractor and not an agent or partner of, or joint venturer with, the other party for any purpose, and neither party by virtue of this Agreement shall have any right, power, or authority to act or create any obligation, express or implied, on behalf of the other party except as expressly provided herein. In the event that an agency relationship is created or implied, any such agency will be a limited agency wherein the duties of Saratoga are specifically limited to the subject matter hereof and will not create or result in the imposition on Saratoga of any other duties of any kind or nature, including without limitation any duties which may otherwise arise by operation of law. This Agreement is not intended to and does not create any rights, claims, remedies or benefits inuring to any person (including any customer, or any creditor or employee of Saratoga or the Company) that is not a party hereto nor create or establish any third party beneficiary hereto.

                  Section 9. Assignment. Rights under this Agreement shall not be assignable and duties under this Agreement shall not be delegable by either party except by the Company to any subsidiary or affiliate of Saratoga or the Company or to any successor in interest to the Company's or Saratoga's business.

                  Section 10. Entire Agreement. This Agreement contains the entire agreement of the parties hereto and supersedes all prior understandings and agreements, whether oral or in writing, regarding the subject matter of this Agreement.

                  Section 11. Severability. If any term, covenant, condition or provision of this Agreement, or their application to any person or circumstance, shall to any extent be held by a court of competent jurisdiction to be invalid, void or unenforceable, the parties shall renegotiate the unenforceable or invalid terms so as to effect the intent of this Agreement, and the remainder of the provisions of this Agreement, or their application to any person or circumstance, shall remain in full force and effect.

                  Section 12. Waiver of Covenants. Waiver by one of the parties hereto of any covenant or condition under this Agreement shall not invalidate this Agreement nor shall it be considered a waiver of any other covenant or condition under this Agreement.

                  Section 13. Further Acts. Each party hereto agrees to perform any further acts and to execute, acknowledge and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

                  Section 14. Section Headings. The section headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

                  Section 15. Capitalized Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Chapter 11 Plan of Reorganization confirmed by the United States Bankruptcy Court for the Northern District of

Illinois, Eastern Division, in the cases captioned In re Venture Lighting International, Inc., et al., Case No. 03-05255 (the "Plan").

                  Section 16. Counterparts. This Agreement may be executed in several counterparts and all such executed counterparts shall constitute a single agreement, binding on the parties hereto and their successors. IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                                                     ADVANCED LIGHTING
                                                     TECHNOLOGIES, INC.

                                                     By: _______________________
                                                     Name:
                                                     Title:

                                                     SARATOGA MANAGEMENT
                                                     COMPANY, LLC

                                                     By: _______________
                                                     Name: Christian L. Oberbeck
                                                     Title: Managing Director

                                                                  PLAN EXHIBIT C

                      FORMS OF SENIOR MANAGEMENT CONTRACTS

                                   EXHIBIT C-1

               TO THIRD AMENDED CHAPTER 11 PLAN OF REORGANIZATION

                    WAYNE HELLMAN SENIOR MANAGEMENT CONTRACT

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT entered into and effective as of __________, 2003, among, ADVANCED LIGHTING TECHNOLOGIES, INC., an Ohio corporation ("ADLT"), and WAYNE R. HELLMAN ("EMPLOYEE");

                                   WITNESSETH:

         WHEREAS, ADLT and Employee desire to terminate any and all prior agreements, whether oral or written, between the parties and between Employee and ADLT relating to Employee's employment; and

         WHEREAS, ADLT and Employee desire to enter into an Employment Agreement as set forth herein below to ADLT of the services of Employee as Chief Executive Officer of ADLT and to set forth the rights and duties of the parties hereto; and

         NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1. TERMINATION OF PRIOR AGREEMENTS. ADLT and Employee hereby terminate any and all prior agreements, whether oral or written, between the parties relating to Employee's employment, provided, however that any existing agreement between Employee and ADLT or any subsidiary of ADLT regarding non-competition, non-solicitation or confidentiality or ownership of intellectual property rights shall continue in full force and effect as supplemented by this Employment Agreement.

2.       EMPLOYMENT.

         (a) ADLT hereby employs Employee, and Employee hereby accepts employment, upon the terms and conditions hereinafter set forth.

         (b) During the term of this Employment Agreement, (for purposes hereof, all references to the term of this Employment Agreement shall be deemed to include all renewals or extensions hereof, if any), Employee shall devote his full business time to his employment and shall perform diligently such duties as are, or may be, required by the Board of Directors of ADLT or their designee, which duties shall be within the bounds of reasonableness and acceptable business standards and ethics.

         (c) During the term of this Employment Agreement, Employee shall not, without the prior written consent of ADLT, which shall not be unreasonably withheld, directly or indirectly, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise, other than in the performance of duties naturally inherent in the businesses of ADLT or any subsidiary or affiliate of ADLT; provided, however, Employee may continue to render services to and participate in philanthropic and charitable causes, in each case, in a manner and to the extent consistent with his past practice.

         (d) During the term of this Employment Agreement, Employee shall comply with all policies and procedures of ADLT, including but not limited to, all terms and conditions set forth in any employee handbook and any other memoranda pertaining to ADLT's policies, procedures, rules and regulations. Failure to comply with all such policies and procedures shall be grounds for disciplinary action, including termination for "cause" pursuant to Section 6(a) of this Employment Agreement.

3.       TERM AND POSITION.

         (a) Subject to the termination provisions contained herein, the term of this Employment Agreement shall commence as of _________, 2003 and shall continue through January 1, 2005, subject, however, to the provisions of Section 6.

         (b) Employee shall serve as Chief Executive Officer of ADLT, and in such offices or positions with ADLT as shall be agreed upon by Employee and the Board of Directors of ADLT, as the case may be, without, however, any change in Employee's compensation (but such offices or positions shall be consistent with the office and position stated herein)

         (c) The principal business office of Employee shall be in Solon, Ohio.

4.       COMPENSATION.

         (a) Subject to the provisions of this Employment Agreement, for all services which Employee may render to ADLT during the term of this Employment Agreement, Employee shall receive a salary at the rate of THREE HUNDRED THOUSAND DOLLARS ($300,000) per annum for the first year of this Employment Agreement, which shall be payable in equal, consecutive biweekly installments.

         (b) Employees will receive options at the commencement of the term of this Employment Agreement as set forth on EXHIBIT A.

         (c) Provided that Employee satisfactorily performs his services under this Employment Agreement, Employee shall be entitled to salary increases from time to time as determined by the Compensation Committee of ADLT.

         (d) Provided that Employee has satisfactorily performed his services under this Employment Agreement, Employee shall be eligible for bonuses from time to time as described on EXHIBIT A.

5.       OTHER BENEFITS.

         During the term of this Employment Agreement, Employee shall be entitled to such vacation privileges, life insurance, medical and hospitalization benefits, and such other benefits as are typically provided to other executive officers of ADLT and its subsidiaries in comparable positions; provided, however, that such benefits shall be not less valuable to Employee than those benefits provided by ADLT in ADLT's fiscal year ended June 30, 2003.

6.       TERMINATION AND FURTHER COMPENSATION.

         (a) The employment of Employee under this Employment Agreement, for the term thereof, may be terminated by the Board of Directors of ADLT for cause at any time. For purposes hereof, the term "cause" shall mean:

                  (i) Employee's committing an act constituting a misdemeanor involving fraud, dishonesty, or theft or a felony;

                  (ii) Employee's engaging in habitual or repeated alcohol or drug abuse;

                  (iii) Employee's disregarding the instructions of the Board of Directors of ADLT;

                  (iv) Employee's neglecting duties (other than by reason of disability or death), with five (5) business days notice to cure;

                  (v)      Employee's willful misconduct or gross negligence; or

                  (vi) Employee's material breach of this Employment Agreement, in whole or in part, with five (5) days notice to cure.

                  Any termination by reason of the foregoing shall not be in limitation of any other right or remedy ADLT may have under this Employment Agreement or otherwise.

         (b) In the event of (i) termination of the Employment Agreement for any of the reasons set forth in Subparagraph (a) of this
                  Section 6, or (ii) if Employee shall voluntarily terminate his employment hereunder prior to the end of the term of this Employment Agreement, then in either event Employee shall be entitled to no further salary, bonus or other benefits under this Employment Agreement, except as to that portion of any unpaid salary and other benefits accrued and earned by him hereunder up to and including the effective date of such termination. In the event the Employee voluntarily terminates this Employment Agreement, Employee shall provide 30 days' prior written notice to ADLT of such voluntary termination.

         (c) In the event that ADLT terminates Employee's employment without "cause" (as defined herein above) or Employee terminates employment with "good reason" (as defined below) prior to the end of the term of this Employment Agreement, then, in addition to any salary and bonus amounts and medical benefits due to Employee for the remainder of the term or renewal term of this Employment Agreement, as the case may be, Employee shall be entitled to an immediate payment equal to three (3) months salary upon the terms and as set forth herein. At the conclusion of the term of this Employment Agreement, all salary, medical and other benefits as set forth herein shall cease. Employee shall have no other rights and remedies except as set forth in this Section 6. For purposes hereof, the term "good reason" shall mean (i) without the express written consent of Employee, a material reduction of Employee's duties, authority, compensation, benefits or responsibilities or (ii) a material breach of this Employment Agreement by ADLT; or (iii) resignation within three (3) months following a "Change in Control" of ADLT.

         (d) In the event of Employee's death or permanent disability (as defined herein below) occurring during the term of this Employment Agreement, this Employment Agreement shall be deemed terminated for cause and Employee or his estate, as the case may be, shall be entitled to no further salary or other compensation provided for herein except as to that portion of any unpaid salary accrued or earned by Employee hereunder up to and including the date of death or permanent disability, and any benefits under any insurance policies or other plans.

         (e) "Permanent disability" means the inability of Employee to perform satisfactorily his usual or customary occupation for a period of 120 days in the aggregate out of 150 consecutive days as a result of a physical or mental illness or other disability which in the written opinion of a physician of recognized ability and reputation, is likely to continue for a significant period of time.

         (f) In the event this Employment Agreement is terminated with cause, before the end of the term, ADLT may, in its sole discretion, notify Employee that ADLT intends to continue to pay all compensation, benefits and monies due under the terms of the Employment Agreement for the remainder of the term. In such event, and provided ADLT continues to make such payments, Employee shall continue to be bound by the terms of the non-competition provisions in Section 7 hereof, during the remainder of the term and for a period of one (1) year immediately following the stated term of the Agreement.

         (g) "Change of Control" as used in this Agreement means such time as (i) (a) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended [the "Exchange Act"]) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of ADLT on a fully diluted basis and (b) such ownership represents a greater percentage of the total voting power of the voting stock of ADLT, on a fully diluted basis, than may then be voted by (I) Saratoga Lighting Holdings LLC or any person, directly or indirectly, controlling, controlled by or under common control with Saratoga Lighting Holdings LLC (the "Saratoga Group"), (II) any "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) that includes a member of the Saratoga Group, if members of the Saratoga Group "beneficially own" (within the meaning of Rule 13d-3 under the Exchange Act) voting stock of ADLT representing a majority of the voting power of the voting stock owned by such group (the "Existing Stockholders") and (III) the five individuals who were the most highly compensated officers or employees of ADLT and its subsidiaries, taken as a whole, for the most recently ended fiscal year of ADLT (the "Executive Managers") on such date; provided however, that a Change of Control shall not be deemed to have occurred by reason of the fact that one or more of the Executive Managers become the beneficial owners of more than 35% of the total voting power of ADLT on a fully diluted basis; or (ii) individuals who on the date of this Agreement (or within 120 days thereafter as contemplated by ADLT's plan of reorganization) constitute the Board of Directors (together with any new or successor directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by ADLT's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors on the date of their election or nomination) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

7.       COVENANTS REGARDING NON-COMPETITION AND CONFIDENTIAL INFORMATION.

         (a)      Non-Competition.

         (i) Recognizing that Employee will have been involved as an executive officer of ADLT and that ADLT and its affiliates, are engaged in the supply of products and/or services in every state of the United States and internationally, therefore, upon termination of his employment by ADLT or its subsidiaries, whether such termination is initiated by ADLT or Employee and whether at the expiration of the term of this Employment Agreement or otherwise, for any reason, he agrees that he will not, for a period of ONE (1) YEAR immediately following such termination, engage, in the United States or in any country where ADLT or any of its subsidiaries or affiliates conduct business, either directly or indirectly on behalf of himself or on behalf of an another, as an employee, consultant, director, partner or shareholder (other than with respect to holding up to one percent (1%) of a publicly traded corporation) of any corporation, limited liability company, partnership or other business entity, in any business of the type and character or in competition with the business carried on by ADLT or any of its subsidiaries or affiliates (as conducted on the date Employee ceases to be employed by ADLT in any capacity).

         (ii) Employee will not, for a period of ONE (1) YEAR immediately following the termination of his employment by ADLT or its subsidiaries, whether such termination is initiated by ADLT or Employee and whether at the expiration of the term of this Employment Agreement or otherwise, either directly or indirectly or on behalf of another, as an employee, consultant, director, partner or shareholder (other than with respect to holding up to one percent (1%) of a publicly traded corporation) of any corporation, limited liability company, partnership or other business entity, recruit, hire or otherwise entice any employee(s) of ADLT or its subsidiaries or affiliates, to terminate his or her employment with ADLT or to accept employment with anyone or any entity other than ADLT.

         (iii) Employee will not, for a period of ONE (1) YEAR immediately following the termination of his employment by ADLT or its subsidiaries, whether such termination is initiated by ADLT or Employee and whether at the expiration of the term of this Employment Agreement or otherwise, either directly or indirectly or on behalf of another, as an employee, consultant, director, partner or shareholder (other than with respect to holding up to one percent (1%) of a publicly traded corporation) of any corporation, limited liability company, partnership or other business entity, solicit, do business with or employ any current or former employee of ADLT, or any of its subsidiaries or affiliates, or any customer or client of ADLT in connection with any business of the type and character or in competition with the business carried on by ADLT or any of its subsidiaries or affiliates (as conducted on the date Employee ceases to be employed by ADLT in any capacity)

         (iv) Employee will not, directly or indirectly, disclose, divulge, discuss or copy to or for any person or entity, or otherwise use or suffer to be used in any manner or for any purpose, except for the benefit of ADLT or any of its subsidiaries or affiliates, any ideas, methods, customer lists or other customer information, business plans, product research or engineering data or other trade secrets, intellectual property, or any other confidential or proprietary information of ADLT or any of its subsidiaries or affiliates, it being acknowledged by Employee that all such information regarding the business of ADLT or its subsidiaries or affiliates conceived, suggested, developed, compiled or obtained by or furnished to Employee while Employee shall have been employed by or associated with ADLT or its subsidiaries or affiliates is confidential information and ADLT's or its subsidiaries' or affiliates' exclusive property. Employee's obligations under this Section 7(a)(iv) will not apply to any information which
                  (A) is known to the public other than as a result of Employee's acts or omissions, (B) is approved for release, in writing, by ADLT, (C) is disclosed to Employee by a third party without restriction, or (D) Employee is legally required to disclose.

(b) Employee expressly agrees and understands that the remedy at law for any breach by him of this Section 7 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of Employee's violation of any legally enforceable provision of this Section 7, ADLT shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section 7 shall be deemed to limit ADLT's remedies at law or in equity for any breach by Employee of any of the provisions of this Section 7 which may be pursued or availed of by ADLT or any of its affiliates including but not limited to ADLT.

(c) In the event Employee shall violate any legally enforceable provision of this Section 7 as to which there is a specific time period during which he is prohibited from taking certain actions or from engaging in certain activities as set forth in such provision then, in such event, such violation shall toll the running of such time period from the date of such violation until such violation shall cease.

8.       RENEWAL.

         This Employment Agreement shall be automatically renewed for successive one (1) year periods, notwithstanding whether the initial terms of this Agreement was for a term other than one (1) year, unless and until ADLT or Employee delivers written notice to the other party of its intent to terminate this Employment Agreement upon completion of the current term. In the event Employee or ADLT desires to terminate this Employment Agreement upon completion of the current term, such terminating party must deliver written notice to the other party not later than three (3) months prior to the end of the term (or any successive term) of this Employment Agreement.

9.       SEVERABLE PROVISIONS.

         The provisions of this Employment Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction shall, nevertheless, be binding and enforceable.

10.      ARBITRATION.

         Any controversy or claim arising out of or relating to this Employment Agreement, or the breach thereof, shall be settled by arbitration by a single arbitrator in the City of Solon, State of Ohio, in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof. The Arbitrator shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Section 10 shall be construed so as to deny ADLT the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach of Employee of any of his covenants contained in Section 7 hereof.

11.      NOTICES

         (a) Each notice, request, demand or other communication ("NOTICE") by either party to the other party pursuant to this Employment Agreement shall be in writing and shall be personally delivered or sent by U.S. certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight commercial courier, charges prepaid, or by facsimile transmission (but each such Notice sent by facsimile transmission shall be confirmed by sending a copy thereof to the other party by U.S. mail or commercial courier as provided herein no later than the following business day), addressed to the address of the receiving party or to such other address as such party shall have communicated to the other party in accordance with this Section. Any Notice hereunder shall be deemed to have been given and received on the date when personally delivered, on the date of sending when sent by facsimile, on the third business day following the date of sending when sent by mail or on the first business day following the date of sending when sent by commercial courier.

         (b) If a Notice is to ADLT, then such Notice shall be addressed to Advanced Lighting Technologies, Inc., 32000 Aurora Road, Solon, Ohio, attention of the Board of Directors.

         (c) If a Notice is to Employee, then such Notice shall be addressed to Employee at his home address last known on the payroll records of ADLT.

12.      WAIVER.

         The failure of either party to enforce any provision or provisions of this Employment Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Employment Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

13.      MISCELLANEOUS.

         This Employment Agreement supersedes all prior agreements and understandings between the parties and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same it is sought to be enforced.

14.      GOVERNING LAW.

         This Employment Agreement shall be governed by and construed according to the laws of the State of Ohio.

         IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and year first set forth above.

WITNESS:                                            ADVANCED LIGHTING
                                                    TECHNOLOGIES, INC.

By: ______________________                          By: _____________________

Name: _____________________                         Name: Sabu Krishnan

                                                    Its: Chief Operating Officer

By: _______________________                         ____________________________

Name: _____________________                         WAYNE R. HELLMAN

                                    EXHIBIT A
                               (BONUS AND OPTIONS)

EMPLOYEE: Wayne R. Hellman
BASE SALARY: $300,000.00

I. BONUS SCALE:

Employee shall be eligible for a bonus, as a percentage of Employee's base salary, contingent upon ADLT's achieving certain financial targets (Base, Goal and Superior) measured in terms of ADLT's Adjusted EBITDA (after accruing the applicable bonus) for each fiscal year pursuant to the following scale:

--------------------------------------------------------------------------------------------------------
FY 2003 (7/1/02-6/30/03)                 EBITDA (ADJUSTED)                      BONUS (% OF BASE SALARY)
--------------------------------------------------------------------------------------------------------
No Bonus                                 Below $20,000,000.00                   --
--------------------------------------------------------------------------------------------------------
Base                                     $20,000,000.00                         50%
--------------------------------------------------------------------------------------------------------
Goal                                     --                                     --
--------------------------------------------------------------------------------------------------------
Superior                                 --                                     --
--------------------------------------------------------------------------------------------------------
FY 2004 (7/1/03-6/30/04)                 EBITDA (ADJUSTED) *                    BONUS (% OF BASE SALARY)
--------------------------------------------------------------------------------------------------------
No Bonus                                 Below $23,500,000.00                   --
--------------------------------------------------------------------------------------------------------
Base                                     $23,500,000.00                         50%
--------------------------------------------------------------------------------------------------------
Goal                                     $25,000,000.00                         100%
--------------------------------------------------------------------------------------------------------
Superior                                 $27,000,000.00                         150%
--------------------------------------------------------------------------------------------------------
FY 2005 (7/1/04-6/30/05)                 EBITDA (ADJUSTED)**                    BONUS (% OF BASE SALARY)
--------------------------------------------------------------------------------------------------------
No Bonus                                 Below 112.50% of the higher            --
                                         of (a)FY 2004 EBITDA
                                         (Adjusted) or (b) $24,000,000
--------------------------------------------------------------------------------------------------------
Base                                     112.50% of the higher of (a)           50%
                                         FY 2004 EBITDA (Adjusted)
                                         or (b) $24,000,000
--------------------------------------------------------------------------------------------------------
Goal                                     120.00% of the higher of (a)           100%
                                         FY 2004 EBITDA (Adjusted)
                                         or (b) $24,000,000
--------------------------------------------------------------------------------------------------------
Superior                                 130.00% of the higher of (a)           150%
                                         FY 2004 EBITDA (Adjusted)
                                         or (b) $24,000,000
--------------------------------------------------------------------------------------------------------

* Bonus increase in FY 2004 will be on a sliding scale whereby the percentage of base salary bonus will increase proportionally based on the amount by which ADLT exceeds one financial target but falls short of a higher financial target. For example: If the ADLT has an adjusted EBITDA in FY 2004 of $26,000,000.00 (which amount is the midpoint between the Goal and Superior targets) then Employee would be entitled to a bonus of 125% (100% + an additional 25%).

**Bonus in FY 2005 is based on the percentage increase over the final adjusted EBITDA for FY 2004. The bonus will be increased on a sliding scale whereby the percentage of base salary will increase proportionally based on the amount by which the adjusted EBITDA for FY 2005 exceeds the adjusted EBITDA for FY 2004. For example: If the adjusted EBITDA for FY 2004 is $24,000,000.00 and the adjusted EBITDA for FY 2005 is $27,600,000.00 (an increase of 15%) then the Employee shall be entitled to a bonus of 50% for hitting the Base target plus an additional 16.7% for exceeding the Base target by 2.5% (6.66% for each 1% increase until the Goal target is met) for a total bonus equal to 66.7 % (50% +16.7%) of Employee's base salary.

II. ADDITIONAL BONUS(1)

Subject to Section 6, Employee will receive additional bonuses of : (1) on July 1, 2004, $ [an amount equal to fifty percent (50%) of the Designated Amount, plus accrued interest on the Hellman Loan as of such date, plus an amount equal to all applicable taxes payable by Hellman on account of such bonus payment]; and (2) on July 1, 2005, $ [an amount equal to the remaining fifty percent (50%) of the Designated Amount, plus accrued interest on the Hellman Loan as of such date, plus an amount equal to all applicable taxes payable by Hellman on account of such bonus payment]. .

III. OPTIONS:

Employee shall participate in the ADLT equity compensation plan to the extent of 3.5% of the equity stock of ADLT, which shall vest in four (4) equal increments on the anniversary dates of the grant date.

---------------
(1) Payment of Additional Bonus is subject to Bankruptcy Court approval of treatment of Hellman Loan pursuant to a separate motion to be filed by the Debtors to have such treatment approved under the settlement standards of Bankruptcy Rule 9019.

                                   EXHIBIT C-2
               TO THIRD AMENDED CHAPTER 11 PLAN OF REORGANIZATION

                  JAMES SCHOOLENBERG SENIOR MANAGEMENT CONTRACT

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT entered into and effective as of __________, 2003, among, ADVANCED LIGHTING TECHNOLOGIES, INC., an Ohio corporation ("ADLT"), and JAMES SCHOOLENBERG ("EMPLOYEE");

                                   WITNESSETH:

         WHEREAS, ADLT and Employee desire to terminate any and all prior agreements, whether oral or written, between the parties and between Employee and ADLT relating to Employee's employment; and

         WHEREAS, ADLT and Employee desire to enter into an Employment Agreement as set forth herein below to ADLT of the services of Employee as President of APL Engineered Materials, Inc., an Illinois corporation and affiliate of ADLT ("APL") and to set forth the rights and duties of the parties hereto,

         NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1. TERMINATION OF PRIOR AGREEMENTS. ADLT and Employee hereby terminate any and all prior agreements, whether oral or written, between the parties relating to Employee's employment, provided, however that any existing agreement between Employee and ADLT or any subsidiary of ADLT regarding non-competition, non-solicitation or confidentiality or ownership of intellectual property rights shall continue in full force and effect as supplemented by this Employment Agreement.

2.       EMPLOYMENT.

         (a) ADLT hereby employs Employee, and Employee hereby accepts employment, upon the terms and conditions hereinafter set forth.

         (b) During the term of this Employment Agreement, (for purposes hereof, all references to the term of this Employment Agreement shall be deemed to include all renewals or extensions hereof, if any), Employee shall devote his full business time to his employment and shall perform diligently such duties as are, or may be, required by the Board of Directors of ADLT or their designee, which duties shall be within the bounds of reasonableness and acceptable business standards and ethics.

         (c) During the term of this Employment Agreement, Employee shall not, without the prior written consent of ADLT, which shall not be unreasonably withheld, directly or indirectly, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise, other than in the performance of duties naturally inherent in the businesses of APL, ADLT or any subsidiary or affiliate of ADLT; provided, however, Employee may continue to render services to and participate in philanthropic and charitable causes, in each case, in a manner and to the extent consistent with his past practice.

         (d) During the term of this Employment Agreement, Employee shall comply with all policies and procedures of ADLT, including but not limited to, all terms and conditions set forth in any employee handbook and any other memoranda pertaining to ADLT's policies, procedures, rules and regulations. Failure to comply with all such policies and procedures shall be grounds for disciplinary action, including termination for "cause" pursuant to Section 6(a) of this Employment Agreement.

3.       TERM AND POSITION.

         (a) Subject to the termination provisions contained herein, the term of this Employment Agreement shall commence as of _________, 2003 and shall continue for a term of THREE (3) YEARS from such date, subject, however, to the provisions of
                  Section 6.

         (b) Employee shall serve as President of APL, and in such offices or positions with ADLT as shall be agreed upon by Employee and the Board of Directors of ADLT, as the case may be, without, however, any change in Employee's compensation (but such offices or positions shall be consistent with the office and position stated herein).

         (c) The principal business office of Employee shall be in Solon, Ohio.

4.       COMPENSATION.

         (a) Subject to the provisions of this Employment Agreement, for all services which Employee may render to ADLT during the term of this Employment Agreement, Employee shall receive a salary at the rate of ONE HUNDRED NINETY THOUSAND DOLLARS ($190,000) per annum for the first year of this Employment Agreement, which shall be payable in equal, consecutive biweekly installments.

         (b) Employees will receive options at the commencement of the term of this Employment Agreement as set forth on EXHIBIT A.

         (c) Provided that Employee satisfactorily performs his services under this Employment Agreement, Employee shall be entitled to salary increases from time to time as determined by the Compensation Committee of ADLT.

         (d) Provided that Employee has satisfactorily performed his services under this Employment Agreement, Employee shall be eligible for bonuses from time to time as described on EXHIBIT A.

5.       OTHER BENEFITS.

         During the term of this Employment Agreement, Employee shall be entitled to such vacation privileges, life insurance, medical and hospitalization benefits, and such other benefits as are typically provided to other executive officers of ADLT and its subsidiaries in comparable positions; provided, however, that such benefits shall be not less valuable to Employee than those benefits provided by ADLT in ADLT's fiscal year ended June 30, 2003.

6.       TERMINATION AND FURTHER COMPENSATION.

         (a) The employment of Employee under this Employment Agreement, for the term thereof, may be terminated by the Board of Directors of ADLT for cause at any time. For purposes hereof, the term "cause" shall mean:

                  (i) Employee's committing an act constituting a misdemeanor involving fraud, dishonesty, or theft or a felony;

                  (ii) Employee's engaging in habitual or repeated alcohol or drug abuse;

                  (iii) Employee's disregarding the instructions of the Board of Directors, President or Chief Executive Officer of ADLT;

                  (iv) Employee's neglecting duties (other than by reason of disability or death), with five (5) business days notice to cure;

                  (v)      Employee's willful misconduct or gross negligence; or

                  (vi) Employee's material breach of this Employment Agreement, in whole or in part, with five (5) days notice to cure.

                  Any termination by reason of the foregoing shall not be in limitation of any other right or remedy ADLT may have under this Employment Agreement or otherwise.

         (b) In the event of (i) termination of the Employment Agreement for any of the reasons set forth in Subparagraph (a) of this
                  Section 6, or (ii) if Employee shall voluntarily terminate his employment hereunder prior to the end of the term of this Employment Agreement, then in either event Employee shall be entitled to no further salary, bonus or other benefits under this Employment Agreement, except as to that portion of any unpaid salary and other benefits accrued and earned by him hereunder up to and including the effective date of such termination. In the event the Employee voluntarily terminates this Employment Agreement, Employee shall provide 30 days' prior written notice to ADLT of such voluntary termination.

         (c) In the event that ADLT terminates Employee's employment without "cause" (as defined herein above) or Employee terminates employment with "good reason" (as defined below) prior to the end of the term of this Employment Agreement, then, in addition to any salary and bonus amounts and medical benefits due to Employee for the remainder of the term or renewal term of this Employment Agreement, as the case may be, Employee shall be entitled to an immediate payment equal to three (3) months salary upon the terms and as set forth herein. At the conclusion of the term of this Employment Agreement, all salary, medical and other benefits as set forth herein shall cease. Employee shall have no other rights and remedies except as set forth in this Section 6. For purposes hereof, the term "good reason" shall mean (i) without the express written consent of Employee, a material reduction of Employee's duties, authority, compensation, benefits or responsibilities or (ii) a material breach of this Employment Agreement by ADLT; or (iii) resignation within three (3) months following a "Change in Control" of ADLT.

         (d) In the event of Employee's death or permanent disability (as defined herein below) occurring during the term of this Employment Agreement, this Employment Agreement shall be deemed terminated for cause and Employee or his estate, as the case may be, shall be entitled to no further salary or other compensation provided for herein except as to that portion of any unpaid salary accrued or earned by Employee hereunder up to and including the date of death or permanent disability, and any benefits under any insurance policies or other plans.

         (e) "Permanent disability" means the inability of Employee to perform satisfactorily his usual or customary occupation for a period of 120 days in the aggregate out of 150 consecutive days as a result of a physical or mental illness or other disability which in the written opinion of a physician of recognized ability and reputation, is likely to continue for a significant period of time.

         (f) In the event this Employment Agreement is terminated with cause, before the end of the term, ADLT may, in its sole discretion, notify Employee that ADLT intends to continue to pay all compensation, benefits and monies due under the terms of the Employment Agreement for the remainder of the term. In such event, and provided ADLT continues to make such payments, Employee shall continue to be bound by the terms of the non-competition provisions in Section 7 hereof, during the remainder of the term and for a period of one (1) year immediately following the stated term of the Agreement.

         (g) "Change of Control" as used in this Agreement means such time as (i) (a) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended [the "Exchange Act"]) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of ADLT on a fully diluted basis and (b) such ownership represents a greater percentage of the total voting power of the voting stock of ADLT, on a fully diluted basis, than may then be voted by (I) Saratoga Lighting Holdings LLC or any person, directly or indirectly, controlling, controlled by or under common control with Saratoga Lighting Holdings LLC (the "Saratoga Group"), (II) any "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) that includes a member of the Saratoga Group, if members of the Saratoga Group "beneficially own" (within the meaning of Rule 13d-3 under the Exchange Act) voting stock of ADLT representing a majority of the voting power of the voting stock owned by such group (the "Existing Stockholders") and (III) the five individuals who were the most highly compensated officers or employees of ADLT and its subsidiaries, taken as a whole, for the most recently ended fiscal year of

                  ADLT (the "Executive Managers") on such date; provided however, that a Change of Control shall not be deemed to have occurred by reason of the fact that one or more of the Executive Managers become the beneficial owners of more than 35% of the total voting power of ADLT on a fully diluted basis; or (ii) individuals who on the date of this Agreement (or within 120 days thereafter as contemplated by ADLT's plan of reorganization) constitute the Board of Directors (together with any new or successor directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by ADLT's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors on the date of their election or nomination) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

7.       COVENANTS REGARDING NON-COMPETITION AND CONFIDENTIAL INFORMATION.

         (a)      Non-Competition.

                  (i) Recognizing that Employee will have been involved as an executive officer of APL and that ADLT and its affiliates, are engaged in the supply of products and/or services in every state of the United States and internationally, therefore, upon termination of his employment by ADLT or its subsidiaries, whether such termination is initiated by ADLT or Employee and whether at the expiration of the term of this Employment Agreement or otherwise, for any reason, he agrees that he will not, for a period of ONE (1) YEAR immediately following such termination, engage, in the United States or in any country where ADLT or any of its subsidiaries or affiliates conduct business, either directly or indirectly on behalf of himself or on behalf of an another, as an employee, consultant, director, partner or shareholder (other than with respect to holding up to one percent (1%) of a publicly traded corporation) of any corporation, limited liability company, partnership or other business entity, in any business of the type and character or in competition with the business carried on by ADLT or any of its subsidiaries or affiliates (as conducted on the date Employee ceases to be employed by ADLT in any capacity).

                  (ii) Employee will not, for a period of ONE (1) YEAR immediately following the termination of his employment by ADLT or its subsidiaries, whether such termination is initiated by ADLT or Employee and whether at the expiration of the term of this Employment Agreement or otherwise, either directly or indirectly or on behalf of another, as an employee, consultant, director, partner or shareholder (other than with respect to holding up to one percent (1%) of a publicly traded corporation) of any corporation, limited liability company, partnership or other business entity, recruit, hire or otherwise entice any employee(s) of ADLT or its subsidiaries or affiliates, to terminate his or her employment with ADLT or to accept employment with anyone or any entity other than ADLT.

                  (iii) Employee will not, for a period of ONE (1) YEAR immediately following the termination of his employment by ADLT or its subsidiaries, whether such termination is initiated by ADLT or Employee and whether at the expiration of the term of this Employment Agreement or otherwise, either directly or indirectly or on behalf of another, as an employee, consultant, director, partner or shareholder (other than with respect to holding up to one percent (1%) of a publicly traded corporation) of any corporation, limited liability company, partnership or other business entity, solicit, do business with or employ any current or former employee of ADLT, or any of its subsidiaries or affiliates, or any customer or client of ADLT in connection with any business of the type and character or in competition with the business carried on by ADLT or any of its subsidiaries or affiliates (as conducted on the date Employee ceases to be employed by ADLT in any capacity)

                  (iv) Employee will not, directly or indirectly, disclose, divulge, discuss or copy to or for any person or entity, or otherwise use or suffer to be used in any manner or for any purpose, except for the benefit of ADLT or any of its subsidiaries or affiliates, any ideas, methods, customer lists or other customer information, business plans, product research or engineering data or other trade secrets, intellectual property, or any other confidential or proprietary information of ADLT or any of its subsidiaries or affiliates, it being acknowledged by Employee that all such information regarding the business of ADLT or its subsidiaries or affiliates conceived, suggested, developed, compiled or obtained by or furnished to Employee while Employee shall have been employed by or associated with ADLT or its subsidiaries or affiliates is confidential information and ADLT's or its subsidiaries' or affiliates' exclusive property. Employee's obligations under this Section 7(a)(iv) will not apply to any information which (A) is known to the public other than as a result of Employee's acts or omissions, (B) is approved for release, in writing, by ADLT, (C) is disclosed to Employee by a third party without restriction, or (D) Employee is legally required to disclose.

         (b) Employee expressly agrees and understands that the remedy at law for any breach by him of this Section 7 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of Employee's violation of any legally enforceable provision of this Section 7, ADLT shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section 7 shall be deemed to limit ADLT's remedies at law or in equity for any breach by Employee of any of the provisions of this Section 7 which may be pursued or availed of by ADLT or any of its affiliates including but not limited to ADLT.

         (c) In the event Employee shall violate any legally enforceable provision of this Section 7 as to which there is a specific time period during which he is prohibited from taking certain actions or from engaging in certain activities as set forth in such provision then, in such event, such violation shall toll the running of such time period from the date of such violation until such violation shall cease.

8.       RENEWAL.

         This Employment Agreement shall be automatically renewed for successive one (1) year periods, notwithstanding whether the initial terms of this Agreement was for a term other than one (1) year, unless and until ADLT or Employee delivers written notice to the other party of its intent to terminate this Employment Agreement upon completion of the current term. In the event Employee or ADLT desires to terminate this Employment Agreement upon completion of the current term, such terminating party must deliver written notice to the other party not later than three (3) months prior to the end of the term (or any successive term) of this Employment Agreement.

9.       SEVERABLE PROVISIONS.

         The provisions of this Employment Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction shall, nevertheless, be binding and enforceable.

10.      ARBITRATION.

         Any controversy or claim arising out of or relating to this Employment Agreement, or the breach thereof, shall be settled by arbitration by a single arbitrator in the City of Solon, State of Ohio, in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof. The Arbitrator shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Section 10 shall be construed so as to deny ADLT the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach of Employee of any of his covenants contained in Section 7 hereof.

11.      NOTICES

         (a) Each notice, request, demand or other communication ("NOTICE") by either party to the other party pursuant to this Employment Agreement shall be in writing and shall be personally delivered or sent by U.S. certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight commercial courier, charges prepaid, or by facsimile transmission (but each such Notice sent by facsimile transmission shall be confirmed by sending a copy thereof to the other party by U.S. mail or commercial courier as provided herein no later than the following business day), addressed to the address of the receiving party or to such other address as such party shall have communicated to the other party in accordance with this Section. Any Notice hereunder shall be deemed to have been given and received on the date when personally delivered, on the date of sending when sent by facsimile, on the third business day following the date of sending when sent by mail or on the first business day following the date of sending when sent by commercial courier.

         (b) If a Notice is to ADLT, then such Notice shall be addressed to Advanced Lighting Technologies, Inc., 32000 Aurora Road, Solon, Ohio, attention of the Board of Directors.

         (c) If a Notice is to Employee, then such Notice shall be addressed to Employee at his home address last known on the payroll records of ADLT.

12.      WAIVER.

         The failure of either party to enforce any provision or provisions of this Employment Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Employment Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

13.      MISCELLANEOUS.

         This Employment Agreement supersedes all prior agreements and understandings between the parties and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same it is sought to be enforced.

14.      GOVERNING LAW.

         This Employment Agreement shall be governed by and construed according to the laws of the State of Ohio.

         IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and year first set forth above.

WITNESS:                                      ADVANCED LIGHTING
                                              TECHNOLOGIES, INC.

By:_________________________________          By:_______________________________

Name:_______________________________          Name: Wayne R. Hellman

                                              Its:  Chief Executive Officer

By:_________________________________          __________________________________

Name:_______________________________          JAMES L. SCHOOLENBERG

                                    EXHIBIT A
                               (BONUS AND OPTIONS)

EMPLOYEE: James L. Schoolenberg
BASE SALARY: $190,000.00

I. BONUS SCALE:

Employee shall be eligible for a bonus, as a percentage of Employee's base salary, contingent upon ADLT's achieving certain financial targets (Base, Goal and Superior) measured in terms of ADLT's Adjusted EBITDA (after accruing the applicable bonus) for each fiscal year pursuant to the following scale:

--------------------------------------------------------------------------------------------------------
FY 2003 (7/1/02-6/30/03)                 EBITDA (ADJUSTED)                      BONUS (% OF BASE SALARY)
--------------------------------------------------------------------------------------------------------
No Bonus                                 Below $20,000,000.00                   --
--------------------------------------------------------------------------------------------------------
Base                                     $20,000,000.00                         25%
--------------------------------------------------------------------------------------------------------
Goal                                     --                                     --
--------------------------------------------------------------------------------------------------------
Superior                                 --                                     --
--------------------------------------------------------------------------------------------------------
FY 2004 (7/1/03-6/30/04)                 EBITDA (ADJUSTED) *                    BONUS (% OF BASE SALARY)
--------------------------------------------------------------------------------------------------------
No Bonus                                 Below $23,500,000.00                   --
--------------------------------------------------------------------------------------------------------
Base                                     $23,500,000.00                         25%
--------------------------------------------------------------------------------------------------------
Goal                                     $25,000,000.00                         50%
--------------------------------------------------------------------------------------------------------
Superior                                 $27,000,000.00                         75%
--------------------------------------------------------------------------------------------------------
FY 2005 (7/1/04-6/30/05)                 EBITDA (ADJUSTED)**                    BONUS (% OF BASE SALARY)
--------------------------------------------------------------------------------------------------------
No Bonus                                 Below 112.50% of the higher of (a)     --
                                         FY 2004 EBITDA (Adjusted)
                                         or (b) $24,000,000
--------------------------------------------------------------------------------------------------------
Base                                     112.50% of the higher of (a)           25%
                                         FY 2004 EBITDA (Adjusted)
                                         or (b) $24,000,000
--------------------------------------------------------------------------------------------------------
Goal                                     120.00% of the higher of (a)           50%
                                         FY 2004 EBITDA (Adjusted)
                                         or (b) $24,000,000
--------------------------------------------------------------------------------------------------------
Superior                                 130.00% of the higher of (a)           75%
                                         FY 2004 EBITDA (Adjusted)
                                         or (b) $24,000,000
--------------------------------------------------------------------------------------------------------

* Bonus increase in FY 2004 will be on a sliding scale whereby the percentage of base salary bonus will increase proportionally based on the amount by which ADLT exceeds one financial target but falls short of a higher financial target. For example: If the ADLT has an adjusted EBITDA in FY 2004 of $26,000,000.00 (which amount is the midpoint between the Goal and Superior targets) then Employee would be entitled to a bonus of 62.5% (50% + an additional 12.5%).

**Bonus in FY 2005 is based on the percentage increase over the final adjusted EBITDA for FY 2004. The bonus will be increased on a sliding scale whereby the percentage of base salary will increase proportionally based on the amount by which the adjusted EBITDA for FY 2005 exceeds the adjusted EBITDA for FY 2004. For example: If the adjusted EBITDA for FY 2004 is $24,000,000.00 and the adjusted EBITDA for FY 2005 is $27,600,000.00 (an increase of 15%) then the Employee shall be entitled to a bonus of 25% for hitting the Base target plus an additional 8.3% for exceeding the Base target by 2.5% (3.33% for each 1% increase until the Goal target is met) for a total bonus equal to 33.3 % (25% +8.3%) of Employee's base salary.

II. OPTIONS:

Employee shall participate in the ADLT equity compensation plan to the extent of
1.5 % of the equity stock of ADLT, which shall vest in four (4) equal increments on the anniversary dates of the grant date.

                                    ANNEX B

                             FINANCIAL PROJECTIONS

ADVANCED LIGHTING TECHNOLOGIES, INC.
PROJECTED FREE CASH FLOW
Dollars in Thousands


                                                 3Q-04      4Q-04      1Q-05      2Q-05      3Q-05      4Q-05      2005
                                                 -----      -----      -----      -----      -----      -----      ----
Adjusted EBITDA                                  6,926      7,290      7,045      7,105      7,538      7,910     29,599
Less: Capex                                     (1,343)    (1,343)    (1,707)    (1,707)    (1,707)    (1,707)    (6,826)
Less: Cash Taxes                                     -       (886)         -          -          -       (835)      (835)
Change in Working Capital - Source/(Use)
   Receivables - Net                            (1,296)    (1,539)       523     (5,493)     2,154     (1,045)    (3,861)
   Inventory                                    (2,009)       (20)    (1,250)        91       (144)       (26)    (1,328)
   Post-Petition Payables                       (5,024)       849        125      1,405      1,155         45      2,729
   Prepaid Expenses                                (44)        35        (54)        25       (119)        38       (109)
   Accrued Expenses                                  -          -        572          -          -          -        572
   Interest Expense                             (2,020)      (498)    (5,099)      (521)    (5,088)      (508)   (11,215)
                                                ------     ------     ------     ------     ------     ------     ------
FREE CASH FLOW                                  (4,811)     3,889        156        906      3,790      3,873      8,725

 CLASSIFIED CLAIMS

 Class 1(a) - Miscellaneous Secured Claims         (21)       (20)       (20)       (20)       (20)       (20)       (80)
 Class 1(b) - Secured Claims of GE                   -          -          -          -          -          -          -
 Class 2 - Classified Priority Claims                -          -          -          -          -          -          -
 Class 3 - Old Notes                                 -          -          -          -          -          -          -
 Class 4 - ADLT General Unsecured               (1,785)         -          -          -          -          -          -
 Class 5 - Subsidiary Debtor General Unsecured  (2,038)         -          -          -          -          -          -
 Class 6 - Old Preferred Stock Interests             -          -          -          -          -          -          -
 Class 7 - Old Common Stock Interests                -          -          -          -          -          -          -
 Class 8 - Old Other Interests                       -          -          -          -          -          -          -
 Class 9 - Subsidiary Interests                      -          -          -          -          -          -          -
                                                ------     ------     ------     ------     ------     ------     ------
 Total Claims                                   (3,844)       (20)       (20)       (20)       (20)       (20)       (80)

 NET CASH FLOW BEFORE FINANCING                 (8,655)     3,868        136        886      3,770      3,854      8,645

 Revolver Borrowing Capacity                    10,164     13,872     13,138     15,682     15,141     15,338     15,338
 Cash Balance                                    3,007      3,356      3,007      3,159      6,637      9,607      9,607
                                                ------     ------     ------     ------     ------     ------     ------
 REVOLVER BORROWING CAPACITY PLUS CASH          13,170     17,228     16,144     18,841     21,778     24,945     24,945

                                                 1Q-06      2Q-06      3Q-06      4Q-06       2006
                                                 -----      -----      -----      -----       ----
Adjusted EBITDA                                  7,764      7,974      8,566      9,001     33,304
Less: Capex                                     (1,876)    (1,876)    (1,876)    (1,876)    (7,505)
Less: Cash Taxes                                     -          -          -       (953)      (953)
Change in Working Capital - Source/(Use)
   Receivables - Net                             1,233     (5,852)     2,021     (1,170)    (3,768)
   Inventory                                    (1,410)       114       (180)       (32)    (1,508)
   Post-Petition Payables                         (715)       820        925         35      1,065
   Prepaid Expenses                                 (6)        29       (132)        42        (67)
   Accrued Expenses                                630          -          -          -        630
   Interest Expense                             (5,076)      (496)    (5,065)      (485)   (11,122)
                                                ------     ------     ------     ------     ------
FREE CASH FLOW                                     543        711      4,260      4,561     10,075

 CLASSIFIED CLAIMS

 Class 1(a) - Miscellaneous Secured Claims         (20)       (19)       (19)       (19)       (77)
 Class 1(b) - Secured Claims of GE                   -          -          -          -          -
 Class 2 - Classified Priority Claims                -          -          -          -          -
 Class 3 - Old Notes                                 -          -          -          -          -
 Class 4 - ADLT General Unsecured                    -          -          -          -          -
 Class 5 - Subsidiary Debtor General Unsecured       -          -          -          -          -
 Class 6 - Old Preferred Stock Interests             -          -          -          -          -
 Class 7 - Old Common Stock Interests                -          -          -          -          -
 Class 8 - Old Other Interests                       -          -          -          -          -
 Class 9 - Subsidiary Interests                      -          -          -          -          -
                                                ------     ------     ------     ------     ------
 Total Claims                                      (20)       (19)       (19)       (19)       (77)

 NET CASH FLOW BEFORE FINANCING                    524        692      4,241      4,542      9,998

 Revolver Borrowing Capacity                    14,787     17,015     16,548     16,771     16,771
 Cash Balance                                    9,251      9,664     13,646     17,340     17,340
                                                ------     ------     ------     ------     ------
 REVOLVER BORROWING CAPACITY PLUS CASH          24,038     26,679     30,194     34,111     34,111

Note 1 - Revolver Borrowing Capacity is based on terms and conditions anticipated to be in place at the Effective Date, assumed to be December 31, 2003.

Note 2 - No receipts have been forecasted from the Ruud Notes. To the extent any proceeds are realized they would have a positive effect on availability.

Note 3 - In exchange for Class 3 - Old Notes, New Notes will be received. Pursuant to the indenture, claimholders will receive interest payments captured above in the Interest Expense above the Free Cash Flow

Note 4 - Saratoga Advisory Fee to be paid from sale of non-core assets and not contemplated in the Free Cash Flow

Note 5 - The Company has received information from GE's financial advisors which indicates that GE plans to purchase additional product from the Company not contemplated in these projections. That information indicates potential incremental sales revenue of as much as $8 million in 2004 and increasing to $12.5 million in 2008.

Note 6 - Due to the contemplated change in control, the Company believes that corporate general and administrative expenses will decrease by approximately $760k per year. These changes have been reflected in the projections after the anticipated Effective Date and on a pro forma basis prior to the anticipated Effective Date.

Note 7 - It is assumed that Classes 3 and 7 vote for the plan and that classes 4 and 5 vote to accept the "85% Now" treatment.

ADVANCED LIGHTING TECHNOLOGIES, INC.
PROJECTED FREE CASH FLOW
Dollars in Thousands

                                                 1Q-07     2Q-07     3Q-07     4Q-07      2007      1Q-08     2Q-08
                                                 -----     -----     -----     -----      ----      -----     -----
Adjusted EBITDA                                  8,985     9,256    10,092    10,612     38,946    10,075    10,396
Less: Capex                                     (2,154)   (2,154)   (2,154)   (2,154)    (8,615)   (2,318)   (2,318)
Less: Cash Taxes                                     -         -         -    (2,729)    (2,729)        -         -
Change in Working Capital - Source/(Use)
   Receivables - Net                             1,166    (6,154)    1,684    (1,295)    (4,600)    1,692    (6,459)
   Inventory                                    (1,349)      148      (234)      (41)    (1,477)   (1,478)      185
   Post-Petition Payables                         (574)      836     1,108        42      1,412     1,131       859
   Prepaid Expenses                                 (8)       33      (147)       46        (77)       (6)       37
   Accrued Expenses                                772         -         -         -        772       838         -
   Interest Expense                             (5,053)     (473)   (5,042)     (462)   (11,031)   (5,031)     (451)
                                                ------    ------    ------    ------     ------    ------    ------
FREE CASH FLOW                                   1,784     1,491     5,308     4,019     12,602     4,903     2,249

 CLASSIFIED CLAIMS

 Class 1(a) - Miscellaneous Secured Claims         (19)      (19)      (18)      (18)       (74)      (18)      (18)
 Class 1(b) - Secured Claims of GE                   -         -         -         -          -         -         -
 Class 2 - Classified Priority Claims                -         -         -         -          -         -         -
 Class 3 - Old Notes                                 -         -         -         -          -         -         -
 Class 4 - ADLT General Unsecured                    -         -         -         -          -         -         -
 Class 5 - Subsidiary Debtor General Unsecured       -         -         -         -          -         -         -
 Class 6 - Old Preferred Stock Interests             -         -         -         -          -         -         -
 Class 7 - Old Common Stock Interests                -         -         -         -          -         -         -
 Class 8 - Old Other Interests                       -         -         -         -          -         -         -
 Class 9 - Subsidiary Interests                      -         -         -         -          -         -         -
                                                ------    ------    ------    ------     ------    ------    ------
 Total Claims                                      (19)      (19)      (18)      (18)       (74)      (18)      (18)

 NET CASH FLOW BEFORE FINANCING                  1,766     1,472     5,289     4,001     12,528     4,885     2,232

 Revolver Borrowing Capacity                    16,308    18,635    18,295    18,556     18,556    17,915    20,337
 Cash Balance                                   18,870    20,114    25,201    28,413     28,413    33,130    35,206
                                                ------    ------    ------    ------     ------    ------    ------
 REVOLVER BORROWING CAPACITY PLUS CASH          35,179    38,750    43,496    46,969     46,969    51,045    55,544

                                                  3Q-08    4Q-08      2008
                                                  -----    -----      ----
Adjusted EBITDA                                  11,555   12,177     44,203
Less: Capex                                      (2,318)  (2,318)    (9,273)
Less: Cash Taxes                                      -   (4,623)    (4,623)
Change in Working Capital - Source/(Use)
   Receivables - Net                              1,330   (1,458)    (4,894)
   Inventory                                       (292)     (52)    (1,637)
   Post-Petition Payables                         1,261       52      3,302
   Prepaid Expenses                                (163)      49        (83)
   Accrued Expenses                                   -        -        838
   Interest Expense                              (5,019)    (439)   (10,939)
                                                 ------   ------    -------
FREE CASH FLOW                                    6,353    3,387     16,893

 CLASSIFIED CLAIMS

 Class 1(a) - Miscellaneous Secured Claims          (18)     (17)       (71)
 Class 1(b) - Secured Claims of GE                    -        -          -
 Class 2 - Classified Priority Claims                 -        -          -
 Class 3 - Old Notes                                  -        -          -
 Class 4 - ADLT General Unsecured                     -        -          -
 Class 5 - Subsidiary Debtor General Unsecured        -        -          -
 Class 6 - Old Preferred Stock Interests              -        -          -
 Class 7 - Old Common Stock Interests                 -        -          -
 Class 8 - Old Other Interests                        -        -          -
 Class 9 - Subsidiary Interests                       -        -          -
                                                 ------   ------    -------
 Total Claims                                       (18)     (17)       (71)

 NET CASH FLOW BEFORE FINANCING                   6,335    3,370     16,822

 Revolver Borrowing Capacity                     20,137   20,445     20,445
 Cash Balance                                    41,416   44,079     44,079
                                                 ------   ------    -------
 REVOLVER BORROWING CAPACITY PLUS CASH           61,553   64,523     64,523

Note 1 - Revolver Borrowing Capacity is based on terms and conditions anticipated to be in place at the Effective Date, assumed to be December 31, 2003.

Note 2 - No receipts have been forecasted from the Ruud Notes. To the extent any proceeds are realized they would have a positive effect on availability.

Note 3 - In exchange for Class 3 - Old Notes, New Notes will be received. Pursuant to the indenture, claimholders will receive interest payments captured above in the Interest Expense above the Free Cash Flow

Note 4 - Saratoga Advisory Fee to be paid from sale of non-core assets and not contemplated in the Free Cash Flow

Note 5 - The Company has received information from GE's financial advisors which indicates that GE plans to purchase additional product from the Company not contemplated in these projections. That information indicates potential incremental sales revenue of as much as $8 million in 2004 and increasing to $12.5 million in 2008.

Note 6 - Due to the contemplated change in control, the Company believes that corporate general and administrative expenses will decrease by approximately $760k per year. These changes have been reflected in the projections after the anticipated Effective Date and on a pro forma basis prior to the anticipated Effective Date.

Note 7 - It is assumed that Classes 3 and 7 vote for the plan and that classes 4 and 5 vote to accept the "85% Now" treatment.

ADLT CONSOLIDATED
CONDENSED AND SUMMARIZED INCOME STATEMENT
Dollars in Thousands

                                                     PROJECTED (FY ENDS JUNE 30th)
                                          1Q-04       2Q-04       3Q-04       4Q-04       2004
                                       ----------  ----------  ----------  ----------  ----------
EXTERNAL SALES                         $  32,630   $  36,957   $  37,219   $  36,972   $ 143,778
  Growth %                                                                                  -3.0%

COST OF GOODS SOLD                        20,430      23,136      22,725      22,187      88,477

GROSS MARGIN                              12,200      13,822      14,494      14,785      55,301
  Gross Margin %                           37.39%      37.40%      38.94%      39.99%      38.46%

Sales & Marketing                          5,061       5,240       5,206       5,233      20,741
Research & Development                     1,368       1,461       1,422       1,328       5,579
General & Administrative                   2,641       2,930       2,791       2,785      11,146
Amortization                                  85          82          82          82         331
Currency loss (gain)                         107           -           -           -         107
Other                                      4,962       8,390         750         600      14,702
                                       ---------   ---------   ---------   ---------   ---------
OPERATING EXPENSES                        14,225      18,103      10,251      10,028      52,607

EBIT                                      (2,025)     (4,282)      4,243       4,757       2,694
  EBIT Margin %                            -6.21%     -11.59%      11.40%      12.87%       1.87%

ADJUSTED EBIT                              2,936       4,108       4,993       5,357      17,395
  Recurring EBIT Margin %                   9.00%      11.12%      13.41%      14.49%      12.10%

Depreciation                               1,765       1,851       1,851       1,851       7,317
Amortization of Intangibles                   85          82          82          82         331
Adjustments to EBITDA                      4,962       8,390         750         600      14,702
                                       ---------   ---------   ---------   ---------   ---------
ADJUSTED EBITDA                            4,787       6,041       6,926       7,290      25,044

Interest Expense                           2,651       2,683       2,783       2,785      10,898
Interest Income                               15          27          26          17          86
                                       ---------   ---------   ---------   ---------   ---------
EBT                                       (4,661)     (6,937)      1,486       1,988      (8,118)

Income Tax Expense                             -           -           -        (886)       (886)
                                       ---------   ---------   ---------   ---------   ---------
PROFIT AFTER TAXES                        (4,661)     (6,937)      1,486       1,103      (9,004)

Extraordinary Items & Adjustments              -        (622)          -           -        (622)
                                       ---------   ---------   ---------   ---------   ---------
NET INCOME                                (4,661)     (6,316)      1,486       1,103      (8,382)
                                       =========   =========   =========   =========   =========

Preferred Dividends                            -           -           -           -           -
                                       ---------   ---------   ---------   ---------   ---------
NET INCOME TO COMMON                   $  (4,661)  $  (6,316)  $   1,486   $   1,103   $  (8,382)
                                       =========   =========   =========   =========   =========

ADJUSTMENTS TO EBITDA
Refinancing and Reorganization Costs       4,962       8,390         750           -      14,102
Saratoga Management Fee                        -           -           -         600         600
Retention Bonus                                -           -           -           -           -
                                       ---------------------------------------------   ---------
Total Adjustments to EBITDA                4,962       8,390         750         600      14,702

                                               PROJECTED (FY ENDS JUNE 30th)
                                          2005        2006        2007        2008
                                       ----------  ----------  ----------  ----------
EXTERNAL SALES                         $ 158,118   $ 174,725   $ 194,392   $ 214,845
  Growth %                                  10.0%       10.5%       11.3%       10.5%

COST OF GOODS SOLD                        95,357     104,612     116,264     127,341

GROSS MARGIN                              62,761      70,113      78,128      87,504
  Gross Margin %                           39.69%      40.13%      40.19%      40.73%

Sales & Marketing                         23,714      25,757      27,829      30,810
Research & Development                     5,896       7,457       7,569       8,398
General & Administrative                  11,860      12,565      13,259      14,285
Amortization                                 333         333         333         240
Currency loss (gain)                           -           -           -           -
Other                                      2,550       2,550         600         600
                                       ---------   ---------   ---------   ---------
OPERATING EXPENSES                        44,353      48,662      49,590      54,333

EBIT                                      18,408      21,451      28,538      33,171
  EBIT Margin %                           11.64%      12.28%      14.68%      15.44%

ADJUSTED EBIT                             20,958      24,001      29,138      33,771
  Recurring EBIT Margin %                  13.25%      13.74%      14.99%      15.72%

Depreciation                               8,308       8,971       9,475      10,191
Amortization of Intangibles                  333         333         333         240
Adjustments to EBITDA                      2,550       2,550         600         600
                                       ---------   ---------   ---------   ---------
ADJUSTED EBITDA                           29,599      33,304      38,946      44,203

Interest Expense                          11,215      11,122      11,031      10,939
Interest Income                              136         274         488         794
                                       ---------   ---------   ---------   ---------
EBT                                        7,328      10,603      17,995      23,026

Income Tax Expense                          (835)       (953)     (2,729)     (4,623)
                                       ---------   ---------   ---------   ---------
PROFIT AFTER TAXES                         6,493       9,649      15,267      18,402

Extraordinary Items & Adjustments              -           -           -           -
                                       ---------   ---------   ---------   ---------
NET INCOME                                 6,493       9,649      15,267      18,402
                                       =========   =========   =========   =========

Preferred Dividends                            -           -           -           -
                                       ---------   ---------   ---------   ---------
NET INCOME TO COMMON                   $   6,493   $   9,649   $  15,267   $  18,402
                                       =========   =========   =========   =========

ADJUSTMENTS TO EBITDA
Refinancing and Reorganization Costs           -           -           -           -
Saratoga Management Fee                      600         600         600         600
Retention Bonus                            1,950       1,950           -           -
                                       ---------   ---------   ---------   ---------
Total Adjustments to EBITDA                2,550       2,550         600         600

ADLT CONSOLIDATED
CONDENSED AND SUMMARIZED BALANCE SHEET
Dollars in Thousands

                                                        PROJECTED (FY ENDS JUNE 30TH)
                                          JUN-04       JUN-05       JUN-06       JUN-07       JUN-08
                                        ----------   ----------   ----------   ----------   ----------
ASSETS:
Cash & Equivalents                      $   3,356    $   9,607    $  17,340    $  28,413    $  44,079
Accounts Receivable                        34,102       37,963       41,731       46,330       51,224
Finished Goods Inventory                   15,463       16,527       17,732       18,796       19,976
WIP Inventory                               1,817        2,035        2,280        2,626        3,006
Raw Materials Inventory                     6,643        6,689        6,746        6,813        6,890
Prepaid Expenses                            1,323        1,432        1,499        1,576        1,659
                                        ---------    ---------    ---------    ---------    ---------
  TOTAL CURRENT ASSETS                     62,704       74,253       87,329      104,555      126,835

Property, Plant & Equipment               129,690      136,516      144,021      152,636      161,909
(Accumulated Depreciation)                (43,299)     (51,607)     (60,578)     (70,053)     (80,244)
                                        ---------    ---------    ---------    ---------    ---------
  NET PP&E                                 86,391       84,909       83,444       82,584       81,666

Goodwill & Other Intangibles                6,713        6,380        6,047        5,714        5,474
Investment in Affiliates                    3,603        3,603        3,603        3,603        3,603
Other Assets                                6,652        6,652        6,652        6,652        6,652
                                        ---------    ---------    ---------    ---------    ---------
  TOTAL ASSETS                          $ 166,063    $ 175,797    $ 187,075    $ 203,108    $ 224,230
                                        =========    =========    =========    =========    =========

LIABILITIES AND SHAREHOLDERS' EQUITY:

LIABILITIES:
Post-Petition Accounts Payable             10,252       12,981       14,046       15,458       18,761
Pre-Petition Accounts Payable                   -            -            -            -            -
Accrued Expenses                           12,893       13,465       14,095       14,867       15,705
Short-Term Portion of LTD                     729          729          729          729          697
                                        ---------    ---------    ---------    ---------    ---------
  TOTAL CURRENT LIABILITIES                23,875       27,176       28,871       31,055       35,163
                                        ---------    ---------    ---------    ---------    ---------

Revolver                                        -            -            -            -            -
Long-Term Debt                             21,979       20,568       19,152       17,735       16,346
Senior Unsecured Notes                    114,356      114,356      114,356      114,356      114,356
Minority Interest                             968          968          968          968          968
                                        ---------    ---------    ---------    ---------    ---------
  TOTAL LONG TERM LIABILITIES             137,304      135,893      134,477      133,060      131,671
                                        ---------    ---------    ---------    ---------    ---------

    TOTAL LIABILITIES                     161,179      163,069      163,348      164,115      166,834
                                        ---------    ---------    ---------    ---------    ---------

Preferred Stock                             0.290        0.290        0.290        0.290        0.290

Common Shareholders' Equity                 4,884       12,727       23,727       38,993       57,396
                                        ---------    ---------    ---------    ---------    ---------

    TOTAL LIABILITIES &
     SHAREHOLDERS' EQUITY               $ 166,063    $ 175,797    $ 187,075    $ 203,108    $ 224,230
                                        =========    =========    =========    =========    =========

                                    ANNEX C

                              LIQUIDATION ANALYSIS

                      ADVANCED LIGHTING TECHNOLOGIES, INC.
                                9/30/03 11:51 AM

               CONSOLIDATED CHAPTER 7 LIQUIDATION ANALYSIS(1),(2)
                   PROJECTED ACCOUNTS AS OF DECEMBER 31, 2003

                                                                      BOOK VALUE EXCLUDING
         DIVISION                                                         ELIMINATIONS      % RECOVERABLE   LIQUIDATION VALUE
-----------------------------------------------------------------------------------------------------------------------------
APL                                                                         32,932,817          21.3%           7,015,704
DSI                                                                         35,643,467           4.5%           1,596,578
Canada                                                                      12,862,335          16.3%           2,098,979
UK                                                                          20,391,656          22.3%           4,538,039
Australia                                                                   11,768,033          42.7%           5,029,160
Venture Marketing                                                           32,178,486          24.9%           8,025,824
Venture Factory                                                             52,996,613           7.3%           3,884,624
India Power Systems                                                          8,102,431          15.6%           1,266,928
India Lighting                                                              26,190,561           8.0%           2,102,179
Realty                                                                       8,506,235          -5.6%            (476,639)
Corporate                                                                  126,665,096           1.6%           2,010,013
Other Assets                                                                   570,459          28.4%             161,896
                                                                      ---------------------------------------------------
TOTAL PROCEEDS(3)                                                          368,808,189          10.1%          37,253,286

PROCEEDS FROM LIQUIDATION
DIP Facility                                                                26,613,501         100.0%          26,613,501
Administrative Claims - Chapter 7 Expenses                                   1,117,599         100.0%           1,117,599
Administrative Claims - Chapter 11 Expenses                                  2,500,000         100.0%           2,500,000
Priority Tax Claims                                                            248,000         100.0%             248,000
Class 1(a):  Miscellaneous Secured Claims                                      508,000         100.0%             508,000
Class 1(b):  GE Secured Claims(4)                                            2,389,962         100.0%           2,389,962
Class 2:  Classified Priority Claims                                            23,500         100.0%              23,500
Class 5: Subsidiary Debtor General Unsecured Claims                          2,369,186         100.0%           2,369,186
Classes 3 and 4:  Old Note Claims and ADLT General Unsecured Claims        109,314,127           1.4%           1,483,538
Class 6:  Old Preferred Stock Interests                                     25,221,123           0.0%                   -
Class 7:  Old Common Stock Interests                                                 -           0.0%                   -

(1) Assumes no additional expenses such as severance, shut down costs, environmental clean up funds, etc.

(2) The debtor by debtor unconsolidated liquidation analyses are available upon request

(3) Proceeds net of accrued expenses, post-petition accounts payable and secured debt at subsidiary levels

(4) Accounts owed by GE to the various debtors that are being offset against the GE Secured Claims are included within the liquidation asset values

                                   ANNEX D-1

                     DEBTORS' RECOMMENDATION TO ACCEPT PLAN

[ADVANCED LIGHTING TECHNOLOGIES, INC. LETTERHEAD]

TO:      ALL CREDITORS AND EQUITY INTEREST HOLDERS ENTITLED TO VOTE ON THE PLAN

FROM:    ADVANCED LIGHTING TECHNOLOGIES, INC., ET AL.

Dear Creditor or Equity Interest Holder:

         The Boards of Directors of Advanced Lighting Technologies, Inc. and its debtor-affiliates (collectively, the "Company") urge you to vote to ACCEPT the enclosed Third Amended Chapter 11 Plan of Reorganization dated October 3, 2003 (the "Plan"). The Company and its legal and financial advisors believe that the enclosed Plan provides the most favorable outcome available to creditors and equity interest holders.

                                   BACKGROUND

         The Company filed for chapter 11 bankruptcy protection in February 2003. In 2002, immediately prior to this filing, the Company had implemented an operational turnaround plan, the effects of which the Company began to realize shortly before commencing these bankruptcy proceedings. The turnaround plan, which included a relocation of the Company's manufacturing operations to India in addition to other substantial cost-saving measures, has produced a more efficient Company with greater profitability than that which existed prior to the chapter 11 filing. This leaner, stronger Company is the one that will emerge from chapter 11 if the enclosed Plan is confirmed by the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division.

         As you will read in the Plan, Saratoga Lighting Holdings LLC ("Saratoga"), a co-proponent of the Plan, recently purchased from General Electric Company ("GE") common and preferred stock in the Company held by GE for $12 million cash. Under the Plan, Saratoga will receive $29 million in preferred stock and $1 million in common stock of the reorganized Company, in exchange for
(i) the old preferred and common stock it acquired from GE for $12 million and
(ii) an additional $18 million investment in the Company payable on the effective date of the Plan. The Company believes that this $18 million equity infusion will provide the Company with more than sufficient liquidity to operate its businesses and make scheduled payments to creditors on its debts. The Company recommends that you read the letter from Saratoga, attached to the Disclosure Statement with Respect to the Plan (the "Disclosure Statement") as Exhibit D-2, explaining its recent $12 million equity purchase and its confidence in the Company's value and operating capabilities.

                                 RECOMMENDATIONS

         Pursuant to the terms of the Plan, creditors in Classes 4 and 5 (i.e., unsecured trade creditors) are scheduled to receive payment in full (100%) on account of their allowed claims, plus interest, in four installments during the twelve months following the effective date of the Plan. Alternatively, creditors in Classes 4 and 5, upon their election, may receive eighty-five percent (85%) of their allowed claims on the effective date of the Plan in lieu of the one-year payout with interest. Whichever option creditors choose, the Company believes that the Plan provides an excellent economic recovery for creditors in Classes 4 and 5.

         With respect to holders of equity interests in Class 7, under the Plan, the Company and Saratoga have agreed to distribute meaningful value to such holders. Consequently, consistent with the recommendation of the Official Equity Committee, which was appointed on April 7, 2003 by the United States Trustee to represent equity interest holders in these cases, the Company urges Class 7 interest holders to accept the Plan.

         The members of the Official Committee of Unsecured Creditors (the "Creditors' Committee") hold only Class 3 claims (i.e., the bondholder class) under the Plan; it does not include any unsecured trade creditors in Classes 4 or 5. The Creditors' Committee advises the Company that the Creditors' Committee represents Classes 3, 4 and 5. The Creditors' Committee is the sole constituency of the Company recommending votes against the Plan. The repercussions of the Company's Plan not being confirmed (i.e., creditors and equity interest holders not voting in favor of the Plan) could result in (1) different treatment (under another plan) that provides less to creditors in Classes 3, 4 and 5 and nothing to equity interest holders and (2) further delay in payment to creditors on account of their claims. The Company believes that its Plan is the best alternative currently available to creditors. The Plan provides for full payment of 100% of creditors' claims, plus interest, and, in the Company's belief, such payment will be received by creditors on a reasonably prompt basis.

         For all of these reasons, the Company urges each of its creditors and equity interest holders to review the Plan, Disclosure Statement and other materials pertaining to the Plan contained in this mailing and to cast a ballot accepting the treatment provided under the Plan (in the manner described in the enclosed materials).

         Any questions that you may have regarding the Plan may be directed to the Company's counsel: Jenner & Block, LLC, (312) 222-9350 (Peter J. Young, Esq., pyoung@jenner.com).

October 3, 2003

                                   ANNEX D-2

                    SARATOGA'S RECOMMENDATION TO ACCEPT PLAN

SARATOGA LIGHTING HOLDINGS LLC

                                                              535 Madison Avenue
                                                              New York, NY 10022
                                                                 212-906-7800

October 3, 2003

To: All creditors and equity security holders of Advanced Lighting Technologies, Inc. ("ADLT") and certain of its subsidiaries (collectively, the "Companies")

         Re:  Venture Lighting International, et al.,
              Case No. 03 B 05255 (Jointly Administered)

Ladies and Gentlemen:

         We are writing this letter to solicit your vote IN FAVOR of the Third Amended Plan of Reorganization dated October 3, 2003, the co-proponents of which are the Companies and Saratoga Lighting Holdings LLC.

         Saratoga Lighting Holdings LLC was recently formed by Saratoga Partners, an independent New York based investment firm making private equity investments in partnership with management. Originally founded in 1984, Saratoga Partners is one of the industry's most experienced firms having led buyout investments in 31 companies with an aggregate acquisition value in excess of S3.6 billion across economic, market and interest rate cycles. In addition, Saratoga Partners has managed partnerships with more than $750 million in committed and invested capital pursuing private equity investments in enterprises valued between $50 and $500 million. Prominent companies which we currently control or have controlled include Viking Office Products, Koppers Industries, CapMAC, USI Holdings and Sericol International.

         We have had the opportunity to interview management and review the Companies' current business prospects and projected financial performance, and in our judgment, the Companies have established strong franchises and are poised for future growth. As a result of this and other factors, we recently purchased all of ADLT's preferred equity interests from General Electric Company for $12 million. We have also agreed to invest an additional $18 million in the Companies upon their emergence from Chapter 11 to acquire all of reorganized ADLT's equity. In total, we will be investing $30 million in equity, all of which is subordinate to claims of creditors. This shows that we are confident that the value of the Companies exceeds its debt claims by a comfortable margin. We hope that you will agree that our belief in the Companies is underscored and evidenced by our present and future financial commitments to the Companies.

Other factors confirm our belief in the Companies. For example, despite the current economic climate, the Companies' financial performance (measured by EBITDA) continues to improve. Furthermore, the re-capitalization contemplated in the Plan, including our $18 million equity infusion, will immediately improve the Companies' liquidity and balance sheet. Finally, we

SARATOGA LIGHTING HOLDINGS LLC

are confident that, upon emergence from Chapter 11, the Companies will have sufficient availability under their exit financing to pay creditors and interest holders amounts required under the Plan and to meet ongoing working capital needs.

         While Saratoga Lighting enthusiastically supports the Plan and recommends acceptance by each creditor and interest holder, each party must make its own independent determination as to whether the Plan is acceptable. Among other things, the purpose of the Disclosure Statement is to provide creditors and interest holders with sufficient information on the Companies and their businesses so that they can make an informed judgment as to whether the Plan is acceptable. To that end, the Disclosure Statement provides extensive detail about the Companies and explains the treatment proposed in the Plan for the various classes of creditors and equity holders. Importantly, creditors in Class 4 (ADLT General Unsecured Claims) and Class 5 (Subsidiary Debtors General Unsecured Claims) have the option of receiving 100% of their claims, with interest, within one year of the Plan becoming "effective" or 85% of their claims within 45 days of the Plan becoming "effective."

         In the event the Plan is not accepted by creditors or not confirmed by the Bankruptcy Court, the Company, its creditors and/or equity holders may attempt to propose an alternative plan which would undoubtedly alter the distributions set forth in the Plan currently under consideration. Any other Plan may provide for less than payment in full to creditors and no distribution to holders of equity. It would also undoubtedly delay the Companies emergence from bankruptcy, and therefore any payment to creditors.

         For the reasons set forth above, we recommend that you review the Plan and Disclosure Statement in their entirety. In addition, we urge you to vote for the Plan by completing the enclosed ballot in accordance with the voting procedures detailed in the Plan.

         We look forward to working with each of you in the future.

                                            Saratoga Lighting Holdings LLC

                                            By: Saratoga Management Company LLC,

                                            Its: Managing Member

                                                 By: /s/ Christian L. Oberbeck
                                                     ---------------------------
                                                 Name:  Christian L. Oberbeck
                                                 Title: Member

DISCLAIMER: YOU SHOULD READ THE PLAN AND DISCLOSURE STATEMENT BEFORE DECIDING WHETHER TO ACCEPT OR REJECT THE PLAN, WE DO NOT REPRESENT OR WARRANT AS TO THE COMPLETENESS OR ACCURACY OF ANY STATEMENT MADE IN THIS LETTER. THIS LETTER HAS NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR OTHER SECURITIES REGULATORY AUTHORITY. NOTHING IN THIS LETTER IS TO BE CONSTRUED AS AN ADMISSION OF FACT OR LIABILITY OR AS A WAIVER OF ANY TYPE IN ANY PROCEEDING

                                   ANNEX D-3

                    CREDITORS COMMITTEE'S RECOMMENDATION TO
                                   REJECT PLAN

DATE:      October 2, 2003

TO: All Unsecured Creditors of Venture Lighting International, Inc., Advanced Lighting Technologies, Inc., APL Engineered Materials, Inc., Ballastronix (Delaware), Inc., Microsun Technologies, Inc., Lighting Resources International, Inc., and ADLT Services, Inc. (collectively, "ADLT")

FROM: The Official Committee of Unsecured Creditors of ADLT (the "Creditors' Committee")

RE: Voting on Plan of Reorganization proposed by the Debtors and Saratoga Lighting Holdings LLC (the "Plan")

The Creditors' Committee urges each creditor to carefully read the Plan and accompanying Disclosure Statement before voting on the Plan. THE CREDITORS' COMMITTEE, HOWEVER, RECOMMENDS THAT YOU VOTE TO REJECT THE PLAN.

The Creditors' Committee was formed pursuant to the Bankruptcy Code and is required to take actions that are in the best interest of ADLT's unsecured creditors. The Creditors' Committee is represented by sophisticated legal and financial professionals. After careful analysis, the Creditors' Committee believes that the Plan is not in your best interest because, among other reasons, (i) it is not feasible and will leave reorganized ADLT with debt that is too large for it to repay, (ii) it keeps in place substantially the same management team that guided ADLT into bankruptcy and engaged in numerous insider transactions with ADLT, and (iii) it does not provide you with property of a value, as of the effective date of the Plan, equal to the allowed amount of such claim as required in order for the Bankruptcy Court to confirm the Plan.

Specifically, the Plan provides for reorganized ADLT to issue more debt than it had before filing for bankruptcy protection. In order to repay this debt, the Plan relies on projected earnings that far exceed ADLT's historical earnings. The Plan also provides for the retention of Wayne Hellman as reorganized ADLT's Chief Executive Officer, and describes a settlement process under which ADLT may forgive a multi-million dollar portion of a $15.6 million loan that Mr. Hellman owes to ADLT. The Creditors' Committee believes that Mr. Hellman's loan to ADLT should not be forgiven and is an estate asset that should be preserved. Mr. Hellman's personal transactions with and loan from ADLT are described more fully in the Disclosure Statement under the headings "Summary of Other Provisions of or Relating to the Plan - Treatment of the Hellman Loan" and "Certain Transactions and Relationships with Insiders or Otherwise Related Parties." The Plan also provides a substantial recovery to the holders of ADLT's preferred and common stock, which is subordinate in priority to the claims of ADLT's unsecured creditors, who the Creditors' Committee believes are not being repaid in full under the Plan. For ADLT trade creditors, the Plan provides that you will receive an election form after ADLT exits bankruptcy in which you may choose to receive 85% of your claim to be paid shortly after it is allowed by the Bankruptcy Court, or 100% of your claim, plus interest at the governmental statutory rate, to be paid over a period of one year from the time that your claim is allowed, which may be after ADLT exits bankruptcy. Accordingly, if the Plan is confirmed, you must make an election in order to ensure that your rights are not adversely affected.

Prior to ADLT's proposal of the Plan, the Creditors' Committee reached an agreement in principle with ADLT and the General Electric Company (an ADLT preferred and common shareholder who sold its stock to Saratoga) to file a joint plan that provided for, among other things, a significant reduction in debt from ADLT's balance sheet. Should ADLT's current Plan not be approved by the Court, the Creditors' Committee will seek Court authority to file and solicit acceptances to a new plan that will, among other things, reduce ADLT's debt, pay all general unsecured trade claims in full, and ensure that Mr. Hellman is not involved in reorganized ADLT and that his loan is not forgiven.

Ballots must be received on or before November 24, 2003. Should you have any questions regarding the information contained herein or in any of the materials distributed to you by ADLT, please contact Michael J. Sage or Kristopher M. Hansen at Stroock & Stroock & Lavan LLP, counsel to the Creditors' Committee, at 212-806-5400, Thane Carlston or Tom Carlson at Jefferies & Co., the financial advisor to the Creditors' Committee, at 212-284-2226, or Thomas Libassi at GSC Partners, the Chairman of the Creditors' Committee, at 973-437-1020.

                                   ANNEX D-4

                      EQUITY COMMITTEE'S RECOMMENDATION TO
                                   ACCEPT PLAN

                          THE OFFICIAL EQUITY COMMITTEE
                IN RE VENTURE LIGHTING INTERNATIONAL, INC., ET AL.

                                                         October 3, 2003

TO: The Equity Security Holders of Advanced Lighting Technologies, Inc. ("ADLT")

Dear Equity Security Holder:

         I am writing to you as Chairman of the Official Equity Committee (the "Committee") of the above-referenced debtors and debtors-in-possession (the "Debtors") in the Debtors' chapter 11 reorganization cases pending in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (the "Bankruptcy Court").

         The Committee was appointed on April 7, 2003 by the Office of the United States Trustee to represent the interests of ADLT's' equity security holders. The Committee consists of the following members:

                                    Robert F. Spangler, Chairman
                                    Chester W. Cassell III
                                    Jerry Godwin
                                    Patrick R. McClellan
                                    Matthew O'Brien

         Enclosed is a copy of the Debtors' Third Amended Plan of Reorganization dated October 3, 2003 (the "Plan"). Like most chapter 11 plans of reorganization, the Plan embodies the result of painstaking negotiations, represents compromises by all interested parties and, in the Committee's opinion, provides for the best possible return to ADLT's equity security holders under the circumstances. The Committee and its professionals spent considerable time negotiating with the Debtors and Saratoga Lighting Holdings LLC the new equity holder under the proposed Plan, as well as actively participating in the Debtors' Bankruptcy Court proceedings. In addition, the Committee retained a financial advisor, Algon Capital, LLC, who reviewed the Debtors' businesses and the financial information contained in the enclosed Disclosure Statement with Respect to the Plan (the "Disclosure Statement") and advised the Committee with respect to financial and valuation issues. While the Committee and its professionals sought a more substantial return for equity holders, the treatment proposed in the Plan is, in the opinion of the Committee, the best treatment that will be available for equity holders. The Committee's counsel and financial advisor have recommended to the Committee members that the Committee approve of the treatment to ADLT's equity security holders as set forth the Plan.

         Consequently, THE COMMITTEE ENDORSES THE PLAN AND RECOMMENDS THAT YOU, AS AN ADLT EQUITY SECURITY HOLDER, VOTE PROMPTLY TO (i) ACCEPT (VOTE FOR) THE PLAN AND (ii) CONSENT TO THE THIRD PARTY RELEASES DESCRIBED IN SECTION 11.04(b) OF THE PLAN BY CHECKING THE APPROPRIATE BOXES ON THE ENCLOSED BALLOT AND RETURNING THE BALLOT AS INSTRUCTED IN THE ENCLOSED INFORMATION.

         Equity holders should be aware that the treatment of the Class of Equity Holders (Class 7 in the Plan) differs depending on whether the Class accepts or rejects the Plan. A summary of this divergent treatment is found in the Class 7 Section of the Summary Term Sheet at the beginning of the Disclosure Statement. IN THE EVENT THAT THE CLASS OF EQUITY HOLDERS VOTES TO REJECT THE PLAN, THEN THE VALUE TO BE REALIZED BY THE CLASS COLLECTIVELY WILL BE LESS. ADDITIONALLY, THE NUMBER OF PARTIES SHARING THAT DECREASED VALUE WILL BE INCREASED, RESULTING IN AN EVEN LOWER PER SHARE RETURN TO EQUITY HOLDERS. The treatment of equity interests in the event that Class 7 accepts the Plan is much more beneficial than the treatment in the event that Class 7 rejects the Plan. The Committee supports the Plan and wants the Class of equity holders to receive the more favorable treatment that comes with voting for the Plan.

         Further, equity holders should understand the decisions to (i) vote for the Plan and (ii) consent to the third party releases are independent choices. While the Committee does recommend both, you may vote for the plan but not consent to the releases. That decision is left for each individual equity holder.

         Please read the Plan and Disclosure Statement carefully, talk to your legal advisor if you deem it necessary and vote to accept this Plan and consent to the third party releases contained therein. If you have any questions about the ballot, please call your broker or the notice and voting agent retained by the Debtors, Bankruptcy Management Corporation, Attn: VLI Voting Agent, 1330 East Franklin Avenue, P.O. Box 1098, E1 Segundo, CA 90245-1098, (888) 909-0100.
If you have questions about the Plan itself or the treatment being offered to equity holders, please call counsel to the Committee: Mark L. Radtke, Shaw Gussis Fishman Glantz Wolfson & Towbin LLC, (312) 541-0151.

                                            Very truly yours,

                                            /s/ Robert F. Spangler

                                            Robert F. Spangler, Chairman
                                            Official Equity Committee

cc:  Robert M, Fishman
     Mark L. Radtke
     Troy T. Taylor